As filed with the U.S. Securities and Exchange Commission on March 6, 2026.

Registration No. 333-[       ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Micware Co., Ltd.
(Exact name of registrant as specified in its charter)

Japan	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kobe Asahi Building 25th Floor
59 Naniwa-machi, Chuo-ku
Kobe, Hyogo 650-0035
+81-78-366-5780
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Warren Wang, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Arila Er Zhou, Esq. Anna Jinhua Wang, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017 Tel: (212) 451-2908

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 6, 2026

Micware Co., Ltd.

3,750,000 American Depositary Shares
Representing 3,750,000 Ordinary Shares

This is a firm commitment initial public offering of the American depositary shares (the “ADSs”) representing our ordinary shares (“Ordinary Shares” or individually, an “Ordinary Share”). We are offering 3,750,000 ADSs, and each ADS represents one Ordinary Share. We expect the initial public offering price of the ADSs to be in the range of $7.00 to $9.00 per ADS. For purposes of this prospectus, the assumed initial public offering price per ADS is $8.00. The actual number of ADSs we will offer will be determined based on actual public offering price, which will be determined between us and the underwriters at the time of pricing. Prior to this offering, there has been no public market for the ADSs or our Ordinary Shares.

We have applied to list the ADSs on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “MWC.” It is a condition to the closing of this offering that the ADSs are approved for listing on Nasdaq. At this time, Nasdaq has not yet approved our application to list the ADSs and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Investing in the ADSs involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying the ADSs.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 7 of this prospectus for more information.

	Per ADS	Total Without Over-Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriters’ discounts(1)	$	$	$
Proceeds to our company before expenses(2)	$	$	$

(1)	Represents underwriting discounts equal to 7.0% per ADS.
(2)	In addition to the underwriting discounts listed above, we have agreed to: (i) reimburse the underwriters for certain expenses; and (ii) provide a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to Alliance Global Partners, or “A.G.P.,” the representative of several underwriters of this offering (the “Representative”). See “Underwriting” for additional information regarding total underwriter compensation.

We have granted the Representative an option, exercisable for 45 days after the closing of this offering, to purchase up to an additional 15% of the ADSs offered in this offering on the same terms to cover over-allotments.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on or about [       ], 2026.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

A.G.P.

Prospectus dated [       ], 2026

i

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Our functional currency and reporting currency are the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar,” “US$,” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations with respect to financial information as of February 28, 2025 included in this prospectus are based on the exchange rate of JPY to U.S. dollars of ¥150.64=$1.00, which was the foreign exchange rate on February 28, 2025 as reported by the United States Federal Reserve Board. All other convenience translations included in this prospectus are based on the exchange rate of JPY to U.S. dollars of ¥146.90=$1.00, which was the foreign exchange rate on August 29, 2025 as reported by the United States Federal Reserve Board. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars, which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“3D” are to three-dimensional;

●	“AI” are to artificial intelligence;

●	“B2B” are to business-to-business;

●	“B2C” are to business-to-consumer;

●	“Companies Act” are to the Companies Act of Japan (Act No. 86 of 2005, as amended);

●	“Denso” are to Denso Corporation (TYO:6902), a joint-stock corporation with limited liability organized under Japanese law;

●	“Denso Group” are to Denso and other entities under common control with Denso;

●	“FINRA” are to the Financial Industry Regulatory Authority;

●	“GPS” are to Global Positioning System;

●	“Honda” are to Honda Motor Co., Ltd. (NYSE: HMC, TYO: 7267), a joint-stock corporation with limited liability organized under Japanese law;

●	“Honda Group” are to Honda and other entities under common control with Honda;

●	“IT” are to information technology;

●	“MCU” are to microprocessor;

●	“Micware,” “we,” “us,” “our,” “our Company,” or the “Company” are to Micware Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and its subsidiaries, as the case may be;

●	“Micware Asia Pacific” are to Micware Asia Pacific Co., Ltd., a limited company incorporated under Thai laws and a subsidiary of Micware;

●	“Micware Automotive” are to Micware Automotive Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Micware;

●	“Micware Create” are to Micware Create Co., Ltd., previously known as Micware Challenged Co., Ltd. (“Micware Challenged”), a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Micware;

●	“Micware Europe” are to Micware Europe GmbH, a registered limited liability company organize under German law and a wholly owned subsidiary of Micware;

●	“Micware Group” are to Micware and other entities under common control with Micware;

●	“Micware Mobility” are to Micware Mobility Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Micware;

●	“Micware Navigations” are to Micware Navigations Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Micware;

●	“Micware North America” are to Micware North America, Inc., a corporation incorporated under the state of California and a subsidiary of Micware;

●	“Micware Operation” are to Micware Operation Co., Ltd., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of Micware;

●	“ML” are to machine learning;

●	“NEV” are to New Energy Vehicle;

●	“O-Well” are to O-Well Corporation (TYO: 7670), a joint-stock corporation with limited liability organized under Japanese law;

●	“R&D” are to research and development;

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Toyota” are to Toyota Motor Corporation (NYSE: TM, TYO: 7203, LSE: TYT), a joint-stock corporation with limited liability organized under Japanese law;

●	“Toyota Group” are to Toyota and entities under common control with Toyota;

●	“UI” are to user interface;

●	“Uni Electronics” are to Uni Electronics Inc., a joint-stock corporation with limited liability organized under Japanese law and a wholly owned subsidiary of O-Well; and

●	“UX” are to user experience.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Representative of its over-allotment option.

On January 22, 2024, the Company’s board of directors approved (i) a 130-for-1 share split of its issued and outstanding Ordinary Shares, and (ii) the increase of the number of authorized shares from 4,000 to 520,000. The record date of such share split was February 29, 2024. Such share split and increase of the number of authorized shares became effective on March 1, 2024.

On February 16, 2026, the Company’s board of directors approved (i) 241-for-1 share split of its issued and outstanding Ordinary Shares, and (ii) the increase of the number of authorized shares from 520,000 to 125,320,000. Such share split and increase of the number of authorized shares is expected to become effective on March 31, 2026.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented to give effect to (i) the 130-for-1 share split of our Ordinary Shares which became effective on March 1, 2024, and (ii) the 241-for-1 share split of our issued and outstanding Ordinary Shares which is expected to become effective on March 31, 2026.

Glossary of Technical Terms

This glossary contains explanations of certain terms used in this prospectus. Unless we indicate otherwise, references in this prospectus to:

●	“Advanced Driver Assistance Systems” or “ADAS” are to technologies that assist drivers with the safe operation of a vehicle;

●	“analog broadcasting” are to a traditional method of transmitting audio signals using electromagnetic waves;

●	“Android” are to an open-source operating system for mobile devices developed by Google;

●	“application programming interface” or “API” are to a way for two or more computer programs or components to communicate with each other;

●	“application-specific integrated circuit” or “ASIC” are to an integrated circuit chip customized for a particular use;

●	“augmented reality” or “AR” are to a technology that overlays digital information onto the real world, altering a user’s perception of reality rather than replacing it, using devices like smartphones and smart glasses to capture the physical world and integrate digital content, like 3D models, images, or videos, into the scene;

●	“autonomous driving” or “AD” are to an automobile technology where vehicles can operate without human input;

●	“automated testing” are to a software testing technique that uses software tools and scripts to execute tests on software applications without human intervention;

●	“beacon sensing algorithm” are to a system that allows a mobile app to detect and interpret signals from Bluetooth beacons installed in indoor environments;

●	“Blind Spot Information System” or “BSI” are to a driver-assistance feature that uses sensors to detect vehicles in the driver’s blind spot and alerts the driver;

●	“board support package” or “BSP” are to the collection of software components containing hardware-specific routine allowing a given embedded operating system to function in a given hardware environment;

●	“central processing unit” or “CPU” are to the primary processor in a computer;

●	“Cross Traffic Monitoring” or “CTM” are to a driver-assistance feature that alerts the driver when other vehicles are detected near or in the driver’s backing path;

●	“Dedicated Short-Range Communications” or “DSRC” are to a wireless communication technology that allows cars to exchange information with roadside infrastructure over short distances;

●	“Dynamic Street Map & Market Place” or “DSMM” are to a new geospatial information framework that reconstructs and updates wide-area spatial data using limited visual inputs collected from everyday devices (for instance, dashcams), such as images and videos;

●	“edge sources” are to data sources that originate from devices or sensors located at or near the physical location where data is generated;

●	“field programmable gate array” or “FGPA” are to a type of configurable integrated circuit that can be repeatedly programmed after manufacturing;

●	“graphics processing unit” or “GPU” are to a specialized circuit designed for digital image processing and to accelerate computer graphics;

●	“Google Automotive Services” or “GAS” are to a suite of Google applications and services that car manufacturers can license and integrate into their IVI systems;

●	“Hardware Abstraction Layer” or “HAL” are to a software layer situated between hardware components—such as the CPU, motherboard, and peripheral devices—and high-level software like the operating system, the primary function of which is to abstract (standardize) specific technical differences of various hardware, allowing the system to communicate with them through a single, unified interface;

●	“human machine interface” or “HMI” are to a user interface that allows a person to interact with a machine, system, or device;

●	“indoor routing system” are to a software system that uses the position data from beacons and digital indoor map data to calculate and display a navigation path from the user’s current location to a selected destination within the building;

●	“in-vehicle infotainment system” or “IVI system” are to the integrated hardware and software in vehicles that provide entertainment, information, and communication features to drivers and passengers;

●	“Linux OS” are to a family of open source operating systems based on the Linux kernel, which is the core component of an operating system;

●	“Low Power Wide Area” or “LPWA” are to a type of telecommunications technology that transmits data with low power consumption and covers large geographic areas;

●	“LTE-M” or “Cat. M1” are to a type of LPWA designed specifically for purpose-built devices, like trackers or water meters, that transmit small to medium amounts of data over wide ranges;

●	“middleware” are to a type of computer software program that provides services to software applications beyond those available from the operating system;

●	“Multi-access Edge Computing” or “MEC” are to a network architecture that brings computing and storage resources closer to the edge of the network, near mobile devices and users;

●	“Natural Language Processing” or “NLP” are to a machine learning technology that enables computers to interpret, process, and understand human language, including vocabulary, grammar, and even intonation in text and speech;

●	“Neural Radiance Fields” of “NeRF” are to algorithms that reconstruct volumetric scenes from multi-angle 2D images;

●	“Operating System” or “OS” are to a software program that manages a computer’s hardware and software resources, acting as a bridge between the user and the computer’s core functions;

●	“Original Equipment Manufacturer” or “OEM” are to automobile manufacturers in the automobile industry;

●	“Over-the-Air” or “OTA” are to a form of wireless software update;

●	“person-months” are to a measurement of time and resources needed to complete a project or task (for example, 2,000 person-months means that one person would need to work for 2,000 months to complete the project);

●	“Printed Circuit Board” or “PCB” are to a foundational component used to mount and interconnect electronic parts, consisting of an insulating substrate with conductive pathways, or traces, etched from copper foil to form the electrical circuit patterns;

●	“proof-of-concept project” or “PoC project” are to preliminary project designed to test the feasibility of an idea or concept before committing significant resources to a full-scale development;

●	“Retrieval-Augmented Generation” or “RAG” are to a method in which generative AI systems retrieve relevant documents from an external source to ground and enhance the output;

●	“software development kit” or “SDK” are to a comprehensive set of development tools designed to help creators build applications for a specific platform or system, packaging everything a developer needs into a single bundle, including compilers (to translate code), debuggers (to find errors), APIs and libraries (pre-written code shortcuts), and technical documentation;

●	“Stable Diffusion” are to an AI model used for converting text to images;

●	“scalable service-oriented middleware over IP” or “SOME/IP” are to a vehicle network protocol for communication between in-vehicle functions such as navigation and cameras;

●	“telematics” are to a technology system that monitors and manages vehicle data such as location, speed, engine performance, and driver behavior;

●	“Tier 1 Software Supplier” are to a company that directly supplies software to OEMs;

●	“Tier 1 Supplier” are to a company that directly supplies products, including hardware or integration of hardware and software, to OEMs;

●	“Transformer models” are to a deep learning architecture introduced by Google in 2017; and

●	“Vehicle Information and Communication System WIDE” or “VICS WIDE” are to a system that uses broadcast methods (radio waves) to provide real-time traffic information to in-car navigation systems.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs, discussed under “Risk Factors,” before deciding whether to buy the ADSs.

Overview

We are a Japan-based provider of software development services and innovative information technology (“IT”) solutions mainly focused on the automotive and mobility sectors. Our main focus is the development and sale of in-vehicle infotainment (“IVI”) systems that cover a broad range of modern car functionality from multimedia to navigation, human machine interface, telematics, and driver assistance. We also specialize in the development of navigation software and location information-based smartphone applications. Since the establishment of Micware in 2003, we have accumulated over 20 years of experience in software development in the automotive industry, which has translated into significant business growth. As of the date of this prospectus, our business is operated across Japan through six operating entities and 12 branch offices. We have also established subsidiaries in the U.S., Thailand, and Germany, for our operations overseas.

We present our results of operations by three categories:

●	Software Defined Vehicles (“SDV”): relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries;

●	Location-Based Services (“LBS”): relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for B2B customers, mainly serving end users; and

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and B2C mobile app services unrelated to in-vehicle navigation.

We disaggregate our revenue into three categories: (i) software development services, (ii) licensing, and (iii) other software-related services.

(i)	We provide software development services that include the design and delivery of custom automotive software based on our proprietary IVI platform. Our platform supports a wide range of functions, such as navigation, multimedia, and connectivity across Android-based and Linux-based environments, and enables efficient, modular development to meet a variety of customer requirements.

(ii)	We generate licensing revenue primarily by granting customers rights to use our proprietary software modules, such as navigation engines, under licensing arrangements. These modules are generally integrated into in-vehicle systems by Tier 1 suppliers and are licensed on a per-unit basis.

(iii)	We also provide other software-related services, which include after-sales maintenance and support services to customers who have licensed or developed software with us, as well as B2C mobile app services unrelated to in-vehicle navigation.

For the six months ended August 31, 2025, we had total revenue of JPY10,261.1 million (approximately US$69.9 million). For the six months ended August 31, 2025, revenue generated from software development services, licensing, and other software-related services was JPY8,061.8 million (approximately US$54.9 million), JPY1,466.9 million (approximately US$10.0 million), and JPY732.4 million (approximately US$5.0 million), respectively, constituting 78.6%, 14.3%, and 7.1% of our total revenue, respectively. For the fiscal years ended February 28, 2025 and February 29, 2024, we had total revenue of JPY21,119.3 million (approximately US$140.2 million) and JPY17,516.7 million, respectively. For the fiscal year ended February 28, 2025, revenue generated from software development services, licensing, and other software-related services was JPY17,178.2 million (approximately US$114.0 million), JPY3,175.1 million (approximately US$21.1 million), and JPY766.0 million (approximately US$5.1 million), respectively, constituting 81.4%, 15.0%, and 3.6% of our total revenue, respectively. For the fiscal year ended February 29, 2024, revenue generated from software development services, licensing, and other software-related services was JPY13,429.1 million, JPY3,364.6 million, and JPY723.1 million, respectively, constituting 76.7%, 19.2%, and 4.1% of our total revenue, respectively.

For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, we had net income of JPY702.9 million (approximately US$4.8 million), JPY1,330.6 million (approximately US$8.8 million), and JPY1,370.6 million, respectively. Unless otherwise indicated, references to net income in this section refer to net income attributable to the Company’s ordinary shareholders.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

●	proprietary IVI platform and scalable development framework;

●	experienced technical workforce and long-term development capacity;

●	pioneer status in mobile connectivity services;

●	technical strength in advanced generative technology;

●	proprietary large-scale development environment CARE-SUITE; and

●	stable OEM relationships and structured project ecosystem.

Growth Strategies

We intend to grow our business using the following key strategies:

●	evolving from IVI Tier 1 software supplier to SDV Tier 1 software supplier; and

●	expand and monetize digital mapping software services.

Our Challenges

We face risks and uncertainties in realizing our business objectives and executing our strategies, including but not limited to the following major challenges:

●	the markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected;

●	if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges;

●	if we cannot provide successful enhancements, new features and modifications to our software products, our business could be adversely affected; and

●	if we fail to continue innovating and keeping pace with technological developments, our business may be materially and adversely affected.

Corporate Information

Our headquarters are located at Kobe Asahi Building 25th Floor, 59 Naniwa-machi, Chuo-ku, Kobe, Hyogo 650-0035 and our phone number is +81-78-366-5780. Our website address is https://micware.co.jp. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc. at 122 East 42nd Street, 18th Floor New York, NY 10168.

Corporate Structure

Micware was incorporated as a joint-stock corporation (kabushiki kaisha) with limited liability under Japanese law on March 3, 2003, in Hyogo, Japan. Micware completed its reorganization in March 2024 and since then has become a holding company, conducting substantially all of its businesses through subsidiaries. See “Corporate History and Structure—Corporate History—Holding Company Reorganization.” As a holding company, our future operating revenue is dependent on our subsidiaries and the distribution of those earnings to us. See also “Risk Factors—We are a holding company and depend upon our operating subsidiaries for our cash flows.” The following chart illustrates our corporate structure as of the date of this prospectus.

(1)	Uni Electronics and O-Well each holds a half of the remaining 30% of the Micware North America’s shares of common stock.
(2)	The shares of Micware Asia Pacific’s common stocks are held by the following shareholders: (i) 23,997 shares by Micware, (ii) 5,000 shares by O-Well, (iii) 5,000 shares by Uni Electronics, (iv) one share by Kenji Narushima, (v) one share by Nobuyuki Yamashita, and (vi) one share by Yukihiro Yamashita.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have a public float of $700 million or more, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

As a foreign private issuer, Nasdaq corporate governance rules allow us to follow corporate governance practice in our home country, Japan, with respect to appointments to our board of directors and committees. We intend to comply with Nasdaq listing rules regarding the independence of the majority of our board members, and the audit committee, compensation committee, and nominating / corporate governance committee requirements. Nevertheless, we intend to follow home country practice regarding the voting quorum. Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer” beginning on page 36 of this prospectus.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Related to Our Business and Industry

The following summarizes some of the more important risks and uncertainties related to an investment in the securities offered hereby. It is not a summary of all of the risks we face. For a more detailed discussion of risks related to our securities, please see the section captioned “Risk Factors” beginning on page 13 of the prospectus.

Risks and uncertainties related to our business include, but are not limited to, the following:

●	the markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected (see the disclosure beginning on page 13 of this prospectus);

●	we have experienced steady growth since our establishment. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges (see the disclosure beginning on page 14 of this prospectus);

●	if we fail to execute our strategies and plans effectively, we may not be able to take advantage of market opportunities or meet the demands of customers (see the disclosure beginning on page 14 of this prospectus);

●	if we are not able to provide successful enhancements, new features and modifications to our software products, our business could be adversely affected (see the disclosure beginning on page 16 of this prospectus);

●	if we fail to continue innovating and keeping pace with technological developments, our business may be materially and adversely affected (see the disclosure beginning on page 16 of this prospectus);

●	our failure to adequately maintain and update our digital map database and minimize errors in our navigation and location-based solutions could harm our reputation and subject us to liability claims, which could result in loss of customers, decreased revenue and unexpected expenses (see the disclosure beginning on page 16 of this prospectus);

●	we may be unable to manage risks associated with our potential expansion into international markets (see the disclosure beginning on page 17 of this prospectus);

●	interruptions, performance issues or security issues associated with our products and platform could materially and adversely affect our business, financial condition, results of operations, and prospects (see the disclosure beginning on page 17 of this prospectus);

●	if our security measures are breached or unauthorized access to user data is otherwise obtained, our software may be perceived as not being secure, customers may reduce the use of or stop using our products and services and we may incur significant liabilities (see the disclosure beginning on page 18 of this prospectus);

●	privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our products and services and could adversely affect our business (see the disclosure beginning on page 18 of this prospectus);

●	we depend on a cloud storage service provider to operate our software and any disruption in the operation of the cloud storage service provider could adversely affect our business (see the disclosure beginning on page 19 of this prospectus); and

●	we have incorporated AI technologies into some of our products and services, which presents operational and reputational risks (see the disclosure beginning on page 19 of this prospectus).

Risks Relating to this Offering and the Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties related to this offering and the trading market of the ADSs, including, but are not limited to, the following:

●	you will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares underlying the ADSs purchased (see the disclosure beginning on page 28 of this prospectus);

●	after the completion of this offering, share ownership will remain concentrated in the hands of our management, who will continue to be able to exercise a direct or indirect controlling influence on us (see the disclosure beginning on page 28 of this prospectus);

●	future issuances of the ADSs or Ordinary Shares or securities convertible into, or exercisable or exchangeable for, the ADSs or Ordinary Shares could cause the market price of the ADSs to decline and would result in the dilution of your holdings (see the disclosure beginning on page 28 of this prospectus);

●	the market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price (see the disclosure beginning on page 29 of this prospectus);

●	if we fail to implement and maintain an effective system of internal control, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected (see the disclosure beginning on page 30 of this prospectus);

●	because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see the disclosure beginning on page 36 of this prospectus); and

●	if we cannot satisfy, or continue to satisfy, the listing requirements and other rules of Nasdaq, the ADSs may not be listed or may be delisted, which could negatively impact the price of the ADSs and your ability to sell them (see the disclosure beginning on page 36 of this prospectus).

THE OFFERING

Securities offered by us	3,750,000 ADSs, representing 3,750,000 Ordinary Shares, excluding the 562,500 ADSs, representing 562,500 Ordinary Shares, underlying the over-allotment option

Over-allotment option	We have granted to the Representative an option, exercisable within 45 days after the closing of this offering, to purchase up to an additional 15% of the total number of ADSs to be offered hereby, solely for the purpose of covering the over-allotments. The Representative may exercise this option in full or in part at any time and from time to time until 45 days after the closing of this offering.

Initial Public Offering Price per ADS	We currently estimate that the initial public offering price will be in the range of $7.00 to $9.00 per ADS. For purposes of this prospectus, the assumed initial public offering price per ADS is $8.00. The actual initial public offering price may be at, above, or below this assumed initial public offering price and will be determined at pricing based on, among other factors, the general condition of the securities markets at the time of this offering.

Ordinary Shares outstanding prior to completion of this offering	56,141,914 Ordinary Shares

ADSs outstanding immediately after this offering	3,750,000 ADSs, assuming no exercise of the Representative’s over-allotment option

4,312,500 ADSs, assuming full exercise of the Representative’s over-allotment option

Ordinary Shares outstanding immediately after this offering(1)	59,891,914 Ordinary Shares, assuming no exercise of the Representative’s over-allotment option or 60,454,414 Ordinary Shares assuming full exercise of the Representative’s over-allotment option

Listing	We have applied to have the ADSs listed on Nasdaq. The closing of this offering is conditioned upon Nasdaq’s approval of the listing of the ADSs on Nasdaq. As of the date of this prospectus, Nasdaq has not yet approved our application to list the ADSs. There is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Proposed ticker symbol	“MWC”

The ADSs	Each ADS represents one Ordinary Share.

The depositary or its nominee will be the holder of the Ordinary Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and all holders and beneficial owners of ADSs issued thereunder.

We do not expect to pay dividends in the foreseeable future, though our policy may be subject to change. If, however, we declare dividends on our Ordinary Shares, the depositary will distribute the cash dividends and other distributions it receives on our Ordinary Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary to withdraw the Ordinary Shares underlying your ADSs. The depositary will charge you a fee for such exchange.

We may amend or terminate the deposit agreement without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs. See also “Description of American Depositary Shares—Amendment and Termination.”

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	[*]

Use of proceeds	We estimate that we will receive aggregate net proceeds of approximately $25.1 million (or $29.3 million if the Representative exercises its option to purchase additional ADSs in full) from this offering, based on the assumed initial public offering price of $8.00 per ADS, representing the mid-point of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) our DSMM project and the expansion of micAuto-PF; (ii) general corporate purposes; (iii) strategic investments within our SDV and LBS segments other than the DSMM and micAuto-PF; and (iv) marketing and advertising. We currently have no commitments or agreements to make any strategic investments described above. See “Use of Proceeds” on page 40 for more information.

Lock-up	We and each of our officers, directors, and holder(s) of 5% of the outstanding shares of Ordinary Shares as of the effective date of the registration statement of which this prospectus forms a part have agreed and will enter into lock-up agreements with the Representative not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any securities of the Company for the period of six months from the date of this offering. See “Underwriting—Lock-Up Agreements” for more information.

Risk factors	The ADSs offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 13 for a discussion of factors to consider before deciding to invest in the ADSs.

Payment and Settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company (“DTC”) on [ ], 2026.

(1)	The number of Ordinary Shares outstanding as of the date of this prospectus excludes 9,399,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY38.85 per Ordinary Share as of August 31, 2025. Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

RISK FACTORS

An investment in the ADSs involves a high degree of risk. Before deciding whether to invest in the ADSs, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of the ADSs to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in the ADSs if you can bear the risk of loss of your entire investment.

Risks Related to Our Business and Industry

We are a holding company and depend upon our operating subsidiaries for our cash flows.

As a holding company incorporated under Japanese law with no material operations of its own, Micware’s operations have been conducted primarily in Japan by its subsidiaries. Consequently, our cash flow and our ability to meet our obligations depend upon the cash flow of our operating subsidiaries and the payment of funds by these operating subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our operating subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. Any failure to receive dividends or distributions from our operating subsidiaries when needed could have a material adverse effect on our business, results of operations, or financial condition.

The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected.

The automotive software industry is characterized by fragmented global competition, diverse technological approaches, and varying regional leaders. We face competition from a wide range of players across several categories. In software development services, we compete with SCSK Corporation, SKY Corporation, and Panasonic Corporation in Japan, and with TATA Consultancy Services Limited, KPIT Technologies Limited, and Wipro Limited from India. In software licensing, our peers include Aisin Corporation, Pioneer Corporation, ZENRIN DataCom Co., Ltd., and Panasonic Corporation. In digital map and software maintenance services, we compete with companies with established global presence such as HERE Technologies, TomTom N.V., Google (Alphabet) LLC, Environmental Systems Research Institute, Inc (ESRI), and Mapbox Inc.

Complicating this environment is the fact that many of the Company’s customers, primarily automotive OEMs, possess strong in-house software development capabilities, making them both clients and potential competitors. These competitors are large companies and have significant brand recognition, long operating histories, large marketing budgets, and substantial resources. These companies, as well as other competitors, may offer products and services on a stand-alone basis at a low price or bundled as part of a larger product sale. In order to take advantage of customer demand for their products and services, they may have greater capacity to expand their products and services through acquisitions and organic development.

Many of our competitors are able to devote significant resources to the development, promotion and sale of their products and services. Furthermore, our current or potential competitors may be acquired by third parties with greater available resources and the ability to initiate or withstand substantial price competition. In addition, many of our competitors have established marketing relationships, access to large customer bases and major distribution agreements with Tier 1 Suppliers and OEMs. Our competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources. If our competitors’ products, services, or technologies become more accepted than our products or services, if they are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, then our revenue could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results would be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which could adversely affect our business.

We have experienced steady growth since our establishment. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.

Since the establishment of Micware in 2003, we have accumulated over 20 years of experience in software development in the automotive industry, which has translated into significant business growth in terms of business scope and client base. Starting from 2013, with the introduction of Linux OS into our products, we have started to act as a Tier 1 Software Supplier. In 2020 and 2022, the OEMs Toyota and Honda, respectively, who are also our customers, became our shareholders, testifying as to our brand reputation in the industry. As of the date of this prospectus, our business is operated across Japan through six operating entities and 12 branch offices. We have also established subsidiaries in the U.S., Thailand, and Germany, for our operations overseas.

We anticipate that we will significantly expand our operations and headcount in the near term. See “Business— Growth Strategies—Accelerate Talent Acquisition and Retention Through Geographic and Industry Expansion.” This growth has placed, and future growth will place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in deploying customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact our business performance and results of operations.

During the six months ended August 31, 2025 and the last two fiscal years, we derived a substantial majority of our revenue from software development services. During the six months ended August 31, 2025, revenue generated from software development services was JPY8,061.8 million, constituting 78.6% of our total revenue. For the fiscal years ended February 28, 2025 and February 29, 2024, revenue generated from software development services was JPY17,178.2 million and JPY13,429.1 million, respectively, constituting 81.4% and 76.7% of our total revenue. We cannot assure you that the software development services will generate similar amount of revenue for us in the future as they have done in the six months ended August 31, 2025 or the last two fiscal years. We cannot guarantee that the software development services will continue to grow at historical rates or at all, or that software development services, our other existing businesses, or any new businesses we may acquire will experience rapid or significant growth. In the event that we experience a decline in the software development services or other lines of business due to any reason, our results of operations and financial position may be materially and adversely affected.

Many of the factors discussed below could materially and adversely affect our business, prospects and future performance, including:

●	our ability to maintain, expand, and further develop our relationships with consumers and businesses to meet their increasing demands;

●	our ability to introduce and manage the development of new lines of service;

●	the continued growth and development of the industry in which we operate;

●	our ability to keep up with the technological developments or new business models of the rapidly evolving software and automotive industries, particularly in relation to SDV; and

●	our ability to attract and retain qualified and skilled employees.

We may not be successful in addressing the risks and uncertainties listed above, among others, which may materially and adversely affect our business, results of operations, financial condition, and prospects.

If we fail to execute our strategies and plans effectively, we may not be able to take advantage of market opportunities or meet the demands of customers.

We believe that a key feature of the automotive software industry is the significant buying power held by OEMs, and without careful management, there is a risk of becoming relegated to a subcontractor role. To mitigate this risk, we are pursuing business domains that do not rely on revenue from OEMs. Our current DSMM project represents a concrete initiative under this strategy. For this reason, we are also actively developing and monetizing our other location-based software products and services that directly target the consumers, in an effort to expand our revenue streams. For a detailed discussion of these initiatives, see “B2C services—Navigation” and “B2C services—Other than navigation” in “Business—Our Products and Services.”

Any factor adversely affecting sales of these products and services, including market acceptance, product competition, performance and reliability, reputation, price competition, and economic and market conditions, could adversely affect our business and operating results. Our participation in the markets for the products and services we are developing or have just launched is relatively new, and it is uncertain whether these areas will ever result in significant revenue for us. Further, the introduction of new products and services beyond these markets may not be successful.

In addition, such expansion will increase the complexity of our operations and may cause strain on managerial, operational and financial resources. We must continue to hire, train and effectively manage new employees. If our new hires perform poorly or if we are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed. These expansions will also require us to maintain the consistency of our product and service offerings to ensure that our market reputation does not suffer because of any deviations, whether actual or perceived, in the quality of our products and services.

Our future results of operations depend largely on our ability to execute our plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

●	we face challenges in ensuring the productivity of a large employee base and recruiting, training and retaining highly skilled personnel, including in the areas of sales and marketing, technical development operations, and customer service for their growing operations;

●	we face challenges in responding to evolving industry standards and government regulation that impact our business and the automotive software industry in general, such as laws and regulations on data protection and the use of AI;

●	we may have limited experience for certain new service offerings, and our expansion into these new service offerings may not achieve broad acceptance among target customers;

●	technological or operational challenges may arise from new services;

●	the execution of our current business plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and

●	the successful execution of our strategies is subject to factors beyond our control, such as general market conditions and economic and political developments in Japan and globally.

All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that we will be able to implement these strategies successfully. Besides, there is no assurance that the investment to be made by us, as contemplated by our business plans, will be successful and generate the expected return. If we are not able to execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

Our business and sales are subject to the business strategies of the brand owners.

For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, the majority of our revenue was attributed to our software development services, where we help customers, OEMs or Tiers 1 supplier, develop certain software based on specific requirements or agile development methodology. See “Business—Our Business Model—Revenue and Pricing Model—Software Development Services.” The software is developed at the request of our customers, often but not always with our recommendation, inputs, or in partnership in the design process of the software. In addition, we may agree that intellectual property rights arising from the course of performing the software development belong to our customers. Our business and sales are heavily dependent on the market receptiveness of, and demand for, the products offered by our OEMs or Tier 1 suppliers. The overall business strategies and product development plans adopted by these customers and their ability to maintain and develop their brands are therefore essential to our business.

As we have limited influence on the decisions made by the OEMs or Tier 1 suppliers in relation to their business strategies, in particular, the production of their existing products and development of new products, we cannot assure that the customers will be able to maintain and further develop their brands and/or products, or that our customers will continue to show preferences to their brands and/or products. If the strategies of our customers turn out to be unsuccessful or due to any other reasons the marketability of the brands falls substantially, the profitability of our business would be materially and adversely affected.

If we are not able to provide successful enhancements, new features and modifications to our software products, our business could be adversely affected.

If we are unable to provide enhancements and new features to our software products, our current services, or new products and services we may develop in the future that achieve market acceptance or that keep pace with rapid technological developments, our business could be adversely affected. For example, in order to continually provide software development services to OEMs, we must be able to continually achieve technological advancements and provide upgraded software for new vehicle models. We are also focused on enhancing the capability of our development platform, micAuto-PF. We must also regularly update our proprietary navigation algorithm, “Navi Core,” for our navigation software, with major updates being performed around every two years, and minor updates two to three times every year.

The success of enhancements, new features, and products depends on several factors, including the timely completion, introduction and market acceptance of the enhancements or new features or products. Failure in this regard may significantly impair our revenue growth. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion. Furthermore, uncertainties about the trends in digital transformation and AI, the timing and nature of new software platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our products and services to operate effectively with future digital transformation trends, software platforms or technologies could reduce the demand for our products and services, result in user dissatisfaction and adversely affect our business.

If we fail to continue innovating and keeping pace with technological developments, our business may be materially and adversely affected.

The technology landscape is constantly evolving. To remain competitive, we must adapt and migrate to new technologies, applications and processes. Use of more advanced technologies and infrastructure is critical to the development of our products and services, and the scaling of our business for future growth. We may not be able to leverage new technologies effectively or adapt our products to meet customers’ needs or emerging industry standards. If we are unable to adapt in a cost-effective and timely manner in response to changing market conditions, whether for technical, legal, financial or other reasons, our business may be materially and adversely affected. Moreover, our success will depend partially on our ability to continuously identify, develop, acquire, protect or license advanced and new technologies that are valuable to our products and services. Failure to do so could render our existing products and services obsolete and unappealing, thereby adversely affecting our business prospects.

In addition, because our services are designed to be accessed through various networks, across numerous mobile devices, operating systems, and hardware and software platforms, we will need to continuously modify and enhance our services to keep pace with changes in internet-related hardware, software, communication, browser, application software development platform and database technologies. We may not be successful in either developing these modifications and enhancements or in bringing them to the market in a timely manner. Moreover, uncertainties regarding the timing and nature of the development in network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development or service delivery expenses. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our products and services, result in customer dissatisfaction, and adversely affect our business, financial condition, results of operations and prospects.

Our failure to adequately maintain and update our digital map database and minimize errors in our navigation and location-based solutions could harm our reputation and subject us to liability claims, which could result in loss of customers, decreased revenue and unexpected expenses.

Our digital map database requires constant maintenance and updating, which is a complex process and subject to error. There is no assurance that our controls and procedures for maintaining and updating our digital map database will be adequate to keep pace with the rapidly changing road systems in Japan and other parts of the world. If there are errors in our solutions due to actual or perceived database deficiencies, our reputation could be harmed and our customers may cease to buy our solutions.

Moreover, we could be subject to liability claims and the associated adverse publicity. Claims could be made by our customers if errors in our solutions result in the failure of their products or services, or by end-users of those products or services or others alleging loss or harm as a result of actual or perceived errors in our digital map data. Some of our license agreements include disclaimers, limitations of liability and similar provisions, which, however, may not be effective barriers to potential claims. Any associated adverse publicity may reduce our customers’ willingness to incorporate our map data and related applications into their products, which would adversely affect our revenue.

Liability claims present a risk of protracted litigation, substantial monetary damages, attorneys’ fees, costs and expenses, and diversion of management’s attention from the operation of our business. In some circumstances, we are contractually obligated to indemnify our customers for liabilities, costs and expenses arising out of liability claims. We may incur additional costs and expenses providing indemnification or contesting our customers’ indemnification claims. In addition, we may also have to recall our digital map data or offer to provide replacement, either involuntarily by mandate of our customers or a regulatory agency, or voluntarily in order to preserve our reputation and maintain good customer relations. Recalls or replacements can be costly and divert management’s attention from the operation of our business.

Our ability to operate and grow our business depends on our ability to obtain and maintain access to certain data, and our efforts to obtain such data ourselves rather than relying on external suppliers may be unsuccessful or may subject us to significant costs, delays, and risks.

Although we have traditionally procured map data from external suppliers, we plan to increase our internal data acquisition capabilities by collecting spatial information for DSMM ourselves. See “Business—Growth Strategies—Expand and Monetize Digital Mapping Software Services.” Building and maintaining these capabilities may require significant investment in technology, personnel, and infrastructure, and we may encounter challenges with scale, timeliness, coverage, and data quality. If we fail to obtain sufficient, reliable data on acceptable terms and within expected timelines, our products may perform worse than expected, our ability to innovate may be limited, and our operating costs may increase, which could materially and adversely affect our business, financial condition, and results of operations.

In addition, obtaining data directly may increase our legal, regulatory, cybersecurity, and reputational risks. Our data collection and use are subject to evolving privacy, data protection, cybersecurity, consumer protection, and intellectual property laws and regulations that vary across jurisdictions. As a result, compliance may require additional disclosures, consents, and controls, and any actual or alleged failure to comply could result in investigations, litigation, fines, penalties, remediation costs, or orders limiting our ability to collect or use data. Greater handling of data may also increase exposure to security incidents, which could disrupt operations and harm our reputation. If our self-sourcing initiative does not succeed, we may need to continue relying on third-party suppliers, potentially on less favorable terms, or may be unable to obtain certain data at all, either of which could adversely affect our business. As a result, our failure to source data ourselves as planned could materially adversely affect our business, financial condition, results of operations, and prospects.

We may be unable to manage risks associated with our potential expansion into international markets.

We have established subsidiaries in the U.S., Thailand, and Germany, for our operations overseas, and may further expand our business into international markets in the future. In our international expansion, we may face economic, regulatory, legal and political risks inherent in having relationships, operations and sales in other jurisdictions, including challenges caused by distance and linguistic and cultural differences, the potential for longer collection periods and for difficulty in collecting accounts receivable and enforcing contractual obligations, fluctuations in currency exchange rates, unanticipated changes in laws or regulatory requirements, including tariffs or other barriers to trade, and the potential for political, legal and economic instability. Any of these or other factors could have an adverse effect on our sales or costs, on the market acceptance of our solutions or on our ability to compete in one or more jurisdictions, which could have a material adverse effect on our business, results of operations or financial condition.

Expansion into international markets may place significant additional burdens on our senior management and our sales and marketing teams. We also may not be able to process and make available to our customers navigation and location-based solutions for a new geographic market in a timely or commercially favorable manner, in the native language or without substantial errors. Moreover, our ability to expand successfully depends in part on our establishing sufficient operational resources and infrastructure. Our sales and marketing efforts in a new geographic market may fail to establish a viable distribution network or our solutions may not gain market acceptance or brand recognition sufficient to offset the costs of geographic expansion. If we fail to properly manage these risks, we may incur higher expenses and lower revenue, and any geographic expansion we undertake could have a material adverse effect on our business, results of operations or financial condition.

Interruptions, performance issues or security issues associated with our products and platform could materially and adversely affect our business, financial condition, results of operations, and prospects.

In providing our software services to clients, we rely on information technology infrastructure that is managed internally along with placing reliance on third-party service providers, including cloud server providers, providers of map data and camera footage, and licensors of social media contents. We and these third-party service providers are potentially vulnerable to damage or interruption from human error, cyber-attacks, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. If our systems fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. As we increase our reliance on third-party systems, our exposure to damages from services disruptions may increase, and we may incur additional costs to remedy damages caused by these disruptions. Any service interruptions or other performance issues could negatively impact our relationship with existing customers and harm our ability to attract new customers, and as a result could materially adversely affect our business, financial condition, results of operations, and prospects.

Additionally, our products and platform are inherently complex and may, from time to time, contain material defects or errors, particularly when new products or new features or capabilities are released. Any real or perceived errors, failures, vulnerabilities, or bugs in our products or platform could result in negative publicity or lead to data security, access, retention, or performance issues, all of which could harm our business and reputation. In addition, the costs incurred in correcting such defects or errors may be substantial. Any of these risks could materially adversely affect our business, financial condition, results of operations, and prospects.

If our security measures are breached or unauthorized access to user data is otherwise obtained, our software may be perceived as not being secure, customers may reduce the use of or stop using our products and services and we may incur significant liabilities.

Our location-based software services involve the use, storage, and transmission of licensed information, including social media contents and camera footages, for which we have entered into confidentiality agreements with the suppliers of such information. As a result, unauthorized access or security breaches could result in the loss of information, litigation, indemnity obligations and other liability. Although we have security measures in place to protect sensitive information and prevent data loss and other security breaches, if these measures are breached as a result of third-party actions, employee errors, malfeasance or otherwise, and someone obtains unauthorized access to such data, our reputation could be damaged, our business may suffer and we could incur significant liability.

Because the techniques used to obtain unauthorized access to proprietary data or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could negatively affect our ability to attract new customers, result in reputational damage or subject us to third-party lawsuits, regulatory fines or other action or liability, which could adversely affect our operating results.

Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our products and services and could adversely affect our business.

We collect live video and location data from taxis which have installed our Mvcube for Taxi software, to utilized for the development of our other location-based software products. While we enter into agreements with taxi operators to limit the use of such data to our development efforts, privacy concerns that such data will be improperly handled, whether or not valid, may inhibit market adoption of our products and services. In addition, IVI systems enable users to collect, use and store personal or identifying information. Furthermore, concerns have been raised with respect to the possibility that GPS-based navigation products could be used to violate personal privacy by making available a record of a person’s geographical location to others. While we do not directly collect data on the location of individual end-users, our location-based solutions could enable our mobile operator customers to collect such data if they chose to do so. We also plan to increase our internal data acquisition capabilities by collecting spatial information for DSMM ourselves. See “Business—Growth Strategies—Expand and Monetize Digital Mapping Software Services.” The technological potential of our current or future solutions may create privacy concerns in the general public. If these or other problems with public opinion arise in connection with our solutions or the navigation and located-based services industry in general, or if new laws or regulations are passed relating to privacy concerns, our reputation, results of operations or financial condition could be materially and adversely affected.

Japanese government bodies and agencies have adopted laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals. Currently, the Act on the Protection of Personal Information (Act No. 57 of May 30, 2003, as amended) and its related guidelines impose various requirements on businesses, including us, that use databases containing personal information. See “Regulations.” The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our products and services and reduce overall demand, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws.

All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to process, handle, store, use and transmit demographic and personal information from their employees, customers and suppliers, which could reduce demand for our products and services. In addition to government activity, privacy advocacy groups and the technology industry and other sectors are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the processing of personal information were to be curtailed in this manner, our products would be less effective, which may reduce demand for our products and adversely affect our business.

We depend on a cloud storage service provider to operate our software and any disruption in the operation of the cloud storage service provider could adversely affect our business.

We have built extensive expertise not only in in-vehicle software but also in smartphone app development and cloud platform integration. Since 2018, we have developed and provided communication protocols that connect smartphones to the cloud, connect the cloud to vehicles, and connect smartphones directly to vehicles (for instance, for remote control or keyless entry).

While we control and have access to our files and data that are located in Amazon Web Services (AWS), we do not control the operation of these facilities. Since the cloud server is located at our cloud storage service provider’s facilities, we fully rely on the provider’s service support to maintain the server and its infrastructure, including cybersecurity protection and recovery resulting from server failure. The server performance may also temporarily deteriorate since hosting infrastructure is also employed to serve the significant number of our cloud storage service provider’s users. Our cloud storage service provider has no obligation to renew a cloud storage service agreement with us on commercially reasonable terms, or at all. If we are unable to renew the agreement on commercially reasonable terms, or if our cloud storage service provider is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.

Any problems faced by our cloud storage service provider, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our cloud storage service provider may decide to terminate their service without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by our cloud storage service provider or any of the service providers with whom we or it contract may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our cloud storage service provider is unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Any changes in third-party service levels at our cloud storage service provider’s server or any errors, defects, disruptions, or other performance problems with our products could adversely affect our reputation and may damage customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenue, subject us to potential liability, or adversely affect our future sales.

We have incorporated AI technologies into some of our products and services, which presents operational and reputational risks.

Our BeatMap app uses NLP tools powered by Transformer models, a deep learning architecture introduced by Google in 2017, to analyze public contents on social media platforms licensed to us, and uses a proprietary AI filtering algorithm that refines answers by referencing a curated internal dataset. Our work in this domain has resulted in several critical patents (for instance, Patent No. 6788637 and Patent No. 7023821) protecting our methods of location inference and data generation using AI. We also plan to use AI to generate 3D reconstructions of urban space in our DSMM project. See “Business—Our Competitive Strengths—Technical Strength in Advanced Generative Technology’” and “Business—Our Products and Services—Beatmap.”

As with many innovations, there are associated risks involved in utilizing AI technology. Although we believe that overall testing results of our current product and development efforts show promise, no assurance can be provided that our use of such AI will produce the intended results in the future. Even if it could produce such intended results, we cannot guarantee that such AI will not produce errors going forward. AI, particularly generative AI, has been known to produce false or “hallucinatory” inferences or outputs. AI can also present ethical issues and may subject us to new or heightened legal, regulatory, ethical, or other challenges. Inappropriate or controversial data practices by developers and end-users, or other factors adversely affecting public opinion of AI, could impair the acceptance of AI solutions, including those incorporated in our products and services. If the AI tools that we use are deficient, inaccurate, or controversial, we could incur operational inefficiencies, competitive harm, legal liability, brand or reputational harm, or other adverse impacts on our business and financial results.

Additionally, we have incorporated machine learning models in our AI tools. If the machine learning models are incorrectly designed, the data we use to train them is incomplete, inadequate, or biased in some way, or we do not have sufficient rights to use the data on which its machine learning models rely, the performance of our software that uses AI could suffer.

In addition, regulation of AI is rapidly evolving worldwide, as legislators and regulators are increasingly focused on these powerful emerging technologies. The technologies underlying AI and its uses are subject to a variety of laws and regulations, including intellectual property, data privacy and security, customer protection, competition, and equal opportunity laws, and are expected to be subject to increased regulation and new laws or new applications of existing laws and regulations. For example, in May 2024, the Japanese government embarked on drafting bills to regulate large AI developers. On April 10, 2024, Ministry of Economy, Trade, and Industry and Ministry of Internal Affairs and Communications published AI Guidelines for Business version 1.0 by compiling existing AI guidelines released by these two ministries. In July 2025, President Trump announced an “AI Action Plan” through three executive orders. The plan mandates “truth-seeking” and “ideological neutrality” for federal use of large language models, requiring all procurement contracts to comply by November 20, 2025. It streamlines federal permitting for high-power data centers by overriding environmental reviews and encourages financing and fast-tracking of AI infrastructure. A third order promotes global exports of the U.S. “AI technology stack,” including chips, models, and security tools. The Office of Management and Budget (OMB) implemented this through memos M-25-21 and M-25-22, embedding AI governance across federal systems and requiring transparency in public AI use cases, while prioritizing domestic AI suppliers under “buy American” provisions.

Since these regulatory frameworks rapidly evolve, we may become subject to new laws and regulations in Japan, the United States, Germany, or Thailand, which may affect the legality, profitability, or sustainability of our businesses, and we may be unable to predict all the legal, operational, or technological risks that may arise relating to the use of AI. The failure to comply with recommended guidelines, such as the AI Guidelines for Business version 1.0, may also negatively affect our reputation. Because AI technology itself is highly complex and rapidly developing, it is not possible to predict all the legal, operational, or technological risks that may arise relating to the use of AI. Failure to appropriately respond to this evolving landscape may result in legal liability, regulatory action, or brand and reputational harm.

The successful continued integration of AI technologies in our product may be dependent on our access to specific third-party software and infrastructure and our business may be adversely impacted if we are unable to access such third-party software and infrastructure.

We use NLP tools powered by Transformer models, a deep learning architecture introduced by Google in 2017. We also employ other AI technologies, including third-party generative AI tools, in our current products. Our ability to continue to use such technologies at the scale we need may be dependent on access to such specific third-party software and infrastructure. We cannot control the availability or pricing of such third-party AI technologies, especially in a highly competitive environment, and we may be unable to negotiate favorable economic terms with the applicable providers. If any third-party AI technologies become incompatible with our solutions, become unavailable for use, or the providers of such models unfavorably change the terms on which their AI technologies are offered or terminate their relationship with us, our products and services may become less appealing to our customers, and our business will be harmed. In addition, to the extent any third-party AI technologies are used as a hosted service, any disruption, outage, or loss of information through such hosted services could disrupt our operations or solutions, damage our reputation, cause a loss of confidence in our solutions, or result in legal claims or proceedings, for which we may be unable to recover damages from such affected provider.

We may also make our products that employ AI technologies available via license agreements to third parties, who can use our products in their own operations. We may not have insight into, or control over, the practices of third parties who may utilize such products. As such, we cannot guarantee that such third parties will not use such AI technologies for improper purposes, including through the dissemination of illegal, inaccurate, defamatory, or harmful content, intellectual property infringement or misappropriation, furthering bias or discrimination, cybersecurity attacks, data privacy violations, or to develop competing technologies, or that the measures we implement to prevent such improper use will be effective. Such improper use by any third party could adversely affect our business, financial condition, reputation (and the reputations of our customers), and/or subject us to legal liability.

We use certain open source software in our business, which could expose us to information security vulnerabilities, result in failures, errors, and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code, and any other intellectual property that we developed using or derived from such open source software.

We use open source software in connection with certain of our technologies. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot assure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise our technology. Many of the risks associated with the use of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business, our intellectual property, and the security of our systems, products, and services. To the extent that our systems depend upon the successful operation of the open source software they use, any undetected errors or defects in such open source software could prevent the deployment or impair the functionality of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks and make our systems more vulnerable to data breaches.

Furthermore, some open source software licenses require users who distribute open source software as part of their proprietary software, or derive proprietary software from or based on open source software, or link proprietary code to open source software, to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. In some circumstances, distribution of our software that is derived from open source software or incorporating or linking to or otherwise in connection with open source software could require that we disclose and license some or all of our proprietary source code in that software, as well as distribute our products that use particular open source software at no cost to the user. We generally try to use open source software in a manner that will not require the disclosure of the source code to our proprietary software or prevent us from charging fees to our customers or passengers for the use of our proprietary software. However, we cannot guarantee that these efforts will be successful, and thus, there is a risk that the use of open source may ultimately preclude us from charging fees for the use of certain software, require us to replace certain code used in our products and/or services, pay a royalty to use some open source code, make the source code publicly available, or discontinue certain software. The release of the source code of our proprietary software could substantially help our competitors develop products that are similar to or better than ours with lower development effort and time and ultimately could result in a loss of our competitive advantage.

Open source license terms are often ambiguous and there is little legal precedent governing their interpretation. Accordingly, there is a risk that these licenses could be construed in a way that could impose unanticipated obligations, conditions, or restrictions regarding our ability to provide or distribute our products and technologies. Companies that incorporate open source software into their products have, in the past, faced claims seeking enforcement of open source license provisions and claims asserting ownership of open source software incorporated into their product. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with the terms and conditions of an open source license, and we could incur significant legal costs defending ourselves against such allegations. If we were held to have breached or to have failed to fully comply with such terms and conditions, we could face infringement claims or other liability, or could be required to seek costly licenses from third parties to continue providing our technology on terms that are not economically feasible, to re-engineer our system, or to make generally available, in source code form our proprietary code, any of which could adversely affect our business, financial condition, and operating results.

Our business could be adversely affected if our customers are not satisfied with the deployment services provided by us.

In our SDV and LBS businesses, we develop in-vehicle software per the requirements of our customers. Our business depends on our ability to satisfy our customers, both with respect to the quality and features of the end product and communications with the customers during the development process. Despite the fact that customers are involved in the development process, there is no assurance that a customer will not sue us for damages they experience arising from the use of our product and services, if a customer is not satisfied with the development services we provided.

Disputes and legal and other proceedings may require substantial time and expense to resolve, which could divert valuable resources, such as management time and working capital, delay our planned projects, and increase our costs. There is no assurance that courts will not enter into judgments against us. In such events, our business operations, financial condition, and reputation may be materially and adversely affected. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers.

A significant portion of our total revenue was derived from a few major customers. A high concentration of our revenue from a few major customers means that loss of business from any of them may have a significant negative impact on our business and financial performance.

During the six months ended August 31, 2025, we had three significant customers who accounted for more than 10% of our revenue: Honda Group, Toyota Group, and Uni Electronics representing 51.7%, 15.5%, and 13.0% of our revenue, respectively. During the fiscal year ended February 28, 2025, we had three significant customers who accounted for more than 10% of our revenue: Honda Group, Toyota Group, and Uni Electronics representing 51.5%, 14.3%, and 14.0% of our revenue, respectively. During the fiscal year ended February 29, 2024, we had two significant customers who accounted for more than 10% of our revenue: Honda Group and Uni Electronics, representing 48.1% and 24.2% of our revenue, respectively. For purposes of the above disclosure, customers that are under common control are aggregated and presented on a combined basis.

There is no guarantee that we will not have a concentration of customers in the future. Having several significant customers may make us vulnerable to the risk of financial impact if we are unable to secure new revenue-generating customer contracts. Such customers are independent entities with their own operational and financial risks that are beyond our control. The major customer may not continue using our services in the future, because it (i) may not need such services; (ii) may not have the budget for purchasing these services; (iii) may choose to purchase these services from our competitors instead of us; or (iv) may determine not to use our services for other reasons. A high concentration of revenue from a few major customers means that loss of business from any of them may have a significant negative impact on our business and financial performance. If any of these customers breach or terminate their contracts with us, or experience significant disruptions to their operations, we will be required to find and enter into contracts with one or more customers as replacement. It could be costly and time-consuming to find alternative customers, and these customers may not be available at reasonable terms or at all. As a result, this could harm our business and financial results and result in lost or deferred revenue.

Two of our major customers are also our major suppliers. If we are unable to maintain our relationship with these suppliers-customers, our business could suffer significant disruption.

Among our major customers, Uni Electronics also acted as our major supplier for the fiscal years ended February 28, 2025 and February 29, 2024. In addition, another major customer, Toyota, including its wholly owned subsidiary Toyota Mapmaster Incorporated (“TMI”), also acted as our major suppliers for the fiscal year ended February 29, 2024. Any deterioration in our relationship with these parties, whether as a supplier or customer, could disrupt our supply chain, reduce revenue, or negatively impact pricing and contractual terms. For example, unfavorable changes in the commercial terms of one side of the relationship may influence or pressure negotiations on the other side, potentially reducing our ability to operate at arm’s length.

Moreover, a conflict of interest or competing strategic priorities on the part of these counterparties could lead to reduced commitments, delayed orders, supply interruptions, or termination of business arrangements. We may also face difficulties in enforcing our contractual rights due to the interdependence of the relationships, or in finding suitable alternative suppliers or customers on acceptable terms or within required timeframes in the event that our relationship with these parties is terminated. As a result, if we are unable to maintain stable and mutually beneficial relationship with these suppliers-customers, or if they experience financial or operational difficulties, our business could suffer significant disruption.

Our significant customers are also our shareholders. This could create potential conflicts of interest and adversely affect our business operations.

Our significant customers during the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, Honda, Uni Electronics, and Toyota, are also our shareholders. Among them, Honda, Toyota, and O-Well, a parent company of Uni Electronics, respectively, are beneficial owners of 5% or more of our Ordinary Shares as of the date of this prospectus (See “Principal Shareholders”). The dual role of these companies as both significant customer and significant shareholder creates the potential for actual or perceived conflicts of interest that could adversely affect our business operations, strategic direction, or the interests of our other shareholders.

For example, any of these customers may seek to influence decisions related to price terms, contract terms, allocation of resources, or strategic initiatives in a manner that favors its commercial interests as a customer over the interests of the Company or our broader shareholder base. In addition, our management and Board of Directors may face increased complexity or pressure in negotiating or evaluating agreements or business terms involving such customers, as any perception of preferential treatment or non-arm’s-length dealings could lead to reputational damage, shareholder litigation, or regulatory scrutiny.

This relationship could also raise questions about the objectivity and independence of our corporate governance processes. For instance, the customer-shareholder may exert informal influence over management or attempt to sway corporate actions, such as strategic partnerships, capital allocation, or decisions related to the customer’s contracts or competitive positioning. Even if such influence is not exerted, the mere perception of it could undermine investor confidence and raise concerns about the fairness and transparency of our decision-making.

We cannot assure investors that this dual relationship will not influence our corporate decisions or lead to circumstances in which our obligations to the customer are prioritized over our fiduciary duties to other shareholders. Additionally, if our relationship with such customers were to deteriorate, whether due to a dispute, change in business strategy, or competitive conflict, we could face a material loss of revenue, and the customers could seek to use their shareholder position to exert pressure or influence corporate outcomes, including through voting or shareholder proposals.

Furthermore, the loss or reduction of business from these customers could have a material adverse effect on our financial condition and results of operations. Given such customers’ significant ownership stake, any deterioration in our relationship could also negatively affect investor perception, potentially leading to stock price volatility or reputational harm. We cannot guarantee that our relationship with customer-shareholders will continue or that any future dealings will be free from the appearance or risk of conflict.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Customers of our software services depend on our support team to resolve technical issues relating to services rendered. We may be unable to respond quickly enough to accommodate short-term increases in user demand for support services. In addition, our sales process is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to effectively sell our SDV software development and other services to customers and other future products to existing and prospective customers, and may adversely impact our business, operating results and financial position.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as suppliers of traffic and map data, OEMs, and trading companies. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce purchases of our services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our products and services by potential customers.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our products or increased revenue.

If our products fail to perform properly, our reputation could be adversely affected, our market share could decline, and we could be subject to liability claims.

Our primary products and services, such as IVI software system and navigation software, are internet-based and complex, and may contain material defects or errors. The costs incurred in correcting any material defects or errors might be substantial and could adversely affect our operating results. Any defects in functionality or that cause interruptions in the availability of our service could result in:

●	loss or delayed market acceptance and sales;

●	breach of warranty claims;

●	contractual disputes with customers with whom we enter into agreements;

●	loss of customers;

●	diversion of development and user service resources; and

●	injury to our reputation.

Due to the complex and data-intensive nature of our IVI and navigation software systems, there is a risk that hardware failures, software bugs, or system errors could lead to data corruption, loss, or inaccuracies in critical information—such as map data, vehicle diagnostics, media content, or real-time traffic updates. These inaccuracies may be considered material by end users, particularly in navigation use cases where reliability and precision are paramount. Moreover, the performance and availability of our IVI and navigation products may be adversely impacted by several factors beyond our control, including hardware limitations in end-user vehicles, intermittent or unavailable GPS or network signals, cyberattacks or security breaches, and fluctuations in data traffic volume or user behavior. These issues may prevent our systems from functioning as expected, or may cause degraded user experience, which could in turn damage user trust and brand reputation. We may be held responsible for damages that users experience in connection with service disruptions, errors, or data inaccuracies, particularly if such issues are perceived to impact vehicle safety, navigation accuracy, or regulatory compliance.

Additionally, our reliance on third-party connectivity providers, such as mobile networks, cloud platforms, and GPS satellite services, means that any interruptions or degradation in those services could disrupt the functioning of our software. For example, if a vehicle loses connectivity or GPS signal, users may be unable to access navigation, media streaming, or over-the-air updates, which may lead to user dissatisfaction and reduced confidence in our systems. In the event of prolonged service outages or critical errors, our reputation could suffer significantly, potentially resulting in loss of customers, diminished future sales, and harm to our relationships with OEM partners and fleet operators.

Our future success depends on our ability to retain our key executives and to attract and retain qualified personnel.

We are highly dependent on our executive officers, as well as the other principal members of our management team. We also depend on our ability to retain and motivate key employees and attract qualified new employees, especially technical personnel and engineers who contribute to our product development. See “Business—Our Competitive Strengths—Experienced Technical Workforce and Long-Term Development Capacity.” We may be unable to replace key members of our management team or key employees if we lose their services. Integrating new employees into our team could prove disruptive to our operations, require substantial resources and management attention, and ultimately prove unsuccessful. Any inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition, and results of operations.

The loss of the services of any of these persons could impede the achievement of our growth, development, and commercialization objectives. The unexpected loss of the services of one or more of our directors or executive officers and/or advisors, including due to disease, disability, or death, could have a detrimental effect on us.

Our business depends on the continued success of our brands, and if we fail to maintain and enhance the recognition of our brands, we may face difficulty increasing our network of business partners and customers, and our reputation and operating results may be harmed.

We believe that market awareness of our brands, such as “naviAZ,” “micAuto,” “Beatrip,” and “Inner Tourism,” under which we promote and sell our software products and services, have contributed significantly to the success of our business. Maintaining and enhancing our brands is critical to our efforts to increase our network of business partners and customers.

Our ability to attract business partners and customers depends not only on investment in our brands, our marketing efforts, and the success of our products and services, but also on the perceived value of our products and services versus competing alternatives among our customer bases. In addition, a failure by our customers to distinguish between our brands and the different products and services provided by our competitors may result in a reduction in revenue, profit, and margins. If our marketing initiatives are not successful or become less effective, or if we are unable to further enhance our brand recognition, or if we incur excessive marketing and promotion expenses, we may not be able to attract new customers successfully or efficiently, and our business and results of operations may be materially and adversely affected.

In addition, negative publicity about our business, products, services, shareholders, affiliates, directors, officers, and other employees, and the industry in which we operate, can harm the recognition of our brands or reputation. Negative publicity, regardless of merits, concerning the foregoing, could be related to a wide variety of matters, including, but not limited to:

●	alleged misconduct or other improper activities committed by our directors, officers, other employees, and business partners, including misrepresentation made by our employees to potential business partners and customers during sales and marketing activities, and other fraudulent activities to artificially inflate the popularity of our products and services offerings;

●	false or malicious allegations or rumors about us or our directors, shareholders, affiliates, officers, other employees and business partners;

●	complaints by customers, or business partners about our products, services and sales, and marketing activities;

●	security breaches of confidential business partners, customer, or employee information;

●	employment-related claims relating to alleged employment discrimination, wage, and hour violations; and

●	governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

In addition to traditional media, there has been increasing use of social media platforms and similar devices in Japan, including instant messaging applications, social media websites, and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate, as is its impact, without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is readily available. Information concerning our Company, shareholders, affiliates, directors, officers, other employees, and business partners, may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated by our strategies to maintain our brand integrity and may materially harm the recognition of our brand, our reputation, business, financial condition, and results of operations.

We could be adversely affected by a failure to protect our intellectual property or the intellectual property of our business partners.

As of the date of this prospectus, we have registered 273 patents in Japan, 42 patents in the U.S., 12 patents in European countries, two patents in China, one patent in Taiwan, and one patent in Thailand. We also have 136 registered trademarks in Japan, 10 registered trademarks in the U.S., 10 registered trademarks in the United Kingdom, 14 registered trademarks in European Union, 10 registered trademarks in Thailand, and 32 registered trademarks in 12 other Asian countries, including Hong Kong and Taiwan. In addition, we have one registered design in the U.S. See “Business—Intellectual Property.”

We regard our intellectual property as critical to our success, and we depend, to a large extent, on our ability to develop and maintain our intellectual property rights. To do so, we rely upon a combination of confidential policies, nondisclosure, and other contractual arrangements and copyrights, software copyrights, trademarks, and other intellectual property laws. We also make use of the intellectual property rights from business partners to monetize the services we provide. Despite our efforts to protect our or our business partners’ intellectual property rights, the steps we take in this regard might not be adequate to prevent, or deter, infringement or other misappropriation of our or our business partners’ intellectual property by competitors, former employees, or other third parties.

Monitoring and preventing any unauthorized use of our or our business partners’ intellectual property is difficult and costly, and any of our or our business partners’ intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Litigation or proceedings before governmental authorities, or administrative and judicial bodies may be necessary to enforce our intellectual property rights and to determine the validity and scope of our rights. Our efforts to protect our intellectual property in such litigation and proceedings may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results. Any failure in protecting or enforcing our or our business partners’ intellectual property rights could have a material adverse effect on our business, results of operations, financial condition, or prospects.

We may be subject to intellectual property claims that create uncertainty about ownership or use of intellectual property essential to our business and divert our managerial and other resources.

Our success depends, in part, on our ability to operate without infringing the intellectual property rights of others. Third parties may, in the future, claim our or our business partners’ current or future copyrights, patents, trademarks, technologies, business methods, or processes infringe on their intellectual property rights or challenge the validity of our or our business partners’ intellectual property rights. We may be subject to intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical copyrights, trademarks, or business methods.

The defense and prosecution, if necessary, of intellectual property suits, interference proceedings, and related legal and administrative proceedings can become very costly and may divert our management personnel from their normal responsibilities. We may not prevail in any of these suits or proceedings. An adverse determination of any litigation or defense proceedings could require us to pay substantial compensatory and punitive damages, could restrain us from using critical copyrights, patents, trademarks, business methods, or processes, and could result in us losing or not gaining valuable intellectual property rights.

Furthermore, due to the voluminous amount of discovery frequently conducted in connection with intellectual property litigation, some of our confidential information could be disclosed to competitors during this type of litigation. In addition, public announcements of the results of hearings, motions, or other interim proceedings or developments in the litigation could be perceived negatively by investors and thus have an adverse effect on the trading price of the ADSs.

Because intellectual property we develop under development service agreements may be owned by our customers, we may not be able to realize future benefits from such work, which could adversely affect our growth prospects.

A significant portion of our business involves developing customized software and related technology solutions pursuant to development service agreements with our customers, including OEMs or Tier 1 suppliers. See “Business—Our Business Model—Revenue and Pricing Model—Software Development Services.” Under the terms of certain agreements, we have agreed with certain customers that intellectual property rights arising from our service performance are assigned to, and owned by, the customers. As a result, we do not retain rights to use, commercialize, or further develop certain intellectual property for our own business purposes or for use with other customers.

This arrangement limits our ability to build a portfolio of proprietary technology assets from our software development services, which may constrain the scalability of our business and reduce opportunities to generate recurring revenue from licensing or re-use of our work product. In addition, our reliance on customer-owned intellectual property may make it more difficult to differentiate ourselves from competitors that have developed their own proprietary platforms or solutions. Furthermore, disputes could arise with customers regarding the scope of rights granted or retained under our agreements, which could lead to costly litigation, damage customer relationships, or result in restrictions on our ability to use technology we believe to be part of our proprietary know-how.

If we are unable to balance customer demands for ownership of developed intellectual property with our strategic objective of developing reusable and proprietary technologies, our ability to grow our business and improve our financial performance could be materially and adversely affected.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, and labor disputes.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, and labor disputes. We may experience earthquakes, floods, typhoons, power outages, labor disputes, or similar events beyond our control that could materially and adversely affect our operations. In the event of uncontrollable circumstances, including operating hazards, fires, and explosions, natural disasters, adverse weather conditions, and major equipment failures, for which we may not be able to obtain insurance at a reasonable cost, there could be a material and adverse effect on our business.

In addition, since a significant portion of our research and development activities and operations and our business partners’ activities occur at specific locations, the occurrence of any natural disaster, unanticipated catastrophic event, or unexpected accident at these locations could result in disruptions or shutdowns, which could significantly disrupt our business operations, cause us to incur additional costs, and affect our ability to deliver services and conduct courses as scheduled, thereby materially and adversely affecting our business, financial condition, and results of operations.

We are currently operating in a period of economic uncertainty and capital markets disruption, significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine and the conflict in the Middle East. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from these conflicts or any other geopolitical tensions.

U.S. and global markets are experiencing volatility following the escalation of geopolitical tensions, including the military conflict between Russia and Ukraine and the situation in the Middle East involving Israel and Hamas and Israel and Iran. The duration and impact of these matters are unpredictable, but they could lead to continued market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions.

The military conflicts in Ukraine and the Middle East have led to sanctions and other penalties being levied by the United States, the European Union (the “EU”), and other countries, including Japan, against various entities and countries. There is also the potential for additional sanctions and penalties. If Japan becomes actively involved in these conflicts or extends support to any involved parties, it could face sanctions and penalties by the United States, the EU, and other countries. While our business has not been materially impacted by these geopolitical events as of the date of this prospectus, the extent to which our operations or those of our business partners will be affected in the future, or the ways in which the conflicts may impact our business, including sanctions and penalties, is unpredictable. The extent and duration of the military actions, sanctions, and resulting market disruptions could be substantial. Any such disruptions may also amplify the impact of other risks described in this prospectus.

Recent changes in the U.S. tariff policies may adversely affect our business, financial condition, and results of operations.

In recent years, and particularly in 2025, the U.S. government has taken steps to reassess its trade policies with a number of countries. We cannot guarantee that we will remain unaffected by changes in these tariff policies. If U.S. tariff policies negatively impact our business, our operating costs could rise significantly. If we are unable to successfully pass these increased costs on to our customers, our business, financial condition, and results of operations could be materially and adversely affected.

In addition, evolving U.S. tariff policies may reduce the willingness of foreign enterprises to invest in Japan, where we operate. These policies may also adversely affect our customers, which could, in turn, indirectly impact our business. Our overseas customers could incur greater costs by sourcing from us as a result of such policies. If we lose customers as a result of changes in tariff policies, our operating results could be materially and adversely affected.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties. See “Related Party Transactions” and “—Our significant customers are also our shareholders. This could create potential conflicts of interest and adversely affect our business operations.” We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests. Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as default.

Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions and other litigation.

Risks Relating to this Offering and the Trading Market

An active trading market for our Ordinary Shares or the ADSs may not develop.

We have applied to list the ADSs on Nasdaq. As of the date of this prospectus, we have not received approval from Nasdaq to list the ADSs on the Nasdaq. We have no current intention of seeking a listing for our Ordinary Shares on any stock exchange. Prior to this offering, there has not been a public market for the ADSs or our Ordinary Shares, and we cannot assure you that an active public market for the ADSs will develop or be sustained after this offering. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected. The initial public offering price of the ADSs will be determined through negotiation between us and the underwriters, and this price does not necessarily reflect the price at which investors in the market will be willing to buy and sell the ADSs following the completion of this offering. Investors in this offering may experience a significant decrease in the market value of their investments, regardless of our operating performance or prospects.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares underlying the ADSs purchased.

We expect the initial public offering price of the ADSs to be substantially higher than the as adjusted net tangible book value per Ordinary Share underlying the ADS. Consequently, when you purchase the ADSs in the offering, upon completion of the offering, you will incur immediate dilution of $6.80 per Ordinary Share underlying the ADS, based on the assumed initial public offering price of $8.00 per ADS, and assuming no exercise of the Representative’s over-allotment option. See “Dilution” beginning on page 43 of this prospectus. In addition, you may experience further dilution to the extent that additional Ordinary Shares or ADSs are issued upon exercise of outstanding options we may grant from time to time.

After the completion of this offering, share ownership will remain concentrated in the hands of our directors and major shareholders, who will continue to be able to exercise a direct or indirect controlling influence on us.

We anticipate that our directors, executive officers, and major shareholders will together beneficially own approximately 60.4% of our Ordinary Shares issued and outstanding after the completion of this offering, including shares issuable upon exercise of unexercised options. Our directors and executive officers, and major shareholders, acting together, will have the ability to control the outcome of all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other shareholders, including those who purchase ADSs in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our Company that other shareholders may view as beneficial.

Future issuances of the ADSs or Ordinary Shares or securities convertible into, or exercisable or exchangeable for, ADSs or Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or Ordinary Shares or the trading of outstanding ADSs or Ordinary Shares, could cause the market price of the ADSs to decline and would result in the dilution of your holdings.

Future issuances of the ADSs or our Ordinary Shares or securities convertible into, or exercisable or exchangeable for, ADSs or our Ordinary Shares, or the expiration of lock-up agreements that restrict the issuance of new ADSs or Ordinary Shares or the trading of outstanding ADSs or Ordinary Shares, could cause the market price of the ADSs to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of the ADSs. In all events, future issuances of the ADSs or our Ordinary Shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of the ADSs. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering any of the ADSs or securities that are substantially similar to the ADSs for up to six months from the effective date of the registration statement of which this prospectus forms a part, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, the ADSs or our Ordinary Shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for the ADSs.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering to “non-affiliates” will be freely tradable without restriction or further registration under the Securities Act, and Ordinary Shares held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. As of the date of this prospectus, 56,141,914 Ordinary Shares are outstanding. There will be ADSs (representing Ordinary Shares) issued and outstanding immediately following the consummation of this offering, assuming no exercise of the Representative’s over-allotment option, or ADSs (representing Ordinary Shares), if the Representative exercises its over-allotment option in full, in each case, excluding shares issuable upon exercise of unexercised options, and based on the assumed initial public offering price of $8.00. In connection with this offering, our directors, corporate auditors, executive officers, and 5% or greater shareholders after this offering have agreed not to sell any Ordinary Shares, ADSs, or similar securities for six months after the date of this prospectus without the prior written consent of the Representative, subject to certain exceptions. However, the Representative may release these securities from these restrictions at any time, subject to applicable regulations of FINRA. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding the ADSs, the price of the ADSs and trading volume could decline.

Any trading market for the ADSs may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of the ADSs and the trading volume to decline.

The market price of the ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the initial public offering price.

The initial public offering price for the ADSs will be determined through negotiations between the underwriters and us and may vary from the market price of the ADSs following this offering. If you purchase the ADSs in this offering, you may not be able to resell those ADSs at or above the initial public offering price. We cannot assure you that the initial public offering price of the ADSs, or the market price following this offering, will equal or exceed prices in privately negotiated transactions of our Ordinary Shares that have occurred from time to time prior to this offering. The market price of the ADSs may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	the trading volume of the ADSs on Nasdaq;

●	sales of the ADSs or Ordinary Shares by us, our executive officers and directors, or our shareholders or the anticipation that such sales may occur in the future;

●	rumors and market speculation involving us or other companies in our industry;

●	developments or disputes concerning our intellectual property or other proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in tax laws and regulations as well as accounting standards, policies, guidelines, interpretations or principles;

●	any significant change in our management;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

If we fail to implement and maintain an effective system of internal control over financial reporting or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report following the completion of our initial public offering. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of the ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements for prior periods.

We have identified multiple material weaknesses in our internal control over financial reporting and, as a result, management has concluded that our internal control over financial reporting and our disclosure controls and procedures were not effective as of February 28, 2025. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified as of the date of this prospectus relate to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and the reporting requirements set forth by the SEC to properly address complex technical accounting issues and to prepare and review the financial statements and related disclosures in accordance with U.S. GAAP and financial reporting requirements set forth by the SEC.

Following the identification of the material weaknesses described above, we plan to take remedial measures, including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with the assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control. With the implementation of these measures, we aim to become fully compliant with the relevant U.S. GAAP and SEC reporting requirements.

However, the implementation of these measures may not fully address the material weakness in our internal control over financial reporting.

As of the date of this prospectus, we have not undertaken a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any other weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses we have already identified or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of the ADSs, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

We will incur substantially increased costs as a result of being a public company.

Upon consummation of this offering, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means our public float equals or exceeds $700 million as of the prior August 31, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of this offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. In addition, investors may find the ADSs less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and our stock price may decline and/or become more volatile.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and high stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, the ADSs may be subject to immediate and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition, or prospects, making it difficult for prospective investors to assess the rapidly changing value of the ADSs.

In addition, if the trading volumes of the ADSs are low, persons buying or selling in relatively small quantities may easily influence prices of the ADSs. This low volume of trades could also cause the price of the ADSs to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of the ADSs may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the ADSs. As a result of this volatility, investors may experience losses on their investment in the ADSs. A decline in the market price of the ADSs also could adversely affect our ability to issue additional ADSs or Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in the ADSs will develop or be sustained. If an active market does not develop, holders of the ADSs may be unable to readily sell the ADSs they hold or may not be able to sell their ADSs at all.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain all of our available funds and any future earnings after this offering to fund the operation, development, and growth of our business and, as a result, we do not expect to declare or pay any dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in the ADSs and you may even lose your entire investment in the ADSs.

Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs.

We anticipate that we will use the net proceeds from this offering for (i) our DSMM project and the expansion of micAuto-PF; (ii) general corporate purposes; (iii) strategic investments within our SDV and LBS segments, other than the DSMM and micAuto-PF; and (iv) marketing and advertising. We currently have no commitments or agreements to make any strategic investments described above. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of the ADSs. The failure of our management to apply these funds effectively could harm our business and financial condition. We may invest the net proceeds from this offering in a manner that does not produce income, or that loses value.

Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.

Our articles of incorporation and the Companies Act of Japan (Act No. 86 of 2005, as amended) (the “Companies Act”), govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ and executive officers’ fiduciary duties, and obligations and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the law of other countries. For example, under the Companies Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint-stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than in other jurisdictions.

As holders of ADSs, you may have fewer rights than holders of our Ordinary Shares and must act through the depositary to exercise those rights.

The rights of shareholders under the Companies Act, including voting their shares, receiving dividends and distributions, bringing derivative actions, examining our accounting books and records, and exercising appraisal rights, are available only to shareholders of record. Because the depositary, through its custodian, is the record holder of our Ordinary Shares underlying the ADSs, only the depositary can exercise those rights in connection with the deposited shares. ADS holders will not be able to, for example, perform shareholders’ rights under the Companies Act, such as bringing a derivative action, examining our accounting books and records, or exercising appraisal rights through the depositary.

Except as described in this prospectus and in the deposit agreement, holders of ADSs are not able to exercise voting rights attaching to the Ordinary Shares evidenced by the ADSs on an individual basis.

Holders of ADSs will appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the underlying Ordinary Shares represented by the ADSs. Otherwise, you will not be able to exercise your right to vote unless you withdraw the underlying Ordinary Shares represented by the ADSs. However, you may not know of the meeting sufficiently in advance to withdraw the Ordinary Shares. If we ask for instructions from ADS holders, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure you that you will receive voting materials in time to instruct the depositary to vote, and it is possible that you, including persons who hold their ADSs through brokers, dealers, or other third parties, will not have the opportunity to exercise a right to vote. The deposit agreement provides that if the depositary does not timely receive valid voting instructions from the ADS holders, then the depositary will, with certain limited exceptions, give a discretionary proxy to a person designated by us to vote such shares.

By agreeing to the provisions of the deposit agreement, it will not be deemed that you have waived the right to our compliance with the federal securities laws and the rules and regulations thereunder.

Direct acquisition of our Ordinary Shares is subject to a prior filing requirement under recent amendments to the Japanese Foreign Exchange and Foreign Trade Act and related regulations.

Because we are engaged in certain businesses designated by the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended, “FEFTA”), and its related cabinet orders and ministerial ordinances (collectively, the “Foreign Exchange Regulations”) such as a software business and information processing business, if a foreign investor, as defined under the FEFTA, intends to consummate an acquisition of our Ordinary Shares that constitutes an “inward direct investment” (“IDI”) under the Foreign Exchange Regulations, the foreign investor, in general, must file prior notification of such inward direct investment with the Minister of Finance and any other competent minister (“Ministers”). IDI includes an acquisition by a foreign investor of one or more our Ordinary Shares. If such prior notification is filed, the proposed acquisition may not be consummated until the prescribed screening period expires. In some cases, the Ministers may extend the screening period, and may recommend or order a modification or abandonment of such acquisition. In addition, if certain conditions, including those prescribed in light of national security of Japan under the Foreign Exchange Regulations are met, the Ministers may order the disposal of the shares acquired or take other measures. Consequently, any foreign investor seeking to acquire our Ordinary Shares that constitutes an IDI may not consummate such acquisition on the expected timeframe, in accordance with an intended plan, or at all.

Additionally, if a foreign investor holds one or more voting rights and, at a general meeting of shareholders, consents to certain proposals having a material influence on our management such as the (i) election of such foreign investor or any of its related persons (as defined in the Foreign Exchange Regulations) as our directors or (ii) transfer or discontinuation of our business, such consent, subject to certain exemptions, also constitutes an IDI requiring prior notification. If such prior notification is filed, such consent may not be given until the prescribed screening period expires. As a result, such foreign investors may have difficulties giving such consent in accordance with an intended plan, or at all. See “Regulations—Export Control and Cross-Border Transfers” and “Japanese Foreign Exchange Controls and Securities Regulations.”

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Ordinary Shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial for any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, which may include any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Ordinary Shares.

If we or the depositary were to oppose a jury trial based on this waiver, the court would have to determine whether the waiver was enforceable based on the facts and circumstances of the case in accordance with applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. We believe, however, that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, or by a federal or state court in the City of New York, which has non-exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver, courts will generally consider whether a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this would be the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

This jury trial waiver provision can discourage claims or limit shareholders’ ability to bring and successfully prosecute a claim in a judicial forum. If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including outcomes that could be less favorable to the plaintiff(s) in any such action. Nevertheless, if this jury trial waiver is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation, or provision of the deposit agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs (including purchasers of the ADSs in the secondary market) or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Holders of ADSs may not receive distributions on our Ordinary Shares or any value for them if it is illegal or impractical to make them available to such holders.

The depositary of the ADSs will agree to pay holders of ADSs any cash dividends or other distributions it or the custodian for the ADSs receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses. Holders of ADSs will receive these distributions in proportion to the number of our Ordinary Shares that such ADSs represent. However, the depositary will not be responsible for making such payments or distributions if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act, but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit distributions on our Ordinary Shares to holders of ADSs. This means that holders of ADSs may not receive the distributions we make on our Ordinary Shares if it is illegal or impractical to make them available to such holders. These restrictions may materially reduce the value of the ADSs.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer, or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We may amend the deposit agreement without consent from holders of ADSs and, if such holders disagree with our amendments, their choices will be limited to selling the ADSs or withdrawing the underlying Ordinary Shares.

We may agree with the depositary to amend the deposit agreement without consent from holders of ADSs. If an amendment increases fees to be charged to ADS holders or prejudices a material right of ADS holders, it will not become effective until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to have agreed to the amendment and to be bound by the amended deposit agreement. If holders of ADSs do not agree with an amendment to the deposit agreement, their choices will be limited to selling the ADSs or withdrawing the underlying Ordinary Shares. No assurance can be given that a sale of ADSs could be made at a price satisfactory to the holder in such circumstances.

We are incorporated in Japan, and it may be more difficult to enforce judgments obtained in courts outside Japan.

We are incorporated in Japan as a joint-stock corporation with limited liability. All of our directors are non-U.S. residents, and our assets and the personal assets of our directors and executive officers are located outside the United States. As a result, when compared to a U.S. company, it may be more difficult for investors in the U.S. to effect service of process upon us or to enforce against us, our directors or executive officers, judgments obtained in U.S. courts predicated upon civil liability provisions of the federal or state securities laws of the U.S. or similar judgments obtained in other courts outside Japan. There may be doubt as to the enforceability in Japanese courts, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal and state securities laws of the United States. See “Enforceability of Civil Liabilities.”

Dividend payments and the amount you may realize upon a sale of our Ordinary Shares or the ADSs that you hold will be affected by fluctuations in the exchange rate between the U.S. dollar and JPY.

Cash dividends, if any, in respect of our Ordinary Shares represented by the ADSs will be paid to the depositary in JPY and then converted by the depositary into U.S. dollars, subject to certain conditions and terms of the deposit agreement. Accordingly, fluctuations in the exchange rate between JPY and the U.S. dollar will affect, among other things, the amounts a holder of ADSs will receive from the depositary in respect of dividends, the U.S. dollar value of the proceeds that a holder of ADSs would receive upon sale in Japan of our Ordinary Shares obtained upon surrender of ADSs and the secondary market price of ADSs. Such fluctuations will also affect the U.S. dollar value of dividends and sales proceeds received by holders of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting, and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we will not be required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and intend to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, Japan, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules require U.S. domestic issuers to have an audit committee, a compensation committee and a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We intend to follow home country practice, as permitted by Nasdaq. See “Management—Corporate Governance Practices.” Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we cannot satisfy, or continue to satisfy, the listing requirements and other rules of Nasdaq, the ADSs may not be listed or may be delisted, which could negatively impact the price of the ADSs and your ability to sell them.

We have applied to list the ADSs on Nasdaq. As of the date of this prospectus, we have not received approval from Nasdaq to list the ADSs on the Nasdaq. We cannot assure you that we will be able to meet those initial listing requirements. Even if the ADSs are listed on Nasdaq, we cannot assure you that the ADSs will continue to be listed on Nasdaq. We will not proceed with this offering if the ADSs are not approved for listing on Nasdaq.

In addition, to maintain our listing on Nasdaq following this offering, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy Nasdaq criteria for maintaining our listing, the ADSs could be subject to delisting.

If the ADSs are delisted from Nasdaq, we could face significant consequences, including:

●	a limited availability for market quotations for the ADSs;

●	reduced liquidity with respect to the ADSs;

●	a determination that the ADS is a “penny stock,” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the ADSs;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

We are an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we are classified as a passive foreign investment company, United States taxpayers who own the ADSs or our Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a passive foreign investment company (“PFIC”) for any taxable year if, for such year, either:

●	at least 75% of our gross income for the year is passive income; or

●	the average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds the ADSs or our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our 2026 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status. Prospective U.S. Holders should note that, if we are determined to be a PFIC for any taxable year, we do not currently intend to prepare or provide the information that would enable investors to make a qualified electing fund election which, if available, would result in different (and generally, less adverse) U.S. federal income tax consequences under the PFIC rules.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one or more taxable years.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—United States Federal Income Taxation—PFIC.”

U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS ABOUT THE PFIC RULES, THE POTENTIAL APPLICABILITY OF THESE RULES TO THE COMPANY CURRENTLY AND IN THE FUTURE, AND THEIR FILING OBLIGATIONS IF THE COMPANY IS A PFIC.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and financial needs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and results of operations, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Industry Data and Forecasts

This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. However, we acknowledge our responsibility for all disclosures in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in this section, the section entitled “Risk Factors,” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a joint-stock corporation with limited liability organized under Japanese law. All of our executive officers and directors reside in Japan and significantly all of our assets and the assets of our executive officers and directors are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States or elsewhere outside Japan upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

City-Yuwa Partners, our counsel with respect to the laws of Japan, has advised us that there is doubt as to the enforceability in Japan, in original actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinois, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

USE OF PROCEEDS

Based upon the assumed initial public offering price of $8.00 per ADS, the mid-point of the price range set forth on the cover page of this prospectus, we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us, of approximately $25,133,260, assuming the Representative does not exercise its over-allotment option, and $29,273,260, if the Representative exercises its over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 44% for our DSMM project and the expansion of micAuto-PF, including the commercialization and scaling of DSMM and micAuto-PF, strategic investments to strengthen technologies, service offerings, and market access related to DSMM and micAuto-PF, the development and expansion of our service line-up, and the enhancement of foundational technologies that support DSMM and micAuto-PF;

●	approximately 36% for general corporate purposes, including working capital as well as operating expenses;

●	approximately 12% for strategic investments within our SDV and LBS segments, other than the DSMM and micAuto-PF-related initiatives described above, that offer complementary technologies, services, or market access to strengthen our competitive position; and

●	approximately 8% for marketing and advertising.

We currently have no commitments or agreements to make any strategic investments described above, and the actual allocation of these proceeds will depend on the availability of suitable opportunities.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have flexibility and discretion to apply the net proceeds of this offering. See “Risk Factors—Risks Relating to this Offering and the Trading Market—Our management has broad discretion to determine how to use the net proceeds raised in this offering and may use them in ways that may not enhance our results of operations or the price of the ADSs” beginning on page 32 of this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of the Companies Act. Under the Companies Act, the distribution of dividends takes the form of distribution of surplus, and a distribution of surplus may be made in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint-stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, general business conditions, contractual restrictions, and other factors that the board of directors may deem relevant.

If declared, holders of our outstanding shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the shares or any subsequent transfer of the shares. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation and the Companies Act. See “Description of Share Capital—Restriction on Distribution of Surplus” beginning on page 128 of this prospectus.

Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on our Ordinary Shares represented by ADSs to the same extent as the holders of our Ordinary Shares, less the fees and expenses payable under the deposit agreement in respect of, and any Japanese tax applicable to, such dividends. See “Material Income Tax Consideration—Japanese Taxation” and “Description of American Depositary Shares.” The depositary will generally convert JPY it receives into U.S. dollars and distribute the U.S. dollar amounts to holders of ADSs. Cash dividends on our Ordinary Shares, if any, will be paid in JPY.

CAPITALIZATION

The following table sets forth our capitalization as of August 31, 2025:

●	on an actual basis; and

●	on an as-adjusted basis to reflect the issuance and sale of 3,750,000 Ordinary Shares in the form of 3,750,000 ADSs by us in this offering based on the assumed initial public offering price of $8.00 per ADS, representing the mid-point of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, non-accountable expense allowance, and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of August 31, 2025
(In thousands except share amounts)	Actual	As-Adjusted (1)
	US$	US$
Cash and Cash Equivalents	58,977	84,110
Indebtedness:
Current liabilities:
Short-term borrowings	14,474	14,474
Non-current liabilities:
Long-term borrowing	20,772	20,772
Total Indebtedness	35,246	35,246
Mezzanine equity
Redeemable principal interests (313,300 shares issued and outstanding, actual; and nil shares issued and outstanding, as-adjusted)	752	-
Total mezzanine equity	752	-
Equity:
Ordinary Shares, no par value; 125,320,000 shares authorized; and 58,054,490 shares issued and 55,828,614 shares outstanding, actual; 125,320,000 shares authorized; and 61,804,490 shares issued and 59,891,914 shares outstanding, as-adjusted	3,268	3,268
Treasury shares, representing 1,912,576 Ordinary Shares, actual; and 1,912,576 Ordinary Shares, as-adjusted	(2,796)	(2,796)
Additional paid-in capital	6,792	32,051
Retained earnings	42,233	41,712
Accumulated other comprehensive income	424	424
Total Equity	49,921	74,659
Total Capitalization	85,919	109,905

(1)	The as-adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. We estimate that such net proceeds will be approximately $25.1 million, assuming the Representative does not exercise its over-allotment option, and $29.3 million if the Representative exercises its over-allotment option in full.

The information presented in the table above excludes 9,399,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY38.85 per Ordinary Share as of August 31, 2025.

DILUTION

If you invest in the ADSs, your interest will be diluted for each ADS you purchase to the extent of the difference between the initial public offering price per ADS and our net tangible book value per Ordinary Share underlying the ADS after this offering. Dilution results from the fact that the initial public offering price per ADS is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Ordinary Shares.

Our net tangible book value as of August 31, 2025 was $46.5 million, or $0.83 per Ordinary Share and $0.83 per ADS. Net tangible book value represents the amount of our total tangible assets, less the amount of our total liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as-adjusted for the offering) from the public offering price per share and after deducting the estimated underwriting discounts and the other estimated offering fees and expenses payable by us.

After giving effect to the sale of 3,750,000 ADSs in this offering based on the assumed initial public offering price of $8.00 per ADS, representing the mid-point of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, the non-accountable expense allowance, and the estimated offering expenses payable by us, and assuming no exercise of the over-allotment option, our as-adjusted net tangible book value as of August 31, 2025, would have been $71,652,332, or $1.20 per Ordinary Share and $1.20 per ADS. This represents an immediate increase in net tangible book value of $0.37 per Ordinary Share and $0.37 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of $6.80 per Ordinary Share and $6.80 per ADS to investors purchasing ADSs in this offering. The as-adjusted information discussed above is illustrative only.

A $1.00 increase (decrease) in the assumed initial public offering price of $8.00 per ADS would increase (decrease) our as-adjusted net tangible book value after giving effect to this offering by $3,450,000, the as-adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.06 per Ordinary Share and $0.06 per ADS, and decrease (increase) the dilution in the as-adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $(0.94) per Ordinary Share and $(0.94) per ADS, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

An increase (decrease) of 1,000,000 ADSs in the number of ADSs offered by us would increase (decrease) the as-adjusted net tangible book value after giving effect to this offering by $7,360,000 increase (decrease) the as-adjusted net tangible book value per Ordinary Share and per ADS after giving effect to this offering by $0.10 per Ordinary Share and $0.10 per ADS, and decrease (increase) the dilution in the as-adjusted net tangible book value per Ordinary Share and per ADS to new investors in this offering by $0.10 per Ordinary Share and $0.10 per ADS, based on the initial public offering price of $8.00 per ADS, and after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

The following tables illustrate such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price per Ordinary Share	$8.00	$8.00
Net tangible book value per Ordinary Share as of August 31, 2025	$0.83	$0.83
As-adjusted net tangible book value per Ordinary Share attributable to payments by new investors	$0.37	$0.37
As-adjusted net tangible book value per Ordinary Share immediately after this offering	$1.20	$1.20
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$6.80	$6.80

The following tables summarize, on the as-adjusted basis as of August 31, 2025, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary	Average Price Per
	Number	Percent	Amount	Percent	Share	ADS
	($ in thousands)
Existing shareholders	56,141,914	93.74%	$8,016,470	21.09%	$0.14	$0.14
New investors	3,750,000	6.26%	$30,000,000	78.91%	$8.00	$8.00
Total	59,891,914	100.00%	$38,016,470	100.00%	$0.63	$0.63

The as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at the pricing.

The foregoing information excludes 9,399,000 Ordinary Shares issuable upon the exercise of director and employee stock options at a weighted average exercise price of JPY38.85 per Ordinary Share as of August 31, 2025.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Micware was incorporated as a joint-stock corporation (kabushiki kaisha) with limited liability under Japanese law on March 3, 2003, in Hyogo, Japan. Micware completed its reorganization in March 2024 and since then has become a holding company, conducting substantially all of its businesses through subsidiaries. See “—Holding Company Reorganization.” As a holding company, our future operating revenue is dependent on our subsidiaries and the distribution of those earnings to us. See also “Risk Factors— We are a holding company and depend upon our operating subsidiaries for our cash flows.” Below is the list of Micware’s subsidiaries:

●	Micware Navigations (formerly known as Databroad Co., Ltd., “Databroad”) is engaged in development and sales of certain software and smartphone applications related to IVI and GPS services, including “naviAZ,” “PinnAR” and “BeatMap,” and broadcasting systems, as well as provision of cloud server. Micware Navigation was incorporated on May 2, 2008;

●	Micware Automotive (formerly known as HI Corporation) is engaged in development and sales of certain software services related to total Android-IVI solutions and Internet of Things (“IoT”)-based logistic tracking services, such as “micAuto,” “Wariate-kun,” and “CARE SUITE.” Micware Automotive was incorporated on April 17, 1989;

●	Micware Mobility is engaged in development and sales software related to mobility, such as taxi dispatch system, and provision of software validation services and video data collection and search engine platform “Mvcube.” Micware Mobility was established on March 4, 2024;

●	Micware Operation is providing supports to Micware and its subsidiaries relating to human resources, general affairs, corporate planning, procurement, intellectual property management, legal affairs, and other administrative tasks. Micware Operations was established on March 4, 2024;

●	Micware Create, formally known as Micware Challenged, was established as a special subsidiary under Article 44 of the Law for Employment Promotion of Persons with Disabilities. Micware Create is providing assistance in software development and other clerical works to Micware and its subsidiaries. Micware Create was established on March 1, 2024;

●	Micware North America is engaged in sales of IVI related software and quality verification in the North America region. Micware North America was established on June 3, 2014;

●	Micware Asia Pacific serves as an offshore software development base for Micware group and is engaged in sales of mobility-related software in the Asia Pacific region. Micware Asia Pacific was established on October 3, 2016; and

●	Micware Europe (formerly known as O-Well Germany GmbH) is engaged in sales of IVI related software in Europe and other region. Micware Europe was acquired by Micware on March 28, 2024.

Acquisition of Micware’s Wholly Owned Subsidiaries

Databroad

On June 28, 2019, Micware and Yoshiki Matsubara and Chikako Matsubara entered into a share transfer agreement, whereby Yoshiki Matsubara and Chikako Matsubara agreed to transfer all 700 ordinary shares of Databroad, a company focusing on the development of media systems, including data and text broadcasting on televisions, video on demand, and live streaming, for an aggregate consideration of JPY159 million. The purpose of the acquisition was to diversify our portfolio as well as employing Databroad’s know-how in broadcasting systems and expand our business into the broadcasting industry. The transfer became effective on July 16, 2019.

HI Corporation

On February 12, 2021, Micware entered into a share transfer agreement with Candera Japan Co., Ltd. and its parent company, ArtSpark HD Inc. (merged into CELYSYS Inc. (TYO:3663) in September 2022), whereby Candera agreed to transfer all 30,974 shares of HI Corporation, a joint-stock corporation with limited liability organized under Japanese law focusing on middleware development, licensing, and sales, to Micware for an aggregate consideration of JPY450 million. The transfer became effective on March 1, 2021. The purpose of the acquisition was to increase Micware’s software development capacity.

Micware Europe

On March 28, 2024, Micware and O-Well entered into a share purchase and assignment agreement, whereby O-Well agreed to sell one and only share of O-Well Germany GmbH, a then wholly owned subsidiary of O-Well, to Micware for the consideration of EUR1. The transfer became effective on March 28, 2024. The purpose of the acquisition was to establish Micware’s base in Germany. O-Well Germany GmbH’s name was changed to “Micware Europe GmbH” on the same day.

Holding Company Reorganization

On January 22, 2024, the board of directors approved the following organizational changes to split Micware’s internal companies into Micware’s wholly owned subsidiaries, causing Micware to be a holding company (the “Reorganization Plan”): (i) the execution of absorption-type company split agreement between Micware and Databroad, splitting Micware’s micNexus internal company and merging it with Databroad; (ii) the execution of absorption-type company split agreement between Micware and HI Corporation, splitting Micware’s micAuto internal company and merging it with HI Corporation; (iii) the implementation of incorporation-type company split plan, according to Article 763 of the Companies Act, splitting two of Micware’s an internal companies, micMobility and micHoldings, into two different joint-stock corporations with limited liability, namely Micware Mobility and Micware Operation; and (iv) the establishment of Micware Challenged.

On January 22, 2024, Micware entered into such absorption-type company split agreements with Databroad and HI Corporation, respectively. The splits were made free of consideration. The absorption-type company splits became effective on March 1, 2024. On the same day, the names of Databroad and HI Corporation were changed to “Micware Navigations Co., Ltd.” and “Micware Automotive Co., Ltd.,” respectively.

On March 1, 2024, Micware Challenged was established. Micware Challenged was renamed to “Micware Create Co., Ltd.” on May 26, 2025.

On March 4, 2024, the incorporation-type company split plan was implemented, and Micware Mobility and Micware Operation were established.

Share Split

On January 22, 2024, Micware’s board of directors approved a 130-for-1 share split of its issued and outstanding Ordinary Shares, which was based on a record date of February 29, 2024. On March 1, 2024, Micware effected the 130-for-1 share split of its issued and outstanding Ordinary Shares.

On February 16, 2026, the Company’s board of directors approved (i) a 241-for-1 share split of its issued and outstanding Ordinary Shares, and (ii) the increase of the number of authorized shares from 520,000 to 125,320,000. Such share split and increase of the number of authorized shares is expected to become effective on March 31, 2026.

Recent Business Acquisitions

On February 17, 2023, Micware entered into a software transfer agreement with Telecom Square Inc., a Japanese mobile telecommunication company (“Telecom Square”), to purchase “PinnAR,” a navigation mobile application with augmented reality technology incorporated, for a purchase price of JPY140 million, excluding consumption tax. According to the agreement, four employees were transferred from Telecom Square to Micware. Micware has agreed to cooperate in facilitating the transferred employees to continue working at Micware. The software was transferred to Micware on February 24, 2023.

On April 26, 2024, Micware Mobility entered into a business transfer agreement with DENSO Corporation (TYO: 6902, “Denso”). Under this agreement, Denso agreed to transfer its businesses related to smartphone applications that enable users to send locations selected on their smartphones to compatible car navigation systems. The applications are known as “NaviCon” in the Japanese market and “NaviBridge” in the international market. The transfer included certain software, contents, technical documentation, operational information, business information, intellectual properties, and contracts. The consideration for this transfer was JPY165 million, including consumption tax. The transfer became effective on March 31, 2025.

On January 31, 2025, Micware Mobility entered into a business transfer agreement with DENSO TEN Limited (“Denso Ten”). Under this agreement, Denso Ten agreed to transfer its business relating to the provision, development, and maintenance of taxi dispatch system to Micware Mobility. The transfer included certain assets and contracts. The consideration for this transfer was JPY60.5 million, including consumption tax. The transfer became effective on April 1, 2025.

Our Corporate Structure

The following chart illustrates our corporate structure as of the date of this prospectus.

(1)	Uni Electronics and O-Well each holds a half of the remaining 30% of the Micware North America’s shares of common stock.
(2)	The shares of Micware Asia Pacific’s common stocks are held by the following shareholders: (i) 23,997 shares by Micware, (ii) 5,000 shares by O-Well, (iii) 5,000 shares by Uni Electronics, (iv) one share by Kenji Narushima, (v) one share by Nobuyuki Yamashita, and (vi) one share by Yukihiro Yamashita.

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is designed to provide readers of our financial statements with a narrative from the perspective of Company’s management. You should read the following discussion and analysis of our results of operations and financial condition in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Disclosure Regarding Forward-Looking Statements,” and elsewhere in this prospectus.

Overview

We are a Japan-based provider of software development services and innovative IT solutions mainly focused on the automotive and mobility sectors. Our main focus is the development and sale of IVI systems that cover a broad range of modern car functionality from multimedia to navigation, human machine interface, telematics, and driver assistance. We also specialize in the development of navigation software and location information-based smartphone applications. Since the establishment of Micware in 2003, we have accumulated over 20 years of experience in software development in the automotive industry, which has translated into significant business growth. As of the date of this prospectus, our business is operated across Japan through 6 operating entities and 12 branch offices. We have also established subsidiaries in the U.S., Thailand, and Germany, for our operations overseas.

We present our results of operations by three categories:

●	SDV: relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	LBS: relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for B2B customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and B2C mobile app services unrelated to in-vehicle navigation.

We disaggregate our revenue into three categories: (i) software development services, (ii) licensing, and (iii) other software-related services.

(i)	We provide software development services that include the design and delivery of custom automotive software based on our proprietary IVI platform. Our platform supports a wide range of functions such as navigation, multimedia, and connectivity across Android-based and Linux-based environments, and enables efficient, modular development to meet a variety of customer requirements.

(ii)	We generate licensing revenue primarily by granting customers rights to use our proprietary software modules, such as navigation engines, under licensing arrangements. These modules are generally integrated into in-vehicle systems by Tier 1 suppliers and are licensed on a per-unit basis.

(iii)	We also provide other software-related services, which include after-sales maintenance and support services to customers who have licensed or developed software with us, as well as B2C mobile app services unrelated to in-vehicle navigation.

For the six months ended August 31, 2025, we had total revenue of JPY10,261.1 million (approximately US$69.9 million). For the six months ended August 31, 2025, revenue generated from software development services, licensing, and other software-related services was JPY8,061.8 million (approximately US$54.9 million), JPY1,466.9 million (approximately US$10.0 million), and JPY732.4 million (approximately US$5.0 million), respectively, constituting 78.6%, 14.3%, and 7.1% of our total revenue, respectively. For the fiscal years ended February 28, 2025 and February 29, 2024, we had total revenue of JPY21,119.3 million (approximately US$140.2 million) and JPY17,516.7 million, respectively. For the fiscal year ended February 28, 2025, revenue generated from software development services, licensing, and other software-related services was JPY17,178.2 million (approximately US$114.0 million), JPY3,175.1 million (approximately US$21.1 million), and JPY766.0 million (approximately US$5.1 million), respectively, constituting 81.4%, 15.0%, and 3.6% of our total revenue, respectively. For the fiscal year ended February 29, 2024, revenue generated from software development services, licensing, and other software-related services was JPY13,429.1 million, JPY3,364.6 million, and JPY723.1 million, respectively, constituting 76.7%, 19.2%, and 4.1% of our total revenue, respectively.

For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, we had net income of JPY702.9 million (approximately US$4.8 million), JPY1,330.6 million (approximately US$8.8 million), and JPY1,370.6 million, respectively. Unless otherwise indicated, references to net income in this section refer to net income attributable to the Company’s ordinary shareholders.

Key Factors Affecting Results of Operations

We operate in a highly competitive automotive software industry, and increased competition could adversely affect our revenue and profitability.

Many companies in the IVI industry are large-scale enterprises with abundant capital and human resources, and competition is becoming increasingly intense. In both the SDV and LBS domains, it is common to engage customers by first engaging in software development, which is later monetized through license income and licensing-related services. Because large-scale software development typically requires substantial resources, such large-scale enterprises are often in a more advantageous position when bidding for such projects, and thus represent a significant competitive threat. Indirectly, we also compete with the in-house development initiatives of OEMs, who are our customers in the IVI contract development space. Intensified competition may exert pressure on pricing and development schedules, which could materially and adversely affect our customer base, project unit prices, revenue, and profit margins. Heightened competition may also lead to a decrease in average revenue per customer and an increase in selling and recruiting expenses, which could negatively impact our profitability and cash flows.

We are highly dependent on a limited number of major customers, who are large OEMs with significant buying power, and this concentration poses risks to our business.

A substantial portion of our revenue is derived from a limited number of major customers, most of whom are large-scale OEMs in the automotive industry. These OEMs possess significant bargaining power due to their size, procurement scale, and internal technical capabilities. As a result, they are often able to demand favorable terms, including lower pricing, extended payment terms, and compressed development schedules, which can adversely affect our profit margins and cash flows. In addition, the high concentration of revenue among a few key customers exposes us to increased risk in the event of a loss, delay, or reduction in orders from any of these customers. Strategic decisions by such OEMs, including shifting to in-house development of IVI systems or changing suppliers due to cost, technical, or strategic considerations, could materially impact our revenue. Furthermore, because these OEMs often engage in long and complex product development cycles, any changes in their vehicle programs, volume forecasts, or launch timelines can directly influence the timing and amount of our recognized revenue. As competition in the IVI and SDV markets continues to intensify, these dynamics may become more pronounced, increasing the uncertainty of our business performance and operational planning.

The performance and retention of engineers are critical to our project execution capabilities and profitability.

Our business is highly dependent on the productivity and retention of skilled engineers with advanced technical capabilities. A significant portion of our workforce consists of experienced professionals with deep domain expertise and hands-on experience in areas such as SDVs and LBS. These engineers play a central role in ensuring project quality, on-time delivery, and customer satisfaction. The loss or departure of such experienced engineers could materially impair our development capacity, hinder our ability to meet project deadlines, and reduce our chances of securing new contracts or expanding existing ones. Furthermore, competition for engineering talent in the automotive software industry has been intensifying year by year, and the recruitment and retention of top-tier engineers remain critical and ongoing challenges for us. If we are unable to maintain a stable and highly capable engineering team, it may negatively impact our ability to secure projects and execute them efficiently. In such cases, we may become increasingly reliant on subcontractors and external partners, which could lead to higher costs, diminished quality control, and adverse effects on our profitability and cash flows. To maintain our competitive advantage and support sustainable growth, we intend to continue investing in talent acquisition, development, and retention.

We are highly dependent on the Japanese market, and any deterioration in the economic, social, or regulatory environment in Japan could materially and adversely affect our performance. At the same time, we believe our technology has demonstrated a certain level of competitiveness in the global market.

A substantial majority of our revenue is generated from customers located in Japan, and most of our personnel are also based in Japan. While we have established subsidiaries in North America, the EU, and Southeast Asia, revenue contributions from these overseas regions have remained limited on a consolidated basis to date. This geographic concentration makes us vulnerable to risks specific to the Japanese market. For example, a downturn in the Japanese economy, inflationary pressure, labor shortages, or changes in government policies and regulatory frameworks could materially and adversely affect our business operations, financial condition, and results of operations. In addition, region-specific disruptions such as natural disasters, public health emergencies, or geopolitical tensions could negatively impact our business continuity and our ability to provide services to customers. Our current dependency on the Japanese market also limits the regional diversification of our revenue base. If we are unable to expand our overseas operations and customer base in a timely and effective manner, it may become difficult to mitigate the risks of domestic market saturation or economic downturns, and our long-term growth prospects and resilience to external shocks could be adversely affected. On the other hand, our major customers—Japanese OEMs—have secured a significant share in the global automotive market. As our technologies are integrated into their products, this indicates that our solutions are being adopted and accepted by consumers worldwide. We view this as a positive factor that demonstrates the quality and global competitiveness of our technology and provides a potential foundation for our future international expansion. We intend to leverage this advantage to strengthen our business platform as we pursue growth opportunities beyond Japan.

Our recent group reorganization aimed at enhancing operational efficiency and business synergy may not achieve its intended results and could lead to increased complexity and operating costs.

In Mach 2024, we implemented a group reorganization to better integrate overlapping business operations and pursue synergies across the organization. Prior to the reorganization, our parent company operated three business units internally, while several businesses acquired externally—although partially overlapping in function—continued to operate as separate legal entities. As part of the reorganization, we consolidated these overlapping businesses by integrating the acquired companies with the relevant business units, aligning them more directly along functional lines. This restructuring was based on our belief that concentrating talent and operations under a unified structure would enhance management efficiency and organizational effectiveness. However, despite the time elapsed since the original acquisitions, integration of previously independent companies carries inherent risks. Post-merger integration challenges, such as cultural differences, system misalignment, inconsistent processes, and personnel attrition, may arise and could hinder the realization of expected synergies and operational improvements. Moreover, as part of the reorganization, we established new subsidiaries through company split processes, resulting in an increase in the number of legal entities within the group. This may lead to greater administrative and compliance costs, as well as increased complexity in group-level management and financial reporting. If we fail to successfully execute the reorganization or manage the expanded group structure effectively, our anticipated benefits may not materialize, and we may experience operational inefficiencies, increased costs, or disruption to our business activities, all of which could adversely affect our business, financial condition, and results of operations.

Trend Information

We are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future results of operations or financial condition.

Key Components of Our Results of Operations

Revenue

We disaggregate revenue into the following major categories:

Software development services

The Company generates revenue from software development services. This includes the design and delivery of custom automotive software based on the Company’s proprietary IVI platform. The platform supports a range of functions such as navigation, multimedia, and connectivity across Android- and Linux-based environments, and enables efficient, modular development for a variety of customer requirements.

Licensing

The Company grants customers rights to use its software modules, such as navigation engines, under licensing arrangements for a fixed term, in most cases between a three- and five-year time frame. These modules are generally integrated into in-vehicle systems by Tier 1 suppliers and licensed on a per-unit basis.

Other Software-Related Services

The Company generates other software-related revenue primarily from after-sales maintenance and support services provided to customers who have licensed or developed software with the Company. The Company also earns revenue from bundled equipment-and-software arrangements, primarily through the Company’s Mvcube service, which is classified as sales-type leases.

Cost of revenue and gross profit

Cost of revenue consists primarily of employee-related expenses, material costs, outsourcing expenses, license fees, project-related transportation costs, rental fees, communication costs, and allocated overhead. Employee-related expenses include salaries, bonuses, accrued vacation expenses, and fringe benefits.

Our ability to lower our cost of revenue depends on our capability to improve engineer utilization and productivity, enhance customer acquisition and retention, increase our share of spend within OEM customers, increase unit pricing per customer or project, and achieve cost reductions in outsourcing as well as procurement from our suppliers.

Our employees are a critical asset, necessary for our continued success. Therefore, we expect to continue hiring talented employees and providing them with competitive compensation programs. We manage the utilization levels of our delivery professionals through strategic hiring practices, dynamic management of staff, and efficient staffing of projects. Some of these professionals are hired and trained to work for specific customers or on specific projects. Our staff utilization also depends on the general economy and its effect on our customers and their business decisions regarding the use of our services.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all operating costs of the Company, except cost of revenue, as described above. These primarily consist of directors’ and staff costs, recruitment costs, promotion fees, professional fees, commission fees, rental fees, depreciation, transportation costs, and advertisement fees. Since we do not operate separate sales departments, our operating costs related to selling activities are managed together with administrative costs, as they serve similar functions and pertain to the same aspects of the business. Accordingly, the Company has consolidated them into a single line item under this title.

After the completion of this offering, we expect to incur on an ongoing basis certain new cost related to the requirements of being a publicly traded company, including insurance, accounting, legal, and other professional services costs, which could be material.

Research and development expenses

Research and development expenses include costs attributable to the conduct of research and development programs, including employee-related expenses, rental fees, utility costs, professional service costs, and material costs used for research and development activities, and related transportation expenses.

Interest expenses, net

Interest expenses consist primarily of interest on loans and finance leases. Interest income consists primarily of interest received on cash and cash equivalents.

Other income (expenses), net

Other income (expenses), net consists of one-time gains and losses and other miscellaneous income and expense items unrelated to our core operations, including gains or losses from foreign currency exchange, and gains or losses from change in fair market value of equity securities.

Income taxes expenses

We account for income taxes using the asset and liability method under U.S. GAAP, whereby deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Income tax expenses reflect income earned and taxed, in jurisdictions in which we conduct business.

Results of Operations

The following table sets forth our selected profit or loss data, both in absolute amount and as a percentage of total revenue, for the six months ended August 31, 2025 and 2024, and the fiscal years ended February 28, 2025 and February 29, 2024, respectively. This information should be read together with our financial statements and related notes included elsewhere in this prospectus. The results of operations in any year are not necessarily indicative of the results that may be expected for any future year.

Comparison of Results of Operations for the Fiscal Years Ended February 28, 2025 and February 29, 2024

	For the Fiscal Years Ended					Fluctuation
	February 29, 2024		February 28, 2025	February 28, 2025
	JPY	%	JPY	US$	%	JPY	%
REVENUE
Software Development Services	13,429,070	76.7%	17,178,200	114,034	81.4%	3,749,130	27.9%
Licensing	3,364,605	19.2%	3,175,130	21,078	15.0%	(189,475)	(5.6)%
Software-related Services	723,056	4.1%	765,974	5,085	3.6%	42,918	5.9%
TOTAL REVENUE	17,516,731	100.0%	21,119,304	140,197	100.0%	3,602,573	20.6%
COST OF REVENUE	12,193,425	69.6%	13,729,851	91,143	65.0%	1,536,426	12.6%
GROSS PROFIT	5,323,306	30.4%	7,389,453	49,054	35.0%	2,066,147	38.8%
OPERATING EXPENSES
Selling, general, and administrative expenses	2,469,969	14.1%	4,171,455	27,692	19.8%	1,701,486	68.9%
Research and development expenses	960,940	5.5%	1,057,697	7,021	5.0%	96,757	10.1%
TOTAL OPERATING EXPENSES	3,430,909	19.6%	5,229,152	34,713	24.8%	1,798,243	52.4%
OPERATING PROFIT	1,892,397	10.8%	2,160,301	14,341	10.2%	267,904	14.2%
OTHER INCOME (EXPENSE), NET	46,672	0.3%	(123,754)	(821)	(0.6)%	(170,426)	(365.2)%
INCOME BEFORE INCOME TAX PROVISION	1,939,069	11.1%	2,036,547	13,520	9.6%	97,478	5.0%
PROVISION (BENEFIT) FOR INCOME TAXES
Current	703,501	4.0%	953,843	6,332	4.5%	250,342	35.6%
Deferred	(163,968)	(0.9)%	(271,623)	(1,803)	(1.3)%	(107,655)	65.7%
TOTAL PROVISION FOR INCOME TAXES	539,533	3.1%	682,220	4,529	3.2%	142,687	26.4%
NET INCOME	1,399,536	8.0%	1,354,327	8,991	6.4%	(45,209)	(3.2)%
Less: net income attributable to non-controlling interests	(28,902)	(0.2)%	(23,709)	(157)	(0.1)%	5,193	(18.0)%
NET INCOME ATTRIBUTABLE TO THE COMPANY’S ORDINARY SHAREHOLDERS	1,370,634	7.8%	1,330,618	8,834	6.3%	(40,016)	(2.9)%

Comparison of Results of Operations for the Six Months Ended August 31, 2025 and 2024

	For the Six Months ended August 31,					Fluctuation
	2024		2025	2025
	JPY	%	JPY	US$	%	JPY	%
REVENUE
Software Development Services	7,840,687	82.3%	8,061,829	54,879	78.6%	221,142	2.8%
Licensing	1,294,896	13.6%	1,466,879	9,986	14.3%	171,983	13.3%
Software-related Services	393,012	4.1%	732,378	4,986	7.1%	339,366	86.4%
TOTAL REVENUE	9,528,595	100.0%	10,261,086	69,851	100.0%	732,491	7.7%
COST OF REVENUE	6,470,247	67.9%	7,040,540	47,927	68.6%	570,293	8.8%
GROSS PROFIT	3,058,348	32.1%	3,220,546	21,924	31.4%	162,198	5.3%
OPERATING EXPENSES
Selling, general, and administrative expenses	1,609,923	16.9%	1,916,500	13,046	18.7%	306,577	19.0%
Research and development expenses	417,379	4.4%	519,153	3,534	5.1%	101,774	24.4%
TOTAL OPERATING EXPENSES	2,027,302	21.3%	2,435,653	16,580	23.8%	408,351	20.1%
OPERATING PROFIT	1,031,046	10.8%	784,893	5,344	7.6%	(246,153)	(23.9)%
OTHER INCOME (EXPENSE), NET	(75,790)	(0.8)%	111,551	759	1.1%	187,341	(247.2)%
INCOME BEFORE INCOME TAX PROVISION	955,256	10.0%	896,444	6,103	8.7%	(58,812)	(6.2)%
PROVISION (BENEFIT) FOR INCOME TAXES
Current	408,071	4.3%	514,044	3,499	5.0%	105,973	26.0%
Deferred	(172,764)	(1.8)%	(326,400)	(2,222)	(3.2)%	(153,636)	88.9%
TOTAL PROVISION FOR INCOME TAXES	235,307	2.5%	187,644	1,277	1.8%	(47,663)	(20.3)%
NET INCOME	719,949	7.5%	708,800	4,826	6.9%	(11,149)	(1.5)%
Less: net income attributable to non-controlling interests	(23,519)	(0.2)%	(5,867)	(40)	(0.1)%	17,652	(75.1)%
NET INCOME ATTRIBUTABLE TO THE COMPANY’S ORDINARY SHAREHOLDERS	696,430	7.3%	702,933	4,786	6.8%	6,503	0.9%

The following discussion presents segment-level changes in revenue, cost of revenue, selling, general, and administrative expenses, and research and development expenses on a gross basis (before intersegment eliminations). “Other” includes both minor business operations and intersegment eliminations. The sum of segment-level increases and decreases reconciles to the consolidated changes in revenue, cost of revenue, selling, general, and administrative expenses, and research and development expenses.

Revenue

Total revenue was JPY21,119.3 million for the year ended February 28, 2025, an increase of JPY3,602.6 million, or 20.6%, from JPY17,516.7 million for the year ended February 29, 2024.

Revenue—Software Development Services

Revenue from software development services was JPY17,178.2 million for the fiscal year ended February 28, 2025, an increase of JPY3,749.1 million, or 27.9%, from JPY13,429.1 million for the fiscal year ended February 29, 2024. This increase was primarily attributable to (i) a JPY3,842.0 million increase in sales in the SDV segment, driven by the expansion of SDV-related projects for existing related party customers (See “Related Party Transactions”), and (ii) a JPY1,025.1 million increase in sales in the LBS segment, primarily attributable to higher sales to existing related party customers for in-vehicle navigation software systems and the addition of a new OEM customer. These increases were partially offset by (iii) a JPY1,118.0 million decrease in sales in the Other segment, mainly due to increased intersegment eliminations, which grew in line with higher revenue, including intersegment transactions, in the SDV and LBS segments.

Revenue—Licensing

Revenue from licensing was JPY3,175.1 million for the fiscal year ended February 28, 2025, a decrease of JPY189.5 million, or 5.6%, from JPY3,364.6 million for the fiscal year ended February 29, 2024. This decrease in revenue was primarily attributable to a JPY262.1 million decrease in the LBS segment, which resulted from a change in the transaction structure with our supplier. Until December 2023, during the fiscal year ended February 29, 2024, we procured SD cards, preloaded them with our navigation software and map data, and then delivered the SD cards to customers. For the year ended February 28, 2025, while we continued to provide the navigation software and map data to the supplier, the procurement of SD cards and preloading were transferred to the supplier. This change resulted in lower costs primarily associated with SD cards and, consequently, lower transaction prices of our licensing agreements and accordingly lower revenue. The remainder of the net change was primarily due to a JPY72.4 million increase in sales in the SDV segment, and a JPY0.2 million increase in sales in the Other segment.

Revenue—Software-related Services

Revenue from software-related services was JPY766.0 million for the fiscal year ended February 28, 2025, an increase of JPY42.9 million, or 5.9%, from JPY723.1 million for the fiscal year ended February 29, 2024, reflecting (i) a JPY99.9 million increase in the SDV segment, mainly attributable to higher demand for Android OS support services from IVI system manufacturer customers, (ii) a JPY33.9 million increase in the LBS segment, primarily due to increased demand for our cloud services provided to OEM customers, and (iii) a JPY90.8 million decrease in the Other segment, mainly attributable to higher intersegment eliminations driven by the revenue growth in the SDV and LBS segments described in (i) and (ii).

Total revenue was JPY10,261.1 million for the six months ended August 31, 2025, an increase of JPY732.5 million, or 7.7%, from JPY9,528.6 million for the six months ended August 31, 2024.

Revenue—Software Development Services

Revenue from software development services was JPY8,061.8 million for the six months ended August 31, 2025, an increase of JPY221.1 million, or 2.8%, from JPY7,840.7 million for the six months ended August 31, 2024. This increase was primarily attributable to a JPY603.0 million increase in sales in the SDV segment, driven by the expansion of SDV-related projects for an existing related party customer (see “Related Party Transactions”), partially offset by (i) a JPY135.9 million decrease in sales in the LBS segment, which reflected a JPY211.4 million increase in sales attributable to higher sales to existing related party customers for in-vehicle navigation software systems and the addition of a new OEM customer, and a JPY329.7 million decrease in sales attributable to a reduction in software development projects as certain existing customers transitioned to the mass production phase, as well as (ii) a JPY245.9 million decrease in sales in the Other segment, mainly due to increased intersegment eliminations, which grew in line with higher revenue, including intersegment transactions, in the SDV segment.

Revenue—Licensing

Revenue from licensing was JPY1,466.9 million for the six months ended August 31, 2025, an increase of JPY172.0 million, or 13.3%, from JPY1,294.9 million for the six months ended August 31, 2024. This increase in revenue was primarily attributable to a JPY187.9 million increase in sales in the LBS segment, primarily attributable to higher sales to existing related party customers for in-vehicle navigation software systems. This increase was partially offset by a JPY11.5 million decrease in the SDV segment, mainly due to a decrease in licensing revenue for an existing customer. The remainder of the net change was primarily due to a JPY4.4 million decrease in sales in the Other segment.

Revenue—Software-related Services

Revenue from software-related services was JPY732.4 million for the six months ended August 31, 2025, an increase of JPY339.4 million, or 86.4%, from JPY393.0 million for the six months ended August 31, 2024, reflecting (i) a JPY183.1 million increase in the LBS segment, primarily due to increased demand for our cloud services provided to an OEM customer, (ii) a JPY82.9 million increase in the SDV segment, mainly attributable to revenue contributions from the business acquired through a business combination during the current period, and (iii) a JPY73.4 million increase in the Other segment, mainly attributable to higher intersegment eliminations driven by the revenue growth in the LBS segment.

Cost of revenue and gross profit

Cost of revenue was JPY13,729.9 million for the fiscal year ended February 28, 2025, an increase of JPY1,536.4 million, or 12.6%, from JPY12,193.4 million for the fiscal year ended February 29, 2024. This increase was primarily attributable to higher revenue for the fiscal year ended February 28, 2025, which resulted in an overall increase in cost of revenue of approximately JPY2,271.5 million, consisting of (i) an increase of approximately JPY2,205.2 million in outsourcing costs and personnel expenses driven by the expansion of SDV-related projects for existing OEM customers that are related parties, and (ii) an increase of approximately JPY66.3 million in outsourcing costs and personnel expenses attributable to the acquisition of new OEM customers of LBS-related projects. This increase was partially offset by a further reduction of approximately JPY732.6 million related to SD card procurement and preloading following the transfer of quality control responsibility to the supplier.

Although cost of revenue increased, overall gross margins improved primarily due to a shift in the composition of license fee revenue toward higher-margin services for an existing OEM customer, and the discontinuation of the low-margin SD card procurement and preloading business, as described under “— Revenue—Licensing,” which further contributed to profitability. This positive impact was partly offset by lower margins, largely resulting from an increased reliance on subcontracting to secure capacity in response to the expansion of software development projects for an existing OEM customer. As a result, the rate of increase in cost of revenue was lower than the rate of revenue growth. Consequently, our gross profit increased by JPY2,066.1 million, from JPY5,323.3 million for the fiscal year ended February 29, 2024 to JPY7,389.5 million for the fiscal year ended February 28, 2025, and our gross profit margin improved by 4.6 percentage points, from 30.4% to 35.0% over the same period.

Cost of revenue was JPY7,040.5 million for the six months ended August 31, 2025, an increase of JPY570.3 million, or 8.8%, from JPY6,470.2 million for the six months ended August 31, 2024. This increase was primarily attributable to (i) a JPY525.2 million increase in outsourcing costs and personnel expenses driven by the expansion of SDV-related projects for existing OEM customers that are related parties, and (ii) a JPY113.0 million increase in outsourcing costs and personnel expenses driven by higher sales to existing related party customers for in-vehicle navigation software systems of LBS-related projects.

Our gross profit increased by JPY162.2 million, from JPY3,058.3 million for the six months ended August 31, 2024 to JPY3,220.5 million for the six months ended August 31, 2025, and our gross profit margin lowered by 0.7 percentage points, from 32.1% to 31.4% over the same period.

Upon the consummation of the initial public offering, we will recognize the remaining unrecognized share-based compensation expense related to share option awards that vest upon completion of the initial public offering. Based on the fair value of the outstanding share options as of August 31, 2025, we expect to recognize a one-time non-cash expense of approximately JPY92.9 million within cost of revenue in the period when the IPO is completed. The recognition of this expense is expected to temporarily increase cost of revenue and reduce gross profit and operating profit for that period.

Selling, general, and administrative expenses

Selling, general, and administrative expenses were JPY4,171.5 million for the fiscal year ended February 28, 2025, an increase of JPY1,701.5 million, or 68.9%, from JPY2,470.0 million for the fiscal year ended February 29, 2024.

This increase was primarily attributable to:

(i)	Personnel expenses, which increased by JPY894.1 million in total, including JPY249.1 million, mainly due to headcount growth and higher compensation in line with the expansion of operations, as well as the addition of executive personnel and higher executive compensation.

(ii)	Rental fees, which increased by JPY306.1 million, primarily due to the rent commencement of an innovation lab in Osaka in August 2024 and relocations of a couple of existing offices to larger offices to accommodate headcount growth, resulting in higher rental obligations.

(iii)	Professional fees, which increased by JPY239.5 million, primarily due to higher professional service fees related to the initial public offering, including audit fees and accounting advisory fees, that were expensed as incurred rather than capitalized as deferred offering costs, as well as real estate brokerage fees related to the opening of the Osaka innovation lab.

Selling, general, and administrative expenses were JPY1,916.5 million for the six months ended August 31, 2025, an increase of JPY306.6 million, or 19.0%, from JPY1,609.9 million for the six months ended August 31, 2024.

This increase was primarily attributable to:

(i)	Personnel expenses, which increased by JPY85.5 million in total, mainly due to headcount growth and higher compensation in line with the expansion of operations.

(ii)	Rental fees, which increased by JPY71.7 million, primarily due to the rent commencement of an innovation lab in Osaka in August 2024 and relocations of a couple of existing offices to larger offices to accommodate headcount growth, resulting in higher rental obligations.

(iii)	Advertising expenses, which increased by JPY38.6 million, primarily due to increased marketing and promotional expenditures, mainly related to industry exhibitions and related services.

(iv)	Depreciation and amortization expenses, which increased by JPY22.0 million, primarily due to higher depreciation associated with increases in leasehold improvements and office equipment, resulting from the establishment of the innovation lab in Osaka and the relocation of a couple of existing offices to larger offices.

Consistent with the discussion under “Cost of revenue and gross profit” on page 55, based on the fair value of the outstanding share options as of August 31, 2025, we expect to recognize a one-time non-cash expense of approximately JPY190.9 million within selling, general and administrative expenses in the period when the initial public offering is completed. The recognition of this expense is expected to temporarily increase in operating expenses and reduce operating profit for that period.

Research and development expenses

Research and development expenses were JPY1,057.7 million for the fiscal year ended February 28, 2025, an increase of JPY96.8 million, or 10.1%, from JPY960.9 million for the fiscal year ended February 29, 2024. This increase was primarily attributable to an increased expenditures related to the DSMM project, as discussed in the “Business” section.

Research and development expenses were JPY519.2 million for the six months ended August 31, 2025, an increase of JPY101.8 million, or 24.4%, from JPY417.4 million for the six months ended August 31, 2024. This increase was primarily attributable to increased expenditures related to the DSMM project.

Our research and development expenses are expected to increase continuously, primarily driven by DSMM-related activities. The level of DSMM-related research and development activities are expected to increase further during the fiscal years ending February 28, 2026 and February 28, 2027. Key risks and uncertainties with respect to our future research and development expenses that are reasonably likely to have a material effect on our revenue, income from continuing operations, profitability, liquidity, or capital resources include (i) delays and underperformance of our research and development activities, (ii) technical challenges found in the research and development process and regulatory changes, resulting in higher research and development expenses, and (iii) delays in expanding data sources, such as Mvcube, necessary for the development of our 3D mapping database, affecting the development of new services.

Our research and development efforts have followed a clear multi-year roadmap. For the fiscal year ended February 28, 2023, we primarily conducted foundational research on DSMM and Mvcube, which provides the underlying data source for DSMM. For the fiscal year ended February 29, 2024, our focus was on the conceptual design of DSMM. For the fiscal year ended February 28, 2025, we established the development framework and commenced foundational technology development of DSMM. For the six months ended August 31, 2025, we continued to advance these development activities in line with our roadmap. For the fiscal year ending February 28, 2026, we are advancing both foundational and service-level development, and patent applications and licenses related to DSMM as of the date of this prospectus are described under “Business—Our Competitive Strengths—Technical Strength in Advanced Generative Technology” on page 84. For the fiscal year ending February 28, 2027, we plan to begin full-scale service and platform development based on DSMM, followed by service enhancement and global expansion for the fiscal year ending February 29, 2028, and beyond. Consequently, no material revenue contribution is expected through the fiscal year ending February 28, 2026, while commercialization effects are anticipated from the fiscal year ending February 28, 2027, though the scale remains uncertain.

Consistent with the discussion under “Cost of revenue and gross profit” on page 55, based on the fair value of the outstanding share options as of August 31, 2025, we expect to recognize a one-time non-cash expense of approximately JPY8.6 million within research and development expenses in the period when the initial public offering is completed. The recognition of this expense is expected to temporarily increase in operating expenses and reduce operating profit for that period.

Other income (expense), net

Other income (expense), net was a net expense of JPY123.8 million for the fiscal year ended February 28, 2025, compared to net income of JPY46.7 million for the fiscal year ended February 29, 2024, representing a deterioration of JPY170.4 million. This change was primarily attributable to: (i) JPY44.4 million in losses from the change in fair market value of equity securities, whereas the fiscal year ended February 29, 2024 included JPY71.2 million of valuation gains, resulting in a deterioration of JPY115.6 million, (ii) JPY34.5 million in losses from foreign currency exchanges, whereas a JPY8.9 million gain was recorded for the fiscal year ended February 29, 2024, and (iii) an increase in interest expenses, net of JPY12.5 million as a result of an increase in the average loan balance for the fiscal year ended February 28, 2025.

Other income (expense), net was net income of JPY111.6 million for the six months ended August 31, 2025, compared to a net expense of JPY75.8 million for the six months ended August 31, 2024, representing an improvement of JPY187.4 million. This change was primarily attributable to: (i) a JPY106.8 million gain on bargain purchase recognized in connection with a business acquisition, reflecting the fair value of certain acquired receivables and software exceeding the fixed purchase consideration for the six months ended August 31, 2025, and (ii) a JPY54.2 million decrease in losses from foreign currency exchanges.

Provision for income taxes

Provision for income taxes was JPY682.2 million for the fiscal year ended February 28, 2025, an increase of JPY142.7 million, or 26.4%, from JPY539.5 million for the fiscal year ended February 29, 2024. Our effective tax rate increased from 27.8% in the fiscal year ended February 29, 2024 to 33.5% in the fiscal year ended February 28, 2025. The current portion of provision for income taxes increased by JPY250.3 million, primarily due to higher non-deductible executive compensation and a reduction in available tax credits. This increase was partially offset by a JPY107.7 million increase in the deferred portion of benefit for income taxes, mainly due to a reduction in valuation allowance following the reorganization, which enabled the scheduling of certain deductible temporary differences.

Provision for income taxes was JPY187.6 million for the six months ended August 31, 2025, a decrease of JPY47.7 million, or 20.3%, from JPY235.3 million for the six months ended August 31, 2024. Our effective tax rate decreased from 24.6% for the six months ended August 31, 2024 to 20.9% for the six months ended August 31, 2025, both of which were lower than the Japanese statutory income tax rate of 30.6%. For the six months ended August 31, 2024, the lower effective tax rate was primarily due to losses at the parent company following the reorganization, resulting in no income-based taxes incurred during the period and income tax benefits from the reversal of enterprise tax-related tax effects recognized in the prior year. For the six months ended August 31, 2025, the effective tax rate was below the statutory rate mainly due to tax-exempt dividend income from subsidiaries under Japanese tax regulations.

Net income attributable to non-controlling interests

Net income attributable to non-controlling interests was JPY23.7 million for the fiscal year ended February 28, 2025, a decrease of JPY5.2 million, or 18.0%, from JPY28.9 million for the fiscal year ended February 29, 2024. The decrease in net income attributable to non-controlling interests was primarily due to lower net income generated by Micware North America and Micware Asia Pacific with non-controlling shareholders, which in turn resulted in an increase in net income attributable to our ordinary shareholders.

Net income attributable to non-controlling interests was JPY5.9 million for the six months ended August 31, 2025, a decrease of JPY17.7 million, or 75.1%, from JPY23.5 million for the six months ended August 31, 2024. The decrease in net income attributable to non-controlling interests was primarily due to lower net income generated by Micware North America with non-controlling shareholders, which in turn resulted in an increase in net income attributable to our ordinary shareholders.

Liquidity and Capital Resources

Our primary source of liquidity historically has been cash generated from our business operations, bank loans, and equity contributions from our shareholders, which have historically been sufficient to meet our working capital and capital expenditure requirements.

As of February 29, 2024 and February 28, 2025, our cash and cash equivalents were JPY4,189.6 million and JPY7,670.5 million, respectively. Our cash and cash equivalents consist of cash in bank and cash on hand.

The following table sets forth the breakdown and terms of our outstanding borrowings as of February 29, 2024 and February 28, 2025.

Short-term borrowings consisted of the following:

	Maturity	Effective Interest Rate	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
			JPY	JPY	US$
			(In thousands)
The Awaji Shinkin Bank(1)	July 2024	0.60%	220,000	-	-

(1)	The borrowings were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit.

Long-term borrowings consisted of the following:

	Maturity	Effective Interest Rate	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
			JPY	JPY	US$
				(In thousands)
The Awaji Shinkin Bank(1)	April 2025 - April 2030	0.60% - 0.95%	1,296,172	1,369,156	9,089
Sumitomo Mitsui Banking Corporation(2)	March 2025 - January 2030	0.53% - 1.19%	593,344	1,974,026	13,104
The Iyo Bank, Ltd.	June 2025 - March 2026	1.20% - 1.28%	183,335	83,339	553
The Bank of Fukuoka, Ltd.	September 2025	0.86%	158,339	58,343	387
MUFG Bank, Ltd.	March 2026 - March 2029	0.30% - 0.79%	875,005	1,591,683	10,566
The Minato Bank, Ltd.	December 2025 - June 2028	0.68% - 0.98%	617,136	417,540	2,772
The Hiroshima Bank, Ltd.	April 2026	1.00%	216,660	116,652	774
The San-in Godo Bank, Ltd.	November 2026	0.80%	274,998	174,990	1,162
The Kiyo Bank, Ltd.	January 2028	1.05%	391,671	291,675	1,937
Total long-term borrowings			4,606,660	6,077,404	40,344

Current portion of long-term borrowings			1,376,204	1,804,164	11,977

Non-current portion of long-term borrowings			3,230,456	4,273,240	28,367

(1)	As of February 29, 2024 and February 28, 2025, JPY98.6 million and JPY82.6 million ($0.5 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.
(2)	As of February 29, 2024 and February 28, 2025, JPY60.0 million and JPY60.0 million ($0.4 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.

Interest expenses for the fiscal years ended February 29, 2024 and February 28, 2025 amounted to JPY36.4 million and JPY52.3 million ($0.3 million), respectively.

As of February 28, 2025, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

	JPY	US$
Fiscal year	(In thousands)
2026	1,804,164	11,977
2027	1,956,369	12,987
2028	1,238,876	8,224
2029	823,555	5,467
2030	251,852	1,672
Thereafter	2,588	17
Total long-term borrowings	6,077,404	40,344

The Company’s loan agreements contain covenants, which require compliance with financial ratios. As of February 29, 2024 and February 28, 2025, the Company was in compliance with all the financial covenants under its existing loan agreements.

As of February 28, 2025 and August 31, 2025, our cash and cash equivalents were JPY7,670.5 million and JPY8,663.7 million, respectively. Our cash and cash equivalents consist of cash in bank and cash on hand.

The following table sets forth the breakdown and terms of our outstanding borrowings as of February 28, 2025 and August 31, 2025.

Long-term borrowings consisted of the following:

	Maturity	Effective Interest Rate	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
			JPY	JPY	US$
				(In thousands)
The Awaji Shinkin Bank(1)	January 2026 - April 2030	0.60% - 0.95%	1,369,156	1,150,724	7,833
Sumitomo Mitsui Banking Corporation(2)	November 2026 - January 2030	0.54% - 1.19%	1,974,026	1,764,690	12,013
The Iyo Bank, Ltd.	March 2026	1.28%	83,339	44,460	303
The Bank of Fukuoka, Ltd.	September 2025	0.86%	58,343	8,345	57
MUFG Bank, Ltd.	March 2026 - March 2029	0.30% - 0.79%	1,591,683	1,441,689	9,814
The Minato Bank, Ltd.	December 2025 - June 2028	0.68% - 0.98%	417,540	334,375	2,276
The Hiroshima Bank, Ltd.	April 2026	1.00%	116,652	66,648	454
The San-in Godo Bank, Ltd.	November 2026	0.80%	174,990	124,986	851
The Kiyo Bank, Ltd.	January 2028	1.05%	291,675	241,677	1,645
Total long-term borrowings			6,077,404	5,177,594	35,246

Current portion of long-term borrowings			1,804,164	2,126,161	14,474

Non-current portion of long-term borrowings			4,273,240	3,051,433	20,772

(1)	As of February 28, 2025 and August 31, 2025, JPY82.6 million and JPY74.6 million ($0.5 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.
(2)	As of February 28, 2025 and August 31, 2025, JPY60.0 million and JPY60.0 million ($0.4 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.

Interest expenses for the six months ended August 31, 2024 and 2025 amounted to JPY23.6 million and JPY25.1 million ($0.2 million), respectively.

As of August 31, 2025, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

	JPY	US$
	(In thousands)
Years ending August 31,
2026	2,126,161	14,474
2027	1,384,146	9,422
2028	1,058,455	7,205
2029	534,870	3,641
2030	73,962	504
Thereafter	-	-
Total long-term borrowings	5,177,594	35,246

The Company’s loan agreements contain covenants, which require compliance with financial ratios. As of February 28, 2025 and August 31, 2025, the Company was in compliance with all the financial covenants under its existing loan agreements.

We believe that our current cash and cash equivalents from operations and borrowings from banks will be sufficient to meet our working capital needs for at least the next 12 months.

However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures, or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities, and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth our selected cash flow data for the fiscal years ended February 29, 2024 and February 28, 2025:

	For the Fiscal Years Ended
	February 29,	February 28,	February 28,
	2024	2025	2025
	JPY	JPY	US$
	(In thousands)
Net cash provided by operating activities	403,053	2,229,239	14,801
Net cash used in investing activities	(219,002)	(633,089)	(4,203)
Net cash provided in financing activities	38,959	1,885,321	12,515
Effect of foreign exchange rate changes on cash and cash equivalents	38,742	(644)	(4)
Cash and cash equivalents at the beginning of the fiscal year	3,927,884	4,189,636	27,812
Cash and cash equivalents at the end of the fiscal year	4,189,636	7,670,463	50,919

Operating Activities

Net cash provided by operating activities for the fiscal year ended February 29, 2024 was JPY403.1 million, which primarily reflected our net income of JPY1,399.5 million as mainly adjusted for: (i) amortization of operating lease right-of-use assets of 651.6 million, (ii) depreciation and amortization expenses of JPY423.6 million, and (iii) deferred tax benefit of JPY164.0 million.

Adjustment for changes in working capital primarily consisted of: (i) a JPY1,948.5 million increase in contract assets, (ii) a JPY1,218.0 million decrease in accounts receivable, (iii) a JPY658.6 million decrease in operating lease liabilities, (iv) a JPY489.6 million decrease in accrued expenses and other liabilities, (v) a JPY347.7 million increase in prepayments and other assets, (vi) a JPY208.8 million increase in contract liabilities, and (vii) a JPY147.3 million increase in accounts payable.

Net cash provided by operating activities for the fiscal year ended February 28, 2025 was JPY2,229.2 million, which primarily reflected our net income of JPY1,354.3 million as mainly adjusted for: (i) amortization of operating lease right-of-use assets of 929.7 million, (ii) depreciation and amortization expenses of JPY441.9 million, and (iii) deferred tax benefit of JPY271.6 million.

Adjustment for changes in working capital primarily consisted of: (i) a JPY1,636.2 million decrease in contract assets, (ii) a JPY1,448.1 million increase in prepayments and other assets, (iii) a JPY704.1 million increase in accounts receivable, (iv) a JPY705.0 million decrease in operating lease liabilities, (v) a JPY545.9 million increase in accrued expenses and other liabilities, (vi) a JPY470.6 million increase in income tax payable, (vii) a JPY340.6 million increase in tax receivables, and (viii) a JPY170.0 million increase in contract liabilities.

Investing Activities

Net cash used in investing activities for the fiscal year ended February 29, 2024 was JPY219.0 million, mainly attributable to: (i) payment for purchase of property and equipment of JPY180.7 million and (ii) payment for investment of JPY50.0 million.

Net cash used in investing activities for the fiscal year ended February 28, 2025 was JPY633.1 million, mainly attributable to payment for purchase of property and equipment of JPY595.0 million.

Financing Activities

Net cash provided by financing activities for the fiscal year ended February 29, 2024 was JPY39.0 million, attributable to: (i) proceeds from bank loans in the amount of JPY5,300.0 million, (ii) repayment of bank loans of JPY4,278.0 million, (iii) purchase of treasury shares of JPY2,618.6 million, and (iv) reissuance of treasury shares of JPY1,618.5 million.

Net cash provided by financing activities for the fiscal year ended February 28, 2025 was JPY1,885.3 million, attributable to: (i) proceeds from bank loans in the amount of JPY3,260.0 million, (ii) repayment of bank loans of JPY2,009.3 million, and (iii) reissuance of treasury shares of JPY776.0 million.

The following table sets forth our selected cash flow data for the six months ended August 31, 2024 and 2025:

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
	(In thousands)
Net cash provided by operating activities	2,237,037	2,304,742	15,691
Net cash used in investing activities	(81,454)	(438,652)	(2,987)
Net cash provided (used) in financing activities	1,552,697	(863,625)	(5,879)
Effect of foreign exchange rate changes on cash and cash equivalents	(19,501)	(9,263)	(63)
Cash and cash equivalents at the beginning of the period	4,189,636	7,670,463	52,215
Cash and cash equivalents at the end of the period	7,878,415	8,663,665	58,977

Operating Activities

Net cash provided by operating activities for the six months ended August 31, 2024 was JPY2,237.0 million, which primarily reflected our net income of JPY719.9 million as mainly adjusted for: (i) amortization of operating lease right-of-use assets of JPY362.2 million, (ii) depreciation and amortization expenses of JPY204.4 million, and (iii) deferred tax benefit of JPY172.8 million.

Adjustment for changes in working capital primarily consisted of: (i) a JPY1,228.1 million decrease in contract assets, (ii) a JPY877.3 million increase in prepayments and other assets, (iii) a JPY796.2 million decrease in accounts receivable, (iv) a JPY335.7 million decrease in operating lease liabilities, (v) a JPY324.3 million increase in contract liabilities, and (vi) a JPY238.3 million increase in accrued expenses and other liabilities.

Net cash provided by operating activities for the six months ended August 31, 2025 was JPY2,304.7 million, which primarily reflected our net income of JPY708.8 million as mainly adjusted for: (i) amortization of operating lease right-of-use assets of JPY561.0 million, (ii) deferred tax benefit of JPY326.4 million, (iii) depreciation and amortization expenses of JPY207.2 million, and (iv) a gain on bargain purchase of JPY106.8 million.

Adjustment for changes in working capital primarily consisted of: (i) a JPY1,917.4 million decrease in accounts receivable, (ii) a JPY640.7 million increase in contract assets, (iii) a JPY516.1 million decrease in operating lease liabilities, (iv) a JPY506.8 million increase in contract liabilities, (v) a JPY426.7 million decrease in taxes payable, and (vi) a JPY333.8 million decrease in tax receivable.

Investing Activities

Net cash used in investing activities for the six months ended August 31, 2024 was JPY81.5 million, mainly attributable to payment for purchase of property and equipment of JPY82.6 million.

Net cash used in investing activities for the six months ended August 31, 2025 was JPY438.7 million, mainly attributable to: (i) payment for business combination of JPY 205.0 million and (ii) payment for investment of JPY200.4 million.

Financing Activities

Net cash provided by financing activities for the six months ended August 31, 2024 was JPY1,552.7 million, attributable to: (i) proceeds from bank loans in the amount of JPY2,500.0 million and (ii) repayment of bank loans of JPY1,010.7 million.

Net cash used by financing activities for the six months ended August 31, 2025 was JPY863.6 million, attributable to: (i) repayment of bank loans of JPY999.8 million, (ii) reissuance of treasury shares of JPY149.9 million, and (iii) proceeds from bank loans in the amount of JPY100.0 million.

Off Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Critical Accounting Estimates

Our consolidated financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Critical accounting estimates are those estimates that involve a significant level of estimation uncertainty and could have a material impact on our financial condition or results of operations. We have critical accounting estimates in the area of revenue recognition.

Revenue recognition

Measurement of Progress and Revenue Recognition in Software Development Contracts

In our software development contracts, each arrangement is generally accounted for as a single performance obligation, and revenue is recognized over time using an input method based on the ratio of direct costs incurred to total estimated direct costs. The costs included in the measure of progress consist primarily of internal labor and subcontracted development services that directly contribute to performance.

For complex projects, risks and uncertainties inherent in the estimation of total direct costs, as well as changes in underlying assumptions, may cause actual progress to differ from our original expectations. Revisions to estimated total direct costs are reflected in the period in which the circumstances giving rise to such revisions become known, and accordingly, revenue recognized to date may be adjusted as the project progresses toward completion. Significant deviations between estimated and actual direct costs could affect the measure of progress, and, consequently, the amount of revenue recognized and overall project profitability. However, for the periods presented, we have not experienced significant changes to our estimates or judgments regarding the satisfaction of performance obligations related to our software development services.

INDUSTRY

All the information and data presented in this section have been derived from Frost & Sullivan Limited (“Frost & Sullivan”)’s industry report commissioned by us entitled “IVI, Automative Navigation System and Digital Mapping Market” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF IVI MARKET

Definition

In the automotive industry, by power source, there are two types of automotive: conventional vehicle driven by fossil fuels and Electric Vehicle (“EV”) driven by electricity. EV can be mainly categorized into three types of vehicles: BEV, HEV, and PHEV.

Source: The Frost & Sullivan Report

Smart cockpits refer to intelligent and networked cockpit equipped on a car. Smart cockpit products include IVI system, driving information display system, head-up display, streaming media rearview mirror, driving recorder, and rear LCD display. They are the hub of human-vehicle interaction and can reflect the intelligent level of an entire vehicle.

Source: The Frost & Sullivan Report

The continuous penetration of the Internet into traditional automotive industry, and the application of new technologies, including AI, 5G, and Internet of Vehicles (IoV), a network of connected vehicles that exchange data to improve safety and efficiency), drives the continuous upgrade of the car cockpit market in the direction of intelligence. Compared with a traditional cockpit, a smart cockpit can provide users with more integrated information, better human-machine interface experience, and more comfortable driving experience.

Source: The Frost & Sullivan Report

IVI refers to the integrated hardware and software systems within automobiles that provide information, entertainment, connectivity, and vehicle control functionalities to drivers and passengers. These sophisticated systems serve as the primary digital interface between vehicle occupants and both the vehicle itself and the outside world, encompassing a wide range of technologies and applications that have evolved from simple radio receivers to comprehensive computing platforms.

At its core, an IVI system typically includes a central display unit (ranging from traditional screens to advanced head-up displays), audio components, processing units, and various input mechanisms such as touchscreens, physical controls, speech recognition, and gesture controls. The software architecture underpinning these systems manages multiple functions including navigation and mapping services, multimedia playback for music and video content, hands-free telephony, vehicle diagnostics and settings, climate control interfaces, and increasingly, internet-based services such as real-time traffic information, weather updates, and streaming media applications. Modern IVI systems integrate with ADAS to display safety alerts and camera feeds, connect with smartphones through protocols like Apple CarPlay and Android Auto, and serve as gateways for over-the-air software updates that can enhance functionality throughout the vehicle’s lifecycle. The convergence of automotive and consumer electronics has transformed IVI into a key differentiator for automotive manufacturers, influencing purchasing decisions and brand loyalty while establishing the foundation for future autonomous driving experiences where the role of infotainment will become even more central to the passenger experience.

Source: The Frost & Sullivan Report

IVI Operating System Architecture

Modern IVI systems are built on a sophisticated multi-system architecture that balances performance, safety, and functionality across four integrated layers: application algorithm software, functional software, system software, and hardware platforms.

The challenge driving this architectural approach stems from the diverse demands of intelligent cockpit applications. A central control display running navigation and entertainment requires rich multimedia capabilities, while an instrument cluster that is, the panel directly behind the steering wheel, displaying critical vehicle data demands real-time responsiveness and fail-safe reliability. These conflicting requirements make it impractical to run all applications on a single operating system.

The solution is a virtualization-based architecture that enables multiple operating systems on one chip. This approach allows manufacturers to run safety-critical functions on a real-time operating system while entertainment features operate on a separate, more flexible platform, all on the same physical chip. The architecture achieves this through four carefully orchestrated layers:

1.	Application Algorithm Software, sits at the top, delivering the actual features drivers interact with, from navigation interfaces to climate controls and vehicle diagnostics.

2.	Functional Software, provides the building blocks these applications rely on. Rather than each application creating its own sensor integration or cloud connectivity, this layer offers standardized modules for common functions like sensor data processing, network communication, cloud services, and voice/ gesture recognition.

3.	System Software, forms the critical middle layer through three components:

i.	The Hardware Abstraction Layer (including Board Support Package and Hypervisor technology) creates virtual boundaries between different operating systems, ensuring a crash in the entertainment system would not affect instrument cluster operations;

ii.	The Kernel delivers core operating system functions that determine how quickly and reliably the system responds; and

iii.	Middleware acts as a translator, allowing applications to communicate with the operating system without needing to understand its complexities.

4.	Hardware Platform, provides the computational foundation, incorporating specialized AI processors for advanced features and driver software that enables the upper layers to harness the chip’s capabilities efficiently.

Source: The Frost & Sullivan Report

Value Chain

The automotive IVI supply chain begins at the foundational Tier 3 level with raw materials and basic component suppliers who provide silicon wafers, rare earth elements, basic electronic components, and commodity software licenses.

Tier 2 suppliers are divided into software development and hardware supply segments. Software development encompasses multiple layers from chip-level software through operating systems, middleware, and applications. Hardware suppliers provide electronic components, display panels, sensors, and connectivity modules. Micware Group partly operates as a Tier 2 software developer, creating navigation engines, reusable software platforms, and applications that it licenses to other suppliers, generating revenue through royalties and licensing fees. In this tier, Micware Group competes with specialized software providers such as ZENRIN DataCom for navigation data and faces competition from global platform providers such as Google’s Android Automotive OS and HERE Technologies’ location services.

Tier 1 suppliers integrate components from Tier 2 into complete systems ready for vehicle installation. These include full IVI systems with entertainment, navigation, communication, and vehicle control features, as well as other products like head-up displays, digital mirrors, and instrument clusters. Micware Group primarily functions as a Software Tier 1 supplier, delivering complete IVI software solutions directly to automotive manufacturers. This represents the company’s primary business, generating revenue through multi-year development contracts with major OEMs. Micware Group’s success in securing long-term contracts and business alliance with both Toyota and Honda demonstrates these OEMs’ strategic approach to IVI development. As a Software Tier 1 supplier, Micware Group differentiates itself from larger competitors like Continental, Harman (Samsung), and Bosch through its proprietary micAuto-PF platform that enables rapid customization and its deep understanding of Japanese manufacturers OEM requirements. Unlike many global Software Tier 1 supplier who focus on hardware-software integration, Micware Group specializes in pure software solutions, allowing for greater flexibility and cost efficiency. The Company’s unique position as the known supplier with both Toyota and Honda as shareholders demonstrates its strategic importance within the Japanese automotive ecosystem. Additionally, Micware Group provides ongoing maintenance and support services after project completion, ensuring optimal system performance throughout the product lifecycle.

Automotive manufacturers/ OEMs occupy the midstream position, defining requirements, selecting suppliers, and integrating systems into their vehicles. They balance internal development with external partnerships while maintaining overall system responsibility. Toyota and Honda exemplify this strategic balancing act by while maintaining their core vehicle engineering capabilities, they have also proactively invested in external software expertise through equity partnerships. Honda’s early investment in Micware Group in 2007, followed by Toyota’s participation, demonstrates their long-term vision for software-defined vehicles. Japanese automotive manufacturers/ OEMs, particularly Toyota and Honda, have taken an active role in shaping the IVI landscape through strategic investments rather than relying solely on traditional suppliers. Micware Group maintains deep relationships with manufacturers/ OEMs including Honda and Toyota, who have also become shareholders, reflecting the strategic nature of these partnerships. This investment approach allows Toyota and Honda to influence technology roadmaps, secure dedicated development resources, and ensure alignment with their specific market requirements. This contrasts with the more transactional relationships typical of IT services companies like TATA Consultancy Services and KPIT Technologies Limited, who primarily provide outsourced development rather than strategic technology partnership. The depth of these OEM relationships is evident in Micware Group’s ability to work on multiple vehicle platforms across different model cycles, indicating Toyota and Honda view Micware Group as a long-term technology partner rather than a project-based vendor.

The downstream segment consists of distribution channels including dealer networks and aftermarket providers, ultimately reaching end users, vehicle owners and passengers. Toyota and Honda’s dealer networks play a crucial role in delivering the IVI experience to customers, with Micware Group’s software directly impacting customer satisfaction and brand differentiation. While Micware Group’s primary focus remains B2B, it also participates in this segment through consumer-facing applications and location-based services that directly monetize its technology capabilities. Micware Group’s direct-to-consumer offerings like PinnAR and Beatmap represent a strategic hedge against OEM dependency, a vulnerability that pure B2B suppliers like Aisin Corporation and Pioneer Corporation face in an increasingly software-defined vehicle landscape.

Value flows through the chain via development contracts, licensing agreements, royalties, and increasingly through subscription services. Micware Group’s operating as both a Tier 2 component supplier and Tier 1 system integrator while developing direct-to-consumer offerings provides strategic flexibility in the evolving automotive software ecosystem. This multi-tier positioning differs from many Japanese suppliers who typically focus on a single tier, providing Micware Group with additional revenue diversification compared to traditional competitors. The positioning allows the company to capture value at multiple points in the chain while reducing dependency on any single business model.

Source: The Frost & Sullivan Report

Micware Group occupies a distinctive position in the automotive software ecosystem as both (i) a Tier 1 system integrator delivering complete IVI software solutions directly to major OEMs; and (ii) a Tier 2 component supplier licensing its proprietary navigation engines and software modules to other suppliers. The dual-tier positioning, combined with its emerging direct-to-consumer offerings, enables Micware Group to capture value at multiple points in the automotive software value chain while maintaining deep strategic partnerships with Japanese automakers, establishes Micware Group as a core orchestrator of IVI technology throughout the value chain.

Earlier Inputs
Technology/ Platform Providers
Operating Systems
Mapping Data
Chipset/ Semiconductor
Cloud Services
Component/ Software Suppliers
Voice Recognition
AI/ML Frameworks
Connectivity
Display Technology
Key Strategic Partners of Automotive Manufacturers/ OEMs
✓ Navigation Engine
micware
✓ micAuto-PF Platform
✓ IVI Software Solutions
Others stakeholders e.g.
Tier 1 IVI Suppliers: Denso, Panasonic, Alpine Electronics, Harman, Continental, Bosch, Visteon etc.
IT Services/Software Companies: TATA, KPIT, Wipro, Luxoft etc.
Long-standing Strategic Partnership
Automotive Manufacturers/ OEMs, The Key Stakeholder in the Automotive Industry
HONDA
TOYOTA

Source: The Frost & Sullivan Report

Global Market Size

The global IVI market has demonstrated robust growth, expanding from US$16.9 billion in 2020 to US$22.6 billion in 2024, representing a compound annual growth rate (“CAGR”) of 7.6%. The steady expansion is projected to continue through 2029, with a CAGR of 7.3%, reaching an estimated market size of US$32.2 billion by the end of the forecast period.

Within this growth trend, a fundamental shift in value composition is occurring. Hardware revenue, which dominated the market at US$12.0 billion in 2020, has grown modestly to US$14.0 billion in 2024, representing a CAGR of 3.9%. The segment is projected to reach US$16.7 billion by 2029, with a further deceleration to 3.6% CAGR. In contrast, software and services revenue has surged from US$4.9 billion in 2020 to US$8.6 billion in 2024, achieving a remarkable CAGR of 15.1%. The high-growth trajectory is expected to continue with a CAGR of 12.1% through 2029, reaching US$15.5 billion and achieving parity with hardware revenue.

The divergence reflects the commoditization of hardware components, where larger displays and faster processors no longer command premium pricing due to intense competition and manufacturing scale. Meanwhile, software and connected services are capturing increasing value through subscription models, over-the-air updates, and personalized user experiences. The shift represents a fundamental transformation in the IVI value chain, where traditional hardware-centric Tier 1 suppliers face margin pressure while software-focused providers like Micware are positioned to capture disproportionate value creation.

The strong growth trend from 2020 to 2024 was driven by several converging factors. The COVID-19 pandemic initially disrupted production but ultimately accelerated consumer demand for personal vehicles equipped with advanced technology. Simultaneously, the automotive industry’s recovery coincided with rapid technological advancement, including the widespread adoption of larger touchscreen displays, integration of smartphone connectivity features, and the expansion of connected car services. The shift toward EVs also contributed significantly, as EV manufacturers positioned advanced IVI systems as key differentiators in their offerings. Additionally, consumer expectations evolved rapidly during this period, with buyers increasingly viewing sophisticated infotainment capabilities as essential rather than luxury features, driving OEMs to include more advanced IVI systems even in mid-range vehicles.

Looking forward to the 2025-2029 period, the transition to software-defined vehicles will fundamentally reshape IVI systems, enabling over-the-air updates and continuous feature enhancement throughout a vehicle’s lifecycle. The integration of AI and advanced voice recognition will create more intuitive and personalized user experiences, while the rollout of 5G connectivity will enable real-time cloud-based services and enhanced navigation capabilities.

Source: The Frost & Sullivan Report

Japanese Market Size

The Japanese IVI market has shown measured growth, expanding from US$4.0 billion in 2020 to US$4.8 billion in 2024, representing a CAGR of 4.7%. The steady progression is expected to continue through 2029, with a CAGR of 4.4%, reaching an estimated market size of US$6.3 billion by the end of the forecast period.

Within Japan’s IVI market, the value composition shift is occurring more gradually than in global markets. Hardware revenue, which comprised US$2,960.0 million in 2020, have grown to US$3,216.7 million in 2024, representing a CAGR of 2.1%. This segment is projected to reach US$3,543.5 million by 2029, with a CAGR of 1.8%. Software and services revenue has grown from US$1,040.0 million in 2020 to US$1,583.3 million in 2024, achieving a CAGR of 11.1%. This growth trajectory is expected to grow steadily with a CAGR of 8.3% through 2029, reaching US$2,756.5 million. While the pace of change is more conservative than global trends, the directional shift toward software value is unmistakable even in Japan’s traditionally hardware-focused market.

Overall, Japanese automakers prioritized reliability and seamless integration over cutting-edge features, focusing on perfecting existing technologies rather than rapid innovation cycles. The domestic market’s preference for compact vehicles (and hybrid models influenced IVI development, with manufacturers optimizing systems for smaller displays and energy efficiency. Despite the global push toward larger screens and feature-rich systems, Japanese consumers demonstrated a preference for intuitive, distraction-free interfaces that aligned with the country’s stringent safety regulations. The period also saw increased localization efforts, with IVI systems incorporating Japan-specific services such as local navigation systems, disaster alert integration, and compatibility with domestic smartphone applications.

Looking ahead to the 2025-2029 period, Japan’s IVI market will continue its evolutionary rather than revolutionary path. The focus will shift toward enhancing voice recognition capabilities for the Japanese language, including dialect support and natural language processing improvements. Integration with Japan’s advanced infrastructure, including ETC 2.0 (Electronic Toll Collection) and VICS (Vehicle Information and Communication System), will become more sophisticated. While global markets race toward autonomous driving features, Japan will emphasize driver assistance technologies that complement rather than replace human control, reflecting cultural preferences and regulatory frameworks. The aging population will also drive development of accessibility features, including larger fonts, simplified interfaces, and enhanced voice controls designed for elderly drivers.

Source: The Frost & Sullivan Report

Market Drivers Analysis

Consumer Demand for Seamless Digital Integration: Nowadays, modern consumers expect their vehicles to function as natural extensions of their digital ecosystems, with instant connectivity to their smartphones, seamless access to their preferred applications and services, and the ability to maintain their personalized digital experience. These expectations encompass everything from basic smartphone mirroring through Apple CarPlay and Android Auto to more sophisticated integrations like cloud-synced personal profiles, streaming media services, smart home connectivity, and voice assistants that work consistently across devices. The COVID-19 pandemic further accelerated these digitalization expectations as consumers became accustomed to conducting more activities digitally, expecting their vehicles to support everything from video conferencing while parked to contactless payment systems for drive-through services. These evolving consumer demands create significant opportunities for software development companies and integration specialists who provide the platforms and applications, while Tier 1 suppliers benefit from increased demand for advanced hardware components, and OEMs gain new avenues for differentiation and customer engagement through sophisticated IVI offerings that command higher margins and foster brand loyalty.

Technological Advancements Enabling Richer Experiences: Technological advancements enabling richer experiences constitute a fundamental market driver as breakthrough innovations in semiconductors, connectivity, and software capabilities dramatically expand IVI possibilities. Automotive-grade processors now match smartphone computing power while meeting reliability standards, enabling sophisticated features such as 3D navigation, AI-powered voice assistants, and multi-zone displays. The deployment of 5G networks and edge computing transforms vehicles into high-bandwidth platforms supporting real-time streaming, cloud services, and instantaneous response times. Advanced display technologies including organic light-emitting diode (OLED) screens and augmented reality heads-up display create immersive interfaces, while mature AI capabilities enable natural language processing, predictive personalization, and context-aware interactions. Dramatic cost reductions through consumer electronics economies of scale make these advanced features viable across all vehicle segments. These technological breakthroughs generate substantial opportunities for software developers creating innovative applications, Tier 1 suppliers providing cutting-edge components and integrated systems, and OEMs who can continuously enhance vehicles through over-the-air updates while differentiating their brands with previously impossible user experiences.

Favorable Government Policies: Government policies and safety standards drive IVI market growth as regulatory bodies worldwide mandate advanced driver information systems and connectivity features for vehicle safety and emissions compliance. New regulations require vehicles to include emergency calling systems like eCall in Europe and similar mandates in other regions, while distracted driving laws push automakers to develop voice-controlled interfaces and heads-up displays that minimize driver distraction. Safety standards increasingly require real-time driver monitoring systems integrated with infotainment platforms to detect drowsiness or impairment, while environmental regulations drive the need for eco-driving assistance features that optimize fuel efficiency through intelligent route planning and driving behavior coaching. Additionally, cybersecurity regulations for connected vehicles necessitate robust security frameworks within IVI systems, creating demand for specialized security solutions. These regulatory requirements generate immediate opportunities for software developers specializing in compliance and safety applications, Tier 1 suppliers providing certified hardware components that meet stringent automotive standards, and OEMs who can leverage mandatory features as platforms for additional value-added services.

Rise of Electric Vehicles: The rise of EV fundamentally reshapes IVI requirements as these next-generation vehicles demand entirely new infotainment paradigms. Electric vehicles require sophisticated energy management displays, charging station locators, and range optimization tools integrated seamlessly into the infotainment system, while their quiet cabins and absence of engine vibration create opportunities for premium audio experiences and productivity features. The evolving vehicle platforms create lucrative opportunities for software developers building specialized EV and autonomous vehicle applications, Tier 1 suppliers developing integrated cockpit solutions for reimagined vehicle interiors, and OEMs establishing new revenue streams through subscription-based services and content partnerships enabled by vehicles becoming mobile entertainment and productivity hubs.

Market Trends and Opportunities Analysis

Shift Toward Software-Defined Vehicles: The shift toward software-defined vehicles represents a transformative trend where vehicle functionality increasingly relies on software rather than hardware differentiation. Vehicle manufacturers are adopting centralized computing architectures that consolidate multiple electronic control units into powerful domain controllers, enabling continuous feature updates through over-the-air software deployment. Such paradigm shift transforms vehicles into upgradeable platforms where new infotainment features, user interfaces, and capabilities can be added throughout the vehicle’s lifecycle. The trend creates subscription-based revenue models for premium features, personalized experiences, and third-party applications, fundamentally changing how automakers monetize their vehicles post-purchase. The industry progression opens substantial opportunities for software platform providers, cloud infrastructure companies, and application developers to establish long-term partnerships with OEMs.

Emergence of AI-Powered Personalization and Predictive Services: AI transforms IVI systems into intelligent assistants that anticipate user needs and adapt to individual preferences. Advanced AI algorithms analyze driving patterns, calendar integration, and contextual data to proactively suggest routes, prepare climate settings, queue entertainment content, and even adjust vehicle dynamics. The systems learn from multiple users within a household, creating distinct profiles that automatically activate upon entry. Such trend drives opportunities for AI/ML companies, data analytics firms, and personalization platform providers to deliver increasingly sophisticated user experiences.

Vehicle-to-Everything Communication Integration: Vehicle-to-Everything communication integration evolves IVI systems into communication hubs that interact with infrastructure, other vehicles, and smart city systems. These platforms enable real-time traffic optimization, collaborative navigation, hazard warnings from vehicles ahead, and integration with smart parking and toll systems. The trend extends to enabling new services like platooning, cooperative adaptive cruise control, and infrastructure-based entertainment content delivery. It creates opportunities for communication technology providers, smart city solution developers, and service platforms that leverage Vehicle-to-Everything connectivity.

Market Challenges Analysis

Integration Complexity and Technical Fragmentation: Integration complexity and technical fragmentation poses challenges as vehicle manufacturers may struggle to seamlessly integrate multiple operating systems, hardware platforms, and third-party services into cohesive user experiences. The automotive industry’s long development cycles clash with rapidly evolving consumer electronics, creating compatibility issues between legacy vehicle architectures and modern infotainment requirements. Different regional preferences for platforms like Apple CarPlay, Android Auto necessitate multiple development tracks, while varying screen sizes, processor capabilities, and connectivity options across vehicle models exponentially increase testing and validation complexity. The fragmentation leads to increased development costs, longer time-to-market, and potential quality issues that can damage brand reputation. Micware Group’s proprietary modular micAuto-PF platform addresses these challenges through its proven ability to adapt to diverse client requirements and vehicle types, enabling reuse of software components across multiple projects and supporting various operating systems including Android and Linux-based environments.

Cybersecurity Vulnerabilities and Data Privacy Concerns: Cybersecurity and data concerns emerge as critical challenges as connected IVI systems become potential targets for cyberattacks that could compromise vehicle safety, personal data, and privacy. The increasing collection of driver behavior data, location information, personal communications, and biometric data raises significant privacy concerns and regulatory compliance challenges across different jurisdictions. High-profile hacking demonstrations and data breaches have heightened consumer wariness about connected features, while evolving regulations like General Data Protection Regulation and regional data localization requirements create compliance complexities. Micware Group’s long-standing experience since 2003 and deep technical integration with major OEMs has enabled the development of robust security protocols that meet rigorous automotive industry standards.

Skill Gap and Talent Acquisition: Labor shortage challenges traditional automotive companies as IVI development requires software expertise, user experience design, and cloud architecture skills historically absent from automotive engineering. Competition with technology giants for talented software developers, AI specialists, and UX designers drives up labor costs and creates staffing shortages. The cultural clash between traditional automotive development processes and agile software methodologies complicates talent integration. Micware Group’s experienced technical workforce of over 500 full-time employees, including engineers with multi-year co-development experience with OEM clients, and annual engineering capacity of approximately 2,000 person-months enables the company to support high-complexity projects while offering comprehensive one-stop solutions from requirement definition through testing and evaluation.

OVERVIEW OF AUTOMOTIVE NAVIGATION SYSTEM AND DIGITAL MAPPING MARKET

Definition

An Automotive Navigation System is an LBS that utilizes geographic data to deliver real-time navigation and information services to vehicle users through in-vehicle software systems. These systems are designed to enhance driver convenience, safety, and efficiency by providing accurate route guidance, traffic updates, and points of interest (“POI”) information. They are delivered to end-users through three primary channels: dealer option (“DOP”), installed or offered by car dealers at the point of sale; Maker Option (“MOP”), integrated by manufacturers during vehicle production; and retail, purchased separately by consumers through automotive retailers. These features are categorized as follows:

●	Map Display: Includes scaling, scrolling, 2D/3D views, and dual-screen support for customizable visualization.

●	Route Searching: Supports route calculations incorporating real-time traffic conditions, with options like no-highway mode, and POI searches via free word input or address-based queries.

●	Guiding: Provides highway exit lists, enlarged intersection images, and voice guidance for clear navigation instructions.

●	Traffic Information: Leverages systems like VICS WIDE and DSRC for up-to-date traffic data.

A key feature of modern automotive navigation systems is connectivity, enabling seamless integration with other devices. For instance, mobile phone synchronization allows users to access navigation and travel-related information via a dedicated smartphone app, even after leaving the vehicle. This is facilitated through cloud-based data sharing, where the in-car navigation system syncs with the app to ensure continuity of service, enhancing the user experience both inside and outside the vehicle.

Digital mapping services for cars refer to platforms and technologies that provide real-time maps, navigation, route planning, traffic updates, and location-based features integrated into vehicle infotainment systems, built-in dashboards, or via smartphone apps like Android Auto or Apple CarPlay. These services enhance driving safety, efficiency, and convenience by offering features such as turn-by-turn directions, 3D visualizations, and predictive routing. Below is a list of key digital mapping services commonly used in automotive contexts.

●	Real-Time Navigation and Route Planning: Digital mapping services offer turn-by-turn directions, dynamic route optimization, and alternative routes based on real-time traffic conditions, road closures, or accidents, ensuring efficient travel.

●	Traffic Updates and Congestion Avoidance: Services like Google Maps and Waze provide live traffic data, including congestion alerts, road hazards, and speed trap notifications, helping drivers avoid delays.

●	LBS: These include finding POIs such as gas stations, restaurants, or parking, with services like HERE Technologies and Mapbox offering tailored recommendations.

●	High-definition (“HD”) Mapping for Autonomous Driving: HD maps from providers like TomTom and HERE support ADAS and autonomous vehicles by providing precise lane-level data, traffic signs, and road geometry.

●	Offline Navigation: Services like Sygic offer offline map access, enabling navigation in areas with poor connectivity, critical for remote or rural driving.

●	3D Visualization and Augmented Reality: Digital maps provide 3D renderings and AR overlays (for instance, Apple Maps’ Look Around) for enhanced situational awareness, displaying landmarks or navigation cues on windshields or screens.

●	EV Support: Mapping services integrate EV-specific features like locating charging stations, optimizing routes based on battery range, and predicting energy consumption, as seen in Mapbox and TomTom solutions.

●	Fleet Management and Telematics: Digital mapping supports fleet operators with route optimization, vehicle tracking, and geofencing for logistics, using platforms like HERE and Mapbox.

●	Personalization and Integration: Maps integrate with IVI systems to offer personalized routes based on user preferences or driving habits, syncing with smartphones via Android Auto or CarPlay for seamless app access.

Market Size

The global market size of automotive navigation system was valued at USD8,105.0 million in 2024 and is estimated to register a CAGR of 7.3% between 2025 and 2029. Automotive navigation systems are benefiting from advancements in navigation technology, delivering real-time traffic data with enhanced accuracy and detail, such as accident zones, construction updates, and lane-specific congestion information. These improvements provide drivers with a seamless experience, reducing travel time and stress. Advanced map technologies further enhance the navigation experience with comprehensive and visually engaging displays.

Note: The market size of automotive navigation systems is calculated based on the definition of IVI systems, excluding aftermarket devices, standalone navigation software, and navigation solutions for autonomous vehicles or fleet management, which are outside the IVI market.

Source: The Frost & Sullivan Report

The Japan market size of automotive navigation system increased from USD1,335.1 million in 2020 to USD1,791.2 million in 2024, at a CAGR of 7.6%. The rise of connected cars across the world and Japan is fueling the adoption of automotive navigation systems. Connected vehicles enable navigation systems to get real-time traffic information, offering drivers real-time information about congestion, accidents, and road closures, thereby allowing them to dynamically modify routes for more efficient and hassle-free travel. Connectivity enables a variety of additional capabilities for navigation systems. Live weather updates may be included in route planning, recommending other routes to avoid poor weather. The integration of navigation systems with cloud-based services enables features such as tailored POI suggestions and real-time parking availability. The Japan market size of automotive navigation system is expected to reach USD2,559.2 million in 2029, at a CAGR of 7.7% from 2025 to 2029.

Note: The market size of automotive navigation systems is calculated based on the definition of IVI systems, excluding aftermarket devices, standalone navigation software, and navigation solutions for autonomous vehicles or fleet management, which are outside the IVI market.

Source: The Frost & Sullivan Report

The global digital map market increased from US$1,740.8 million in 2020 to US$2,351.4 million in 2024, with a CAGR of 7.8%. The digital mapping sector has experienced swift expansion, fueled by progress in geographic information systems, AI, and rising demand for location-based services. These maps deliver real-time navigation, geospatial analytics, and data visualization across multiple sectors, such as automotive, logistics, urban planning, and telecommunications. The proliferation of smartphones, autonomous vehicles, and IoT applications has made digital mapping essential for live tracking, route optimization, and geospatial insights. Furthermore, cloud-based platforms and AI-driven mapping tools have transformed the field by empowering organizations to analyze geographic data for informed decision-making. In addition, the need for HD maps is surging, particularly in self-driving cars and smart cities, where accurate location data is vital. Bolstered by escalating investments in 5G, light detection and ranging (LiDAR), and remote sensing technologies, the digital mapping industry is poised for ongoing advancement. As various sectors continue to harness spatial data for enhanced efficiency and innovation, digital mapping solutions will stay a fundamental element of contemporary technology. The global digital mapping market is expected to climb to US$3,344.9 million in 2029, at a CAGR of 7.4% from 2025 to 2029.

Source: The Frost & Sullivan Report

The Japan market size of digital mapping experienced an increase from US$419.4 million in 2020 to US$493.2 million in 2024, at CAGR of 4.1% from 2020 to 2024. The digital mapping sector in Japan is undergoing swift expansion, fueled by the rising embrace of digital technologies and the broadening of location-based services. The proliferation of mobile devices and the IoT has generated substantial demand for digital mapping tools, delivering real-time navigation, traffic information, and geolocation capabilities. This trend is amplified by the escalating integration of AI and machine learning algorithms, which enhance the precision and capabilities of these maps. Enterprises are progressively incorporating mapping solutions across diverse fields, including automotive, logistics, retail, and tourism. Furthermore, government programs aimed at infrastructure modernization and smart city advancement are accelerating market growth, supported by heightened investments in digital mapping technologies to optimize urban planning and transportation systems. Accordingly, the Japan market size of digital mapping is expected to reach US$658.6 million in 2029, repenting a CAGR of 4.7% from 2025 to 2029.

Source: The Frost & Sullivan Report

Market Drivers and Trends Analysis

Swift Adoption of HD Maps for ADAS and Autonomous Driving Systems: The adoption of HD for ADAS and autonomous driving systems is accelerating due to their ability to provide high-precision, real-time data critical for safety and efficiency. HD maps are increasingly adopted by automotive manufacturers and technology companies like Tesla, Waymo, General Motors, HERE Technologies, and TomTom. These companies integrate HD maps with sensor suites, such as LiDAR, radar and cameras, to achieve high precision and reliability. BMW introduced Germany’s first Level 3 autonomous driving system in 2024, utilizing HERE HD Live Map with 17 cm lane-level accuracy for localization, path planning, and operational-design-domain validation, which defines the specific conditions under which the Level 3 system can operate autonomously such as highways at certain speeds and clear weather. Level 3 autonomous driving systems can manage most driving tasks in specific conditions but require a human driver to stay alert and intervene when needed, while Level 4 systems operate fully autonomously within a defined environment without human input, handling failures independently. HERE’s high-precision maps now support 53 million vehicles, up 40% from 2023, reflecting growing OEM dependence on ready-to-use HD data. TomTom’s Orbis Maps 3D covers 86 million km of roads, incorporating lane-based navigation and EV charging layers. In 2025, Japan’s Dynamic Map Platform gained government support to extend HD maps to airports and ports for Level 4 autonomous trucks. AI-driven feature extraction reduces refresh costs and accelerates map creation, giving an edge to providers offering near-real-time network updates. These advancements address Japan’s logistical and regulatory needs, enhance public trust, and position the country as a global leader in autonomous driving, fueling demand for advanced digital mapping services, which in turn drive the demand of automotive navigation system and digital mapping in Japan.

Surging Demand from Connected-Car OTA Map-Update Ecosystems: The expansion of Japan’s Dynamic Map Platform to airports and ports for Level 4 autonomous trucks, bolstered by government support and AI-driven feature extraction, is a significant driver for connected-car OTA map-update ecosystems in Japan. It aligns with national goals to address logistics challenges, enhance safety, and lead in autonomous driving technology. In particular, it reduces costs, improves scalability, and enables dynamic updates, thereby strengthening the ecosystem’s role in supporting ADAS, Level 4 autonomy, and smart infrastructure. The connected-car OTA map-update ecosystem is reshaping the landscape of digital mapping services by enhancing the functionality and user experience of vehicles. As demand for reliable and dynamic mapping services continues to grow, the collaboration between automotive manufacturers and mapping providers will be essential for future innovations and market success.

Development of Smart-city Digital Twins Programs: Smart-city digital twins are dynamic, data-driven virtual models of urban environments, replicating physical infrastructure, human systems, and operational processes. They integrate technologies like IoT, AI, 5G/6G, and geospatial data to enable real-time monitoring, simulation, and decision-making. Unlike static 3D models, digital twins evolve with real-time data from sensors, vehicles, and citizen inputs, supporting applications like traffic management, urban planning, and disaster response. Smart-city digital twins in Japan, such as Project PLATEAU and Tokyo’s Digital Twin Project, drive demand for digital mapping by requiring precise, real-time geospatial data to model urban infrastructure and systems. Integrating IoT, AI, and 5G/6G, these twins rely on high-resolution maps for spatial accuracy in applications like traffic management, disaster planning, and energy optimization. Initiatives like PLATEAU’s 3D city models for 500 cities by 2027 and Tokyo Metro’s navigation systems use advanced mapping to georeferenced sensor data and run simulations. Accurate digital mapping supports the georeferencing of sensor and citizen data, enables scenario simulations for traffic or flood management, and ensures scalability and interoperability as cities grow. The need for detailed, up-to-date, and dynamic mapping solutions to support these advanced functionalities fuels the growing demand for automotive navigation system and digital mapping technologies in smart-city ecosystems.

Rising Demand for Location-Based Services: A major driver of the automotive navigation system and digital map market is the increasing demand for location-based services and real-time navigation tools. The widespread adoption of smartphones, GPS-equipped devices, and mobile applications has made digital maps an essential aspect of everyday life. Users depend on these mapping services for ride-sharing, food delivery, e-commerce logistics, and travel, which heightens the need for precise and up-to-the-minute mapping solutions. Moreover, companies utilize geospatial data to support targeted marketing, customer interaction, and operational improvements. Enhancements such as live traffic alerts, geofencing, and route optimization significantly improve user experiences, rendering digital mapping indispensable. As urbanization and smart city projects expand, the integration of digital maps in transportation, infrastructure development, and emergency services is also on the rise, driving ongoing market expansion.

COMPETITION OVERVIEW

Overview of Market Competition and Market Concentration of IVI

The automotive software industry in Japan is characterized by technological diversity, regional fragmentation, and scattered competition. US/EU-based companies are moving toward standardization and integration to increase profitability, while Japanese manufacturers remain fragmented due to a focus on optimizing for each OEM’s business affiliation (Keiretsu) and vehicle model. The IVI software development market in 2024 is defined as moderately fragmented, mainly attributed to the presence of multiple Tier-2 software suppliers and Tier-1 system integrators delivering complete IVI software solutions directly to major OEMs, leading to low overall market concentration. Based on their business model positioning, suppliers providing IVI software development services to automotive OEMs in Japan can be categorized into two main types:

1)	Tier-1 Integrated Suppliers covering hardware and software, with varying focuses on each segment. Represented by automotive component enterprises such as Denso, Bosch, and Aisin, as well as automotive electronics companies including Clarion, Alpine, and Panasonic Automotive, who center development around self-developed hardware and extend business to software development. By leveraging their long-standing influence in the automotive hardware supply chain, they typically establish stable and in-depth partnerships with major OEMs, with some being subsidiaries or holding companies of OEMs. While specialized software developers represented by Micware Group, on the other hand, focus on software as their core business. The advantages of Tier-1 suppliers lie in their mature industrial chain integration capabilities, production and supply systems, and the ability to provide one-stop solutions covering hardware and software, which helps reduce the coordination costs of OEMs. However, market players specializing in automotive hardware supply often start late in software development and tend to lag behind professional software developers in terms of flexibility and innovation. In addition to establishing their in-house R&D departments, it is common for such players to cooperate with specialized software developers, including Micware Group, to meet complex and evolving software needs. This also highlights Micware Group’s unique position as a key Tier-1 supplier and coordinator among the IVI software development technology.

2)	Software engineering and IT solution providers, such as KPIT, which focuses on the automotive industry, as well as TATA Consultancy Services, Luxoft, SCSK, and FPT Software, which cover multiple industries. They specialize in software technology and possess strong R&D capabilities and flexibility in in-vehicle software development, testing, and integration, enabling them to quickly respond to the in-depth customization needs of OEMs and undertake development demands from Tier-1 suppliers through module authorization. They usually adopt a project-based approach and have rich project experience, thus being able to provide targeted solutions and adapt to the rapid technological iteration in the IVI field.

In addition to third-party solution providers, leading OEMs are also enhancing in-house software development capabilities to serve self-owned brand vehicles. It is important to note that the establishment of such core capabilities also necessitates the establishment of in-depth strategic cooperation with professional software developers. Micware Group provides more than project-based services and has established equity ties with top OEMs, such as Toyota and Honda, that allow Micware Group maintain long-term strategic synergy with its core partners and promote continuous deepening of cooperation. Therefore, the process of OEMs enhancing their independent software capabilities precisely reflects the model of close collaboration and complementary advantages with professional partners like Micware Group.

Given the rich technological ecosystem of automotive software development and the diverse application demands from downstream sectors, there remains room for new entrants in the market. However, new players will inevitably face challenges in terms of capital investment, compliance, and track records before establishing a foothold. To compete further, market players need to possess advantages including strategic partnership with clients, technical leadership, and sustained R&D commitment.

As of February 28, 2024, the IVI market in Japan was relatively consolidated, with the top 10 Japan-based Tier 1 suppliers representing approximately 58.9% of the overall market share in terms of revenue.

As of February 28, 2024, Micware Group generated revenue of JPY13,727.5 million from the provision of IVI, representing a market share of approximately 1.9% and ranked the 9th among Japan-based Tier 1 suppliers in the market. Meanwhile, Micware Group was the largest Japan-based Tier 1 software supplier.

Note: *Represents Tier 1 software suppliers.

Source: Frost & Sullivan, Annual Reports

Entry Barriers

Capital Investment: Entry into the automotive software market is constrained by exceptionally high capital intensity. New entrants must secure funding for a multi-year research and development cycle to develop a competitive, production-grade software platform, often with no revenue generation during this period. This necessitates sustained expenditure to attract and retain top-tier engineering talent, alongside investments in critical infrastructure such as Hardware-in-the-Loop (HIL) simulation environments, test benches, and compliance systems. Given the prolonged product development cycles inherent to the automotive industry, capital remains tied up for extended periods in a high-risk context, creating a formidable financial barrier that effectively limits participation to only the most well-capitalized players.

Regulatory Compliance: The industry is subject to strict regulatory standards, particularly ISO 26262, which serves as the global benchmark for functional safety in automotive electronics. Compliance is a rigorous, process-driven requirement that demands established maturity, traceable development workflows, and a demonstrable safety culture. Startups and new entrants often lack the historical process evidence and organizational infrastructure needed to pass OEM audits, making them ineligible to participate in the development of safety-critical systems from the outset.

Track Records: OEMs are risk-averse and hesitant to trust mission-critical software to unproven vendors. A proven track record of successful, high-volume projects is essential for forming partnerships. This reliance on historical performance protects established companies, especially for those who have a portfolio of long-term collaborations with major automakers, validated by consistent and on-time delivery across multiple vehicle generations and complex IVI systems. Such prerequisite creates a significant barrier to entry for newcomers.

Factors of Competition

Strategic Partnerships with Clients: Sustained competitive advantage in this market is predicated on deep client integration. Leading suppliers transcend mere code delivery by embedding their engineering teams within the OEM’s development workflow, furnishing proactive support, and considering the role of strategic partners. Such operational entrenchment engenders substantial switching costs and long-term interdependence, effectively forming the relationship from external competitive pressures. Micware Group has established equity ties with key OEMs and has become a core extension of clients’ engineering capabilities through joint development of technology roadmaps across automotive cycles, further consolidating its partnerships with major clients rather than merely project-based delivery relationships.

Technical Leadership: Technical leadership is characterized not solely by functionality but by architectural foresight. Market leaders provide scalable, centralized software platforms deployable across an OEM’s full vehicle range, from entry-level to premium models. Critically, these tools must underpin efficient in-vehicle software development, enabling standardized integration, modular function expansion, and seamless cross-system compatibility to accelerate OEMs’ development cycles and secure long-term strategic relevance. For example, Micware Group amplifies its technical strength with its proprietary micAuto platform that is engineered as a robust SDK ecosystem, featuring pre-built modules, standardized APIs, and automated testing tools. Its deep expertise in Android-based IVI development, combined with in-house navigation engines and reusable software components, accelerates OEMs’ development cycles while ensuring compatibility across models, solidifying its technical edge in SDK-driven in-vehicle software solutions.

Sustained R&D Commitment: Leadership in automotive software constitutes ongoing project acquisition and disciplined investment in innovation. Successful players continuously reinvest in their technology stack to sustain a first-mover advantage in domains such as OTA updates, AI-enabled functionalities, and cybersecurity resilience. This demonstrable R&D commitment not only drives product evolution but also signals financial stability and long-term strategic vision that attributes of vital importance to OEMs when selecting partners for long term vehicle programs.

Overview of Market Competition and Market Concentration of Digital Mapping

The competitive landscape of Japan’s digital mapping market in 2024 is relatively fragmented, driven by massive demands for high precision, compliance, diversification, and customization from the downstream sector. The market is dominated by the following types of players:

1.	Specialized navigation and map software developers, including Micware Group (naviAZ), HERE Technologies, TomTom and Mapbox, who focus on developing software products that provide core navigation, map, and location functions. Attributed to the capability of on-time updates on map databases and flexible combinations of modules, they are able to deliver customized solutions to meet the needs of various industries and clients, whether for in-car navigation software or for the retail sector. Specialized navigation and map software developers possess advanced and comprehensive capabilities required to develop software products, from requirements analysis and design to testing and iteration, enabling them to be the market leaders of software for navigation and mapping in Japan.

2.	Automotive hardware suppliers such as Clarion and Panasonic primarily serve the software development needs of automotive OEMs. The navigation systems they develop are delivered for integration prior to vehicle production. The advantage of such players lies in the high compatibility of their hardware and software, as well as their deep cooperative relationships with automotive OEMs. However, precisely because their product application scenarios are focused on the automotive pre-installation market, such high dependence on single-industry clients may limit their profitability. Therefore, companies such as Panasonic are gradually expanding the downstream application scenarios.

In this industry, technical scalability, customization, data management, and timely updates have become key success factors. For new entrants, barriers related to compliance, map data acquisition, supply chain establishment, and customer resource development need to be overcome.

Entry Barriers

Technology and Data Acquisition: The digital mapping market in Japan has stringent requirements for technical precision and data processing capabilities. High-precision maps need to achieve centimeter-level accuracy and integrate multi-source dynamic data such as real-time traffic conditions and traffic incidents. Technical research and development require substantial capital investment and professional talent. Meanwhile, data collection demands advanced equipment and algorithms, and there are also challenges related to data security and privacy. In addition, there is a monopoly on technical standards in the industry, such as the electronic map format standards formulated by Japan’s KIWI Association. New entrants need to adapt to complex specifications, which increases the difficulty of technical research and development and creates high barriers at the technical and data levels.

Regulation and compliance: Japanese regulations have detailed supervision over the digital mapping industry. Map data involves national security and privacy, and data collection, storage, and transmission are subject to strict legal constraints, such as requirements for localized data storage. In emerging application fields like autonomous driving, the approval process for access qualifications is complex. Enterprises need to meet a series of technical, safety, and compliance standards, which will lead to high compliance costs. At the same time, the government takes the lead in formulating industry standards. New entrants must pay close attention and promptly adjust their business models and technical solutions to meet policy requirements; otherwise, it will be difficult to enter the market.

Supply Chain and Customer Resources: A mature supply chain system has been formed in Japan’s digital mapping market. Traditional enterprises have established long-term and stable cooperative relationships with upstream and downstream partners, making it difficult for new entrants to integrate. For example, map data suppliers are strongly bound with automobile manufacturers and navigation equipment manufacturers. Moreover, clients have high loyalty to existing brands, especially in the enterprise-end market. When enterprises change map service providers, they need to consider multiple factors such as compatibility and reliability, resulting in high switching costs. Therefore, new entrants will inevitably face challenges in customer acquisition, trust-building, and market reputation accumulation in the initial stage.

Factors of Competition

Customization Capabilities: Understanding diverse client needs and providing customized technological solutions are essential for market differentiation. In addition to enhancing core technologies, companies should integrate customization throughout the entire service lifecycle, from the initial client needs assessment to ongoing optimization. For automotive clients, this involves developing map systems with tailored parameter interfaces to match specific autonomous driving algorithms, benefiting leading local players with sufficient market know-how and project experience. By concentrating on client-specific function iteration and scenario-based adaptation, market players are enabled to convert technical capabilities into tailored value propositions, building long-term partnerships that stand out from standard technology offerings.

Technical Scalability: Technical scalability has been recognized as one of the core competitive factors in Japan’s navigation system market. Its importance lies in the ability to decouple core functions such as traffic information, route planning, map rendering, search, navigation, and positioning services into interchangeable independent components through a modular architecture. Leading developers can flexibly combine the required modules based on specific travel scenarios (such as walking, driving, or marine transport), thereby quickly forming differentiated solutions tailored to single or composite scenarios to meet the needs of different industry clients or general users. Additionally, scalability is demonstrated in cross-platform deployment capabilities, such as the ability of the same navigation solution to simultaneously adapt to in-vehicle systems and PC browsers, ensuring that the product form can maintain usability and competitiveness as the mobility ecosystem evolves and technology advances.

Data Quality Management and Update Efficiency: Maintaining high-quality geographic data and timely updates is critical for digital map providers. This includes wide coverage and up-to-date data, spanning urban, rural, and niche routes, to serve diverse needs. Strict multi-source validation ensures accuracy for roads, POIs, and signals. A flexible update system, leveraging IoT, user feedback, and automation, enables rapid adaptation to new roads or rule changes. Equally vital is fast and accurate 3D map generation, capturing terrain and geometry details essential for autonomous driving safety. Such robust, comprehensive data enhances user trust, supports reliable downstream applications in autonomy and logistics, and solidifies market position.

BUSINESS

Overview

We are a Japan-based provider of software development services and innovative IT solutions mainly focused on the automotive and mobility sectors. Our main focus is the development and sale of IVI systems that cover a broad range of modern car functionality from multimedia to navigation, human machine interface, telematics, and driver assistance. We also specialize in the development of navigation software and location information-based smartphone applications. Since the establishment of Micware in 2003, we have accumulated over 20 years of experience in software development in the automotive industry, which has translated into significant business growth. As of the date of this prospectus, our business is operated across Japan through six operating entities and 12 branch offices. We have also established subsidiaries in the U.S., Thailand, and Germany, for our operations overseas.

We present our results of operations by three categories:

●	SDV: relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	LBS: relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for B2B customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and B2C mobile app services unrelated to in-vehicle navigation.

We disaggregate our revenue into three categories: (i) software development services, (ii) licensing, and (iii) other software-related services.

(i)	We provide software development services that include the design and delivery of custom automotive software based on our proprietary IVI platform. Our platform supports a wide range of functions such as navigation, multimedia, and connectivity across Android- and Linux-based environments, and enables efficient, modular development to meet a variety of customer requirements.

(ii)	We generate licensing revenue primarily by granting customers rights to use our proprietary software modules, such as navigation engines, under licensing arrangements. These modules are generally integrated into in-vehicle systems by Tier 1 suppliers and are licensed on a per-unit basis.

(iii)	We also provide other software-related services, which include after-sales maintenance and support services to customers who have licensed or developed software with us, as well as B2C mobile app services unrelated to in-vehicle navigation.

For the six months ended August 31, 2025, we had total revenue of JPY10,261.1 million (approximately US$69.9 million). For the six months ended August 31, 2025, revenue generated from software development services, licensing, and other software-related services was JPY8,061.8 million (approximately US$54.9 million), JPY1,466.9 million (approximately US$10.0 million), and JPY732.4 million (approximately US$5.0 million), respectively, constituting 78.6%, 14.3%, and 7.1% of our total revenue, respectively. For the fiscal years ended February 28, 2025 and February 29, 2024, we had total revenue of JPY21,119.3 million (approximately US$140.2 million) and JPY17,516.7 million, respectively. For the fiscal year ended February 28, 2025, revenue generated from software development services, licensing, and other software-related services was JPY17,178.2 million (approximately US$114.0 million), JPY3,175.1 million (approximately US$21.1 million), and JPY766.0 million (approximately US$5.1 million), respectively, constituting 81.4%, 15.0%, and 3.6% of our total revenue, respectively. For the fiscal year ended February 29, 2024, revenue generated from software development services, licensing, and other software-related services was JPY13,429.1 million, JPY3,364.6 million, and JPY723.1 million, respectively, constituting 76.7%, 19.2%, and 4.1% of our total revenue, respectively.

For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, we had net income of JPY702.9 million (approximately US$4.8 million), JPY1,330.6 million (approximately US$8.8 million), and JPY1,370.6 million, respectively. Unless otherwise indicated, references to net income in this section refer to net income attributable to the Company’s ordinary shareholders.

Our Competitive Strengths

Proprietary IVI Platform and Scalable Development Framework

We have developed a proprietary IVI software platform, micAuto-PF, which serves as the foundation for delivering customized IVI solutions across a wide range of client requirements and vehicle types. The platform utilizes Google Automotive Services to support the efficient launch and termination of Android-based applications. The platform is designed to be modular, enabling reuse of software components, such as navigation engines, multimedia functionality, and connectivity protocols, across multiple projects. This modular structure allows for greater development efficiency and faster adaptation to new client specifications. The platform is compatible with a variety of operating systems, including Android and Linux-based environments, and supports a range of input/output devices, cloud-based features, and automotive interface standards. By utilizing this platform, we reduce duplicated engineering effort across projects and achieve economies of scope, which contribute to more predictable development timelines and improved cost structure.

Our proprietary software platform has been central to our IVI software development services and, by enabling us to deliver products to the satisfaction of our customers, serves as the foundation for our ability to maintain long-term collaborative relationships with OEMs. In this way, the development and operation of the platform also incorporates our expertise gained through close development collaboration with the OEMs. In addition, it has evolved throughout the years through iterative updates informed by operational feedback, client requests, and technological advancements.

Experienced Technical Workforce and Long-Term Development Capacity

Our engineering staff includes approximately 800 developers, including our full-time employees as well as our contractors as of February 28, 2025, with long-standing experience in embedded systems, IVI software, and automotive technology. Many of our engineers have engaged in multi-year, co-development programs with OEM clients, which has enabled them to build strong familiarity with automotive software development lifecycles, testing protocols, and regulatory compliance requirements. Tomohiro Kitagawa, the President of Micware Automotive, has over a decade of leadership experience in IVI system development across major automotive platforms. Since 2017, he has served as the Head of Development of Android IVI systems with OEM partners, leading teams of up to 650 engineers. Mr. Kitagawa has consistently driven large-scale development initiatives in collaboration with global OEMs and Tier 1 suppliers, shaping next-generation in-car user experiences.

Our large engineering development capacity enables us to support high-complexity projects that require parallel development, testing, and integration efforts. Our engineers cover a wide range of competencies, including platform architecture, UI/UX design, middleware integration, and diagnostics support. We also manage an internal training pipeline to maintain skill levels in our technologies. Our strong development capacity is demonstrated by our capability of delivering all SDV IVI platform components entirely in-house.

Pioneer Status in Mobile Connectivity Services

We have proactively anticipated the needs of OEMs and Tier 1 suppliers, engaging in proof-of-concept projects to accumulate valuable insights and technical expertise, allowing us to quickly deliver solutions that adapt to the latest customer needs. Since 2014, we have provided differential OTA map update technology, which minimizes data transmission by updating only the parts of a map that have changed, using mobile network connectivity and cloud infrastructure. Building on this foundation, in 2018, we introduced in-car Wi-Fi services, allowing vehicles to act as mobile hotspots using cellular data. In 2019 and 2021, we deployed Multi-access Edge Computing centers, which place computing resources closer to vehicles to reduce communication latency, a network architecture critical for technologies like cellular Vehicle-to-Everything (“V2X”), which enables real-time communication between vehicles, infrastructure, pedestrians, and networks. In 2022, we launched online navigation systems that use live cloud data instead of static onboard maps, improving routing accuracy and efficiency. In 2023, we deployed large-scale center infrastructure to support the high data demands of connected and autonomous vehicles.

These developments form the backbone of a robust cloud-based ecosystem for connected cars and SDVs. This ecosystem supports not just OTA updates, but also critical services such as account management, authentication and authorization (verifying user identities and access rights), app stores for in-car applications, and digital payment systems for services like tolling or charging. This end-to-end platform reduces the initial development burden for OEMs and Tier 1 suppliers, accelerates the implementation of next-generation features, and provides us with sustainable revenue through royalties and intellectual property rights.

Through years of PoC-driven innovation, we have built extensive expertise not only in in-vehicle software but also in smartphone app development and cloud platform integration. Since 2018, we have developed and provided communication protocols that connect smartphones to the cloud, connect the cloud to vehicles, and connect smartphones directly to vehicles (for instance, for remote control or keyless entry).

Our proven capabilities span across all three domains of vehicle, cloud, and mobile, which, we believe, position us strongly for the connected and software-defined future of mobility.

Technical Strength in Advanced Generative Technology

In 2018, we launched our proprietary software BeatMap, which identifies real-time trending locations by analyzing social media posts, particularly from platforms like X (formerly Twitter). Even when posts lack explicit geolocation data, BeatMap can estimate geographic coordinates based on the content and context of the posts, then visualize these inferred locations on a map. This is made possible by a sophisticated natural language analysis (or language processing (NLP)) system powered by Transformer models, a deep learning architecture introduced by Google in 2017. Transformers are now the foundation of most NLP systems, including large language models. To generate accurate insights, BeatMap uses a proprietary AI filtering algorithm that refines answers by referencing a curated internal dataset. This process mirrors what is now known as RAG, a method in which generative AI systems retrieve relevant documents from an external source to ground and enhance the output. While the term “RAG” only became common in 2021, we had already implemented a similar architecture as early as 2017 to 2018, showcasing the forward-thinking and innovative nature of our AI development. Our work in this domain has resulted in several critical patents (for instance, Patent No. 6788637 and Patent No. 7023821) protecting our methods of location inference and data generation using AI. BeatMap’s technology has also been integrated into our mobile app Tama-musubi, and the expertise developed through the BeatMap project has been fed back into our collaborative work with OEMs and Tier 1 suppliers, in projects related to SDVs.

Recognizing that traditional geospatial data cannot keep pace with rapidly evolving urban environments, we developed a cutting-edge solution using images and videos with embedded location information from networked drive recorders and smartphones to deliver real-time, high-accuracy 3D geospatial data, as part of our DSMM project (See “—Growth Strategies—Expand and Monetize Digital Mapping Software Services” and “—Research and Development”). We first launched the Mvcube service to collect and organize drive recorder videos. Currently, we collect live video and location data from 1,300 taxis which have installed our Mvcube for Taxi software across Tokyo, a city known for its dense and complex road infrastructure. In addition to vehicle footage, we incorporate visual inputs from AR navigation apps (for instance, our PinnAR app) and collaborate with the Institute of Science Tokyo to generate initial AI-driven 3D reconstructions, which are then polished by our in-house designers.

Our 3D modeling relies on video sources that offer limited perspectives tied to vehicle movement. To address this constraint, we have developed proprietary image correction and occlusion removal techniques that cleanly extract geospatial data even amidst obstructing vehicles. Our system integrates advanced AI tools, including NeRF and Stable Diffusion, to produce accurate, view-consistent 3D maps. Underpinning this innovation are several patents we own or have applied for: Patent No. 7036783, PCT/JP2023/003445, and Japanese Patent Application No. 2025-084236, covering our methods in image processing, reconstruction, and positioning.

For a discussion of the risks related with the use of AI, see “Risk Factors—Risks Related to Our Business and Industry—We have incorporated AI technologies into some of our products and services, which presents operational and reputational risks,” “Risk Factors—Risks Related to Our Business and Industry—The successful continued integration of AI technologies in our products may be dependent on our access to specific third-party software and infrastructure and our business may be adversely impacted if we are unable to access such third-party software and infrastructure,” and “Risk Factors—Risks Related to Our Business and Industry—Some aspects of our future products and services may incorporate open-source AI technology, and our future use of open-source AI technology could negatively affect our business, results of operations, financial condition, and prospects.”

Proprietary Large-Scale Development Environment CARE-SUITE

In addition to software development, we provide an environment specifically optimized for large-scale SDV-related development. Our solution, CARE-SUITE, was created based on the real-world needs and insights gained through close collaboration with Japanese OEMs and Tier 1 suppliers. Whereas traditional development environments often rely on a fragmented set of tools, such as for account management, task tracking, and knowledge sharing, CARE-SUITE integrates these functions into a single unified platform. This holistic approach reduces the setup time for new projects from approximately six months to as little as one week, while also enabling continuous updates and efficient environment maintenance. CARE-SUITE is already in active use by many OEMs, including for recruitment, training, and trial deployment purposes. Its adoption has helped strengthen collaborative relationships between engineering teams and project stakeholders, fostering faster, more scalable development in the SDV ecosystem.

Stable OEM Relationships and Structured Project Ecosystem

We maintain multi-year, recurring relationships with well-established OEMs, including Toyota, Honda, and Daihatsu, which has contributed to a stable and repeatable project pipeline. For details, see “—Revenue and Pricing Model,” as well as “In-Vehicle Platform Software” and “Navigation Software” in “—Our Products and Services” below. These relationships are typically characterized by deep technical integration, early-stage project involvement, and strong mutual dependency due to the complexity and long-term nature of IVI system development.

In addition to OEM clients, we work closely with a range of third-party collaborators, whom we classify into two categories:

●	Suppliers, which provide enabling technologies such as cloud infrastructure, navigation data, digital maps, and security modules; and

●	Business partners, which contribute engineering capacity, typically through staffing or subcontracting models.

This structured supplier/partner ecosystem allows us to retain control over core intellectual property and strategic direction, while scaling development throughput as required. Our internal management processes include tools for partner coordination, quality assurance, milestone tracking, and customer reporting.

We have also established capital and operational alliances with certain customers and partners, which further solidify our role as a long-term technology contributor within the automotive ecosystem. For example, Honda and Toyota each holds around 12% of our equity interests. We believe that such alliance with major OEMs reflects the strong trust and expectations placed in us by these customers and, at the same time, serves as a significant barrier to entry for potential competitors. We also partner with Vizzion Enterprises, Inc. (“Vizzion”) in our R&D efforts, as discussed in “—Growth Strategies—Expand and Monetize Location-Based Software Services” below.

Growth Strategies

Evolving from IVI Tier 1 Software Supplier to SDV Tier 1 Software Supplier

We plan to drive our growth from an IVI Tier 1 software supplier toward a broader role as an SDV Tier 1 software supplier, where we would directly supply software to OEMs with respect to all aspects of SDV. Accordingly, we are pursuing the following strategic initiatives:

Strengthen and Deepen Long-Term Partnerships with OEMs and Tier 1 Suppliers

We aim to further solidify and expand our collaborative frameworks with OEMs and Tier 1 suppliers. We intend to expand our participation in upstream development phases with existing OEM clients. This includes earlier involvement in requirement definition, system architecture planning, and platform design. By engaging earlier in the development lifecycle, we expect to increase our influence on system-level decisions, improve alignment with customer objectives, and expand the scope of our development responsibility.

We plan to expand our customer base by pursuing new OEM engagements in Japan and potentially internationally. Our strategy will focus on showcasing our delivery track record, engineering capabilities, and the adaptability of our micAuto-PF platform to new client environments. We intend to pursue OEMs that are expanding their SDV capabilities and seeking long-term software development partners. To support this effort, we plan to invest in technical presales, including proposal engineering, platform demonstrations, and pilot deployments. We will also allocate resources to onboarding support and customer integration teams to ensure timely and smooth project launches for new clients. This expansion strategy is intended to reduce our dependency on our current core client base, increase revenue diversity, and leverage our existing technology assets in new commercial relationships.

In parallel, we plan to further enhance the micAuto-PF platform by expanding its codebase and accelerating its development cycle. As modern IVI systems require significant development investment, OEMs are increasingly demanding a cross-OEM IVI ecosystem to share costs and reduce duplication. In response, we developed micAuto-PF to meet this industry-wide need. To drive the evolution of micAuto-PF, we aim to deliver cost-effective performance by open-sourcing select components and functionalities of the platform. This will allow external developers, partners, and other OEMs to contribute improvements, bug fixes, and new features. In addition, we are working to integrate autonomous driving and ADAS features into micAuto-PF in order to further evolve it into a next-generation SDV development environment. We expect to offer this upgraded platform to OEMs that face financial or operational constraints in developing and continuously investing in such environments in-house, including domestic OEMs beyond our current major clients as well as overseas OEMs that are seeking scalable and cost-effective SDV development platforms.

These efforts are intended to enhance our ability to scale projects efficiently, reduce labor requirements per engagement, and increase gross margin over time. This strategy aligns with the industry trend toward SDVs, where software plays a central role in delivering vehicle functionality and value. By strengthening both our upstream engagement and our internal platform capabilities, we aim to remain a competitive software and technology partner and provider for OEMs.

Approximately 44% of the proceeds from the IPO are planned to be used for the DSMM project and micAuto-PF, together with a portion of the approximately 8% allocated to marketing and advertising. See “Use of Proceeds.”

Accelerate Talent Acquisition and Retention Through Geographic and Industry Expansion

We will continue expanding our presence in key Japanese cities and explore international talent hubs to attract highly skilled engineers. Particular focus will be placed on mid-career professionals from adjacent sectors, such as electronics, robotics, or aerospace, who bring fresh perspectives and complementary skills. Our long-term objective is to become the top destination for engineers looking to grow professionally while contributing to the advancement of future mobility technologies.

Strengthen Business and Technical Development Capabilities

To increase our value to clients, we are broadening our technical capabilities. Targeted areas include new navigation systems, advanced Human-Machine Interfaces, emerging Operating System platforms, and the establishment of evaluation teams to support growing quality and safety requirements in modern vehicle software development.

We will continue to invest in developing all key IVI software components in-house, positioning ourselves as the only Japan-based supplier able to deliver comprehensive IVI solutions independently. Unlike competitors reliant on short-term staffing models, we are focused on building stable, long-term engineering teams that can be integrated directly into OEM and Tier 1 development processes. This approach allows us to offer consistency, expertise, and agility in adapting to evolving needs of business partners.

Transition Toward ADAS/AD Integration and Software Packaging

Our forward-looking strategy includes entering the ADAS and AD domains, leveraging our IVI foundation to create integrated cockpit-to-driving system solutions. In parallel, we are developing software packaging strategies, which are modular, reusable software bundles that can be licensed or adapted across multiple vehicle platforms, to enhance scalability and operational efficiency.

A large part of the approximately 36% of the IPO proceeds allocated to general corporate purposes, including working capital and operating expenses, together with the approximately 12% allocated to strategic investments, is expected to be used to accelerate our strategy of evolving from an IVI Tier 1 software supplier to an SDV Tier 1 software supplier.

Transition Toward Standardized and Scalable Navigation Software Offerings

We expect the Japanese navigation market, as part of the IVI market, to continue developing while gradually maturing. As the competitive landscape evolves in line with this transition, we aim to capture the resulting long-term survivor benefits by leveraging our long-standing technical capabilities and customer relationships.

In addition, although we have historically provided fully customized navigation software in the Japanese market, we expect OEMs to increasingly seek more standardized and configurable navigation platforms rather than fully bespoke solutions for each OEM. Accordingly, based on the expertise we have accumulated to date, we are considering expanding our market share through the provision of more standardized and general-purpose navigation software.

In overseas markets, for certain vehicle models sold outside Japan by our existing OEM customers, we provide navigation software and license our technology through collaboration with local partner companies. As our existing OEM customers continue to expand their model lineups in overseas markets, we believe there will be additional business opportunities for us in those overseas models, supported by the trusted relationships we have built with OEMs in Japan.

Expand and Monetize Digital Mapping Software Services

In our DSMM project, we are developing Dynamic Share Map, the first product from DSMM project, a consumer-facing digital platform that aggregates, curates, and monetizes location-based multimedia content. The platform collects visual and spatial data from edge sources, including our Mvcube service, ADAS cameras, and user-contributed content, and processes it into a dynamic 3D street map. DSMM aims to support a marketplace where individuals or organizations can upload, sell, and purchase digital assets related to specific geographic locations. Our monetization plan includes transaction commissions and licensing fees for third-party use (for instance, navigation, tourism, or advertising). Dynamic Share Map is currently available in Microsoft Store and Google Play Store with limited features. We exhibited the software product at MWC Barcelona 2025, a trade show dedicated to the mobile communications industry, and at Osaka Expo in July 2025, expecting to officially release it in March 2026. To expand content availability, we are collaborating with partners such as Vizzion, which specializes in collecting and distributing vehicle-mounted camera data in more than 30 countries outside Japan. Per our agreements with Vizzion, we have a worldwide, non-exclusive license to use traffic data sourced by Vizzion in all our products. This collaboration is expected to enhance our global content footprint and diversify our content supply base.

We believe that a key feature of the automotive software industry is the significant buying power held by OEMs, and without careful management, there is a risk of becoming relegated to a subcontractor role. To mitigate this risk, we are pursuing business domains that do not rely on revenue from OEMs. DSMM represents a concrete initiative under this strategy. For this reason, we are also actively developing and monetizing our other digital mapping software products and services that directly target the consumers, in an effort to expand our revenue streams. For a detailed discussion of these initiatives, see “B2C services—Navigation” and “B2C services—Other than navigation” in “—Our Products and Services” below.

Going forward, through our new service offerings, we aim to transform our digital mapping business into recurring revenue models. As OEMs face growing pressure to maximize the value of vehicle-generated data and move away from traditional one-time sales, we are proactively developing services that capitalize on data utilization. By launching these services ahead of OEM timelines, we position ourselves to lead the shift from royalty-based revenue to a recurring business model, such as subscriptions or usage-based pricing. In contrast to one-time licensing or royalties, recurring models provide stable, ongoing income through periodic payments tied to continued service use. Furthermore, OEMs today face challenges in terms of high software development costs and difficulty recovering those investments solely through upfront vehicle sales. We aim to provide both strategic planning and technical implementation support to OEMs through service-based models. These models offer long-term sustainability by monetizing software and services over the entire vehicle lifecycle, rather than relying solely on the initial vehicle purchase.

In addition to consumer-oriented mapping services, we intend to pursue B2B and Business-to-Government opportunities for DSMM in both new and overseas markets, where demand for advanced spatial-information-based services is expected to grow.

Furthermore, although we have traditionally procured map data from external suppliers, we plan to increase our internal data acquisition capabilities by collecting spatial information for DSMM ourselves. By incorporating such internally acquired data into our navigation software, we aim to raise our level of in-house data acquisition and reduce reliance on third-party map providers over the long term. However, if we fail to source data ourselves as planned, it could materially adversely affect our business, financial condition, results of operations, and prospects. See “Risk Factors—Risks Related to Our Business and Industry—Our ability to operate and grow our business depends on our ability to obtain and maintain access to certain data, and our efforts to obtain such data ourselves rather than relying on external suppliers may be unsuccessful or may subject us to significant costs, delays, and risks.”

Approximately 44% of the proceeds from the IPO are planned to be used for the DSMM project and micAuto-PF, together with a portion of the approximately 8% allocated to marketing and advertising. See “Use of Proceeds.”

Our Business Model

We present our results of operations by three categories:

●	SDV: relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	LBS: relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for B2B customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and B2C mobile app services unrelated to in-vehicle navigation.

Revenue and Pricing Model

We generate revenue through three revenue streams: software development services, licensing, and other software-related services. For the six months ended August 31, 2025, revenue generated from software development services, licensing, and other software-related services was JPY8,061.8 million (approximately US$54.9 million), JPY1,466.9 million (approximately US$10.0 million), and JPY732.4 million (approximately US$5.0 million), respectively, constituting 78.6%, 14.3%, and 7.1% of our total revenue, respectively. For the fiscal year ended February 28, 2025, revenue generated from software development service, licensing, and other software-related services was JPY17,178.2 million (approximately US$114.0 million), JPY3,175.1 million (approximately US$21.1 million), and JPY766.0 million (approximately US$5.1 million), respectively, constituting 81.4%, 15.0%, and 3.6% of our total revenue, respectively. For the fiscal year ended February 29, 2024, revenue generated from software development services, licensing, and other software-related services was JPY13,429.1 million, JPY3,364.6 million, and JPY723.1 million, respectively, constituting 76.7%, 19.2%, and 4.1% of our total revenue, respectively.

Software Development Services

Traditional Contract-based Development

Under this model, the customer contracts us to develop a specific software product according to the customer’s specific requirements for a fixed price. Depending on the customer and project structure, payments are generally made periodically during the development term in accordance with contractual provisions, which may specify monthly, quarterly, or other regular billing schedules. In the case of certain long-term collaborations, such as annual development roadmaps, customers issue multiple purchase orders within a fiscal year that are aligned under a single integrated plan, with billing typically structured on a quarterly basis. We typically encounter this type of business model in the development of IVI software and in-vehicle navigation software.

Development Outsourcing under Quasi-Delegation

We engage in software development projects under quasi-delegation contracts, particularly in cases where an agile development methodology is applied. Instead of a single long-term agreement with a fixed scope, the work is performed through a series of short-term contracts that align with iterative development cycles. These contracts are structured to allow flexibility, with evolving scopes and modular deliverables that are not fully defined at the outset. Customers are billed based on actual working hours and pre-agreed unit rates, typically on a monthly basis.

Under both traditional contract-based development and quasi-delegation arrangements, customers are provided with ownership or usage rights to deliverables that are specifically developed for their projects. Such rights are conveyed progressively throughout the development process in accordance with the terms of each contract. Micware retains ownership of its underlying proprietary technologies, reusable modules, development tools, and frameworks (such as internal navigation engines or platform components) that are not specifically customized for individual clients. Accordingly, customers obtain rights only to project-specific outputs, while Micware reserves the ability to reuse general-purpose components across other customer engagements.

Licensing

Licensing revenue primarily arises from licensing agreements with Tier 1 suppliers, such as Uni Electronics, Denso, and Visteon Japan Ltd. Under these agreements, Micware grants the right to use its navigation engine or related software modules, which are typically integrated by the Tier 1 suppliers into in-vehicle systems ultimately delivered to automotive OEMs. Micware receives ongoing sales-based royalties on a per-unit basis, calculated according to the volume of shipments from the Tier 1 suppliers to the OEMs.

As a business model, particularly in our LBS, customers who initially engage us for software development services (often navigation software) subsequently enter into licensing agreements with us. Under these arrangements, once development is completed, we grant the customer a right of use the software and charge separate licensing fees. This approach enables us to first establish a relationship with customers through software development projects and then generate recurring licensing revenue over time.

Other Software-related Services

B2C (Business-to-Consumer) Business

Under this consumer-facing business model, we directly monetize our proprietary software by offering them as services to end-users. This applies to our location information-based smartphone applications. We typically generate revenue under this business model from advertisements displayed in-app using Google AdMob (a mobile advertising platform by Google). Depending on the functions of the app, we also generate revenue from commerce commissions, such as from digital ticket sales and credit card payments. For example, for our app Tama-musubi, we generate such commerce commissions from local railway companies and destination marketing organizations (organizations which promote a location as an attractive travel destination) in Japan.

After-sales services

We offer support and maintenance services to customers after the completion of software development for them or licensing our proprietary software to them. We typically enter a separate contract with customers for such after-sales services and charge monthly for different types of services, such as system maintenance.

Our Products and Services

In-Vehicle Platform Software

Since 2013, we have been acting as a Tier 1 software supplier in the automotive industry. We develop and implement large-scale software with a wide range of components, which operates on IVI systems on the Android OS platform (an open-source operating system for mobile devices). We provide our IVI software to automotive OEMs, including Honda and Toyota. For example, in recent years, we completed the development of Honda’s IVI system for the 2023 models (H23M), with development finalized in November 2022 and the first product launched in February 2023. We are currently working on the next series of models (H26M), with development scheduled for completion around December 2025 and the first product launch expected in April 2026. In addition, planning and development for other OEMs are underway and scheduled through February 2026.

Our software has the following structure:

Application Layer (Topmost functional features) This layer contains the visible services and features a user interacts with in the car’s infotainment system.
Media Player	Audio/video playback via USB
Support for connecting and playing music from iPods
Tuner	Analog (AM/FM) and Digital Audio Broadcasting radio systems
Smart Phone	Smartphone projection systems allowing phone UI and apps on IVI screen
Synchronization of apps and data between smartphone and IVI
Navigation	Electronic toll collection / Dedicated Short-Range Communications (DSRC)
Compass and GPS-based positioning
Coordination with ADAS (for instance, lane assist and cruise control)
Telematics	Telematics Service Unit: provides connectivity to external networks (cloud server, OEM servers, or third-party services)
OTA Updates: remotely delivers and installs firmware or software updates to a vehicle via a wireless connection
Network connectivity for telematics (cellular/Wi-Fi)
Integration with Amazon Alexa voice assistant
Manufacturer-specific service applications: Custom apps by OEMs for remote diagnostics, concierge services, etc.

Vehicle	Vehicle configuration/Meter synchronization: Ensures consistency of information and settings across different screens and modules in the vehicle.
Navigation map shown in digital instrument cluster
Climate control, fuel/energy tracking, power usage display
User comfort features supported or controlled via the IVI system: wireless charger, customizable ambient lighting
SOME/IP communication: Vehicle network protocol for communication between in-vehicle functions such as navigation and cameras
Diagnostics	Diagnostic tools used during manufacturing or servicing
TV	Digital TV reception feature
Connectivity	Bluetooth/Wi-Fi: Wireless connections for phones and networks
Bluetooth Audio / Phone: Hands-free calling and music streaming
Camera	Rear, multi-view, and left/right wide-angle cameras BSI CTM: Blind Spot Information, Cross Traffic Monitoring Parking Sensor/Auto Parking: Sensor-based and automated parking support

User Interface (UI) Framework + Design Defines how content and interactions appear on the screen.
Soft Keyboard: On-screen typing interface
3D drawing tool Kanzi: Kanzi is a commercial UI design tool for 3D user interfaces.
UI Library/System UI/Home: Core elements and layout of the infotainment interface

System Layer System-level services that support all higher functions
Boot Shutdown: Startup/shutdown procedures
Sound/Display/Key input/Voice recognition: Core interfaces for input/output
Mode management: Switching between different vehicle or system modes (for instance, Eco and Sport).
Car parameters/Logging/Backup: Vehicle data tracking, error logging, and settings backup
Anti-Theft/Clock/Settings: Security, timekeeping, and configuration functions

Android + BSP / HAL (Bottom Layer)
Android: Operating system core
BSP (Board Support Package): Hardware-specific code enabling Android to run on specific vehicle hardware
HAL (Hardware Abstraction Layer): Middleware that bridges Android OS and hardware drivers

We offer a comprehensive one-stop service using our proprietary IVI development platform for Android systems, covering everything from development environment setup to automated testing of software, optimizing efficient system start-up and power-down performance.

Our development process typically begins with requirement definition, followed by software development, implementation, software evaluation, and functional evaluation. During the requirement definition phase, we create the Software Requirements Specification (“SRS”) documents based on the customer’s needs. In the software development phase, we develop the software according to the specifications outlined in the SRS. The implementation phase involves combining the developed software components and installing the software into the IVI device to ensure it functions properly. In the software evaluation phase, we verify that the implemented software behaves as designed. Finally, in the functional evaluation phase, we assess whether the software meets the requirements defined in the original SRS.

The adoption of Linux OS in our IVI systems since 2013 enables multi-task processing and supports the integration of diverse functions within a single platform. Linux provides a rich, sophisticated, and modular environment that allows multiple applications to run simultaneously and efficiently, such as navigation, media playback, connectivity, and voice control. This functional integration transforms previously separate hardware-based features (for instance, TV and radio) into software modules that can be managed centrally. As a result, Linux facilitates greater scalability, flexibility, and efficiency in IVI development, supporting larger and more complex system architectures and enhancing the overall user experience.

We play a highly involved role throughout each stage. In terms of decision-making, while the OEM retains final authority, we work closely with them in the development effort, actively proposing alternative features and development options. As a result, we are able to offer a comprehensive one-stop solution. Unlike competitors who focus only on standard software development, implementation, and evaluation, we also provide requirement definition, custom development tools, and project management capabilities, enabling us to deliver broader support across the development process.

Navigation Software

Since 2009, we have specialized in the development and sale of our proprietary in-vehicle navigation software under the brand naviAZ. For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, we sold 224,383 units, 493,869 units, and 461,702 units of our navigation software, respectively. As of the date of this prospectus, we have sold around five million units of our software product in total. According to industry sources (see, for example, https://car.watch.impress.co.jp/docs/news/1573465.html), our naviAZ brand accounts for 15% of the Japanese car navigation market share.

Product Types

The navigation software products can be categorized based on how they are delivered to end-users, including DOP, MOP, and retail. DOP navigations are installed or offered by the car dealer at the point of sale. MOP navigations are integrated at the factory level by the car manufacturer before the vehicle is shipped. Retail navigations are available for purchase by consumers through automotive goods retailers, separate from the vehicle purchase process.

The navigation software we develop for different customers is largely similar in terms of core functionality, as it is all based on our proprietary navigation algorithm called “Navi Core.” Navi Core is regularly updated, with major updates being performed around every two years, and minor updates two to three times every year. As a result, the version provided to a customer depends on the timing of their order. While the underlying software remains largely consistent across customers, we customize the UI/UX based on each customer’s specific requirements.

Below are some of the navigation products which we have developed for our OEM customers:

Features

Our navigation software offers a wide range of features, over 180 in total, designed to enhance usability and improve the overall user experience. Based on our industry data, naviAZ is one of the most feature-rich navigation software products on the Japanese market as of the date of this prospectus. These features are organized into several key categories:

●	Map display features include scaling, scrolling, 2D/3D views, and dual-screen support;

●	Route searching features allow users to perform route calculations while considering traffic conditions, and also offer options such as a no-highway mode. POI searching features support free word input and address-based searches;

●	Guiding features include a highway exit list, enlarged images of intersections, and voice guidance; and

●	Traffic information features utilize systems like VICS WIDE and DSRC to provide real-time traffic data.

One of the notable capabilities of our navigation software is its connectivity feature, which allows the navigation system to link with other electronic devices. For example, the mobile phone synchronization feature enables users to continue receiving navigation or travel-related information even after exiting the vehicle. This is achieved through the integration of the in-car navigation device with a dedicated smartphone app. Once the vehicle is registered within the app, it can access data from the car via a cloud server where the navigation information is stored. This seamless data sharing between the car and smartphone ensures a consistent user experience both inside and outside the vehicle.

Other useful features of naviAZ include differential map updates, intelligent functions such as voice recognition, and multilingual support, which allows users to switch between different languages, an essential feature for commercial and international use. The differential map update system is made possible through a combination of embedded software and cloud server technology. The system checks the current status of the embedded map data. When outdated map data is detected, the software initiates an update process that downloads only the necessary changes (differential data), ensuring efficiency in both time and data usage. For voice recognition, we collaborate with a specialized technology partner that provides advanced voice recognition capabilities. While integrating this functionality into automotive environments is particularly challenging due to limited computing resources and the presence of background noise, we have successfully implemented voice control features that enhance the user experience.

NaviAZ is designed to enhance the user’s travel experience by providing navigation that seamlessly connects the user to the latest information at any time. The software maintains a real-time link with cloud servers to access and retrieve up-to-date data. This ensures that users always receive the most current content, including automatic monthly updates of map data, newly added POIs (such as facility names or store locations), live traffic information, and real-time route suggestions. This monthly map update capability is made possible through Micware’s proprietary map authoring technology, which enables efficient and accurate creation, maintenance, and distribution of updated map content. This technology ensures the reliability and timeliness of the navigation data provided by naviAZ.

Adoption

The use of naviAZ extends far beyond traditional in-car navigation. It has been adopted by leading manufacturers both in Japan and internationally as a versatile navigation solution across a wide range of mobility applications, including walking, cycling, motorcycles, and even marine vessels. For example, PinnAR is our walking navigation application that utilizes naviAZ technology. We provide a map display feature for digital cameras, enabling location-based tagging and visual navigation. We are also developing navigation software for a bicycle demonstration project and have created software for demonstration experiments involving map viewing on boats and water vehicles.

This broad adaptability is made possible by naviAZ’s modular architecture. The system allows developers to selectively combine only the required modules to build navigation solutions optimized for specific use cases, such as traffic information (through VICS), route calculation, map display, search, mapping, guidance, map-matching (aligning GPS data to actual roads or paths), and location services.

Other Mobility Software

Entertainment stick

Our in-car entertainment stick is a compact device designed to enhance a vehicle’s infotainment system by enabling access to various multimedia content. It connects to the car’s display primarily via HDMI ports and offers functionalities such as video streaming, music playback, and app integration with platforms like Netflix, YouTube, and more. Our product also supports USB interfaces. However, since most in-car displays do not accept USB-C input, HDMI remains the standard for automotive use.

We develop the software for the entertainment stick, source the hardware from suppliers, and install our proprietary software on the device. The product is sold to business customers, such as car dealers. Customization can also be made for clients requesting tailored features or integrations at a fee, such as the various apps to be accessed through the entertainment stick.

Wariate-kun logistics IoT system

We have developed and released a logistics IoT system called Wariate-kun, which provides comprehensive support for order receipt, delivery planning, and vehicle movement management in the logistics industry. The industry often faces challenges such as outdated communication methods (for instance, telephone and fax), resulting in inefficiencies due to paper-based, non-updated information. Additionally, many logistics systems require costly specialized terminals, creating a financial barrier to adoption. Wariate-kun addresses these issues by offering a simple and cost-effective system that is easy to deploy and operate. It runs entirely through a standard web browser, requiring no dedicated software installation on office computers.

On the vehicle side, Wariate-kun uses LPWA (Low Power Wide Area) communication technology, a type of telecommunications technology that transmits data with low power consumption and covers large geographic areas, which is ideal for IoT devices to send small data packets at regular intervals over long distances with minimal power. Specifically, it uses cellular LPWA (LTE-M / Cat. M1) to collect and transmit vehicle location data in real time at a low cost. Key features of Wariate-kun include:

●	Real-time vehicle location is shown on-screen with a minor delay of one to two minutes due to network conditions;

●	Based on GPS data, the system detects where a vehicle stops, creates travel segments, and generates a daily report with location history;

●	Many logistics companies still receive shipment details via fax slips (printed or handwritten forms). Using high-precision optical character recognition, Wariate-kun reads these scanned slips and automatically converts them into digital orders, eliminating manual entry;

●	Orders can be assigned to vehicles with a mouse click. The system supports evening loading and sudden delivery changes;

●	The system can help ensure legal compliance and balanced driver workloads by analyzing work hours; and

●	Notifications of changes to delivery plans are instantly sent from Wariate-kun to drivers’ smartphones.

Wariate-kun can also be tailored to fit each company’s operations and integrated with existing systems, ensuring smooth and effective implementation.

Mvcube for Taxi

Mvcube for Taxi is a real-time data management service tailored for taxi operators. The software collects video footage and data from onboard drive recorders of registered vehicles and uses this information to support fleet operations and improve safety, contributing to the digital transformation of taxi businesses. Key features include:

●	Immediate incident response: In the event of an accident or emergency, video can be retrieved via remote communication for instant situational awareness; and

●	Driver performance analysis: Tools for assessing driving behavior and identifying risk points help ensure safer taxi operations.

As of June 2025, Mvcube for Taxi had been implemented in 1,285 vehicles in Tokyo and a total of 1,488 vehicles across Japan, including in regions such as Fukuoka and Okayama.

ITS Connect retrofit onboard unit

Our ITS Connect retrofit onboard unit is a communication device for emergency vehicles that can be installed regardless of vehicle manufacturer or model. By equipping emergency vehicles such as fire trucks and ambulances, it encourages surrounding vehicles to yield during emergency runs, enabling faster and safer passage. We sell the device as a complete product. The business model involves purchasing the hardware from a supplier, then installing our proprietary software onto the device.

ITS Connect is one of Japan’s practical implementations of a V2X communication system, which enables wireless data exchange between vehicles, vehicles and infrastructure, vehicles and networks, and vehicles and pedestrians. This data sharing enhances traffic safety and efficiency by preventing accidents and improving traffic flow. Vehicles equipped with ITS Connect receive real-time alerts about approaching emergency vehicles. When an emergency siren sounds, the system notifies drivers of the emergency vehicle’s position, direction, and distance. At ITS Connect-enabled intersections, the system integrates with traffic signals to provide warnings for red-light violations and assists with safe right turns.

B2C services – Navigation

PinnAR

PinnAR is a navigation app that uses augmented reality to display route directions over real-world images captured by a smartphone camera. Since its launch in July 2023, the app has been downloaded over 1.75 million times globally.

To support indoor navigation, we developed a beacon sensing algorithm and an indoor routing system. The app uses indoor maps, which are either created in-house or obtained externally, to enable navigation across different floors of a building. For outdoor use, the app utilizes Google Map data and overlays the navigation path onto the real world through AR.

PinnAR allows users to search for nearby facilities in 15 categories and shows facility details and user reviews and videos posted by users in the app, such as for trains, restaurants, shopping centers, hospitals, hotels, museums, and nightclubs. PinnAR offers digital coupons that users can display at participating stores to receive services or discounts. The app supports five languages: Japanese, English, Traditional Chinese, Simplified Chinese, and Korean, and includes text, voice, and camera translation features.

Images show the indoor and outdoor navigation interfaces of PinnAR.

Beatmap

Beatmap is designed to help users instantly discover the latest trending spots and provide navigation to those locations. It leverages self-developed AI technology to perform linguistic analysis on public social media content. Beatmap uses this technology to extract and analyze POI information from social posts. The AI identifies likely categories by analyzing keywords. For example, if it detects terms like “eat” or “delicious,” it infers that the location is a restaurant.

Many social media posts lack location data, so Beatmap employs its proprietary AI algorithm to estimate the location based on context. Once a probable location is identified, the system cross-references it with geographic data sources, such as Google Maps, to verify and enhance the information. Based on this layered analysis, Beatmap identifies businesses and venues that are trending in real time. These are presented on a map as “spot info,” often alongside details about limited-time promotions and events.

Public data is sourced from platforms like X and Retty, with license agreements in place to allow the use of the platform contents. Spot recommendations appear dynamically as users scroll across the map (currently limited to Japan). The density of visible spots depends on the population density of each region, meaning urban areas display more detailed information than rural ones. The AI continuously evaluates various parameters to determine whether a spot is “trendy” enough to be featured, such as how recently a post was made or the number of retweets. At any given time, the app displays around 700,000 POIs. Social media-derived information is updated every two hours, while more static sources (for instance, local event websites or Wikipedia) are updated monthly.

Interface of BeatMap mobile app

B2C services –Other than navigation

Tama-musubi

Tama-musubi is a travel application designed to help users explore local myths and folklore, providing information about regional stories and traditions. Folklore-related sites are displayed on interactive maps, supported by features such as transportation route recommendations, guidance, ticket purchasing, and quest-based activities. The app currently covers 11 areas in Japan.

PicLive

PicLive is a social media platform that displays live video footage on a map, allowing users to intuitively access real-time information. Users can livestream or upload videos and images, and the app showcases the most recent content posted within the last 12 hours. Additionally, the app displays relevant images and footage collected from contracted security cameras and YouTube. Through the app, users can access up-to-date information on live shows, exhibitions, and other events. The platform is also useful for obtaining situational updates from areas affected by disasters.

Overseas Operations

We provide software development services to Japanese OEMs outside Japan, with most of these services currently conducted by Micware North America. We sell all our software products to OEMs overseas, including IVI and navigation software. In addition, our overseas subsidiaries develop products independently, such as the Handy Tracking Life vehicle tracking system developed by Micware Asia Pacific for fleet management in logistics operations. As of the date of this prospectus, we have offices in the U.S, Thailand, and Germany. As of the date of this prospectus, we do not consider our overseas operations significant.

Suppliers

We recognize the following types of suppliers: providers of map data (data of geographic features, locations, and routes) and tourism information, cloud server providers, providers of GPS navigation software, providers of camera footage and other video materials, hardware suppliers (including dashcam, SD card, and ITS-Connect device), trading companies, and product HMI and design service providers. The major factors that we evaluate when selecting suppliers are product performance (including features, capabilities, and overall functionality), financial performance of the supplier company, price competitiveness, and quality and adequacy of technical support.

There were no suppliers whose revenue from us represented more than 10% of our total purchase for the six months ended August 31, 2025.

Below are the lists of our suppliers whose revenue from us individually represented more than 10% of our total purchases for the fiscal years ended February 28, 2025 and February 29, 2024, respectively. For purposes of the disclosure, vendors that are under common control are aggregated and presented on a combined basis.

Fiscal year ended February 28, 2025:

Supplier	Amount (JPY); Percentage of Total Purchase
Toyota Group*	JPY1,006,420,767 (approximately $6,680,966); 10.1%

Telenav Inc.	JPY1,001,765,364 (approximately $6,650,062); 10.0%

*	Includes purchases the Company made from other entities under common control of Toyota.

Fiscal year ended February 29, 2024:

Supplier	Amount (JPY); Percentage of Total Purchase
Toyota Group*	JPY1,143,012,652 (approximately $7,587,710); 14.1%

Uni Electronics	JPY1,023,257,927 (approximately $6,792,737); 12.6%

*	Includes purchases the Company made from other entities under common control of Toyota.

Material Agreements with Toyota Group and Uni Electronics

Toyota Group and Uni Electronics accounted for more than 10% of our total purchases in the fiscal years ended February 28, 2025 and February 29, 2024. Toyota and O-Well, a parent company of Uni Electronics, are also beneficial owners of 5% or more of our Ordinary Shares. For additional details on the transactions with the parties, see “Related Party Transactions.”

Toyota Group

The Company’s direct contractual counterparty within the Toyota Group is TMI, a supplier of map data. We entered into a copyright license agreement with the TMI on November 30, 2011, which was renewed annually, under which we entered into individual license agreements for the use of specific copyrighted works. According to the agreement, TMI granted us a non-exclusive, non-transferable copyright license of certain copyrighted works used in our products that we license to certain permitted third parties. The specific content of the works, their scope of use, and licensing fee are to be negotiated by a memorandum of understanding on a case-by-case basis. TMI has also allowed us to sublicense the use of such works to certain designated third parties only for the purpose of achieving the objectives of the permitted scope of use specified under the applicable memorandum of understanding. Either party may terminate the agreement upon material breach of the agreement, suspension of payment, merger, dissolution or transfers of all or part of its business to a third party, and bankruptcy, among others. Either party may also terminate the agreement after giving the other party a reasonable period of notice if the other party is found to have violated the terms of the agreement and is unable to achieve the purpose of the agreement.

Uni Electronics

We entered into a master outsourcing agreement with Uni Electronics on January 1, 2023. Under the agreement, an individual agreement shall be established by the parties executing the individual agreement or by us issuing individual purchase orders and Uni Electronics accepting such orders. The agreement is automatically renewed for a successive one-year terms unless either party provides a written notice two months before the end of term. Either party may terminate the agreement or its individual agreement, in whole or in part, upon the other party’s seizure, suspension of payment, dissolution or transfers of all of its business, and bankruptcy, among others, by providing a notice to the other party. Either party may also terminate the agreement or its individual agreement, in whole or in part, if the other party commits a breach or causes a material issue that hinders performance. Termination is permitted if the breaching party fails to cure the breach within 14 days after receiving written notice.

Customers, Sales, and Marketing

We recognize the following types of customers: automotive OEMs, automotive consortiums, and their suppliers, telecommunications service providers, mobility-as-a-service providers, and other firms with demand for location information-related software.

We have a sales and marketing team of 18 persons as of the date of this prospectus. We regularly participate in industry events, such as conferences, conventions, and exhibitions, to promote our brand, including those held by Linux Foundation, Japan Automotive Software Platform and Architecture, Japan Embedded Systems Association, and Software Association of Japan.

During the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, we had 151, 158, and 135 customers, respectively. Below are the lists of our customers whose purchases made individually with us represented more than 10% of our total revenue for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, respectively. For purposes of the disclosure, customers that are under common control are aggregated and presented on a combined basis.

Six months ended August 31, 2025:

Customer	Amount (JPY); Percentage of Revenue
Honda Group*	JPY5,308,682,161 (approximately $36,138,068); 51.7%

Toyota Group*	JPY1,587,299,623 (approximately $10,805,307); 15.5%

Uni Electronics	JPY1,330,717,692 (approximately $9,058,664); 13.0%

*	Include revenue earned from other entities under common control of Toyota or Honda, as the case may be.

Fiscal year ended February 28, 2025:

Customer	Amount (JPY); Percentage of Total Revenue
Honda Group*	JPY10,870,306,245 (approximately $72,160,822); 51.5%

Uni Electronics	JPY2,946,938,712 (approximately $19,562,790); 14.0%

Toyota Group*	JPY3,019,880,329 (approximately $20,047,002); 14.3%

*	Include revenue earned from other entities under common control of Toyota or Honda, as the case may be.

Fiscal year ended February 29, 2024:

Customer	Amount (JPY); Percentage of Total Revenue
Honda Group*	JPY8,431,141,751 (approximately $55,968,811); 48.1%

Uni Electronics	JPY4,246,176,746 (approximately $28,187,578); 24.2%

*	Include revenue earned from other entities under common control of Honda.

In certain development service agreements with our customers, such as OEMs or Tier 1 suppliers, we have agreed with certain customers that intellectual property rights arising from our service performance are assigned to, and owned by, the customers. As a result, we do not retain rights to use, commercialize, or further develop certain intellectual property for our own business purposes or for use with other customers. See “Risk Factors—Risk Related to Our Business and Industry—Because intellectual property we develop under development service agreements may be owned by our customers, we may not be able to realize future benefits from such work, which could adversely affect our growth prospects.”

Material Agreements with Honda Group, Uni Electronics, and Toyota Group

Honda Group, Uni Electronics, and Toyota Group each accounted for more than 10% of our revenue in the six months ended August 31, 2025 and the fiscal years ended February 28, 2025. Honda Group and Uni Electronics each accounted for more than 10% of our revenue in the fiscal year ended February 29, 2024. Honda, Toyota, and O-Well, a parent company of Uni Electronics, are also beneficial owners of 5% or more of our Ordinary Shares. For additional details on the transactions with the parties, see “Related Party Transactions.”

Honda Group

Among the Honda Group, our most significant contractual counterparty is Honda, an automotive OEM.

On February 6, 2025, Micware Automotive entered into an amendment memorandum (the “Honda Amendment”) with Honda to amend the Basic Agreement for Long-Term Development Commission (the “Honda Development Agreement”) between the Company and Honda R&D Co., Ltd. dated September 24, 2019. Based on the Honda Amendment, we have agreed to develop Honda’s IVI system for certain model upon an individual agreement to be executed between Honda and us pursuant to the Honda Development Agreement. The Honda Development Agreement will terminate on December 31, 2026, subject to extension conditions. Either party may immediately terminate the Honda Development Agreement or its individual agreement, in whole or in part, in the event of the other party’s gross negligence, breach of trust, suspension of payment, or tax delinquency, among others. Honda may also terminate the Honda Development Agreement by providing a six-month prior written notice. We may terminate the Honda Development Agreement by providing a six-month prior written notice if there is no effective individual agreement pursuant to the Development Agreement at the time we provide the notice.

Uni Electronics

We entered into a master outsourcing agreement with Uni Electronics on August 18, 2003, which is renewed for one-year terms each year, unless either party provides a written notice two months before the end of the term. Under the agreement, Uni Electronics makes an individual software-development order with us and an individual agreement is established when we accept such order. Uni Electronics may terminate the master outsourcing agreement or its individual agreement, in whole or in part, in the event of Micware’s technical incapabilities to perform services as confirmed by Uni Electronics, performance difficulty due to Micware’s labor issue, suspension of payment, bankruptcy, change of management resulting in performance difficulty, or breach of agreement despite Uni Electronics’ notice and demand. We may terminate the master outsourcing agreement or its individual agreement, in whole or in part, in the event of Uni Electronics’ breach of agreement despite our notice and demand.

Toyota Group

Among the Toyota Group, our most significant contractual counterparty is Toyota, an automotive OEM. On August 20, 2024, we entered into a basic system development agreement with Toyota to develop certain IT systems for it. Under the agreement, Toyota makes an individual order with us and an individual agreement is established when we accept such order. The agreement has an initial term of one year and shall be automatically renewed for subsequent one-year terms, unless it is terminated by either party by providing notice 30 days before the end of the term.

Competition

The automotive and software industries are characterized by fragmented global competition, diverse technological approaches, and varying regional leaders. Complicating this environment is the fact that many of the Company’s customers, primarily automotive OEMs, possess strong in-house software development capabilities, making them both clients and potential competitors.

Despite this challenging landscape, we have established our brand as a Tier 1 software provider in Japan. Over the years, we have built long-term, cooperative relationships with major OEMs. A key indicator of this trust and integration is the capital participation of both Toyota and Honda, two of the world’s largest and most competitive car manufacturers. To our knowledge, we are the only company globally with both as shareholders, highlighting the depth of our partnerships and the unique value we bring. These long-standing relationships position us as an integral part of Japan’s automotive software ecosystem.

Our business remains primarily Japan-focused, with 97.4% of revenue in fiscal year ended February 28, 2025 coming from the Japan domestic market. We are, however, actively expanding internationally. The United States accounted for 2.42% of our revenue, and Thailand for 0.05%. Although revenue from Europe was nil in fiscal year ended February 28, 2025, the establishment of Micware Europe in March 2025 marks the beginning of our strategic entry into the European market.

We face competition from a wide range of players across several categories:

●	In software development services, we compete with SCSK, SKY, and Panasonic in Japan, and with TATA Consultancy Services, KPIT, and Wipro from India;

●	In software licensing, our peers include Aisin, Pioneer, ZENRIN DataCom, and Panasonic; and

●	In digital map and maintenance services, we compete with global leaders such as HERE Technologies, TomTom, Google (Alphabet), ESRI, and Mapbox.

Depending on the business area, we compete on multiple dimensions.

In software development, our key competitive strengths are:

●	High product quality that meets rigorous OEM standards;

●	Reliable, on-time delivery aligned with complex automotive production schedules;

●	Engineering flexibility to adapt quickly to customer changes and effectively manage subcontractors; and

●	Unique UX/UI designs and customization, tailored to meet specific OEM needs.

In licensing, we offer competitive pricing and value-added features that enhance system performance and user experience.

In digital map and maintenance services, our focus is on:

●	Wide coverage and up-to-date data;

●	Fast and accurate 3D map generation; and

●	API scalability and reliability to support diverse enterprise applications.

We recognize three core elements as critical to our continued success:

●	The optimization and scalability of our common software platform;

●	Our strategic position as a trusted software partner to OEMs; and

●	Our ability to coexist with large and influential technology companies by delivering differentiated value through UX/UI and tailored features.

We believe that these strengths allow us to compete effectively across markets and lay the foundation for our continued growth, both in Japan and globally.

Research and Development

Our R&D team plays a central role in advancing our technology roadmap. As of the date of this prospectus, the team consists of approximately 50 staff members, including a core group of 15 specialists who lead major development efforts and oversee the strategic direction of our R&D initiatives. Our R&D expenditure totaled JPY519.2 million ($3.5 million) for the six months ended August 31, 2025, JPY1,057.7 million ($7.0 million) for the fiscal year ended February 28, 2025, and JPY960.9 million for the fiscal year ended February 29, 2024, respectively.

In recent years, our R&D activities have focused primarily on the development of automatic 3D modeling technology from dashcam video footage, under the DSMM project. Our goal is to generate accurate 3D spatial data from dashcam inputs, enabling advanced mapping and analysis capabilities.

Current geospatial information systems are struggling to keep pace with the rapid transformation of urban and transportation environments. Traditional map providers face significant limitations both in cost and timeliness. Updates relying on satellite imagery or dedicated mapping vehicles are not only expensive but also inherently delayed, making them ill-suited for dynamic cityscapes. Further complicating matters are the growing complexities of modern cities, including vertical expansion (for instance, high-rise buildings), underground infrastructure, and legal and national security restrictions that limit the use of drones for wide-scale data acquisition in urban areas.

To address these challenges, we have initiated and invested in the development of a new geospatial framework, the DSMM. Unlike conventional maps, DSMM reconstructs and updates wide-area spatial data using limited visual inputs, such as images and videos collected from everyday devices. This allows for real-time, low-cost, and scalable acquisition of urban geospatial information.

Looking ahead to a future where vehicles and drones operate autonomously in complex urban environments, DSMM is positioned to serve as the core infrastructure for navigation, spatial awareness, and control. We have already established systems capable of dynamically delivering and updating DSMM-based spatial data and software to vehicles and smartphones, demonstrating a strong foundation for practical, real-world deployment of this next-generation technology.

This direction aligns closely with our business focus, as many of our customers are mobility OEMs, and we have established experience in both map development and dashcam integration. With access to large volumes of video and image data through connected dashcam solutions, we are well positioned to lead innovation in this area. Progress on this project has been steady and is proceeding according to our development plan.

We plan to launch the first DSMM-based service in March 2026. Following the initial release, we aim to expand geographic coverage and continuously improve the accuracy and quality of the 3D models generated, thereby enhancing the value we can offer to OEMs and other mobility-related partners.

To protect the outcomes of our R&D efforts, we have registered patents, trademarks, and design in key markets, including Japan, the United States, Germany, and Thailand. These measures are part of our strategy to secure and protect intellectual property on a global scale.

We, from time to time, do joint research and development with universities in Japan. In the past ten years, we entered into joint research and development agreements with Tokyo Institute of Technology (currently known as Institute of Science Tokyo), University of Hyogo, and Kwansei Gakuin University, where we jointly researched on, for example, construction of experimental environment for capturing and collecting images using in-vehicles cameras or smartphones, development of deep learning algorithms employing geographic information metadata to recommend relevant topics to application or software users, and developing data processing methods for acquiring and processing and distributing mobile data collected from moving vehicles. As of the date of this prospectus, all of joint research and development agreements with universities have expired, except for the joint research development agreement with Institute of Science Tokyo.

Insurance

We currently maintain fire insurance and life insurance. There are certain types of losses, such as losses from natural disasters, terrorist attacks, construction delays, and business interruptions, for which insurance is either not available or not available at a reasonable cost. We believe our practice is consistent with the customary industry practice in Japan.

Employees

We had 483, 452, and 426 full-time employees as of February 28, 2026, February 28, 2025, and February 29, 2024, respectively. As of February 28, 2026, we do not have any part-time employees. We have 316 contract workers as of February 28, 2025. The following table sets forth the number of our full-time employees employed by each of our operating entities as of February 28, 2026:

Entity	Number
Micware	26
Micware Navigations	153
Micware Automotive	142
Micware Mobility	109
Micware Operation	46
Micware Create	7
Total	483

We enter into employment agreements with our full-time employees. The employment agreements have an indefinite term and may be terminated by the employee with a one-month advance notice. If, upon evaluation, an employee’s work attitude is extremely poor or if misconduct is repeated, the Company may proceed with dismissal. We also enter into a confidentiality agreement with each employee.

We believe that we maintain a good working relationship with our employees, and we have not experienced material labor disputes in the past. None of our employees is represented by labor unions.

Intellectual Property

As of the date of this prospectus, we have 18 registered domain names.

We have registered 273 patents in Japan, 42 patents in the U.S., 12 patents in European countries, two patents in China, one patent in Taiwan, and one patent in Thailand.

We also have 136 registered trademarks in Japan, 10 registered trademarks in the U.S., 10 registered trademarks in the United Kingdom, 14 registered trademarks in European Union, 10 registered trademarks in Thailand, and 32 registered trademarks in 12 other Asian countries, including Hong Kong and Taiwan.

In addition, we have one registered design in the U.S.

Properties

As of the date of this prospectus, we own one property in Japan and lease an aggregate of 12 offices in Japan, two offices in the U.S, two offices in Germany, and one office in Thailand. The owned property is being used as a recreational facility and accommodation for employees on long-term business trips. The areas of owned and leased premises are based on the figures specified in the land use certificates or the corresponding lease agreements. The following table shows notable information for the properties we lease as of the date of this prospectus:

Location (Japan)	Size (Square Feet)	Current Use	Term of Use	Annual Rent (JPY)
Kobe (Kobe Asahi Building)	13,185	Office	April 1, 2024 to March 31, 2026 Automatically renewed every two years	66,126,264
Shinagawa, Tokyo*	16,744	Office	June 1, 2023 to May 31, 2028	173,568,120
Osaka	37,492	Office	August 1, 2024 to July 31, 2027	312,000,000
Sapporo	13,837	Office	September 1, 2024 to August 31, 2029	108,196,620
Yokohama	11,725	Office	4th and 5th floors: October 1, 2023 to September 30, 2026 6th floor: January 1, 2017 to December 31, 2026 Automatically renewed every two years	46,124,880
Toyama	8,537	Office	August 1, 2024 to July 31, 2026 Automatically renewed every two years	37,722,360
Nagoya	9,508	Office	September 1, 2022 to August 31, 2027	90,778,584
Kobe (Kobe Crystal Tower)	26,581	Office	April 1, 2025 to March 31, 2027 Automatically renewed every two years	105,544,932
Kobe (Kobe Kyukyoryuchi No.91)	14,160	Office	July 1, 2025 to June 30, 2030	108,286,224
Hakata	5,321	Office	November 1, 2024 to October 31, 2026 Automatically renewed every two years	23,885,136
Nogizaka, Tokyo	5,077	Office	August 1, 2024 to September 30, 2026 Automatically renewed every two years	34,519,200
Ashiya, Hyogo	14,718	Residence	Obtained on September 30, 2015	Owned property

*	There are two offices in Shinagawa, Tokyo.

Location (overseas)	Size (Square Feet)	Current Use	Term of Use	Annual Rent
Columbus, Ohio, USA	6,250	Office	July 1, 2019 to June 30, 2027		$80,460
New York, USA	325	Office	December 1, 2025 to May 31, 2026		$24,240
Bangkok, Thailand	4,162	Office	April 16, 2023 to April 15, 2026	Baht	2,004,393
Mönchengladbach, Germany	3,358	Not in use To be terminated	May 1, 2024 to April 30, 2027		€32,373
Düsseldorf, Germany	Not ascertainable	Office	April 1, 2025 to May 31, 2026		€53,520

In addition to main offices, we are renting short-term offices in Hiroshima City, Hiroshima, and Hamamatsu City, Shizuoka, Japan.

We believe that our existing facilities are sufficient for our near-term needs.

Seasonality

Our business is not subject to seasonal fluctuations.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

Overview

We are subject to a variety of laws and regulations in Japan that affect our operations. These include, but are not limited to, laws governing software development and information technology, telecommunications and network connectivity, automotive industry requirements, data privacy and protection, consumer protection, cybersecurity, AI, and export controls. As we continue to expand our operations globally, including in the United States, Germany, and Thailand, we anticipate that we will become subject to additional regulations in those jurisdictions as well.

Software Development and Information Technology Regulations

Our core business activities in Japan involve the development of embedded software for IVI systems, navigation software, and mobile applications. These activities are subject to the following laws and regulations:

●	Act on the Prohibition of Unauthorized Computer Access (Act No. 128 of August 13, 1999, as amended) governs unauthorized access to computer systems;

●	Copyright Act protects our proprietary software assets, such as micAuto-PF and Navi Core;

●	Act against Unjustifiable Premiums and Misleading Representations (Act No. 134 of May 15, 1962, as amended) regulates the promotion and advertisement of our consumer-facing applications; and

●	Act on the Development of an Environment that Provides Safe and Secure Internet Use for Young People (Act No. 79 of June 18, 2008, as amended) applies to mobile applications accessible by minors.

We also follow industry norms and customer guidelines in software development practices and intellectual property protection.

Telecommunications and Network Connectivity

We provide OTA updates, telematics, in-car Wi-Fi, and cloud-based services rely on third-party telecommunications providers. While we are not classified as a telecommunications carrier under Japanese law, our use of telecommunications infrastructure renders us indirectly subject to the Telecommunications Business Act (Act No. 86 of December 25, 1984, as amended) and the Radio Act (Act No. 131 of May 2, 1950, as amended), particularly with respect to connected vehicle devices and LPWA communications, such as LTE-M.

Automotive Industry and Vehicle Software Regulations

As a provider of embedded software for vehicles, we must comply with safety and technical standards required by our OEM customers. These standards incorporate Japanese domestic law and international automotive norms, including:

●	Road Transport Vehicle Act (Act No. 185 of June 1, 1951, as amended), concerning vehicle safety;

●	ISO 26262, standardized by International Organization for Standardization in November 2011 and amended in December 2018, describing a framework for functional safety to assist the development of safety-related electrical and/or electronic systems (“E/E system”) that are installed in series production road vehicles, excluding mopeds; and

●	AUTOSAR (AUTomotive Open System ARchitecture), a global partnership of leading companies in the automotive and software industry to develop and establish standardized software framework and open E/E system architecture for intelligent mobility, and Automotive SPICE (ASPICE) standards, published and established worldwide by the Automotive Special Interest Group (AUTOSIG) and employed by leading OEMs and suppliers to evaluate development processes of software-based systems in and around the vehicle, both being followed by our internal development and quality assurance systems, such as CARE-SUITE.

Although we do not manufacture hardware, our software must be tested and validated under OEM-mandated automotive safety compliance frameworks.

Data Privacy and Protection

We collect, store, and process user data, including personal and geolocation data, through various services, such as BeatMap, PinnAR, and connected vehicle platforms. As such, we are subject to Japan’s Act on the Protection of Personal Information (“APPI”) (Act No. 57 of May 30, 2003, as amended), which imposes obligations on:

●	Obtaining user consent;

●	Proper use and disclosure of personal data;

●	Cross-border data transfers; and

●	Implementing technical and organizational security measures.

Under APPI, we are required to lawfully use personal information we have obtained within the purposes of use we have specified and take appropriate measures to maintain security of such information. We are also restricted from providing personal information to third parties without obtaining prior consent of the corresponding individual, except for (i) cases based on laws and regulations, (ii) cases in which there is a need to protect human life, body or fortune, and when it is difficult to obtain a principal’s consent, (iii) cases in which there is a special need to enhance public hygiene or promote fostering healthy children, and when it is difficult to obtain a principal’s consent, or (iv) cases in which there is a need to cooperate in regard to a central government organization or a local government, or a person entrusted by them performing affairs prescribed by laws and regulations, and when there is a possibility that obtaining a principal’s consent would interfere with the performance of the said affairs.

Non-compliance with any order issued by the Personal Information Protection Commission or any other relevant authorities to take necessary measures to comply with the law could subject us to criminal and/or administrative sanctions. Anonymously processed information (tokumei kako joho), pseudonymized information (kamei kako joho), and individual-related information (kojin kanren joho) are subject to the Personal Information Protection Act.

We maintain a privacy policy that reflects our commitment to protecting personal data and our obligation to manage such data in accordance with applicable laws and internal corporate rules. Our policy requires us to implement appropriate security measures, ensure the accuracy of personal data, promptly delete unnecessary data, and conduct regular training for employees on privacy protection.

Artificial Intelligence and Content Regulation

We incorporate AI into several of our products, including BeatMap and DSMM, which involve natural language processing and geospatial estimation. While Japan currently lacks a dedicated AI regulation regime, the Japanese government has issued AI Guidelines for Business version 1.0 on April 10, 2024, which we voluntarily observe. The guidelines are established by Ministry of Internal Affairs and Communications and Ministry of Economy, Trade and Industry, and the latest version was published in April 2025. These guidelines outline fundamental concepts necessary for the development, provision, and use of AI. The ten “Common Guiding Principles” outline (i) seven certain principles AI business actors should consider when doing their business activities, including (1) human-centric, (2) safety, (3) fairness, (4) privacy protection, (5) ensuring security, (6) transparency, and (7) accountability) and (ii) three certain principles AI business actors are expected to collaborate with general society, including (1) education/literacy, (2) ensuring fair competition, and (3) innovation.

We also follow the Act on the Limitation of Liability of Specified Telecommunications Service Providers for Damages and the Right to Demand Disclosure of Sender Identification Information (Act No. 137 of November 30, 2001, as amended), which governs intermediary liability for content on our user-facing applications, such as PicLive, and implement content moderation tools for user-generated content.

Export Control and Cross-Border Transfers

We export proprietary software and technical know-how from Japan to our overseas subsidiaries and customers. Accordingly, we are subject to the FEFTA (Act No. 228 of December 1, 1949, as amended), which governs the export of cryptographic and dual-use technologies. We believe that we comply with Japanese export screening procedures and obtain licenses when required.

Cross-border transfers of personal data are also subject to APPI requirements. Japan has received adequacy recognition from the European Commission under GDPR, facilitating compliant data transfer with our EU operations.

Company Laws

The formation, organization, operation, and management of companies are governed by the Companies Act and other related laws. Our Company is categorized as “Company with a Board of Corporate Auditors” provided by the Companies Act.

According to our Japanese legal counsel, as of the date of this prospectus, we comply with these laws and regulations.

Intellectual Property Protection Laws

There are various intellectual property laws in Japan, including the Patent Act (Act No. 121 of April 13, 1959, as amended), the Utility Model Act (Act No. 123 of April 13, 1959, as amended), the Design Act (Act No. 125 of April 13, 1959, as amended), the Trademark Act (Act No. 127 of April 13, 1959, as amended), and the Copyright Act (Act No. 48 of May 6, 1970). The Patent Act provides patent right and regulates protection and utilization of inventions. The Utility Model Act provides utility model right and regulates protection and utilization of devices. The Design Act provides design rights. The Trademark Act provides trademark rights. The Copyright Act provides for authors’ rights and neighboring rights.

We have registered 273 patents in Japan, 42 patents in the U.S., 12 patents in European countries, two patents in China, one patent in Taiwan, and one patent in Thailand.

We also have 136 registered trademarks in Japan, 10 registered trademarks in the U.S., 10 registered trademarks in the United Kingdom, 14 registered trademarks in European Union, 10 registered trademarks in Thailand, and 32 registered trademarks in 12 other Asian countries, including Hong Kong and Taiwan.

In addition, we have one registered design in the U.S.

Our pending intellectual property applications in Japan include 35 patents and one trademark.

Labor Laws

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action.

According to our Japanese legal counsel, as of the date of this prospectus, we comply with these laws and regulations.

Regulations under the Antimonopoly Act

Japan has antitrust laws that protect consumers and regulate how companies operate their businesses. Among the various Japanese antitrust laws, the seminal antitrust law is the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947, as amended) (the “Antimonopoly Act”). The Antimonopoly Act prohibits certain activities that inappropriately induce or mislead persons into a business relationship with us through our granting of seemingly preferable trade terms and conditions that could create false impressions in relation to other companies we compete with.

The Japan Fair Trade Commission (the “JFTC”) enforces the Antimonopoly Act and other Japanese antitrust laws.

If the JFTC finds any activities that violate the Antimonopoly Act, including any “deceptive customer inducement,” then the JFTC may order the offending companies to cease and desist from engaging in such unlawful activities, delete any applicable unlawful clauses from the contract, or carry out any other measures necessary to eliminate such unlawful activities.

In the event the JFTC suspects any violation of the Antimonopoly Act or alleges that we have misled or wrongly induced any of our consumers based upon any particular trade terms, we could be exposed to risks, including governmental action against us.

Regulations regarding Customer Protection

We are subject to laws and regulations regarding customer protection, which could affect us in jurisdictions in which we sell our products.

In Japan, Consumer Contract Act (Act No. 61 of May 12, 2000, as amended) mainly regulates the customer protection. The Consumer Contract Act invalidates certain provisions in contracts with consumers, such as exemption of compensation for damages to consumers and restrictions of termination by consumers due to the seller’s breach of contract. We believe that we comply with these regulations.

Regulations on Advertising

The Act against Unjustifiable Premiums and Misleading Representations (Act No. 134 of May 15, 1962) stipulates the restricted methods and means of various advertisements, representations, and sales promotions, in a broad sense. When we advertise our products, we must provide appropriate information under this act, so as not to mislead our customers. We believe that we comply with these regulations.

Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors

In Japan, the Act against Delay in Payment of Subcontract Proceeds, etc. to Subcontractors, which was revised from January 1, 2026 as the Act Against Delay in Payment of Fees, etc. to Small and Medium-sized Entrusted Business Operators in Manufacturing and Other Specified Fields, is the law regulating certain level of large companies subcontracting their jobs to protect subcontractors from exploitation. This act is applicable to a subcontracting of work if, among others, (i) the type of subcontracted work is creation of program, (ii) registered capital of the large procuring enterprise exceeds JPY300 million (and/or number of its employees is more than 300, when the amended act becomes effective after January 1, 2026), and (iii) registered capital of the subcontractor is JPY300 million or less (and/or number of its employees is 300 or less, where the amended act became effective after January 1, 2026). In a case where this act is applied, a number of duties are imposed on the procuring enterprise. These duties include, among others: (i) duty to provide a document stating terms and conditions of order, such as the amount of subcontract fees; (ii) duty to retain the document; (iii) duty to specify a payment due, which must not exceed 60 days from receipt of the work; (iv) prohibition of unreasonable refusal of deliverable; (v) prohibition of delay in payment of subcontract fees; (vi) prohibition of setting subcontract proceeds at a level conspicuously lower than the price ordinarily paid for the same or similar content of work; (vii) prohibition of unreasonable request of rework; and, after the effectiveness of the amended act, (viii) unilateral determination of the amount of fees without consultation, and (ix) issuance of a bill of exchange that is difficult to exchange for cash by the payment date.

Other Legal and Compliance Matters

We are also subject to general commercial regulations in Japan, including:

●	Act on the Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of May 15, 1991, as amended); and

●	Anti-bribery and unfair competition laws, including obligations under the Unfair Competition Prevention Act (Act No. 47 of May 19, 1993, as amended).

We have adopted internal compliance policies and provide training to employees on matters including anti-corruption, trade compliance, and ethical conduct. As we grow our overseas operations and pursue an international public offering, we are enhancing our global compliance infrastructure.

Material Regulations in the United States

Data Privacy and Cybersecurity

In the United States, we are subject to federal and state laws and regulations regarding data privacy and protection. U.S. rules and regulations governing data privacy and security include those promulgated under the authority of the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, California’s California Consumer Privacy Act of 2018 (“CCPA”) and California Privacy Rights Act of 2020 (“CPRA”), and other state and federal laws relating to privacy, consumer protection, and data security. The CCPA and CPRA contain requirements regarding the handling of personal information of California consumers and households, including compliance and record keeping obligations, the right of individuals to request access to and deletion of their personal information, and the right to opt out of the sale and other uses of their personal information, and provides a private right of action and statutory damages for data breaches. State laws are changing rapidly as other states in the United States have adopted or are considering adopting similar laws. There is also discussion in Congress of a new comprehensive federal data protection law to which our U.S. operations would become subject if it were enacted.

All U.S. states have enacted legislation that addresses certain aspects of data privacy. Much of such legislation focuses on notification to data subjects and regulators in the event of a data breach, but as privacy becomes more of a focus for both regulators and the general public, many states have amended their original data-breach legislation to address a broader scope of personal information and to impose additional requirements on companies in the event of a data breach. This patchwork of legislation and regulations regarding security, privacy and data protection may give rise to conflicts or differing views of personal privacy rights. For example, certain state laws may be more stringent or broader in scope or offer greater individual rights with respect to personal data than federal or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts.

We adhere to certain cybersecurity and compliance guidelines when developing our products and services, including:

●	Federal Information Security Management Act, mandating risk management and security standards for systems handling U.S. federal government information;

●	Special Publication 800 Series, the guidelines by the National Institute of Standards and Technology (NIST), which are developed to address and support the security and privacy needs of the U.S. federal government information and information systems;

●	cybersecurity best practices recommended by the U.S. Cybersecurity & Infrastructure Security Agency; and

●	the Payment Card Industry Data Security Standard which regulates how entities store, process, and transmit cardholder data and/or sensitive authentication data.

Employment

We have employees in Ohio. Employees in Ohio are generally deemed to be employees at will, meaning they can be terminated, or the terms and conditions of their employment can be altered, for any reason or no reason, absent a contractual arrangement that alters the employment at-will status. Broadly, we are obligated to comply with applicable Ohio employment-related laws and regulations, including wage and hour standards, anti-discrimination, anti-harassment, and anti-retaliation prevention, whistleblower protection, and state laws on restrictive covenants on confidential information, invention assignment, non-competition and non-solicitation.

Material Regulations in European Union and Germany

Data Privacy and Cybersecurity

In the EU and Germany, we are also subject to laws and regulations regarding data privacy and protection. These include the EU General Data Protection Regulation (“GDPR”). In addition to our general privacy policy, we have also established a separate privacy policy specifically designed to comply with the requirements of the GDPR for customers located in the EU.

In Germany, we are also subject to the Federal Data Protection Act (the “BDSG”), which implements the provisions of the GDPR. The BDSG sets out specific regulations and guidelines concerning the collection, processing, and storage of personal data by both public and private entities operating within Germany’s jurisdiction. In addition to the BDSG, the Telecommunications-Digital-Services-Data Protection Act (or the “TDDDG”), provides data protection regulations specific to telecommunication and digital services providers.

The Network and Information Security (“NIS 2”) (EU 2022/2555, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972 and repealing Directive (EU) 2016/11), sets forth measures required to be implemented for a high common level of cyber security across the EU, has come into effect. EU member states must incorporate the provisions of the regulation into their national law by October 2024. In response, Germany enacted Implementation Act for the NIS2 on network and information security in November 2025.

The Cybersecurity Act (EU 2019/881) sets out the framework for the voluntary EU common criteria (“EUCC”) cybersecurity certification scheme. The adoption measures are laid out in the EUCC Implementing Regulation, which took effect on February 27, 2025. The Cybersecurity Act applies to any organization that manufactures or provides information technology and computer products and services in the EU.

The Cyber Resilience Act (EU 2024/2847, “CRA”) imposes a range of cybersecurity obligations on manufacturers, importers and distributors of products with digital elements. It creates a uniform regulatory framework for cybersecurity across the EU, addressing the increasing risks associated with connected devices and digital products. The CRA imposes binding minimum cybersecurity standards for hardware and software products with digital components, thereby enhancing the overall security posture of the European union market. The CRA was entered into force on December 10, 2024, but most provisions will become applicable 36 months later, while reporting requirements will become effective 21 months after the entry into force.

The German IT Security Act 2.0, enacted in 2021, strengthens Germany’s cybersecurity framework by expanding the definition of critical infrastructure and imposing stricter security requirements on operators, companies of special public interest, and manufacturers of IT components used in critical infrastructure. It enhances the authority of the Federal Office for Information Security (BSI), mandates IT security standards, incident reporting, and certification for critical components (especially in 5G networks).

Employment

German labor and employment relations are regulated by a number of different laws and regulations, for example, Act on Protection against Unfair Dismissal, Act on Working Hours, Federal Vacation Act, Act on Continued Remuneration with regard to sick pay, Minimum Wage Act, Act on Temporary Employment, Works Constitution Act, Act on Collective Bargaining Agreements, case law, collective bargaining agreements, works agreements and individual employment contracts. In general, in Germany, in business units with more than 10 employees, the requirements for a valid notice and restrictions on terminations are governed by the Act on Protection Against Unfair Dismissal. The employer must observe certain form requirements for terminations.

Material Regulations in Thailand

Foreign Investment in Thailand

The laws and regulations in Thailand place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. The Thai Foreign Business Act B.E. 2542 (1999 (“FBA”) requires foreigners to obtain approval under the FBA in order to engage in most service businesses. A company registered in Thailand will be considered a foreigner under the FBA if foreigners hold 50% or more of the shares in the company. Micware Asia Pacific, our subsidiary in Thailand, is considered a foreigner under the FBA, and it has obtained an approval under the FBA necessary for its operation.

Board of Investment of Thailand

Under Investment Promotion Act B.E. 2520 (“IPA”), an investor may apply for investment incentives, such as tax benefits, with the Board of Investment of Thailand (“BOI”). Micware Asia Pacific has been granted various privileges from BOI, such as the right to employ foreign experts and certain tax exemptions. Such incentives are granted to us by way of a BOI certificate which contains conditions which must be complied with to maintain the grant. The failure to do so will result in the revocation, in total or in part, of the BOI certificate and certain penalties related to such revocation, such as it shall be treated as if the investor had never been granted an exemption or reduction of taxes and duties and shall be required to pay taxes and duties computed on the basis of the condition and price of the items and the rate of taxes and duties thereof, as existed on the date of the relevant import or export. As for the reduction of the granted taxes and duties, the outstanding balance of the full amount of taxes and duties as computed above shall be paid.

Data Privacy and Cybersecurity

Thai regulations governing data privacy and cybersecurity include those promulgated under the authority of the Personal Data Protection Act B.E. 2562 (2019) (the “Personal Data Protection Act”), the Computer Crime Act B.E. 2550 (2007), as amended (the “Computer Crime Act”), the Cybersecurity Act B.E. 2562 (2019), and the Electronic Transactions Act B.E. 2544 (the “Electronic Transactions Act”).

Personal data collected from our conduct of businesses fall within the scope of the Personal Data Protection Act. The Personal Data Protection Act applies to the collection and processing of personal data, including but not limited to the collection, use, disclosure or transfer by a data controller or a data processor. As the law has extraterritorial enforcement, data controllers and data processors both in and outside of Thailand may be subject to this regulation. Cross-border transfer of personal data is subject to those criteria and methods as prescribed by the Personal Data Committee Notifications pursuant to Section 28 and Section 29 of the Personal Data Protection Act. In addition, data controllers are required to inform data subjects of the purpose of their collection and subsequent processing of the personal data collected, and obtain consent for such collection or processing, unless otherwise provided in the Personal Data Protection Act or the regulations or announcements issued by the Personal Data Protection Commission.

The Computer Crime Act regulates computer-related offenses. It criminalizes unauthorized access to computer systems, interception of data, and alteration or destruction of computer data, with penalties ranging from fines to imprisonment. The act also addresses the distribution of malware and the posting of false or harmful information online. Amendments in 2017 expanded its scope to include stricter content regulation, empowered authorities to block illegal content, and required service providers to retain traffic data, though these changes have raised concerns about freedom of expression.

The Cybersecurity Act applies to both public and private sector entities that own information and communication infrastructure essential for maintaining vital societal functions, known as Critical Information Infrastructure (“CII”), and to those engaged in services such as information technology and telecommunications. Under this Act, these organizations are required to establish internal guidelines for managing cybersecurity issues, ensuring that these guidelines align with the national cybersecurity master plan. Thailand’s National Cyber Security Committee (“NCSC”) sets out general cybersecurity policies and action plans and minimum standards for computer systems used in both government agencies and CII entities, according to the national cybersecurity master plan.

The Electronic Transactions Act is foundational for e-commerce business in Thailand, providing businesses with the legal assurance needed to conduct transactions online. It mandates that businesses adopt measures to ensure the integrity and security of electronic records. For B2C online businesses in Thailand, the act guarantees that electronic contracts and records are legally valid as long as they meet standards of reliability and accessibility. We are required to comply with these standards when obtaining users’ electronic consent for terms of service for our application.

Employment

Labor matters are mainly governed by the Thai Civil and Commercial Code and the Thai Labor Protection Act, B.E. 2541 (1998), as amended, and its subsequent notifications. The laws stipulate the relationship between the employer and the employees in essential aspects, including working hours, leaves, wages, entitlements, employment termination and severance payment, etc. The employment arrangement can be made verbally and is not required in writing.

Under the Thai Labor Protection Act, it is mandatory for employers to establish work rules when 10 or more employees are hired and it shall cover the following issues: (i) working days, normal working hours and rest period; (ii) holidays and rules governing the taking of holidays; (iii) rules governing overtime and holiday work; (iv) the day and place where wages, overtime pay, holiday pay and holiday overtime pay are to be made; (v) leave and rules governing the taking of leave; (vi) discipline and disciplinary measures; (vii) lodging of grievances; and (viii) termination of employment, severance pay and special severance pay. In addition, all employees of businesses with more than 10 employees shall be members of the Employee Welfare Fund. Employers are required to make a deduction from the employees’ wage to pay for contributions, and the employer shall pay supplementary contributions to the Employee Welfare Fund at a rate of 0.25% of the wages effective from October 1, 2025 until September 30, 2030. The 0.25% rate will increase to 0.50% from October 1, 2030.

MANAGEMENT

The following sets forth information regarding members of our board of directors, executive officers, and corporate auditors as of the date of this prospectus.

Name	Age	Position(s)
Kenji Narushima	60	Representative Director, President, Chairman, and Chief Executive Officer.
Masahide Shigeno	53	Representative Director, Deputy President, Chief Technology Officer, and Member of the Nominating and Compensation Committee
Takuma Segawa	53	Chief Financial Officer
Kazuyuki Kawabata	74	Independent Director and Member of the Nominating and Compensation Committee
Asami Sadoi	67	Independent Director and Member of the Nominating and Compensation Committee
Yuko Osumi	50	Independent Director and Member of the Nominating and Compensation Committee
Rieko Okada	54	Independent Director and Member of the Nominating and Compensation Committee
Jerzy Marek Rudzinski	67	Independent Director
Hiroaki Fujita*	68	Full-time Corporate Auditor
Mitsunori Yabe*	47	Outside Corporate Auditor
Wakako Isaka (Yaguchi)*	46	Outside Corporate Auditor

*	Corporate auditors are not members of our board of directors.

Mr. Kenji Narushima is our founder and currently serves as our representative director, president, chairman, and chief executive officer. Before founding Micware in March 2003, Mr. Narushima worked for Step One Limited, a Kobe-based software and hardware developer (“Step One”), from April 1990 to February 2003. Mr. Narushima also served as an independent outside director of O-Well from June 2023 to May 2024. He was also a representative director of Narushima Hompo Co., Ltd., his special purpose acquisition corporations, from November 2017 to October 2018. In March 1985, Mr. Narushima obtained a diploma in information processing from College of Computing, Kobe Institute of Computing in Kobe, Hyogo.

Mr. Masahide Shigeno currently serves as our representative director, deputy president, and chief technology officer. He is one of the founding employees of Micware. He has been primarily responsible for the technology of the entire Micware group. Mr. Shigeno has also served as a director at sdtech Inc., a Japanese software developer and software engineering and design solution service provider, since September 2021, where he is responsible for management. Before joining Micware, Mr. Shigeno was a software engineer at Step One from April 1993 to February 2003. In March 1993, Mr. Shigeno obtained a diploma in software from College of Computing, Kobe Institute of Computing in Kobe, Hyogo.

Mr. Takuma Segawa has been our chief financial officer since September 2024. Mr. Segawa was also our director from May 2020 to May 2025 and our executive officer from April 2016 to May 2020. He was one of the founding employees of Micware. Before joining Micware, he was a software engineer at Step One from April 1996 to February 2003. Mr. Segawa obtained a bachelor’s degree in engineering from Osaka Electro-Communication University in Neyagawa City, Osaka, in March 1996.

Mr. Kazuyuki Kawabata has been our independent director since May 2020. Before becoming our director, Mr. Kawabata spent 46 years working at Awaji Shinkin Bank, a cooperative financial institution headquartered in Sumoto City, Hyogo. From April 2014 to March 2019, he was a director and general manager at the bank. Mr. Kawabata graduated from Hyogo Prefectural Sumoto Industrial Senior High School in Sumoto City, Hyogo in March 1970.

Ms. Asami Sadoi has been our independent director since June 2023. In April 1981, Ms. Sadoi started her career as a software developer at Fujitsu Middleware Limited (“Fujitsu Middleware”), a Japanese company focusing on the sales of middleware and system development. From June 2015 to March 2021, Ms. Sadoi served as a representative director and president at Fujitsu Middleware, before it became a part of Fujitsu Limited (TYO: 6702, “Fujitsu”), its parent company, in October 2021. Ms. Sadoi has served as a president of Office muMore, where she provides consulting services regarding woman employees’ career development, since April 2021. She has also been an independent outside director at O-Well since July 2024. Ms. Sadoi obtained a bachelor’s degree in international relationship from Tsuda University in Tokyo in March 1981.

Ms. Yuko Osumi has been our independent director since May 2025. Ms. Osumi has approximately 24 years of experience in automobile industry. She has been a global customer manager at Bose Automotive G.K., where she is responsible for sales and customer management for automotive sound system. From August 2014 to June 2021, she was a managing director at Desay SV Automative Japan Co., Ltd., a Japanese entity of Desay SV, a Chinese automative IVI system provider, where she served as a representative of such entity. Ms. Osumi obtained a bachelor’s degree in international relationship from Tsuda University in Tokyo in March 1998.

Ms. Rieko Okada has been our independent director since May 2025. She is a certified public accountant and certified tax accountant in Japan. Ms. Okada also has 19 years of experience serving as a chief financial officer at Japanese technology companies, including Spectronix Corporation, an Osaka-based company which develops, manufactures, and sells short-wavelength and ultra-short pulsed laser oscillators, from September 2006 to June 2020, and Vitaars Inc. (formerly known as T-ICU Co., Ltd.), a remote emergency and intensive care service system provider, from February 2021 to July 2025. While serving at Micware, Ms. Okada has been an outside corporate auditor at Arcadia Inc., an internet service provider, since June 2025. Ms. Okada obtained an associate degree in American and English Studies from Kansai Gaidai Junior College in Hirakata, Osaka, in March 1992, the Bachelor of Arts in Industry and Technology from the Open University of Japan in March 2012, and the master’s degree in business administration from Kobe University in March 2022.

Mr. Jerzy Marek Rudzinski has been our independent director since September 2023. Before serving at Micware, Mr. Rudzinski was a president of the board of directors of FQS Poland Limited (“FQS”), a Poland-based software developer which is a wholly owned subsidiary of Fujitsu Limited, from January 1998 to June 2023, where he oversaw sales and business development. He has served as an advisor to the FQS’s board of directors since July 2023. Mr. Rudzinski was also a supervisory board member of Makolab SA (WSE: MLB), an IT solution and services provider and software developer, since March 2008. From April 2017 to March 2020, Mr. Rudzinski served as a member of the board of directors of Fujitsu Greenhouse Technology Finland, a joint venture between Fujitsu and Finland’s Robbe’s Little Garden operating an automated vegetable growing factory, where he was responsible for managing the company. Mr. Rudzinski obtained a Master of Science in Chemistry from University of Wroclaw, Poland, in September 1982, and a Doctor of Science in Computational Chemistry from Hokkaido University in March 1990.

Mr. Hiroaki Fujita has been our full-time corporate auditor since May 2023. Mr. Fujita joined Micware in July 2022, where he served as an advisor at Administration Department from July 2022 to April 2023. In April 1982, he started his career at Dupont Far East Co., Ltd., now known as Dupont Japan Co. Ltd., a Japanese subsidiary of DuPont de Nemours, Inc. (NYSE:DD), where he was responsible for accounting. In June 2001, he joined Access Co., Ltd. (TYO: 4813), an operating system provider for network equipment used by telecommunication carriers and data center operators, where he was responsible for accounting. He then joined Morpho, Inc. in April 2011, a Japanese company focusing on the development of image processing and AI technology, where he was a head of Administration Department. From May 2015 to March 2016, he was a manager for Administrative Department at HI Corporation, and then became a director responsible for the same from March 2016 to March 2017. From March 2016 to March 2022, he was also a director at ArtSpark Holdings Inc. (currently known as CELYSYS Inc. (TYO:3663)), HI Corporation’s then parent company, responsible for managing human resources and general affairs matters, and subsequently served as its advisor from April 2022 to June 2022. He obtained a bachelor’s degree in commerce from Keio University in March 1982.

Mr. Mitsunori Yabe has been our outside corporate auditor since September 2021. He has been a certified public accountant in Japan since March 2010. From August 2009 to October 2018, he worked at Ernst & Young ShinNihon LLC, where he provided audit and accounting consulting services as well as served as a manager. He established Yabe Certified Public Accountant Office in November 2019, where he has served as its representative since then. While serving at Micware, Mr. Yabe served as an outside director at Naigai Trans Line Ltd., a freight forwarding company (TYO: 9384), from March 2023 to July 2025, and has served as an advisor at the same company since July 2025. Mr. Yabe obtained a bachelor’s degree in commerce from Waseda University in March 2003.

Ms. Wakako Isaka (Yaguchi) has been our outside corporate auditor since May 2024. Ms. Isaka has been an attorney-at-law admitted in Japan since October 2005, specializing in labor law. She started her career at Asahi Koma Law Offices (now known as Nishimura & Asahi (Gaikokuho Kyodo Jigyo)) in October 2005, before serving as an associate at TMI Associates from April 2007 to March 2011. Ms. Isaka was also an associate at Ohmizu & Partners from April 2011 to June 2018, before moving back to TMI Associates in June 2018. She has been serving as a counsel at TMI Associates since January 2020. Ms. Isaka obtained an LL.M. from the University of Tokyo in March 2004 and an LL.B. from the University of Tokyo in March 2002.

Relationships

There is no family relationship among directors and officers. There is no arrangement or understanding among any of our directors or any other person under which our directors are appointed.

Corporate Governance Practices

We are a “foreign private issuer” under the federal securities laws of the United States and the Nasdaq listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and Nasdaq permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. In general, our articles of incorporation and the Companies Act govern our corporate affairs.

In particular, as a foreign private issuer, we will follow Japanese law and corporate practice in lieu of the corporate governance provisions set out under Nasdaq Rule 5600. Of particular note, the following rules under Nasdaq Rule 5600 differ from Japanese law requirements:

●	Nasdaq Listing Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors be independent directors, and Nasdaq Listing Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. Under our current corporate structure, the Companies Act does not require independent directors. However, our board of directors is currently comprised of seven directors, five of whom are considered “independent,” as determined in accordance with the applicable Nasdaq rules. We expect our independent directors to regularly meet in executive sessions, where only the independent directors are present;

●	Nasdaq Listing Rule 5605(c)(2)(A) requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, a company may have a statutory auditor (referred to as the corporate auditor) or a statutory board of corporate auditors. We have a three-member board of corporate auditors, which will meet the requirements for general exemptions of Rule 10A-3(c)(3) under the Exchange Act. See “Management—Board of Corporate Auditors” below for additional information;

●	Nasdaq Listing Rule 5605(d) requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. In accordance with generally accepted practices for companies listed in Japan (not a requirement under Japanese law), our board of directors has established a nominating and compensation committee (the “Nominating and Compensation Committee”) comprised of at least three directors, a majority of whom are directors who meet the independence standards required for listed companies by the Tokyo Stock Exchange, that is, a director who is unlikely to have conflicts of interest with general shareholders, to advise our board of directors, when consulted, with respect to the compensation of our directors and senior managing executive officers. Our board of directors collectively participates in the discussion and determination of compensation for our directors and senior managing executive officers (subject to the maximum aggregate compensation amount resolved by our shareholders meetings) and other compensation related matters, and the Nominating and Compensation Committee will provide advice on this matter when consulted by the board of directors. In addition, our corporate auditors discuss and determine the compensation of each corporate auditor (subject to the maximum aggregate compensation amount resolved by our shareholders meetings) without the involvement of our board of directors;

●	Nasdaq Listing Rule 5605(e) requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. In accordance with generally accepted practices for companies listed in Japan (not a requirement under Japanese law), our board of directors has established the Nominating and Compensation Committee to advise our board of directors, when consulted, with respect to nominees for election or re-election to our board of directors or for appointment to fill any vacancy, as well as recommend to our board of directors with respect to the appointment of our senior managing executive officers. Our board of directors collectively participates in the nomination process of potential directors and senior managing executive officers and oversees our corporate governance practices, and the Nominating and Compensation Committee will provide advice for the nomination of directors when consulted by the board of directors; and

●	Nasdaq Listing Rule 5620(c) sets out a quorum requirement of 33-1/3% applicable to meetings of shareholders. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. However, under the Companies Act and our articles of incorporation, a quorum of not less than one-third of the total number of voting rights is required in connection with the election of directors, statutory auditors, and certain other matters.

Board of Directors

Our board of directors has main responsibility for the administration of our affairs. Under the Companies Act and our articles of incorporation, our Company shall have no less than three directors on our board of directors. The term of office of any director expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within two years after such director’s election to office. Our directors may, however, serve any number of consecutive terms.

Our board of directors appoints from among its members one or more representative directors, who serve as head administrator(s) over the Company’s affairs and represent the Company in accordance with the resolutions of our board of directors. Our board of directors may appoint from among its members a chairman, a president or one or more deputy presidents, senior managing directors, or managing directors.

Our board of directors is currently comprised of seven directors, including five outside directors. Our board of directors has determined that Mr. Kazuyuki Kawabata, Ms. Asami Sadoi, Ms. Yuko Osumi, Ms. Rieko Okada, and Mr. Jerzy Marek Rudzinski satisfy the “independence” requirements of the Nasdaq corporate governance rules and the rules and regulations of the SEC.

Board of Corporate Auditors

With respect to the requirements of Rule 10A-3 under the Exchange Act and Nasdaq Rule 5600 relating to listed company audit committees, we chose to rely on exemptions under these rules that are available to foreign private issuers with a board of corporate auditors meeting certain requirements. As permitted under the Companies Act, we have elected to structure our corporate governance system as a company with a separate board of corporate auditors instead of an audit committee of our board of directors. Our articles of incorporation provide for no less than three corporate auditors. Under the Companies Act, nomination of corporate auditors by the board of directors is subject to the approval of the board of corporate auditors, which also has the right to require the board of directors to nominate designated candidates (including the incumbent corporate auditors) for the position of corporate auditors, and corporate auditors are elected at general meetings of shareholders by a majority of shareholders entitled to vote, where a quorum is established by shareholders holding one-third or more of the voting rights of those who are entitled to vote are present at the shareholders’ meeting. The normal term of office of any corporate auditor expires at the close of the annual general meeting of shareholders held with respect to the last fiscal year ended within four years after such corporate auditor’s election to office. Our corporate auditors may, however, serve any number of consecutive terms. Corporate auditors may be removed by a special resolution of a general meeting of shareholders.

Our corporate auditors are not required to be certified public accountants. Our corporate auditors may not concurrently serve as directors, employees or accounting advisors (kaikei sanyo) of our Company or any of our subsidiaries or serve as corporate officers of our subsidiaries. Under the Companies Act, at least one-half of the corporate auditors of a company must be persons who satisfy the requirements for an outside corporate auditor set forth in the Companies Act, and at least one of the corporate auditors must be a full-time corporate auditor.

The function of our board of corporate auditors and each corporate auditor is similar to that of independent directors, including those who are members of the audit committee of a U.S. public company. Each corporate auditor has a statutory duty to supervise the administration by the directors of our affairs, to examine our financial statements and business reports to be submitted by a representative director at the general meetings of shareholders, and to prepare an audit report. Our corporate auditors are obligated to participate in meetings of our board of directors and, if necessary, to express their opinion at such meetings, but are not entitled to vote. Our corporate auditors must inspect the proposals, documents and any other materials to be submitted by our board of directors to the shareholders at the shareholders’ meeting. If a corporate auditor finds a violation of statutory regulations or our articles of incorporation, or another significant improper matter, such auditor must report those findings to the shareholders at the shareholders’ meeting.

Furthermore, if a corporate auditor believes that a director has engaged in, or is likely to engage in, misconduct or acts that are significantly improper, or that there has been a violation of statutory regulations or our articles of incorporation, the corporate auditor: (i) must report that fact to our board of directors; (ii) can demand that a director convene a meeting of our board of directors; and (iii) if no such meeting is convened in response to the demand, can convene the meeting under the corporate auditor’s own authority. If a director engages in, or is likely to engage in, an activity outside the scope of the objectives of the Company or otherwise in violation of laws or regulations or our articles of incorporation, and such act is likely to cause significant damage to the Company, then a corporate auditor can demand that the director cease such activity.

Our board of corporate auditors has a statutory duty to prepare an audit report based on the audit reports issued by the individual corporate auditors and submit such audit reports to a relevant director. A corporate auditor may note an opinion in an audit report issued by our board of corporate auditors, if the opinion expressed in such corporate auditor’s individual audit report is different from the opinion expressed in the audit report issued by our board of corporate auditors. Our board of corporate auditors is empowered to establish the audit principles, the method of examination by our corporate auditors of our affairs and financial position, and any other matters relating to the performance of our corporate auditors’ duties.

Additionally, our corporate auditors must represent the Company in: (i) any litigation between the Company and a director; (ii) dealing with shareholders’ demands seeking a director’s liability to the Company; and (iii) dealing with notices of litigation and settlement in a derivative suit seeking a director’s liability to the Company. A corporate auditor can file court actions relating to the Company within the authority of our corporate auditors, such as an action to nullify the incorporation of the Company, the issuance of shares, or a merger, or to cancel a resolution at a shareholders’ meeting.

Nominating and Compensation Committee

While we will not have a compensation committee or a nominating and corporate governance committee that satisfies the requirements set out under Nasdaq Rule 5600 because we are a “foreign private issuer,” our board of directors had opted to, as permitted within the scope of the Companies Act, establish an advisory nominating and compensation committee to assist it to:

●	recommend to our board of directors with respect to the appointment and dismissal of Micware Group’s directors, senior managing executive officers and Micware’s Nominating and Compensation Committee members;

●	review and recommend to our board of directors with respect to the compensation of Micware Group’s directors; and

●	recommend to our board of directors with respect to other important matters deemed necessary by our board of directors.

Under the charter of the Nominating and Compensation Committee, the Nominating and Compensation Committee shall consist of at least at least three directors, a majority of whom are directors who meet the independence standards required for listed companies by the Tokyo Stock Exchange. As of the date of this prospectus, the Nominating and Compensation Committee consists of Mr. Masahide Shigeno, the representative director, and Mr. Kazuyuki Kawabata, Ms. Asami Sadoi, Ms. Yuko Osumi, and Ms. Rieko Okada, the independent directors.

Employment Agreement with our Chief Financial Officer

We have entered into an employment agreement with our Chief Financial Officer, Mr. Takuma Segawa. Pursuant to the employment agreement, we agree to employ our Chief Financial Officer for an indefinite period, where the Chief Financial Officer may terminate his employment agreement by providing a one-month notice. We may terminate the employment for cause pursuant to applicable labor laws and regulations.

Limitation of Liability of Directors and Corporate Auditors

In accordance with our articles of incorporation and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with non-executive directors (as defined under the Companies Act, for which our independent directors are qualified) and corporate auditors to limit his or her liability to the Company for any losses or damages arising from the conduct specified under Article 423 of the Companies Act; provided, that, the amount of such limited liability is the amount stipulated in applicable laws and regulations, whichever is higher. As of the date of this prospectus, we have entered into limited liability agreements with Mr. Kazuyuki Kawabata, Ms. Asami Sadoi, Ms. Yuko Osumi, Ms. Rieko Okada, Mr. Jerzy Marek Ruzinski, Mr. Mitsunori Yabe, and Ms. Wakako Isaka.

Compensation of Directors, Corporate Auditor, and Executive Officers

In accordance with the Companies Act and our articles of incorporation, the amount of compensation for our directors and corporate auditors is decided by first setting the maximum amount of total compensation for all of our directors and corporate auditors through a resolution adopted by our shareholders at a shareholders meeting. Our board of directors then decides on the amount of compensation for each director based on certain criteria established by the Company, and the amount of compensation for each corporate auditor is decided through discussions among the corporate auditors. In accordance with the Companies Act and our articles of incorporation, the amount of compensation for our corporate auditor shall be decided by a resolution adopted by resolution of shareholders meeting. The following table summarizes the total amount of remuneration paid to each category of our directors, corporate auditor, and executive officers in the fiscal year ended February 28, 2026, including by the type of remuneration and the number of persons in each category.

Categories of directors, corporate auditor, and executive officers	Total amount of remuneration			Base compensation			Number of persons in category
Executive directors(1)	JPY	269,221,000	($1,832,682)	JPY	99,240,000	($675,562)	5
Outside directors(2)	JPY	20,040,000	($136,419)	JPY	20,040,000	($136,419)	7
Full-time corporate auditor(3)	JPY	8,400,000	($57,182)	JPY	8,400,000	($57,182)	1
Outside corporate auditors(4)	JPY	7,200,000	($49,013)	JPY	7,200,000	($49,013)	2

(1)	Include Mr. Kenji Narushima, Mr. Masahide Shigeno, Mr. Hideaki Tokuhara*, Mr. Takuma Segawa*, and Mr. Teruaki Koshiba*.
(2)	Include Mr. Kazuyuki Kawabata, Mr. Kazuhisa Shitanaka**, Ms. Asami Sadoi, Mr. Jerzy Marek Rudzinski, Mr. Kotaro Seike**, Ms. Yuko Osumi, and Ms. Rieko Okada.
(3)	Include Mr. Hiroaki Fujita.
(4)	Include Mr. Mitsunori Yabe and Ms. Wakako Isaka.

*	Mr. Hideaki Tokuhara, Mr. Takuma Segawa, and Mr. Teruaki Koshiba served as our directors until May 2025.
**	Mr. Kazuhisa Shitanaka and Mr. Kotaro Seike served as our directors until February 28, 2026.

We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors, corporate auditor, and executive officers.

Stock Options

We have granted stock options to purchase our Ordinary Shares, as authorized by our shareholders in February 2018 and October 2020. Each option granted in February 2018 and October 2020 can be exercised for 31,330 Ordinary Shares. The number of shares has been retroactively restated to account for the 130-for-1 forward share split that became effective on March 1, 2024 and the 241-for-1 forward share split that is expected to become effective on March 31, 2026.

The purpose of these grants is to enable our directors, employees, and advisors to share in our success and to reinforce a corporate culture that aligns interests with those of our shareholders. Our stock option grants generally prohibit transfers of options. As a condition of exercising the stock options, each holder of such stock options must be, at the time of exercising the options, in a position of director, corporate auditor, or employee of us or our subsidiary, unless the holder ceases to hold such position due to expiration of his or her term or due to retirement by age, or otherwise has a good reason. The options cannot be exercised until there is a public offering of our Ordinary Shares.

The following table summarizes the stock options we have issued since the inception of the Company.

Name of Issuance	Issuance Date	Exercise Period	Exercise Price (per share)(1)			Number of Ordinary Shares to be Granted(1)
First Series	02/23/2018	02/24/2020-02/23/2028	JPY	28.73	($0.20)	6,861,270
Second Series	10/30/2020	10/31/2022-02/23/2028	JPY	54.90	($0.37)	4,104,230

(1)	The share numbers and exercise price have been retroactively restated to account for the 130-for-1 forward share split that became effective on March 1, 2024 and the 241-for-1 forward share split that is expected to become effective on March 31, 2026.

Of the stock options granted pursuant to the above-mentioned grants, 50 stock options to acquire an aggregate of 1,566,500 of our Ordinary Shares have been forfeited due to stock option holders’ resignation, and 300 stock options to acquire an aggregate of 9,399,000 of our Ordinary Shares remain outstanding as of the date of this prospectus. For additional details, see note 13 to our unaudited condensed consolidated financial statements as of and for the six months ended August 31, 2025 and 2024 and note 13 to our audited consolidated financial statements as of and for the fiscal years ended February 28, 2025 and February 29, 2024, appearing elsewhere in this prospectus.

The following table summarizes the outstanding stock options with respect to our Ordinary Shares that we have granted to our officers, directors and corporate auditors:

Name	Grant Date	Exercise Period	Exercise Price (per share)(1)			Total Number of Stock Options Granted	Total Number of Ordinary Shares Underlying Stock Options(1)
Kenji Narushima	10/30/2020	10/31/2022-02/23/2028	JPY	54.90	($0.37)	35	1,096,550
Masahide Shigeno	10/30/2020	10/31/2022-02/23/2028	JPY	54.90	($0.37)	24	751,920
Takuma Segawa	10/30/2020	10/31/2022-02/23/2028	JPY	54.90	($0.37)	20	626,600

(1)	The share numbers and exercise price have been retroactively restated to account for the 130-for-1 forward share split that became effective on March 1, 2024 and the 241-for-1 forward share split that is expected to become effective on March 31, 2026.

The stock options granted pursuant to the above-mentioned grants were granted pursuant to Stock Acquisitions Rights Agreements. Pursuant to the Series One Stock Acquisitions Rights Agreements, the holder may not make payment for the exercise of stock options in an amount exceeding JPY12 million per calendar year. The stock options may not be transferred to third parties or used as collateral. Upon the death of the holder, the stock options can be succeeded by the holder’s successors. Further, the Series One Stock Acquisitions Rights Agreements provide that the holder may not exercise the stock options if (i) the holder or its successor violates the provisions in the Series One Stock Acquisitions Rights Agreement, (ii) the holder loses its position as a director, officer, or employee at the Company or its subsidiaries, unless the holder ceases to hold such position due to expiration of his or her term or due to retirement by age, or otherwise has a good reason, (iii) the Company determines that there are grounds for deeming it inappropriate for the holder of its successors to continue holding the stock options, (iv) the holder dies and has no successors, (v) in case there is an successor, the successor dies prior to commencement of the exercise period or fails to exercise the stock options prior to the expiration of exercise period, (v) the holder or its successor receives a judgment for the commencement of guardianship, curatorship, or assistance, or (v) the holder or its successor receives a decision to commence bankruptcy proceedings or civil rehabilitation. The terms of the Series Two Stock Acquisition Rights Agreements are substantially the same as the terms of the Series One Stock Acquisition Rights Agreements.

Code of Business Conduct

Prior to the consummation of this offering, our board of directors will adopt a written code of business conduct that applies to our directors, officers, employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions), and our agents.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of 3,750,000 ADSs representing the Ordinary Shares being offered in this offering for:

●	each of our directors, corporate auditors, and executive officers;

●	all directors, corporate auditors, and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the Ordinary Shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them.

The beneficial ownership percentages immediately prior to the completion of this offering are based on 56,141,914 Ordinary Shares outstanding, including Ordinary Shares subject to options that are exercisable within 60 days of the date of this prospectus, which are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership percentages immediately after the completion of this offering are based on 59,891,914 Ordinary Shares outstanding, including Ordinary Shares represented by ADSs and assuming no exercise of the Representative’s over-allotment option, and 60,454,414 Ordinary Shares outstanding, including Ordinary Shares represented by ADSs and assuming full exercise of the Representative’s over-allotment option. The beneficial ownership percentages immediately after the completion of this offering include Ordinary Shares subject to options that are exercisable within 60 days of the date of this prospectus, which are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

As of the date of this prospectus, we have 54 shareholders of record, one of whom is located in the United States. At the closing of this offering, in order to satisfy the Nasdaq listing rules, we will be required to have at least 450 round lot shareholders.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option not exercised)		Ordinary Shares Beneficially Owned After this Offering (Over-allotment option fully exercised)
	Number	Percent	Number	Percent	Number	Percent
Directors, Corporate Auditors, and Executive Officers(1):
Kenji Narushima(2)	6,266,000	11.2%	7,362,550	12.1%	7,362,550	12.0%
Masahide Shigeno(3)	4,699,500	8.4%	5,451,420	9.0%	5,451,420	8.9%
Takuma Segawa(4)	3,665,610	6.5%	4,292,210	7.1%	4,292,210	7.0%
Kazuyuki Kawabata	-	-	-	-	-	-
Asami Sadoi	-	-	-	-	-	-
Yuko Osumi	-	-	-	-	-	-
Rieko Okada	-	-	-	-	-	-
Jerzy Marek Rudzinski	-	-	-	-	-	-
Hiroaki Fujita	-	-	-	-	-	-
Mitsunori Yabe	-	-	-	-	-	-
Wakako Isaka (Yaguchi)	-	-	-	-	-	-
All directors, corporate auditors, and executive officers as a group (11 individuals):	14,631,110	26.1%	17,106,180	27.4%	17,106,180	27.2%
5% Shareholders:
Toyota(5)	6,861,270	12.2%	6,861,270	11.5%	6,861,270	11.3%
Honda(6)	6,861,270	12.2%	6,861,270	11.5%	6,861,270	11.3%
Hideaki Tokuhara	3,446,300	6.1%	3,446,300	5.8%	3,446,300	5.7%
O-Well(7)	3,414,970	6.1%	3,414,970	5.7%	3,414,970	5.6%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is Kobe Asahi Building 25th Floor, 59 Naniwa-machi, Chuo-ku, Kobe, Hyogo 650-0035.
(2)	The aggregate number of Ordinary Shares beneficially owned by Mr. Kenji Narushima after this offering reflects (i) 6,266,000 Ordinary Shares, and (ii) an aggregate of 1,096,550 Ordinary Shares that may be issued upon exercise of stock options after this offering, held by Mr. Narushima.
(3)	The aggregate number of Ordinary Shares beneficially owned by Mr. Masahide Shigeno after this offering reflects (i) 4,699,500 Ordinary Shares, and (ii) an aggregate of 751,920 Ordinary Shares that may be issued upon exercise of stock options after this offering, held by Mr. Shigeno.
(4)	The aggregate number of Ordinary Shares beneficially owned by Mr. Takuma Segawa after this offering reflects (i) 3,665,610 Ordinary Shares, and (ii) an aggregate of 626,600 Ordinary Shares that may be issued upon exercise of stock options after this offering, held by Mr. Segawa.
(5)	Represents an aggregate of 6,861,270 Ordinary Shares held directly by Toyota. The registered address of Toyota is 1 Toyota-Cho, Toyota City, Aichi Prefecture 471-8571, Japan. Toyota is listed on the Tokyo Stock Exchange, the Nagoya Stock Exchange, and the London Stock Exchange. Toyota is also a reporting company under the Exchange Act and is listed on the New York Stock Exchange.
(6)	Represents an aggregate of 6,861,270 Ordinary Shares held directly by Honda. The registered address of Honda is TORANOMON ALCEA TOWER 2-2-3 Toranomon, Minato-ku, Tokyo. Honda is listed on the Tokyo Stock Exchange. Honda is also a reporting company under the Exchange Act and is listed on the New York Stock Exchange.
(7)	Represents an aggregate of 3,414,970 Ordinary Shares, 2,224,430 of which held directly by O-Well and 1,190,540 of which held by Uni Electronics, a wholly owned subsidiary of O-Well. The registered address of O-Well is 5-13-9 Mitejima, Nishiyodogawa-ku, Osaka 555-0012, Japan. O-Well is listed on the Tokyo Stock Exchange.

As of the date of this prospectus, 62,660 of our Ordinary Shares are held by one holder of record in the United States.

To our knowledge, other than as otherwise disclosed elsewhere in this prospectus, there has been no significant change in the percentage ownership of our Ordinary Shares held by the principal shareholders listed above in the last three years.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

RELATED PARTY TRANSACTIONS

Major related parties that transacted with the Company and their respective relationship to the Company listed as below:

Name of entity or individual	Relationship to the Company
Honda	Significant shareholder of the Company with an ownership interest exceeding 10%
Toyota	Significant shareholder of the Company with an ownership interest exceeding 10%
Daihatsu Motor Co., Ltd.	A subsidiary of Toyota
TMI	A subsidiary of Toyota
Honda Access Corporation	A subsidiary of Honda
Honda Development and Manufacturing of America, LLC.	A subsidiary of Honda
Mr. Kenji Narushima	Mr. Kenji Narushima is the Company’s representative director and Chief Executive Officer
Mr. Masahide Shigeno	Mr. Masahide Shigeno is the Company’s representative director and Chief Technology Officer

a.	Accounts receivable from related parties

Accounts receivable from related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2023	As of February 29, 2024	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	JPY	JPY	US$
		(In thousands)
Honda	Provided contracted software development services to a related party	1,330,558	29,048	958,698	32,175	219
Toyota	Provided contracted software development services to a related party	73,638	-	-	-	-
Daihatsu Motor Co., Ltd.	Provided contracted software development services to a related party	16,154	112,133	-	-	-
TMI	Provided contracted software development services to a related party	4,677	4,000	2,993	14,610	99
Honda Access Corporation	Provided contracted software development services to a related party	-	22,887	17,685	12,239	83
Honda Development and Manufacturing of America, LLC.	Provided contracted software development services to a related party	19,535	32,445	39,981	11,096	76
	Total	1,444,562	200,513	1,019,357	70,120	477

b.	Contract assets from related parties

Contract assets from related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2023	As of February 29, 2024	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	JPY	JPY	US$
		(In thousands)
Honda	Provided contracted software development services to a related party	1,481,845	3,049,791	1,046,854	1,483,571	10,099
Toyota	Provided contracted software development services to a related party	27,761	278,743	387,242	286,513	1,950
Daihatsu Motor Co., Ltd.	Provided contracted software development services to a related party	8,920	90,371	139,293	195,783	1,333
Honda Access Corporation	Provided contracted software development services to a related party	-	-	-	28,438	194
	Total	1,518,526	3,418,905	1,573,389	1,994,305	13,576

c.	Other receivable from related parties

Other receivable consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2023	As of February 29, 2024	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	JPY	JPY	US$
		(In thousands)
Honda	Reimbursements receivable for personnel expenses of employees seconded to a related party	2,165	4,952	5,728	1,972	13
Toyota	Reimbursements receivable for personnel expenses of employees seconded to a related party	25,184	6,645	11,646	9,511	65
Daihatsu Motor Co., Ltd.	Reimbursements receivable for personnel expenses of employees seconded to a related party	-	-	-	1,819	12
TMI	Receivables related to the unsettled portion of annual server operating expenses for connected navigation systems	-	-	-	21,439	146
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	-	-	1,320	-	-
	Total	27,349	11,597	18,694	34,741	236

d.	Accounts payable to a related party

Accounts payable to a related party consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2023	As of February 29, 2024	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	JPY	JPY	US$
		(In thousands)
TMI	License fee payable	415,842	318,411	288,205	283,985	1,933
	Total	415,842	318,411	288,205	283,985	1,933

e.	Contract liabilities to related parties

Contract liabilities to related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2023	As of February 29, 2024	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	JPY	JPY	US$
		(In thousands)
Honda	Provided contracted software development services to a related party	8,070	-	-	264,092	1,798
TMI	Provided contracted software development services to a related party	-	92	-	-	-
	Total	8,070	92	-	264,092	1,798

f.	Other payable to related parties

Other payable to related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2023	As of February 29, 2024	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	JPY	JPY	US$
		(In thousands)
Honda	Reimbursements receivable for personnel expenses of employees seconded to a related party	-	495	686	1,449	10
Toyota	Reimbursements receivable for personnel expenses of employees seconded to a related party	1,921	-	861	2	-
	Total	1,921	495	1,547	1,451	10

g.	Revenue from related parties

Revenue from related parties consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda	Contracted software development revenue	8,027,680	10,123,402	67,203
Toyota	Contracted software development revenue	1,063,292	2,257,986	14,989
Daihatsu Motor Co., Ltd.	Contracted software development revenue	548,346	746,075	4,953
TMI	Contracted software development revenue	12,794	14,094	94
Honda Access Corporation	Contracted software development revenue	67,050	213,263	1,416
Honda Development and Manufacturing of America, LLC.	Contracted software development revenue	321,004	488,005	3,240
	Total	10,040,166	13,842,825	91,895

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Honda	Contracted software development revenue	4,363,164	5,078,975	34,574
Toyota	Contracted software development revenue	1,047,602	1,026,324	6,987
Daihatsu Motor Co., Ltd.	Contracted software development revenue	424,122	543,341	3,699
TMI	Contracted software development revenue	7,557	17,534	119
Honda Access Corporation	Contracted software development revenue	118,250	79,999	545
Honda Development and Manufacturing of America, LLC.	Contracted software development revenue	312,301	146,656	998
	Total	6,272,996	6,892,829	46,922

h.	Other income from related parties

Other income from related parties consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	-	2,182	14
Mr. Masahide Shigeno	Rental payments by a director for use of the Company-owned property	-	2,000	13
	Total	-	4,182	27

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	873	1,309	9
Mr. Masahide Shigeno	Rental payments by a director for use of the Company-owned property	800	1,200	8
	Total	1,673	2,509	17

i.	Reimbursement of personnel costs from related parties

Reimbursement of personnel costs from related parties consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda	Receivables for personnel cost reimbursements from a related party for seconded employees	20,474	31,677	210
Toyota	Receivables for personnel cost reimbursements from a related party for seconded employees	116,301	39,519	262
	Total	136,775	71,196	472

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Honda	Receivables for personnel cost reimbursements from a related party for seconded employees	14,338	12,246	83
Toyota	Receivables for personnel cost reimbursements from a related party for seconded employees	19,412	18,331	125
Daihatsu Motor Co., Ltd.	Receivables for personnel cost reimbursements from a related party for seconded employees	-	5,933	40
	Total	33,750	36,510	248

j.	Reimbursement of personnel costs to a related party

Reimbursement of personnel costs to a related party consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda	Personnel costs incurred for seconded employees from a related party	3,354	8,418	56
	Total	3,354	8,418	56

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Honda	Personnel costs incurred for seconded employees from a related party	3,497	6,947	47
	Total	3,497	6,947	47

k.	License fees to a related party

License fees to a related party consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
TMI	Payment of license fees	1,176,289	1,015,686	6,742
	Total	1,176,289	1,015,686	6,742

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
TMI	Payment of license fees	538,497	434,391	2,957
	Total	538,497	434,391	2,957

l.	Other fee payments to a related party

Other fee payments to a related party consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Toyota	Payment of data usage fees	750	-	-
	Total	750	-	-

Holding Company Reorganization

See “Corporate History and Structure—Corporate History—Holding Company Reorganization.”

Employment Agreements and Limited Liability Agreements

See “Management—Employment Agreement with our Chief Financial Officer” and “Management—Limitation of Liability of Directors and Corporate Auditors.”

Share Issuances to Related Parties and Private Placements

See “Description of Share Capital—History of Share Capital.”

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

The following description is a summary of the material information concerning our Ordinary Shares, including brief summaries of the relevant provisions of our articles of incorporation and of the Companies Act relating to joint-stock corporations (kabushiki kaisha), and certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation.

We are a joint-stock corporation with limited liability organized in Japan under the Companies Act. The rights of our shareholders are represented by our Ordinary Shares as described below, and shareholders’ liability is limited to the amount of subscription for such Ordinary Shares.

As of the date of this prospectus, our authorized share capital consists of 125,320,000 Ordinary Shares. 58,054,490 of our Ordinary Shares are issued, 56,141,914 of which are outstanding and 1,912,576 of which are held by us as treasury shares.

Requirements and Procedures for Share Transfer under the Companies Act

We are not listed on any stock exchange in Japan. Any transfer of shares of Japanese companies which are not listed on any stock exchange in Japan is subject to the requirements and procedures described in the Companies Act and its subordinate regulations.

Under the Companies Act, a share transfer will take effect if and when:

(i)	in general, the transferor and the transferee agree to the transfer in any manner (including oral agreement);

(ii)	if the Company is a company which issues share certificates, the transferor delivers the share certificate to the transferee; and

(iii)	if the Company is a company which issues shares with restrictions on transfers, the transferor gets approval of the Company for the acquisition of such shares by the transferee.

If the Company is not a company which issues share certificates, the transfer shall take effect between the transferor and the transferee when the agreement of such transfer takes effect as agreed by them.

The transferee of the transfer of shares of a company that is not a company which issues share certificates, may not assert its shareholders’ rights against the Company and third party until such transfer is duly recorded in the register of shareholders of such company.

We are not a company which issues share certificates.

Under the Companies Act and our articles of incorporation, transfer of Ordinary Shares shall be subject to approval by our board of directors. We plan to eliminate this restriction prior to the consummation of this offering.

Distribution of Surplus

Under the Companies Act, the distribution of dividends takes the form of distribution of surplus (as described in “—Restriction on Distribution of Surplus” below), and we may make a distribution of surplus in cash and/or in kind, with no restrictions on the timing and frequency of such distributions. The Companies Act generally requires a joint stock corporation to make distributions of surplus authorized by a resolution of a general meeting of shareholders. However, the Company’s board of directors may decide to make distributions of surplus, if all of the following requirements are met:

(a)	the Company’s articles of incorporation provide that its board of directors has the authority to decide whether to make distributions of surplus (our articles of incorporation do not have provisions to this effect);

(b)	the Company has (i) an independent auditor and (ii) a board of corporate auditors, an audit and supervisory committee, or a nominating committee, etc. under the Companies Act, as the case may be (we do not have an independent auditor but have a board of corporate auditors);

(c)	the normal term of office of the Company’s directors terminates on or prior to the date of close of the general meeting of shareholders relating to the last fiscal year ending within one year of the election of the director (our articles of incorporation currently do not satisfy this requirement); and

(d)	the Company’s non-consolidated annual financial statements and certain documents for the latest fiscal year fairly present its assets and profit or loss, as required by the ordinances of the Ministry of Justice.

In an exception to the above rule, even if the requirements described in (a) through (d) are not met, the Company may be permitted to make distributions of surplus in cash to its shareholders by resolution of the board of directors once per fiscal year if its articles of incorporation so provide. Our articles of incorporation do not have provisions to that effect.

Distributions of surplus may be made in cash or in kind in proportion to the number of ordinary shares held by each shareholder. A resolution of a general meeting of shareholders or our board of directors authorizing a distribution of surplus must specify the kind and aggregate book value of the assets to be distributed, the manner of allocation of the assets to shareholders and the effective date of the distribution. If a distribution of surplus is to be made in kind, we may, pursuant to a resolution of a general meeting of shareholders, grant a right to shareholders to require us to make the distribution in cash instead of in kind. If no such right is granted to shareholders, the relevant distribution of surplus must be approved by a special resolution of a general meeting of shareholders. See “—Voting Rights” for more details regarding a special resolution.

Restriction on Distribution of Surplus

In making a distribution of surplus, the Company must set aside in its additional paid-in capital and/or legal reserve an amount equal to one-tenth of the amount of surplus so distributed until the sum of such additional paid-in capital and legal reserve reaches one-quarter of its stated capital.

Under the Companies Act, we may distribute surplus up to the excess of the aggregate of (a) and (b) below, less the aggregate of (c) through (f) below, as of the effective date of such distribution, if our net assets are not less than JPY3,000,000:

(a)	the amount of surplus, as described below;

(b)	in the event that extraordinary financial statements as of, or for a period from the beginning of the fiscal year to, the specified date are approved, the aggregate amount of (i) the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net income for such period described in the statement of income constituting the extraordinary financial statements, and (ii) the amount of consideration that we received for the treasury shares that we disposed of during such period;

(c)	the book value of our treasury shares;

(d)	in the event that we disposed of treasury shares after the end of the last fiscal year, the amount of consideration that we received for such treasury shares;

(e)	in the event described in (b) in this paragraph, the aggregate amount as provided for by an ordinance of the Ministry of Justice as the net loss for such period described in the statement of income constituting the extraordinary financial statements; and

(f)	certain other amounts set forth in the ordinances of the Ministry of Justice, including (if the sum of one-half of our goodwill and the deferred assets exceeds the total of our stated capital, additional paid-in capital and legal reserve, each such amount as it appears on the balance sheet as of the end of the last fiscal year) all or a certain part of such excess amount as calculated in accordance with the ordinances of the Ministry of Justice.

For the purposes of this section, the amount of “surplus” is the excess of the aggregate of (I) through (IV) below, less the aggregate of (V) through (VII) below:

(I)	the aggregate of other capital surplus and other retained earnings at the end of the last fiscal year;

(II)	in the event that we disposed of treasury shares after the end of the last fiscal year, the difference between the book value of such treasury shares and the consideration that we received for such treasury shares;

(III)	in the event that we reduced our share capital after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to additional paid-in capital and/or legal reserve (if any);

(IV)	in the event that we reduced additional paid-in capital and/or legal reserve after the end of the last fiscal year, the amount of such reduction less the portion thereof that has been transferred to stated capital (if any);

(V)	in the event that we cancelled treasury shares after the end of the last fiscal year, the book value of such treasury shares;

(VI)	in the event that we distributed surplus after the end of the last fiscal year, the aggregate of the following amounts:

(1)	the aggregate amount of the book value of the distributed assets, excluding the book value of such assets that would be distributed to shareholders but for their exercise of the right to receive distributions in cash instead of distributions in kind;

(2)	the aggregate amount of cash distributed to shareholders who exercised the right to receive distributions in cash instead of distributions in kind; and

(3)	the aggregate amount of cash paid to shareholders holding fewer shares than the shares that were required in order to receive distributions in kind;

(VII)	the aggregate amounts of (1) through (4) below, less (5) and (8) below:

(1)	in the event that the amount of surplus was reduced and transferred to additional paid-in capital, legal reserve and/or stated capital after the end of the last fiscal year, the amount so transferred;

(2)	in the event that we distributed surplus after the end of the last fiscal year, the amount set aside in additional paid-in capital and/or legal reserve;

(3)	in the event that, after the end of the last fiscal year, we disposed of treasury shares in the process of (w) a merger in which we acquired all rights and obligations of a company, (x) a corporate split in which we acquired all or a part of the rights and obligations of a split company, (y) a share exchange in which we acquired all shares of a company, or (z) a share delivery in which we acquired shares, share acquisition rights or bonds with share acquisition rights of a company and delivered our shares to the transferor of them as a consideration for such acquisition, the difference between the consideration that we received for such treasury share and the book value of such treasury share;

(4)	in the event that the amount of surplus was reduced in the process of a corporate split in which we transferred all or a part of our rights and obligations after the end of the last fiscal year, the amount so reduced;

(5)	in the event that, after the end of the last fiscal year, we conducted any of (w) a merger in which we acquired all rights and obligations of a company, (x) a corporate split in which we acquired all or a part of the rights and obligations of a split company, (y) a share exchange in which we acquired all shares of a company, or (z) a share delivery in which we acquired shares, share acquisition rights or bonds with share acquisition rights of a company and delivered our shares to the transferor of them as a consideration for such acquisition, the aggregate amount of (i) the amount of our other capital surplus after such merger, corporate split, share exchange or share delivery, less the amount of our other capital surplus before such merger, corporate split, share exchange or share delivery, and (ii) the amount of our other retained earnings after such merger, corporate split, share exchange or share delivery, less the amount of our other retained earnings before such merger, corporate split, share exchange or share delivery;

(6)	in the event that an obligation to cover a deficiency, such as the obligation of a person who subscribed for newly issued shares with an unfair amount to be paid in, was fulfilled after the end of the last fiscal year, the amount of other capital surplus increased by such payment;

(7)	in the event that we allotted our shares to the directors in consideration of providing service after the end of the last fiscal year, the changes in other capital surplus by such allotment; and

(8)	in the event that we allotted our treasury shares to the directors in consideration of providing service and the directors transferred these shares to us for free after the end of the last fiscal year, the amount of increase in treasury shares by such transfer.

In Japan, the “ex-dividend” date and the record date for any distribution of surplus come before the date a company determines the amount of distribution of surplus to be paid.

For information as to Japanese taxes on dividends, please refer to “Material Income Tax Considerations—Japanese Taxation.”

Capital and Reserves

Under the Companies Act, the paid-in amount of any newly issued shares is required to be accounted for as stated capital, although we may account for an amount not exceeding one-half of such paid-in amount as additional paid-in capital. We may generally reduce additional paid-in capital and/or legal reserve by a resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as stated capital. We may also transfer all or any part of surplus as described in “Distribution of Surplus” above to stated capital, additional paid-in capital or legal reserve by a resolution of a general meeting of shareholders, subject to certain restrictions. We may generally reduce our stated capital by a special resolution of a general meeting of shareholders, subject to completion of protection procedures for creditors in accordance with the Companies Act, and, if so decided by the same resolution, we may account for the whole or any part of the amount of such reduction as additional paid-in capital or legal reserve.

Share Splits

Under the Companies Act, we may at any time split shares in issue into a greater number of the same class of shares by a resolution of our board of directors. When a share split is to be made, we must give public notice of the share split, specifying the record date therefor, at least two weeks prior to the record date.

Gratuitous Allocations

Under the Companies Act, we may allot any class of shares to our existing shareholders without any additional contribution by a resolution of the board of directors; provided that although treasury shares may be allotted to our shareholders, any such allotment of shares will not accrue to shares held as treasury shares.

When a gratuitous allocation is to be made and we set a record date therefor, we must give public notice of the gratuitous allocation, specifying the record date therefor, at least two weeks prior to the record date.

Reverse Share Split

We may at any time consolidate our shares into a smaller number of shares by a special resolution of the general meeting of shareholders. We must disclose the reason for the reverse share split at the general meeting of shareholders. When a reverse share split is to be made, we must give public notice of the reverse share split at least two weeks (or, in certain cases where any fractions of shares are left as a result of a reverse share split, 20 days) prior to the effective date of the reverse share split.

General Meeting of Shareholders

Our ordinary general meeting of shareholders is usually held every March. The record date for an ordinary general meeting of shareholders is the last day of February of each year. In addition, we may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two weeks’ prior notice to shareholders.

Under the Companies Act, a joint-stock corporation may hold an extraordinary general meeting of shareholders whenever necessary by giving at least two-week advance notice to shareholders.

Generally, a notice of convocation of a general meeting of shareholders setting forth the time, place, purpose thereof, and certain other matters set forth in the Companies Act and relevant ordinances must be mailed to each shareholder having voting rights (or, in the case of a non-resident shareholder, to his or her standing proxy or mailing address in Japan) at least two weeks prior to the date set for such meeting. Such notice may be given to shareholders by electronic means, subject to the consent of the relevant shareholders.

Any shareholder or group of shareholders holding at least 3% of our total voting rights for a period of six months or more may request, by giving us an individual shareholder notice, the convocation of a general meeting of shareholders for a particular purpose. Unless such general meeting of shareholders is convened without delay or a convocation notice of a general meeting of shareholders which is to be held not later than eight weeks from the day of such request is dispatched, the requesting shareholder may, upon obtaining a court approval, convene such general meeting of shareholders.

Any shareholder or group of shareholders holding at least 300 voting rights or 1% of our total voting rights for a period of six months or more may propose a matter to be included in the agenda of a general meeting of shareholders, and may request to include a summary of such matter in a convocation notice to our shareholders, by submitting a request to a director at least eight weeks prior to the date set for such meeting (provided that we are able to limit the number of such matters proposed by each shareholder to 10), with an individual shareholder notice.

The Companies Act enables a company to amend its articles of incorporation in order to lower the requirements for the number of shares held and shareholding period, as well as the period required for dispatching a convocation notice or submission of requests, all of which are required for any shareholder or group of shareholders to request the convocation of a general meeting of shareholders, to propose a matter to be included in the agenda of a general meeting of shareholders or to request to include a summary of such matter in a convocation notice.

Voting Rights

A shareholder of record is entitled to one vote per Ordinary Share, except that neither we nor any corporation, partnership or other similar entity no less than one-quarter of the voting rights of which are directly or indirectly owned by us shall have voting rights. Except as otherwise provided by law or by our articles of incorporation, a resolution can be adopted at a general meeting of shareholders by a majority of the voting rights represented at the meeting and eligible to vote. Shareholders may also exercise their voting rights through proxies, provided that the proxy is granted to one of our shareholders having voting rights. The Companies Act and our articles of incorporation provide that the quorum for the election of directors is one third of the total number of voting rights.

The Companies Act provides that a special resolution of the general meeting of shareholders is required for certain significant corporate transactions, including:

●	any amendment to our articles of incorporation (except for amendments that may be made without the approval of shareholders under the Companies Act);

●	a reduction of stated capital, subject to certain exceptions such as a reduction of stated capital for the purpose of replenishing capital deficiencies;

●	a dissolution, merger, or consolidation, subject to certain exceptions under which a shareholders’ resolution is not required;

●	the transfer of the whole or a substantial part of our business, subject to certain exceptions under which a shareholders’ resolution is not required;

●	the transfer of the whole or a part of our equity interests in any of our subsidiaries requiring shareholders’ resolution;

●	the taking over of the whole of the business of any other corporation, subject to certain exceptions under which a shareholders’ resolution is not required;

●	a corporate split, subject to certain exceptions under which a shareholders’ resolution is not required;

●	share exchange (kabushiki kokan) or share transfer (kabushiki iten) for the purpose of establishing 100% parent-subsidiary relationships, subject to certain exceptions under which a shareholders’ resolution is not required;

●	a share delivery (kabushiki kofu) for the purpose of making another corporation a subsidiary, subject to certain exceptions under which a shareholders’ resolution is not required;

●	any issuance of new shares or transfer of existing shares held by us as treasury shares at a “specially favorable” price and any issuance of share acquisition rights or bonds with share acquisition rights at a “specially favorable” price or with “specially favorable” condition to any persons other than shareholders;

●	any acquisition by us of our own shares from specific persons other than our subsidiaries (if any);

●	a reverse split; or

●	the removal of a corporate auditor.

Except as otherwise provided by law or in our articles of incorporation, a special resolution of the general meeting of shareholders requires the approval of the holders of at least two-thirds of the voting rights of all shareholders present or represented at a general meeting where a quorum is present. Our articles of incorporation provide that a quorum exists when one-third or more of the total number of voting rights is present or represented.

Liquidation Rights

If we are liquidated, the assets remaining after payment of all taxes, liquidation expenses, and debts will be distributed among holders of Ordinary Shares in proportion to the number of Ordinary Shares they hold.

Rights to Allotment of Shares

Holders of our Ordinary Shares have no pre-emptive rights. Authorized but unissued shares may be issued at such times and on such terms as our board of directors may determine, so long as the limitations described in “—Voting Rights” above with respect to the issuance of new shares at “specially favorable” prices are observed. Our board of directors may, however, determine that shareholders shall be given rights to allotment regarding a particular issue of new shares, in which case the rights must be given on uniform terms to all holders of shares as of a record date for which not less than two weeks’ prior public notice must be given. Each of the shareholders to whom the rights are given must also be given notice of the expiration date thereof at least two weeks prior to the date on which the rights expire. The rights to allotment of new shares may not be transferred. However, the Companies Act enables us to allot share acquisition rights to shareholders without consideration therefor, and such share acquisition rights are transferable. See “—Share Acquisition Rights” below.

In cases where a particular issuance of new shares violates laws and regulations or our articles of incorporation, or will be performed in a manner that is materially unfair, and shareholders may suffer disadvantages therefrom, such shareholders may file an injunction with a court of law to enjoin the issuance.

Share Acquisition Rights

Subject to certain conditions and to the limitations on issuances at a “specially favorable” price or on “specially favorable” conditions described in “—Voting Rights,” we may issue share acquisition rights (shinkabu yoyakuken) and bonds with share acquisition rights (shinkabu yoyakuken-tsuki shasai) by a special resolution of the meeting of shareholders. Holders of share acquisition rights may exercise their rights to acquire a certain number of shares within the exercise period as set forth in the terms of their share acquisition rights. Upon exercise of share acquisition rights, we will be obligated either to issue the relevant number of new shares or, alternatively, to transfer the necessary number of shares of treasury shares held by us.

Record Date

The record date for year-end dividends, if any, and the determination of shareholders entitled to vote at the ordinary general meeting of our shareholders is the last day of February.

In addition, by a resolution of the board of directors, we may set a record date for determining the shareholders entitled to other rights and for other purposes by giving at least two weeks’ prior public notice.

Acquisition by Us of Our Own Shares

Under the Companies Act, we may acquire our own shares:

●	by purchase from a specific party other than any of our subsidiaries, pursuant to a special resolution of a general meeting of shareholders; and

●	by purchase from any of our subsidiaries, pursuant to a resolution of the board of directors subject to certain requirements.

Any shareholder may request that we include him or her as the seller of his or her shares in the proposed acquisition. Any such acquisition of shares must satisfy certain requirements, such as that we may only acquire our own shares in an aggregate amount up to the amount that we may distribute as surplus. See “—Distribution of Surplus” above for more details regarding this amount.

Shares acquired by us may be held by us as treasury shares for any period or may be cancelled by a resolution of our board of directors. We may also transfer the shares held by us to any person, subject to a resolution of our board of directors, and also subject to other requirements similar to those applicable to the issuance of new shares, as described in “—Rights to Allotment of Shares” above. We may also utilize our treasury shares (x) for the purpose of a transfer to any person upon exercise of share acquisition rights or (y) for the purpose of acquiring another company by way of merger, share exchange, share delivery or corporate split through exchange of treasury shares for shares or assets of the acquired company.

Request by Controlling Shareholder to Sell All Shares

A shareholder holding 90% or more of our voting rights, directly or through wholly controlled subsidiary, shall have a right to request that all other shareholders other than us (and all other holders of share acquisition rights other than us, as the case may be) sell all shares (and all share acquisition rights, as the case may be) held by them with our approval, which must be made by a resolution of the board of directors (kabushiki tou uriwatashi seikyu,). In order to make a Share Sales Request, such controlling shareholder will be required to issue a prior notice to us. If we approve such request, we will be required to make a public notice to all holders and registered pledgees of shares (and share acquisition rights, as the case may be) not later than 20 days before the effective date of such sales.

Sale by Us of Shares Held by Shareholders Whose Addresses Are Unknown

Under the Companies Act, we are not required to send a notice to a shareholder if notices to such shareholder fail to arrive for a continuous period of five or more years at the registered address of such shareholder in our register of shareholders or at the address otherwise notified to us.

In addition, we may sell or otherwise dispose of the shares held by a shareholder whose location is unknown. Generally, if

●	notices to a shareholder fail to arrive for a continuous period of five or more years at the shareholder’s registered address in our register of shareholders or at the address otherwise notified to us, and

●	the shareholder fails to receive distribution of surplus on the shares for a continuous period of five or more years at the address registered in our register of shareholders or at the address otherwise notified to us, we may sell or otherwise dispose of the shareholder’s shares at the market price (as applicable) after giving at least three months’ prior public and individual notices, and hold or deposit the proceeds of such sale or disposal for the shareholder.

History of Share Capital

The share numbers have been retroactively restated to account for (i) the 130-for-1 share split that became effective on March 1, 2024, and (ii) the 241-for-1 share split that is expected to become effective on March 31, 2026.

The following is a history of our share capital during the last three years.

On August 21, 2023, Micware and RISA Corporate Solution Fund No. 4 L.P., an investment limited liability partnership organized under Japanese laws (“RISA”), entered into a share transfer agreement, where RISA agreed to transfer the remaining 14,098,500 Ordinary Shares RISA held to Micware for the aggregate consideration of JPY2,601.25 million. The transfer became effective on September 15, 2023. As a result, the ownership percentage of RISA reduced from 24.28% to 0%.

On November 10, 2023, Micware purchased 93,990 Ordinary Shares back from one shareholder for the consideration of JPY17,341,655.

On December 15, 2023, Micware reissued its treasury shares to the following parties for an aggregate consideration of JPY1.44 billion:

-	O-Well for 2,224,430 Ordinary Shares;

-	Uni Electronics for 1,190,540 Ordinary Shares;

-	Brison Inc. for 657,930Ordinary Shares;

-	Awaji Shinkin Bank for 626,600 Ordinary Shares;

-	Mitsubishi UFJ Capital IX, Limited Partnership for 1,441,180 Ordinary Shares;

-	HiCAP No. 3 Limited Partnership for 313,300 Ordinary Shares; and

-	Minato Business Relay Fund No. 3 Limited Partnership for 501,280 Ordinary Shares.

On January 22, 2024, the Company’s board of directors approved (i) a 130-for-1 share split of its issued and outstanding Ordinary Shares, and (ii) the increase of the number of authorized shares from 4,000 to 520,000. The record date of such share split was February 29, 2024. Such share split and increase of the number of authorized shares became effective on March 1, 2024.

On February 29, 2024, Micware reissued its treasury shares of 1,159,210 Ordinary Shares to ITEC Hankyu Hanshin Co., Ltd., for an aggregate consideration of JPY240.5 million.

On August 30, 2024, Micware reissued its treasury shares of 433,800 Ordinary Shares to Dai Nihon Printing Co., Ltd. for an aggregate consideration of JPY90 million.

On February 28, 2025, Micware reissued its treasury shares to the following parties for an aggregate consideration of JPY686 million:

-	Kinden Corporation for 1,378,520 Ordinary Shares; and

-	Automotive Industry Support Fund 2021 Limited Partnership for 1,928,000 Ordinary Shares.

On April 30, 2025, Micware reissued its treasury shares of 425,124 Ordinary Shares to Morpho Inc. for an aggregate consideration of JPY150 million.

On February 16, 2026, the Company’s board of directors approved (i) a 241-for-1 share split of its issued and outstanding Ordinary Shares, and (ii) the increase of the number of authorized shares from 520,000 to 125,320,000. Such share split and increase of the number of authorized shares are expected to become effective on March 31, 2026.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

[*], as depositary, will register and deliver ADSs. Each ADS will represent one Ordinary Share (or a right to receive one Ordinary Share) deposited with [*], as custodian for the depositary in Japan. Each ADS will also represent any other securities, cash, or other property that may be held by the depositary. The deposited shares together with any other securities, cash, or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at [*].

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are. Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Japanese law governs shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Ordinary Shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the Ordinary Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. A deposit agreement among us, the depositary, and ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the Ordinary Shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent.

●	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Material Income Tax Considerations.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

●	Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders, or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

●	Other distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair, and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. The depositary, however, is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights, or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights, or anything else to ADS holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal, and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk, and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary, however, is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited Ordinary Share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

What are the Requirements for Depositing and Withdrawing Shares under the Japanese Foreign Exchange and Foreign Trade Act and Related Regulations(“FEFTA”)?

We have informed the depositary bank that as of the date of this prospectus, we fall within the business sectors designated by the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended), or the FEFTA, (the “Designated Business Sectors,” Shitei-Gyoshu). We have further advised the depositary bank that a proposed transferee of our Ordinary Shares who is a Foreign Investor (as defined under the FEFTA) is required to submit an application for pre-clearance to the applicable Japanese governmental authority prior to the transfer of our Ordinary Shares, which approval may take up to 30 days and could be subject to further extension. Therefore, prior to accepting Ordinary Shares for deposit in return for the issuance of ADSs, the depositary bank, which is considered a Foreign Investor for purposes of the FEFTA, is required to obtain pre-clearance from the applicable Japanese governmental authority. Accordingly, investors wishing to deposit Ordinary Shares with the depositary bank for the issuance of ADSs should notify the depositary bank well in advance of the proposed deposit to allow time for the depositary bank to apply for any required pre-clearance, if not already obtained. The depositary bank will not accept any Ordinary Shares for deposit until any required pre-clearance has been obtained (if the pre-clearance is required). The depositary bank has no contractual obligation under the deposit agreement or any ADR to accept Ordinary Shares for deposit from any investor nor to submit any application for pre-clearance under FEFTA for any investor proposing to deposit Ordinary Shares.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited Ordinary Shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our articles of incorporation or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your ADSs and withdraw the Ordinary Shares. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the Ordinary Shares represented by your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary, or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers, or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads, or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker, or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement, or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination, or other reclassification, or any merger, consolidation, recapitalization, or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. If the depositary, however, decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges, or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

●	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

●	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the

●	U.S. over-the-counter market;

●	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

●	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

●	we appear to be insolvent or enter insolvency proceedings;

●	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

●	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

●	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

●	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

●	are not liable if we or it exercises discretion permitted under the deposit agreement;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential, or punitive damages for any breach of the terms of the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

●	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

●	are not liable for the acts or omissions of any securities depositary, clearing agency, or settlement system; and

●	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding, or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

●	when you owe money to pay fees, taxes, and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our Ordinary Shares, the ADSs, or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, whether the ADS holder purchased the ADSs in this offering or secondary transactions, even if the ADS holder subsequently withdraws the underlying Ordinary Shares. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

ORDINARY SHARES AND ADSs ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 3,750,000 ADSs outstanding, representing 3,750,000 Ordinary Shares, or approximately 6.26% of our outstanding Ordinary Shares, assuming the underwriters do not exercise their option to purchase additional ADSs, and 4,312,500 ADSs outstanding, representing 4,312,500 Ordinary Shares, or approximately 7.13% of our outstanding Ordinary Shares, assuming the Representative exercises its option to purchase additional ADSs in full, in each case, based on the assumed initial public offering price of $8.00 per ADS and excluding shares issuable upon exercise of unexercised options. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our Ordinary Shares or the ADSs, and although we have applied to list the ADSs on Nasdaq, a regular trading market for the ADSs may not develop. We do not expect that a trading market will develop for our Ordinary Shares not represented by the ADSs.

Lock-Up Agreements

See “Underwriting—Lock-Up Agreements.”

Rule 144

All of our Ordinary Shares outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of Ordinary Shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 598,919 Ordinary Shares immediately after this offering, assuming the Representative does not exercise its over-allotment option; or

●	the average weekly trading volume of the ADSs on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates, or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director may resell their restricted shares in an “offshore transaction” under Regulation S if:

●	none of the shareholder, its affiliate, nor any person acting on their behalf engages in directed selling efforts in the United States; and

●	in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee, or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

JAPANESE FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS

The FEFTA, and its related cabinet orders and ministerial ordinances, or collectively, the Foreign Exchange Regulations, govern certain aspects relating to the acquisition and holding of shares by “exchange non-residents” and by “foreign investors” (as these terms are defined below). It also applies in some cases to the acquisition and holding of ADSs representing our Ordinary Shares acquired and held by exchange non-residents of Japan and by foreign investors. In general, the Foreign Exchange Regulations currently in effect do not affect transactions between exchange non-residents to purchase or sell shares or ADSs outside Japan using currencies other than JPY.

Exchange residents are defined in the Foreign Exchange Regulations as:

(i)	individuals who reside within Japan; or

(ii)	corporations whose principal offices are located within Japan.

Exchange non-residents are defined in the Foreign Exchange Regulations as:

(i)	individuals who do not reside in Japan; or

(ii)	corporations whose principal offices are located outside Japan.

Generally, branches and other offices of non-resident corporations located within Japan are regarded as exchange residents. Conversely, branches and other offices of Japanese corporations located outside Japan are regarded as exchange non-residents.

Foreign investors are defined in the Foreign Exchange Regulations as:

(i)	individuals who do not reside in Japan;

(ii)	corporations or other entities organized under the laws of foreign countries or whose principal offices are located outside Japan (excluding partnerships falling within (iv));

(iii)	corporations of which 50% or more of the total voting rights are held, directly or indirectly, by individuals and/or corporations falling within (i) and/or (ii) above;

(iv)	general partnerships or limited partnerships under Japanese law or any similar partnerships under the laws of foreign countries, where either: (A) 50% or more of the capital contributions to those entities are made by individuals who do not reside in Japan or certain other foreign investors or (B) a majority of the general partners of such entities are individuals who do not reside in Japan or certain other foreign investors; or

(v)	corporations or other entities of which a majority of either (A) directors or other persons equivalent thereto or (B) directors or other persons equivalent thereto having the power of representation are individuals who do not reside in Japan.

Acquisition of Shares

Acquisition by an exchange non-resident of shares of a Japanese corporation from an exchange resident requires post facto reporting by the exchange resident to the Minister of Finance of Japan through the Bank of Japan. No such reporting requirement is imposed, however, if:

(i)	the aggregate purchase price of the relevant shares is ¥100 million or less;

(ii)	the acquisition is effected through any bank, financial instruments business operator, or other entity prescribed by the Foreign Exchange Regulations acting as an agent or intermediary; or

(iii)	the acquisition constitutes an “inward direct investment” described below.

Inward Direct Investment in Shares of Not Listed Corporations

Inward Direct Investment

If a foreign investor acquires shares or equity of a Japanese corporation that is not listed on a Japanese stock exchange and that is not traded on the over-the-counter market in Japan, including our Ordinary Shares to be acquired, other than through a transfer from foreign investors, such acquisition constitutes an “inward direct investment” under the FEFTA (shares or equity of the relevant corporation to be acquired are collectively referred to as the “Inward Direct Investment Shares”).

Prior Notification

In general, any foreign investor intending to make an inward direct investment by the acquisition of the Inward Direct Investment Shares is not subject to the prior notification requirement, unless any of businesses in which such corporation falls within any of the business sectors designated by the Foreign Exchange Regulations (the “Designated Business Sectors,” Shitei-Gyoshu). Our businesses currently fall within any of the Designated Business Sectors. Even if such corporation is not engaging in any of the Designated Business Sectors, however, the foreign investor must file a prior notification of the acquisition with the Minister of Finance of Japan and any other competent Ministers in limited circumstances, such as where the foreign investor is in a country that is not listed on the exemption schedule under the Foreign Exchange Regulations. Upon filing of such prior notification, the Ministers may recommend a modification or abandonment of the proposed acquisition and, if such recommendation is not accepted, they may order the modification or abandonment of such acquisition.

Foreign investors acquiring the Inward Direct Investment Shares by way of a share split are not subject to these notification requirements.

Post Investment Report

If a foreign investor acquires the Inward Direct Investment Shares which are not subject to the prior notification as stated in the “Prior Notification” section above, and, as a result of the acquisition, the Inward Direct Investment Shares, in combination with any existing direct holdings of the shares of the foreign investor and the direct holdings of shares of its closely-related persons, reach 10% or more of the total issued shares, the foreign investor in general is required to file a post investment report (the “Post Investment Report”) with the Minister of Finance of Japan and any other competent Ministers having jurisdiction over that Japanese corporation within 45 days after such acquisition.

A foreign investor who has acquired the Inward Direct Investment Shares in reliance on an exemption from prior notification, must also, in principle, file a Post Investment Report within 45 days after such acquisition.

Foreign investors acquiring the Inward Direct Investment Shares by way of a share split are not subject to the Post Investment Report requirements.

Dividends and Proceeds of Sale

Under the Foreign Exchange Regulations, dividends paid on, and the proceeds from sales in Japan of, shares held by exchange non-residents may generally be converted into any foreign currency and repatriated abroad.

MATERIAL INCOME TAX CONSIDERATIONS

The following summary of the material Japanese and United States federal income tax consequences of an investment in our Ordinary Shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our Ordinary Shares or ADSs, such as the tax consequences under state, local, and other tax laws.

Japanese Taxation

The following is a general summary of the principal Japanese tax consequences (limited to national tax) to owners of our Ordinary Shares, in the form of Ordinary Shares or ADSs, who are non-resident individuals of Japan or who are non-Japanese corporations without a permanent establishment in Japan, collectively referred to in this section as non-resident holders. The statements below regarding Japanese tax laws are based on the laws and treaties in force and as interpreted by the Japanese tax authorities as of the date of this prospectus, and are subject to changes in applicable Japanese laws, tax treaties, conventions or agreements, or in the interpretation of them, occurring after that date. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor, and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership and disposition of our Ordinary Shares, including, specifically, the tax consequences under Japanese law, under the laws of the jurisdiction of which they are resident and under any tax treaty, convention or agreement between Japan and their country of residence, by consulting their own tax advisors.

For the purpose of Japanese tax law and the tax treaty between the United States and Japan, a U.S. holder of ADSs will generally be treated as the owner of the Ordinary Shares underlying the ADSs evidenced by the ADRs.

Generally, a non-resident holder of Ordinary Shares or ADSs will be subject to Japanese income tax collected by way of withholding on any dividends (meaning in this section distributions made from our retained earnings for the Companies Act purposes) we pay with respect to our Ordinary Shares and such tax will be withheld prior to payment of dividends. Share splits generally are not subject to Japanese income or corporation taxes.

In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of Japanese withholding tax or allowing exemption from Japanese withholding tax, the rate of the Japanese withholding tax applicable to dividends paid by Japanese corporations on their Ordinary Shares to non-resident holders is generally 20.42% (or 20% for dividends due and payable on or after January 1, 2038) under Japanese tax law. However, with respect to dividends paid on listed shares issued by a Japanese corporation (such as Ordinary Shares or ADSs) to non-resident holders, other than any individual shareholder who holds 3% or more of the total number of shares issued by the relevant Japanese corporation (to whom the aforementioned withholding tax rate will still apply), the aforementioned withholding tax rate is reduced to (i) 15.315% for dividends due and payable up to and including December 31, 2037 and (ii) 15% for dividends due and payable on or after January 1, 2038. The withholding tax rates described above include the special reconstruction surtax (2.1% multiplied by the original applicable withholding tax rate, i.e., 15% or 20%, as the case may be), which is imposed during the period from and including January 1, 2013 to and including December 31, 2037, to fund the reconstruction from the Great East Japan Earthquake.

If distributions were made from our capital surplus, rather than retained earnings, for Companies Act purposes, the portion of such distributions in excess of the amount corresponding to a pro rata portion of return of capital as determined under Japanese tax laws would be deemed dividends for Japanese tax purposes, while the rest would be treated as return of capital for Japanese tax purposes. The deemed dividend portion, if any, would generally be subject to the same tax treatment as dividends as described above, and the return of capital portion would generally be treated as proceeds derived from the sale of Ordinary Shares and subject to the same tax treatment as sale of our Ordinary Shares as described below. Distributions made in consideration of repurchase by us of our own shares or in connection with certain reorganization transactions will be treated substantially in the same manner.

Japan has income tax treaties whereby the withholding tax rate (including the special reconstruction surtax) may be reduced, generally to 15%, for portfolio investors, with, among others, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway and Singapore, while the income tax treaties with, among others, Australia, Belgium, France, Hong Kong, the Netherlands, Portugal, Sweden, Switzerland, the United Kingdom and the United States generally reduce the withholding tax rate to 10% for portfolio investors and the income tax treaties with, among others, Spain, generally reduce the withholding tax rate to 5% for portfolio investors. In addition, under the income tax treaty between Japan and the United States, dividends paid to pension funds which are qualified U.S. residents eligible to enjoy treaty benefits are exempt from Japanese income taxation by way of withholding or otherwise unless the dividends are derived from the carrying on of a business, directly or indirectly, by the pension funds. Similar treatment is applicable to dividends paid to pension funds under the income tax treaties between Japan and, among others, Belgium, Denmark, Spain, the United Kingdom, the Netherlands and Switzerland. Under Japanese tax law, any reduced maximum rate applicable under a tax treaty shall be available when such maximum rate is below the rate otherwise applicable under the Japanese tax law referred to in the second preceding paragraph with respect to the dividends to be paid by us on our Ordinary Shares or ADSs.

Non-resident holders of our Ordinary Shares or ADSs who are entitled under an applicable tax treaty to a reduced rate of, or exemption from, Japanese withholding tax on any dividends on our Ordinary Shares or ADSs, in general, are required to submit, through the withholding agent to the relevant tax authority prior to the payment of dividends, an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends together with any required forms and documents. A standing proxy for a non-resident holder of our Ordinary Shares or ADSs may be used in order to submit the application on a non-resident holder’s behalf. In this regard, a certain simplified special filing procedure is available for non-resident holders to claim treaty benefits of reduction of or exemption from Japanese withholding tax, by submitting a Special Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Dividends of Listed Stock, together with any required forms or documents. If the depositary needs investigation to identify whether any non-resident holders of ADSs are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax the depositary or its agent submits an application form before payment of dividends so that the withholding cannot be made in connection with such holders for eight months after the record date concerning such payment of dividends. If it is proved that such holders are entitled to claim treaty benefits of exemption from or reduction of Japanese withholding tax within the foregoing eight-month period, the depositary or its agent submits another application form together with certain other documents so that such holder can be subject to exemption from or reduction of Japanese withholding tax. To claim this reduced rate or exemption, such non-resident holder of ADSs will be required to file a proof of taxpayer status, residence and beneficial ownership, as applicable, and to provide other information or documents as may be required by the depositary. Non-resident holders who are entitled, under any applicable tax treaty, to a reduced rate of Japanese withholding tax below the rate otherwise applicable under Japanese tax law, or exemption therefrom, as the case may be, but fail to submit the required application in advance may nevertheless be entitled to claim a refund from the relevant Japanese tax authority of withholding taxes withheld in excess of the rate under an applicable tax treaty (if such non-resident holders are entitled to a reduced treaty rate under the applicable tax treaty) or the full amount of tax withheld (if such non-resident holders are entitled to an exemption under the applicable tax treaty), as the case may be, by complying with a certain subsequent filing procedure. We do not assume any responsibility to ensure withholding at the reduced treaty rate, or exemption therefrom, for shareholders who would be eligible under an applicable tax treaty but who do not follow the required procedures as stated above.

Gains derived from the sale of Ordinary Shares or ADSs outside Japan by a non-resident holder that is a portfolio investor will generally not be subject to Japanese income or corporation taxes. Japanese inheritance and gift taxes, at progressive rates, may be payable by an individual who has acquired from another individual Ordinary Shares or ADSs as a legatee, heir, or donee, even if none of the acquiring individual, the decedent, or the donor is a Japanese resident.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF THE ADSS OR OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING, AND DISPOSING OF THE ADSS OR OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares or the ADSs as part of a straddle, hedging, conversion, or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares or the ADSs);

●	persons who acquired our Ordinary Shares or the ADSs pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares or the ADSs through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our Ordinary Shares or the ADSs; or

●	persons holding our Ordinary Shares or the ADSs through a trust.

The discussion set forth below is addressed only to U.S. Holders (defined below) that purchase Ordinary Shares or ADSs in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares or the ADSs.

Material Tax Consequences Applicable to U.S. Holders of the ADSs or Ordinary Shares

The following sets forth a brief summary of the material U.S. federal income tax consequences related to the ownership and disposition of the ADSs or our Ordinary Shares. This brief description does not deal with all possible tax consequences relating to ownership and disposition of the ADSs or our Ordinary Shares or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local, and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ADSs or Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date, and the income tax treaty between the United States and Japan (the “Tax Convention”). All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ADSs or Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities treated as a partnership for United States federal income tax purposes) is a beneficial owner of the ADSs or our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding the ADSs or our Ordinary Shares are urged to consult their tax advisors regarding an investment in the ADSs or our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more (See §7701(b)(3)(A) of the Internal Revenue Code and related Treasury Regulations):

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

This summary is based, in part, upon the representations made by the depositary to us and assumes that the deposit agreement for the ADSs, and all other related agreements, will be performed in accordance with their terms.

Treatment of the ADSs

U.S. Holders of ADSs generally will be treated for U.S. federal income tax purposes as holding our Ordinary Shares represented by the ADSs. No gain or loss will be recognized on an exchange of our Ordinary Shares for ADSs or an exchange of ADSs for our Ordinary Shares if the depositary has not taken any action inconsistent with the material terms of the deposit agreement for the ADSs or the U.S. Holder’s ownership of the underlying Ordinary Shares. A U.S. Holder’s tax basis in the Ordinary Shares received in exchange for ADSs will be the same as its tax basis in the ADSs, and the holding period in the shares will include the holding period in the ADSs.

Taxation of Dividends and Other Distributions on the ADSs or Our Ordinary Shares

Subject to the application of the PFIC rules discussed below, a U.S. Holder generally will recognize ordinary dividend income in an amount equal to the amount of any cash and the value of any property we distribute as a distribution (including the amount of any taxes withheld therefrom) with respect to the U.S. Holder’s Ordinary Shares (or ADSs), to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when the distribution is received (or when received by the depositary in the case of ADSs). We do not intend to maintain calculations of earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that distributions paid with respect to our Ordinary Shares or the ADSs generally will be treated as dividends. Dividends will not be eligible for the dividends received deduction generally allowable to U.S. corporations. Dividends paid on our Ordinary Shares or the ADSs will be treated as “qualified dividends” taxable at preferential rates, if (i) we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules, (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC, and (iii) the U.S. Holder satisfies certain holding period and other requirements. The Tax Convention has been approved for the purposes of the qualified dividend rules and we believe we will be eligible for the benefits of the Tax Convention.

Dividend income will include any amounts withheld in respect of Japanese taxes, and will be treated as foreign-source income for foreign tax credit purposes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s circumstances, Japanese taxes withheld from dividends on our Ordinary Shares or the ADSs generally will be creditable against the U.S. Holder’s U.S. federal income tax liability to the extent such taxes do not exceed any reduced withholding rate available under the Tax Convention. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, at its election, deduct creditable foreign taxes, including Japanese taxes, in computing its taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued by the U.S. Holder in the taxable year.

Dividends paid in a currency other than U.S. dollars will be includable in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt (or the date of the depositary’s receipt in the case of ADSs), whether or not the payment is converted into U.S. dollars at that time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of the distribution if the foreign currency is converted into U.S. dollars on the date the distribution is received. If the foreign currency is not converted into U.S. dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the foreign currency. The foreign currency gain or loss (if any) generally will be treated as ordinary income or loss to the U.S. Holder and generally will be treated as U.S.-source income or loss, which may be relevant in calculating the U.S. Holder’s foreign tax credit limitation.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares or ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. As stated, we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ADSs or Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ADSs or Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

PFIC Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of the ADSs or our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with regard to our expectations regarding our PFIC status. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of the ADSs or our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of the ADSs or our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ADSs or Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of the ADSs or our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ADSs or Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ADSs or Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may still avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ADSs or Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold ADSs or Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ADSs or Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income;

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ADSs or Ordinary Shares cannot be treated as capital, even if you hold the ADSs or Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ADSs or Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ADSs or Ordinary Shares as of the close of such taxable year over your adjusted basis in such ADSs or Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ADSs or Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ADSs or Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ADSs or Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or Ordinary Shares. Your basis in the ADSs or Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ADSs or Ordinary Shares are regularly traded on Nasdaq and if you are a holder of ADSs or Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ADSs or Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ADSs or Ordinary Shares, including regarding distributions received on the ADSs or Ordinary Shares and any gain realized on the disposition of the ADSs or Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold the ADSs or our Ordinary Shares, then such ADSs or Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ADSs or Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ADSs or Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ADSs or Ordinary Shares for tax purposes.

If you hold ADSs or our Ordinary Shares in any taxable year in which we are a PFIC (regardless of whether you make a mark-to-market election as described above), you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ADSs or Ordinary Shares, including regarding distributions received on the ADSs or Ordinary Shares and any gain realized on the disposition of the ADSs or Ordinary Shares. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in the ADSs or our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs or our Ordinary Shares and proceeds from the sale, exchange or redemption of the ADSs or our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to the ADSs or our Ordinary Shares, subject to certain exceptions (including an exception for ADSs or Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete U.S. Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ADSs or Ordinary Shares. In addition, certain U.S. Holders must file a U.S. Internal Revenue Service Form 926 to report the contribution of property (including cash) to a foreign corporation. Failure to report such information could result in substantial penalties.

The foregoing description of reporting requirements is not exhaustive, and you should consult your own tax advisor regarding your obligation to file a Form 8938, Form 926 or other applicable forms as a result of an investment in our ADSs or Ordinary Shares.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Alliance Global Partners, or A.G.P., as the representative of the underwriters of this offering, with respect to the ADSs in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriters have severally agreed to purchase, and we have agreed to sell to the underwriters named below, the number of ADSs listed next to its name in the following table.

Underwriter	Number of ADSs
Alliance Global Partners	3,750,000
Total	3,750,000

The underwriters are committed to purchase all the ADSs offered by this prospectus if they purchase any ADSs. The Representative is not obligated to purchase ADSs covered by the Representative’s over-allotment option to purchase ADSs as described below. The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC. The underwriters intend to offer the ADSs to their retail customers only in states in which we are permitted to offer the ADSs. We have relied on an exemption to the blue-sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet listing standards of a National Securities Exchange, we would be unable to rely on the covered securities exemption to blue sky registration requirements. In such case, we would need to register the offering in each state in which we planned to sell ADSs. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

Over-Allotment Option

Pursuant to the underwriting agreement, we have agreed to grant to the Representative an option to purchase from us up to an additional 562,500 ADSs, representing 15% of the ADSs sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts. The Representative may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the Representative exercises the option, the Representative will become obligated, subject to certain conditions, to purchase the ADSs for which it exercises the option.

Fees and Expense Reimbursement

We have agreed to pay the Representative a fee equal to seven percent (7.0%) of the gross proceeds of this offering. The Representative proposes initially to offer the ADSs to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (the “underwriting discount”) set forth on the cover page of this prospectus. If all of the ADSs offered by us are not sold at the offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees payable to the Representative, an initial public offering price of $[       ] per ADS:

	Per ADS	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts(1)(2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Represents an underwriting discount equal to 7.0% per ADS.
(2)	Does not include (i) a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the ADSs in the offering, or (ii) the reimbursement provisions described below.

In addition, we have agreed to pay to the Representative certain accountable expenses not to exceed the total amount of $230,000 (the “Accountable Expenses”), including the Representative’s legal fees, background check expenses, and all other actual, reasonable, and documented out-of-pocket expenses related to the offering. We have also agreed to pay the Representative non-accountable expenses equal to 1.0% of the gross proceeds received by us from the sale of the ADSs in the offering, including, but not limited to background check(s), tombstones, marketing related expenses, and any other expenses incurred by the Representative in connection with the offering.

We have paid the Representative an advance of $100,000 upon signing of the engagement agreement, which was applied towards the Accountable Expenses (the “Cash Advance”) and will pay $100,000 upon public filing of the Registration Statement with the SEC and $30,000 upon closing of the public offering, each of which will be applied to the remaining outstanding Accountable Expenses. Any portion of the Cash Advance will be returned to us to the extent it is not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Lock-Up Agreements

The Company has agreed in the underwriting agreement that it will not, for a period of six (6) months from the closing of this offering, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC any registration statement relating to, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), or (iii) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise. The foregoing shall not apply to (i) the filing of a registration statement on Form S-8 for registering an equity incentive plan, (ii) any of the Company’s issuances of Ordinary Shares to employees and/or consultants under the Company’s equity incentive plan, and/or (iii) commitment that exists at the time of entering this engagement between the Company and the Representative, for securities to be issued in strategic transactions and/or transactions relating to the regular business activity of the Company.

Furthermore, our directors and officers and any other holders more than 5% of the issued and outstanding Ordinary Shares as of the effective date of the Registration Statement of which this prospectus forms a part have agreed, during the Lock-up Period, subject to customary exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of any securities of the Company without the Representative’s prior written consent.

Tail Financing

The Representative shall be entitled to a cash fee equal to [ ] percent ([ ]%) of the gross proceeds received by us in connection with any public or private offering or capital-raise transaction of any kind (each a “Tail Financing”) with any investor actually introduced by the Representative to us during the time period when the Representative is engaged with us as the Representative of this offering (“the Engagement Period”) or prior to the end of the Engagement Period, and such Tail Financing is consummated at any time within the twelve (12) month period following the expiration or termination (other than for cause as defined in FINRA Rule 5110(g)(5)(B)) of the Engagement Period, provided that such Tail Financing is by a party actually introduced to us in an offering in which we have direct knowledge of such party’s participation. For the avoidance of doubt, such Tail Financing shall not include this offering and any stock or equity of the Company issued to its officers, directors, employees, consultants.

Right of First Refusal

We have granted to the Representative the right to act as sole investment banker, sole book runner, or sole placement agent, for any and all future public or private equity, equity-linked, or debt offerings for a period of 12 months following the closing of this offering.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the Representative may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit the Representative to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ADSs, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the Representative of the ADSs in excess of the number of ADSs the Representative is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the Representative is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The Representative may close out any covered short position by either exercising its over-allotment option and/or purchasing ADSs in the open market.

●	Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ADSs to close out the short position, the Representative will consider, among other things, the price of the ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the Representative sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the Representative is concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the ADSs who are the Representative or prospective underwriter may, subject to limitations, make bids for or purchases of the ADSs until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the ADSs we are offering in consultation with the Representative based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Representative. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Internet sites or through other online services maintained by one or more of the Representative is not part of the prospectus or the registration statement of which this prospectus forms a part.

Relationships

The Representative and its affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Representative and its affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of its various business activities, the Representative and its affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Representative and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the Representative and its affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Indemnification

We have agreed to indemnify the Representative against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Representative may be required to make for these liabilities. In the opinion of the SEC, we have been advised that indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

We have applied to list the ADSs on Nasdaq under the symbol “MWC.” It is a condition to the closing of this offering that the ADSs are approved for listing on Nasdaq. At this time, Nasdaq has not yet approved our application to list the ADSs and there is no guarantee or assurance that the ADSs will be approved for listing on Nasdaq.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of the ADSs under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ADSs you undertake to us that you will not, for a period of 12 months from the date of issue of the ADSs, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the ADSs in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ADSs are made. Any resale of the ADSs in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing ADSs in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the ADSs without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest. Canadian purchasers are hereby notified that the Representative is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory Rights of Action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment. Canadian purchasers of the ADSs should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ADSs in their particular circumstances and about the eligibility of the ADSs for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the ADSs. This prospectus does not constitute a public offer of the ADSs, whether by way of sale or subscription, in the Cayman Islands. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of the ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the Representative to obtain copies of this prospectus are required by us and the Representative to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC includes only mainland China.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act 2001 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Sections 275 and 276, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities and securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA, except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or (in the case of such corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(c)(ii) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the SFA

The ADSs are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Purchasers are advised to seek legal advice prior to any resale of the securities.

Notice to Prospective Investors in Switzerland

The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our Company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Notice to Prospective Investors in United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ADSs will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee	$5,360
Nasdaq Listing Fee	$325,000
FINRA Filing Fee	$5,675
Legal Fees and Expenses	$1,205,586
Accounting Fees and Expenses	$2,625,751
Printing and Engraving Expenses	$18,190
Underwriter Out-of-Pocket Accountable Expenses	$230,000
Investor Relations Fee(1)	$63,000
Miscellaneous Expenses	$179,339
Total Expenses	$4,657,901

(1)	The investor relations fee is not an item of underwriting compensation. The investor relations fee involves fees paid to an investor relations firm for services including investor relations strategies, investor relations disclosures, and preparation of related materials.

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of ADSs sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares represented by the ADSs offered in this offering and certain other legal matters as to Japanese law will be passed upon for us by City-Yuwa Partners. Robinson & Cole LLP is acting as counsel to the Representative in connection with this offering with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements for the fiscal years ended February 28, 2025 and February 29, 2024, included in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, of which this prospectus forms a part, including relevant exhibits, under the Securities Act with respect to the underlying Ordinary Shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

MICWARE CO., LTD.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

MICWARE CO., LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MICWARE CO., LTD. (the “Company”) as of February 28, 2025 and February 29, 2024, the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended February 28, 2025 and for the year ended February 29, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audits, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2025 and February 29, 2024, and the results of its operations and its cash flows for the year ended February 28, 2025 and for the year ended February 29, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2025.

New York, New York

August 29, 2025, except for the effects of the retrospective adjustment for the share split described in Note 12 and 13, as to which the date is March 6, 2026.

MICWARE CO., LTD.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Japanese yen (“JPY”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share data)

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
ASSETS
Current Assets
Cash and cash equivalents	4,189,636	7,670,463	50,919
Accounts receivable, net	1,633,586	1,518,878	10,084
Accounts receivable due from related parties, net	200,513	1,019,357	6,766
Contract assets	226,858	436,167	2,895
Contract assets due from related parties	3,418,905	1,573,389	10,445
Inventories	4,932	48,629	323
Tax receivable	4,244	344,813	2,288
Prepayments and other current assets	686,049	1,427,733	9,478
Prepayments and other current assets due from related parties	11,597	18,694	124
Total current assets	10,376,320	14,058,123	93,322

Non-current Assets
Property and equipment, net	1,488,266	1,878,472	12,470
Operating lease right-of-use assets, net	1,711,086	3,909,012	25,949
Intangible assets, net	105,493	87,768	583
Long-term investments	263,501	219,649	1,458
Goodwill	197,650	197,650	1,312
Deferred offering costs	-	86,174	572
Deferred tax assets, net	415,739	687,365	4,563
Long-term prepayments and other non-current assets	1,149,868	1,848,634	12,272
Total non-current assets	5,331,603	8,914,724	59,179
TOTAL ASSETS	15,707,923	22,972,847	152,501

LIABILITIES, MEZZANINE EQUITY, AND EQUITY
Current liabilities
Short-term borrowings	220,000	-	-
Current portion of long-term borrowings	1,376,204	1,804,164	11,977
Accounts payable	1,184,821	1,362,985	9,048
Accounts payable due to a related party	318,411	288,205	1,913
Current portion of contract liabilities	666,309	708,035	4,700
Current portion of contract liabilities due to a related party	92	-	-
Operating lease liabilities, current	653,724	881,838	5,854
Taxes payable	451,530	922,102	6,121
Accrued expenses and other current liabilities	727,872	1,350,327	8,963
Accrued expenses and other current liabilities due to related parties	495	1,547	11
Total current liabilities	5,599,458	7,319,203	48,587

Non-current liabilities
Long-term borrowings	3,230,456	4,273,240	28,367
Contract liabilities, non-current	594,773	723,188	4,801
Operating lease liabilities, non-current	1,020,212	3,214,665	21,340
Other non-current liabilities	611,051	660,003	4,381
Total non-current liabilities	5,456,492	8,871,096	58,889
TOTAL LIABILITIES	11,055,950	16,190,299	107,476

COMMITMENTS AND CONTINGENCIES

Mezzanine equity
Redeemable ordinary shares (313,300 shares issued and outstanding as of February 29, 2024 and February 28, 2025)*	68,290	71,500	475
TOTAL MEZZANINE EQUITY	68,290	71,500	475

Equity
Ordinary shares, 125,320,000 shares authorized; 58,054,490 shares issued and 51,663,170 shares outstanding as of February 29, 2024, and 58,054,490 shares issued and 55,403,490 shares outstanding as of February 28, 2025*	480,000	480,000	3,186
Treasury shares, 6,078,020 and 2,337,700 shares as of February 29, 2024 and February 28, 2025, respectively*	(1,179,233)	(489,121)	(3,247)
Additional paid-in capital	840,413	926,301	6,149
Retained earnings	4,212,700	5,540,108	36,777
Accumulated other comprehensive income	69,337	69,722	463
Total equity attributable to shareholders of the Company	4,423,217	6,527,010	43,328
Non-controlling interests	160,466	184,038	1,222
TOTAL EQUITY	4,583,683	6,711,048	44,550
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	15,707,923	22,972,847	152,501

*	The shares and per share information are presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

MICWARE CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in thousands of JPY, and in thousands of US$, except for number of shares and per share data)

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
Revenue – third parties	7,476,565	7,276,479	48,302
Revenue – related parties	10,040,166	13,842,825	91,895
Total Revenue	17,516,731	21,119,304	140,197
Cost of revenue	12,193,425	13,729,851	91,143
Gross profit	5,323,306	7,389,453	49,054

Operating expenses
Selling, general, and administrative expenses	2,469,969	4,171,455	27,692
Research and development expenses	960,940	1,057,697	7,021
Total operating expenses	3,430,909	5,229,152	34,713

Operating profit	1,892,397	2,160,301	14,341

Other income (expense)
Interest expenses, net	(36,978)	(49,498)	(329)
Loss from disposal of long-lived assets	(154)	(1,370)	(9)
Gain (loss) from change in fair market value of equity securities	71,165	(44,352)	(294)
Gain (loss) from foreign currency exchange	8,904	(34,515)	(229)
Other income, net	3,735	5,981	40
Total other income (expense), net	46,672	(123,754)	(821)
INCOME BEFORE INCOME TAX PROVISION	1,939,069	2,036,547	13,520

PROVISION (BENEFIT) FOR INCOME TAXES
Current	703,501	953,843	6,332
Deferred	(163,968)	(271,623)	(1,803)
Total provision for income taxes	539,533	682,220	4,529
Net income	1,399,536	1,354,327	8,991

Less: net income attributable to non-controlling interests	(28,902)	(23,709)	(157)
Net income attributable to the Company’s ordinary shareholders	1,370,634	1,330,618	8,834

Other comprehensive income, net of tax:
Foreign currency translation adjustments	44,105	248	2
Total comprehensive income	1,443,641	1,354,575	8,993
Less: comprehensive income attributable to non-controlling interests	(42,137)	(23,572)	(156)
Comprehensive income attributable to the Company	1,401,504	1,331,003	8,837

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic*	53,040,492	52,192,776	52,192,776
Diluted*	53,040,492	52,192,776	52,192,776
EARNINGS PER SHARE
Basic*	25.84	25.49	0.17
Diluted*	25.84	25.49	0.17

*	The shares and per share information are presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

MICWARE CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in thousands of JPY, and in thousands of US$, except for number of shares and per share data)

	Attributable to shareholders of the Company
	Ordinary shares		Treasury shares		Additional		Accumulated Other	Non-
	No. of Shares*	Amount	No. of Shares*	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income	controlling interests	Total Equity
		JPY		JPY	JPY	JPY	JPY	JPY	JPY
Balance as of February 28, 2023	58,054,490	480,000	-	-	661,271	2,845,356	38,467	118,329	4,143,423
Net income	-	-	-	-	-	1,370,634	-	28,902	1,399,536
Foreign currency translation adjustment	-	-	-	-	-	-	30,870	13,235	44,105
Purchase of treasury shares	-	-	14,192,490	(2,618,591)	-	-	-	-	(2,618,591)
Reissuance of treasury shares	-	-	(7,801,170)	1,439,358	179,142	-	-	-	1,618,500
Issuance of redeemable ordinary shares	-	-	(313,300)	-	-	-	-	-	-
Adjustments to redeemable ordinary shares fair value measurement	-	-	-	-	-	(3,290)	-	-	(3,290)
Balance as of February 29, 2024	58,054,490	480,000	6,078,020	(1,179,233)	840,413	4,212,700	69,337	160,466	4,583,683
Net income	-	-	-	-	-	1,330,618	-	23,709	1,354,327
Foreign currency translation adjustment	-	-	-	-	-	-	385	(137)	248
Reissuance of treasury shares	-	-	(3,740,320)	690,112	85,888	-	-	-	776,000
Adjustments to redeemable ordinary shares fair value measurement	-	-	-	-	-	(3,210)	-	-	(3,210)
Balance as of February 28, 2025	58,054,490	480,000	2,337,700	(489,121)	926,301	5,540,108	69,722	184,038	6,711,048
Balance as of February 28, 2025 (US$)		3,186		(3,247)	6,149	36,777	463	1,222	44,550

*	The shares and per share information are presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The accompanying notes are an integral part of these consolidated financial statements.

MICWARE CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of JPY, and in thousands of US$)

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
Cash flows from operating activities
Net income	1,399,536	1,354,327	8,991
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	423,597	441,932	2,934
Amortization of operating lease right-of-use assets	651,593	929,705	6,172
Loss (gain) on disposal of property and equipment	154	(219)	(1)
Loss on disposal of intangible assets	-	1,589	10
Change in fair value of marketable securities	(71,165)	44,352	294
Deferred tax benefit	(163,968)	(271,623)	(1,803)
Changes in operating assets and liabilities:
Accounts receivable	(26,098)	114,708	761
Accounts receivable due from related parties	1,244,049	(818,844)	(5,435)
Contract assets	(48,148)	(209,309)	(1,389)
Contract assets due from related parties	(1,900,379)	1,845,516	12,251
Inventories	(2,292)	(43,697)	(290)
Tax receivables	(4,244)	(340,569)	(2,261)
Prepayments and other assets	(363,437)	(1,441,012)	(9,566)
Prepayments and other assets due from related parties	15,752	(7,097)	(47)
Accounts payable	244,732	178,164	1,183
Accounts payable due to a related party	(97,431)	(30,206)	(201)
Contract liabilities	216,753	170,141	1,130
Contract liabilities due to a related party	(7,978)	(92)	(1)
Accrued expenses and other liabilities	(488,192)	544,889	3,618
Accrued expenses and other liabilities due to related parties	(1,426)	1,052	7
Operating lease liabilities	(658,615)	(705,040)	(4,680)
Taxes payable	40,260	470,572	3,124
Net cash provided by operating activities	403,053	2,229,239	14,801

Cash flows from investing activities
Payment for investment	(50,000)	(500)	(3)
Proceeds from sale of investment	26,191	-	-
Purchase of property and equipment	(180,738)	(594,987)	(3,950)
Proceeds from sale of property and equipment	254	1,108	7
Purchase of intangible assets	(14,709)	(38,710)	(257)
Net cash used in investing activities	(219,002)	(633,089)	(4,203)

Cash flows from financing activities
Proceeds from borrowings	5,300,000	3,260,000	21,641
Repayment of borrowings	(4,278,044)	(2,009,256)	(13,338)
Payments on deferred offering costs	-	(86,174)	(572)
Repayments of finance lease obligation	(47,906)	(55,249)	(367)
Purchase of treasury shares	(2,618,591)	-	-
Reissuance of treasury shares	1,618,500	776,000	5,151
Proceeds from issuance of redeemable ordinary shares	65,000	-	-
Net cash provided by financing activities	38,959	1,885,321	12,515

Effect of foreign exchange rate changes on cash and cash equivalents	38,742	(644)	(4)

Net increase in cash and cash equivalents	261,752	3,480,827	23,107

Cash and cash equivalents at the beginning of the year	3,927,884	4,189,636	27,812
Cash and cash equivalents at the end of the year	4,189,636	7,670,463	50,919

Supplementary cash flow information
Cash paid for income taxes	677,119	816,763	5,422
Cash paid for interest expenses	36,731	53,499	355

Non-cash financing and investing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	126,623	3,127,334	20,760
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	94,994	25,629	170
Remeasurement of operating lease liabilities and right-of-use assets due to modifications	8,092	-	-
Adjustments to redeemable ordinary shares fair value measurement	3,290	3,210	21

The accompanying notes are an integral part of these consolidated financial statements.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF BUSINESS AND COMPANY

Micware Co., Ltd. (“MICWARE,” or the “Company,” and where appropriate, the term “Company” also refers to its subsidiaries as a whole) was incorporated in Kobe city, Japan, on March 3, 2003. The Company is engaged in the planning, development, production, and sales of computer systems, with a particular focus on navigation systems for the automotive industry.

On March 1, 2024 (the “Reorganization Date”), the Company redistributed business operations across newly established and existing subsidiaries in order to optimize resource allocation and enhance business synergy (the “Reorganization”). As the shareholding in the Company immediately before the Reorganization was identical to the shareholding in the Company immediately after the Reorganization, the Reorganization was accounted for as a transaction between entities under common ownership, in a manner similar to a pooling of interests. The accompanying consolidated financial statements were prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

As of February 28, 2025, the details of the Company’s subsidiaries are as follows:

Name	Date of incorporation / acquisition	Place of incorporation	Percentage of ownership	Principal activities
Micware Automotive Co., Ltd. (MAC)(1)	Acquired on March 1, 2021	Japan	100%	Provide the one-stop solution of in-vehicle infotainment (“IVI”) software development. Development environment, software and automatic quality test.
Micware Mobility Co., Ltd. (MMC)	Incorporated on March 4, 2024	Japan	100%	Provide the IVI related software, service of telephony embedded dashcam solution and software quality validation service.
Micware Navigations Co., Ltd. (MNC)(2)	Acquired on July 16, 2019	Japan	100%	Provide the Software to Mobility market. GPS software, cloud server service, IVI related software and smart phone app.
Micware Operation Co., Ltd. (MOP)	Incorporated on March 4, 2024	Japan	100%	Contracted human resources, general affairs, corporate planning, procurement/purchasing, intellectual property management, legal affairs, and other administrative tasks for group companies.
Micware Create Co., Ltd. (MCC)	Incorporated on March 1, 2024	Japan	100%	Assistance in software development for group companies and other clerical work on behalf of the company.
Micware North America, Inc. (MNA)	Incorporated on June 3, 2014	California, United States	70%	Provide the IVI related software and quality verification serve in North America.
Micware Asia Pacific Co., Ltd. (MAP)	Incorporated on October 3, 2016	Thailand	70.59%	Provide the mobility related software to Asia Pacific region and offshore base of software development in the Micware group.
Micware Europe GmbH (MEU)(3)	Acquired on March 28, 2024	Germany	100%	Provide the Mobility related software and services to EU and other regions.

(1)	On March 1, 2021, the Company acquired 100% of the equity interests in HI Corporation (HI), a company engages in middleware and content development. On March 1, 2024, upon Reorganization, the Company renamed HI to MAC.
(2)	On July 16, 2019, the Company acquired 100% of the equity interests in Databroad Co., Ltd. (DB), a company engages in broadcasting and on-demand media services. On March 1, 2024, upon Reorganization, the Company renamed DB to MNC.
(3)	On March 28, 2024, the Company acquired 100% of the equity interests in O-WELL GERMANY GmbH from O-WELL corporation in order to provide mobility-related software and services to the EU and other international markets.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities Exchange Commission (the “SEC”).

Segment Information

The Company operates in three operating segments. Operating segments are determined in accordance with ASC 280, Segment Reporting (“ASC 280”) and are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews segment profit or loss as the measure of profitability, which is presented on an operating segment level for purposes of allocating resources and evaluating operating and financial performance.

The Company operates and manages its business units in the following three operating segments:

●	Software Defined Vehicles (“SDV”): relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	Location-Based Services (“LBS”): relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for Business-to-Business (“B2B”) customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and Business-to-Consumer (“B2C”) mobile app services unrelated to in-vehicle navigation.

For more information regarding segment reporting, see Note 16 - Segment Information.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; and has the power to cast majority of votes at the meeting of the board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders. All inter-company transactions have been eliminated upon consolidation.

Use of estimates and assumptions

In preparing the consolidated financial statements in conformity with the U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates include the progress rate under the input method for revenue recognition, and the allocation of standalone selling price (“SSP”) in multiple-obligation agreements. Actual results could differ from those estimates.

Business Combinations

The purchase price of an acquired company is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s consolidated statements of income and comprehensive income. The results of operations of the acquired business are included in the Company’s results of operations from the date of acquisition.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-controlling Interests

Non-controlling interests are classified as a separate component of equity in the consolidated balance sheets and consolidated statements of changes in equity. Additionally, net income attributable to non-controlling interests is reflected separately from consolidated net income in the consolidated statements of income and comprehensive income and changes in equity.

Currency Translation for Financial Statements Presentation

Translations of amounts from Japanese yen (“JPY”) into U.S. dollars (“US$”) for the convenience of the reader have been calculated at the exchange rate of JPY150.64 per US$1.00 on February 28, 2025, the last business day in fiscal year 2025, as published on the website of the United States Federal Reserve Board. No representation is made that the JPY amounts could have been, or could be, converted into US$ at such rate.

Foreign Currency

The Company maintains its books and records in its local currency, JPY, which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. The Company’s subsidiaries in Thailand, the United States, and the Germany use their respective currencies Thailand Bhat (“THB”), US$, and Euro (“EUR”). The Company uses the JPY as its reporting currency.

Transactions denominated in foreign currencies are measured into the functional currency at the exchange rates at the end of the month preceding the transaction date. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from remeasurement are included in the consolidated statements of income and comprehensive income.

The Company uses the average exchange rate for the fiscal year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive income, a component of equity.

Revenue Recognition

The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company applies a five-step model that requires entities to exercise judgment when considering the terms of the contract(s), which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (vi) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied.

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration to which they are entitled. The Company evaluates its contracts with customers to identify the promised goods or services and recognizes revenue for the identified performance obligations at the amount the Company expects to be entitled to in exchange for those goods or services. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. Revenue is recognized when, or as, performance obligations are satisfied, and control has transferred to the customer.

The Company disaggregates its revenue into three categories: (i) software development services, (ii) licensing, and (iii) other software-related services.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Software development services

The Company generates revenue from software development services. This includes the design and delivery of custom automotive software based on the Company’s proprietary IVI platform. The platform supports a range of functions, such as navigation, multimedia, and connectivity across Android- and Linux-based environments, and enables efficient, modular development for a variety of customer requirements.

Contracts are entered into for the development of defined software modules or functionalities in accordance with customer specifications. Development activities are primarily performed by internal engineering teams, with certain components or tasks subcontracted to third-party service providers when necessary. Contract durations are generally within one year.

Each contract is accounted for as a single performance obligation, with the transaction price fixed and stated in the contract.

Aside from individual contracts, the Company also engages in a long-term collaboration with a particular customer. While this collaboration spans multiple years, the customer’s procurement process follows an annual cycle. Within the same fiscal year, multiple purchase orders are issued under the umbrella of a broader development roadmap. These orders are scoped, reviewed, and approved within a limited timeframe, generally at the beginning of the fiscal year, and are aligned with a common commercial objective. Although formalized as separate purchase orders, these engagements are substantively designed and managed as an integrated delivery. Each fiscal year’s development plan is therefore accounted for as a single performance obligation, as the work is structured and executed as a complete package under a framework contract with corresponding quarterly payments.

Revenue is recognized over time using an input method based on the ratio of direct costs incurred to total direct costs. Development activities are carried out in accordance with contractually defined specifications and executed through continuous engineering efforts without interim transfers. The nature of the work includes iterative coding, integration, and system implementation, through which value is conveyed to the customer as services are performed. The costs included in the measure of progress consist primarily of internal labor and subcontracted development services that directly contribute to performance. The software being developed has no alternative use to the Company, and the Company has an enforceable right to payment for performance completed to date.

Licensing

Under licensing arrangements, the Company grants customers rights to use its software modules, such as navigation engines, for a fixed term, which is in most cases between a three- and five-year time frame. These modules are generally integrated into in-vehicle systems by Tier 1 suppliers and licensed on a per-unit basis.

For contracts that bundle software licenses with map update service, the Company identifies each as a separate performance obligation and allocates the transaction price based on their respective SSP. The SSP for the software license is estimated using a cost-plus margin approach, applying a representative mark-up ratio. The SSP for the map update service is determined by reference to observable prices from similar standalone contracts with the same or comparable customers.

Revenue allocated to the software license is recognized at a point in time, under a sales-based royalty arrangement, calculated by applying a fixed per-unit rate multiplied by shipment volumes to original equipment manufacturers (“OEMs”) as reported by Tier 1 suppliers. Revenue allocated to map update services is recognized over time as the updates are provided throughout the license term.

Other Software-Related Services

The Company generates other software-related revenue primarily from after-sales maintenance and support services provided to customers who have licensed or developed software with the Company. Revenue from maintenance and support services is recognized over time, typically on a straight-line basis over the contractual service period, which is generally within one year, as the services are provided continuously and the customer receives the benefit of the services throughout the term.

The Company also earns revenue from bundled equipment-and-software arrangements, primarily through the Company’s Mvcube service. These arrangements are classified as sales-type leases, generally with five-year terms and monthly payments, with revenue recognized upon equipment delivery.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue

The following table presents the Company’s revenue from contracts with customers by reportable segment, including a reconciliation of the disaggregated revenue with the Company’s reportable segments (see Note 16 – Segment Information) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the fiscal years ended February 29, 2024 and February 28, 2025:

	For the Fiscal Year Ended February 29, 2024
	SDV	LBS	Other and Eliminations	Total
	JPY	JPY	JPY	JPY
	(In thousands)
Major Product/Service Lines
Software Development Services	10,913,762	2,428,725	86,583	13,429,070
Licensing	392,256	2,972,349	-	3,364,605
Software-related Services	76,390	645,898	768	723,056
Total	11,382,408	6,046,972	87,351	17,516,731
Timing of Revenue Recognition
Transferred over time	10,938,081	2,763,825	87,351	13,789,257
Transferred at a point in time	444,327	3,283,147	-	3,727,474
Total	11,382,408	6,046,972	87,351	17,516,731
Geographical Markets
Japan	11,097,057	5,992,720	(830)	17,088,947
International	285,351	54,252	88,181	427,784
Total	11,382,408	6,046,972	87,351	17,516,731

	For the Fiscal Year ended February 28, 2025
	SDV	LBS	Other and Eliminations	Total	Total
	JPY	JPY	JPY	JPY	US$
	(In thousands)
Major Product/Service Lines
Software Development Services	14,755,755	3,453,861	(1,031,416)	17,178,200	114,034
Licensing	464,661	2,710,267	202	3,175,130	21,078
Software-related Services	176,243	679,789	(90,058)	765,974	5,085
Total	15,396,659	6,843,917	(1,121,272)	21,119,304	140,197
Timing of Revenue Recognition
Transferred over time	14,865,657	3,972,526	(1,106,274)	17,731,909	117,710
Transferred at a point in time	531,002	2,871,391	(14,998)	3,387,395	22,487
Total	15,396,659	6,843,917	(1,121,272)	21,119,304	140,197
Geographical Markets
Japan	15,082,036	6,836,111	(1,348,229)	20,569,918	136,550
International	314,623	7,806	226,957	549,386	3,647
Total	15,396,659	6,843,917	(1,121,272)	21,119,304	140,197

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract Assets and Contract Liabilities

Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets are generated when contractual billing schedules differ from revenue recognition timing. An unbilled receivable is recorded in instances when revenue is recognized prior to invoicing, and amounts collected in advance of services being provided are recorded as contract liability.

Payment terms and conditions vary by contract type although standard billing terms are that payment is due upon receipt of invoice, generally payable within 30 to 60 days. The Company does not offer return rights for its products and services in the ordinary course of business, and contracts generally do not include customer acceptance clauses. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that contracts generally do not include a significant financing component if the period between when the payment is received and when the Company transfers the promised goods or services to the customer will be one year or less.

(a) Contract balances

Information about receivables and contract liabilities from contracts with customers is as follows:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Receivables from contracts with customers:
Accounts receivable, net	1,834,099	2,538,235	16,850
Contract assets	3,645,763	2,009,556	13,340
Contract liabilities:
Current portion of contract liabilities	666,401	708,035	4,700
Contract liabilities, non-current	594,773	723,188	4,801

The contract assets are subject to credit risk and reviewed in accordance with ASC 326, Financial Instruments-Credit Losses. An allowance for expected credit losses reflects losses expected over the remaining term of the contract asset and is determined based upon historical losses, customer-specific factors, and current economic conditions. The potential impact of credit losses on contract assets was nil as of February 29, 2024 and February 28, 2025.

Changes in the Company’s contract liabilities for the fiscal years ended February 29, 2024 and February 28, 2025 are as follows:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
	(In thousands)
Balance at beginning of year	1,052,398	1,261,174	8,372
Cash received in advance	1,112,136	1,448,855	9,618
Revenue recognized from opening balance of contract liabilities	(573,855)	(666,401)	(4,424)
Revenue recognized from contract liabilities arising during current year	(330,136)	(612,412)	(4,065)
Foreign exchange impact on ending balance	631	7	-
Balance at end of year	1,261,174	1,431,223	9,501

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b) Remaining performance obligations

Estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of February 28, 2025 is as follows:

	February 28, 2025	February 28, 2025
	JPY	US$
	(In thousands)
Within One Year	2,751,000	18,262
Two to Five Years	663,421	4,404
Greater than Five Years	59,767	397
	3,474,188	23,063

Warranty liability

Warranty liability provided to customers is accrued in accordance with management’s estimate. No claims were incurred for the fiscal years ended February 29, 2024 and February 28, 2025.

As of February 29, 2024 and February 28, 2025, the warranty liability amounts were nil.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its bank accounts primarily in Japan. The Company’s cash and cash equivalents accounts may exceed Japanese government insured limits, up to JPY10,000 thousand, from time to time and could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. As of February 29, 2024 and February 28, 2025, the Company’s cash equivalents, including time deposit with an initial maturity date of three months, amounted to JPY100.0 million and JPY100.0 million ($0.7 million), respectively.

Accounts receivable, net

The Company’s accounts receivable consists primarily of receivables from automotive OEMs and Tier 1 suppliers, and receivables resulting from the implementation of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). The balance is presented net of an allowance for expected credit losses (that is, doubtful accounts).

The Company monitors the financial condition of its customers and records provisions for estimated credit losses on receivables when it believes customers are unable to make their required payments based on factors such as delinquencies and aging trends. The allowance for expected credit losses is the Company’s best estimate of the amount of probable credit losses incurred related to existing accounts receivable. The allowance for expected credit losses related to accounts receivable was nil as of February 29, 2024 and February 28, 2025.

Inventories, net

Inventories, net are comprised of finished goods, and raw materials, and are stated at the lower of cost or estimated net realizable value using the weighted-average method. Costs include mainly the cost of merchandise inventories such as intelligent transport systems connect onboard units. Any excess of the cost over the net realizable value of each item of merchandise inventories is recognized as a provision for diminution in the value of merchandise inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to sell products. The Company periodically evaluates merchandise inventories for their net realizable value adjustments and reduces the carrying value of those merchandise inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and expiration dates, as applicable, taking into consideration historical and expected future product sales. For the fiscal years ended February 29, 2024 and February 28, 2025, the Company recognized no provision for inventory valuation in inventories.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Except for assets that are not subject to depreciation, such as land, depreciation and amortization of property and equipment are mainly provided using the straight-line method, which allocates an asset’s cost over the periods during which the Company benefits from the use of the asset. The expected economic useful lives of the Company’s assets are as follows:

Useful Life
Buildings	15 - 47 years
Leasehold improvements	Lesser of estimated useful life or the remaining lease term
Vehicle	3 - 6 years
Tools and equipment	2 - 15 years

Land has infinite useful life and is not subjected to amortization. Management reviews for impairment accordance with the accounting policy stated under impairment of long-lived assets.

Expenditures for maintenance and repair, which do not materially extend the useful lives of the assets, are charged to expenses as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of income and comprehensive income in other income or expenses.

Intangible assets, net

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from a business combination are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives and are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets. The estimated useful life for the intangible assets is as follows:

Useful Life
Software	3 - 10 years
Customer relationships	4 years

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the fiscal years ended February 29, 2024 and February 28, 2025, no impairment of long-lived assets was recognized.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Leases

The Company accounts for lease in accordance with ASC 842. The Company considers whether a contract is a lease or if it contains a lease element when a contract is executed. If a contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration, such contract is determined to contain a lease element. When the contract contains a lease element, a lease is either classified as operating lease or finance lease when the Company is a lessee, and a sales-type lease or direct financing lease when the Company is a lessor.

1)	Lease as a lessee

Operating leases

The Company leases offices, employee dormitories, vehicles, and facilities under operating lease arrangements. The Company determines whether an arrangement is, or contains, a lease at contract inception. An arrangement contains a lease if the Company has the right to direct the use of and obtain substantially all of the economic benefits of an identified asset. Right-of-use assets and lease liabilities are recognized at lease commencement based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recognized on the consolidated balance sheets and are recorded as short-term lease expense. The discount rate used to calculate present value is the Company’s incremental borrowing rate based on the lease term and the economic environment.

Certain leases have renewal options or options to terminate prior to lease expiration, which are included in the measurement of right-of-use assets and lease liabilities when it is reasonably certain they will be exercised. The Company has elected to account for lease and non-lease components as a single lease component for its office facilities. The fixed portion of these payments is included in the measurement of right-of-use assets and lease liabilities at lease commencement, while the variable portion is recorded as variable lease expense. The Company’s leases do not contain material residual value guarantees or restrictive covenants. The Company recognizes sublease income on a gross basis over the sublease term in its consolidated statements of income and comprehensive income, as the Company remains the primary obligor.

Finance leases

The Company also has a limited number of equipment leases that qualify as financing leases. Finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the finance lease assets are amortized over the useful life of the underlying asset. Accordingly, the assets leased under the finance leases are included in property and equipment, and depreciation thereon is recognized in operating expenses in the consolidated financial statements. When the Company makes its contractually required payments under finance leases, the Company allocates a portion to reduce the finance lease obligation and a portion is recognized as interest expenses.

2)	Lease as a lessor

The Company leases hardware products to some of its customers. The Company determines the existence of a lease when the customer controls the use of the identified hardware for a period of time defined in the lease agreement. The Company’s lease agreements typically have a duration of five years, with payments generally made in equal monthly installments. The Company’s leases do not include termination rights or variable pricing, and they typically do not include purchase rights at the end of the lease term. The Company classifies its leases as sales-type leases, with revenue and cost of sales recognized at the time of hardware delivery. As of February 29, 2024 and February 28, 2025, the gross lease receivables from sales-type leases were JPY40.5 million and JPY39.9 million ($0.3 million), respectively, and the net investment in sales-type leases, after deducting unearned interest income, was JPY39.5 million and JPY39.1 million ($0.3 million), respectively, recorded under prepayments and other assets on the consolidated balance sheets.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the operation use of the leased assets. Asset retirement obligations consist of estimated restoration costs to be incurred by the Company in the future once the economic life of its leased assets is reached. The estimated fair value of the asset retirement obligation is based on the current cost escalated discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability is accreted until the Company settles the obligation.

Long-term investments

The Company’s long-term investments consist of equity investments with readily determinable fair value and equity investments without readily determinable fair value. The accompanying shareholding is less than 20% of the voting rights.

For equity securities without readily determinable fair value and do not qualify for the net asset value (“NAV”) practical expedient, the Company elects to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. Significant judgments are required to determine (i) whether observable price changes are orderly transactions and identical or similar to an investment held by the Company; and (ii) the selection of appropriate valuation methodologies and underlying assumptions, including expected volatility and the probability of exit events as it relates to liquidation and redemption features used to measure the price adjustments for the difference in rights and obligations between instruments. Equity securities with readily determinable fair values are measured at fair value, and any changes in fair value are recognized in the consolidated statements of income and comprehensive income.

For equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired. For equity investments that the Company elects to use the measurement alternative, the Company makes a qualitative assessment considering impairment indicators to evaluate whether investments are impaired at each reporting date. Impairment indicators considered include, but are not limited to, a significant deterioration in the earnings performance or business prospects of the investee, including factors that raise significant concerns about the investee’s ability to continue as a going concern, a significant adverse change in the regulatory, economic, or technologic environment of the investee and a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates. If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. If the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in earnings equal to the difference between the carrying value and fair value.

As of February 29, 2024 and February 28, 2025, the initial cost basis of investments without readily determinable fair value was JPY450.7 million and JPY451.2 million ($3.0 million), respectively. As of February 29, 2024 and February 28, 2025, the total carrying value, net of accumulated impairment loss of JPY363.7 million recognized in prior periods, was JPY87.0 million and JPY87.5 million ($0.6 million), respectively. The Company did not recognize any additional impairment or observable price change adjustments for the fiscal years ended February 29, 2024 and February 28, 2025.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill

Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in business combinations. The Company assesses goodwill for impairment in accordance with ASC Subtopic 350-20, Intangibles—Goodwill and Other: Goodwill (“ASC 350-20”), which requires goodwill to be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20. Goodwill impairment assessments are performed at the reporting unit level, which is the same as the Company’s operating segments.

The Company has the option to assess qualitative factors first to determine whether step one of the goodwill impairment analysis is necessary. If a step one test is considered necessary based on the qualitative factors, the Company compares the estimated fair value of a reporting unit to its carrying value. The carrying value of each reporting unit is based on the assets and liabilities associated with the operations of the reporting unit. The Company calculates estimated fair values of the reporting units based on discounted future cash flows utilizing estimates in annual revenue, gross margins, fixed expense rates, allocated corporate overhead, and long-term growth rates for determining terminal value. If the carrying amount of a reporting unit exceeds its fair value, a loss will be recorded for the excess of the carrying value of the reporting unit over the fair value of the reporting unit.

As of February 29, 2024 and February 28, 2025, the goodwill balances for the SDV and LBS reporting units were JPY69.8 million and JPY127.9 million, respectively. For the fiscal years ended February 29, 2024 and February 28, 2025, the Company did not identify any triggering events or impairment indicators, primarily due to stable operating performance and no significant adverse changes in market conditions. Accordingly, no goodwill impairment was recognized.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, initial public offering (“IPO”) costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, and the SEC filing and print related costs. During the fiscal years ended February 29, 2024 and February 28, 2025, the Company recorded a charge of nil and JPY86.2 million ($0.6 million) related to the IPO. As of February 29, 2024 and February 28, 2025, the Company had capitalized deferred offering costs of nil and JPY86.2 million ($0.6 million), respectively.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement, and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments; and

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company utilizes fair value measurements to account for certain items and account balances within the consolidated financial statements. Fair value measurements may also be utilized on a non-recurring basis, such as for the impairment of long-lived assets. The fair value of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and certain accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The Company’s Level 1 assets consist of cash and cash equivalents and investments in marketable securities in the accompanying consolidated balance sheets. The carrying value of the Company’s long-term debt and operating lease liabilities approximates fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt, and the discount rates used for the lease liabilities approximate market interest rates.

The Company’s Level 3 assets include mezzanine equity, for which fair value is determined using EBITDA multiples from comparable companies with management’s judgment in selecting the appropriate point within the observed range, which represents an unobservable input, and outstanding share options, for which fair value is determined using the binomial option pricing model incorporating some unobservable inputs. These inputs include expected exercise behavior of award holders, employee and director’s turnover rates, and the probability of satisfying performance conditions (e.g., completion of an initial public offering). Other assumptions used in the model include the fair value of our ordinary share, expected volatility, expected dividend yield, and risk-free interest rates. Refer to Note 11 and 13 for additional information on fair value measurements. As of February 29, 2024 and February 28, 2025, the Company did not have any assets or liabilities measured at fair value classified as Level 2.

Cost of revenue

Cost of revenue mainly consists of personnel expenses, license fees, material costs, outsourcing costs, depreciation expenses, and other related expenses directly used in the provision of services to customers.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all operating costs of the Company, except cost of revenue, as described above. As a result, the majority of the cost of directors and employee compensation, commission fees, depreciation, office supplies, travelling fees, advertisement and membership promotion fees, and operating lease expenses are included in selling, general, and administrative expenses. Since these expenses serve similar functions and pertain to the same aspects of the business, the Company has consolidated them into a single line item under this title.

Research and development (R&D) expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including employee compensation and related expenses of employees involved, office rent, utilities, travel expenses, professional service fees, and raw materials or other supplies consumed in the course of research and development activities. All costs associated with research and development are expensed as incurred.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as a component of selling, general, and administrative expenses in the period incurred. No significant penalties or interest relating to income taxes was incurred during the fiscal years ended February 29, 2024 and February 28, 2025, and there was no uncertain tax provision as of February 29, 2024 and February 28, 2025.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mezzanine equity

Where equity interests are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of the Company, and upon such event, the shares would become redeemable at the option of the holders, they are classified as mezzanine equity (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash or other assets of the entity in the future. This redeemable ordinary share was historically recorded at its fair value in the mezzanine equity section of the consolidated balance sheets and changes in fair value were recorded in retained earnings.

Historically, the fair value of an ordinary share was determined by management using an industry-appropriate EBITDA multiples approach. Guideline public companies were selected based on business and financial similarity through a multi-step screening process that considered both qualitative and quantitative factors such as revenue growth, profitability, and market capitalization.

Multiples were derived from this peer group and applied to the Company’s actual EBITDA to estimate enterprise value. Equity value was calculated by adjusting for non-operating assets and interest-bearing liabilities, followed by a 30% illiquidity discount reflecting the Company’s non-listed status. An increase in the selected EBITDA multiple would increase the fair value of the redeemable ordinary shares. The categorization of the framework used to price this temporary equity was considered a Level 3, due to the reliance on observable market inputs derived from comparable publicly traded companies and management’s judgment in selecting the appropriate point within the observed range.

The redemption feature of the redeemable ordinary share, allowing the holder to put its shares to the Company for cash, was in effect prior to the IPO. As a result, the redeemable ordinary share was recorded as mezzanine equity at fair value on the consolidated balance sheets, and changes in fair value were recorded in retained earnings during that period. Refer to Note 11 for further information.

Treasury shares

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account in shareholders’ equity.

When a treasury share is reissued at an amount higher than its cost, the difference is recorded as a component of capital in excess of par in the consolidated statements of changes in equity. When a treasury share is reissued at an amount lower than its cost, the difference is recorded as a component of capital in excess of par to the extent that gains exist to offset the losses. For the fiscal years ended February 29, 2024 and February 28, 2025, the treasury shares were reissued at an amount higher than their acquisition cost, and the difference of JPY186.3 million and JPY85.9 million ($0.6 million) was recorded as additional paid-in capital.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (for instance, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (that is, those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the fiscal years ended February 29, 2024 and February 28, 2025, there were nil dilutive shares.

Prior to the effective date of the IPO, the Company’s redeemable ordinary share was included in the weighted-average number of common shares outstanding for calculating basic and diluted net income per share. For the fiscal years ended February 29, 2024 and February 28, 2025, there were 1,300 redeemable ordinary shares.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-based compensation

The Company grants share options to members of the board of directors, and employees based on the estimated fair values of the awards at grant date using the binomial option pricing model. This model requires the Company to use certain estimates and assumptions such as:

●	fair value of the Company’s ordinary share;

●	expected volatility of its ordinary shares – based on the volatility of comparative publicly traded companies;

●	expected dividend yield;

●	risk-free interest rates based on the Japanese Government Bond yields; and

●	expected exercise behavior, which reflects management’s estimates of when awards will be exercised.

If any of the assumptions used in the binomial option pricing model changes significantly, share options for future awards may differ materially compared with the awards granted previously.

The share option awards contain both service and performance conditions. The service condition will be satisfied upon the continuous employment, or continuous service as a member of the board of directors at exercise date. The performance condition will be satisfied upon the occurrence of an IPO. Expense related to awards which contain both service and performance conditions is recognized using the accelerated attribution method. No expense will be recorded related to these awards until the performance condition becomes probable of occurring which is upon consummation of the IPO.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, a shareholder, or a related corporation.

Commitments and contingencies

In the ordinary course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such a contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Risks and uncertainties

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these service customers. The Company establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific service customers and other information.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of customers

For purposes of the following disclosure, customers that are under common control are aggregated and presented on a combined basis.

As of February 29, 2024, Uni Electronics Inc. (“Uni Electronics”) and Denso Group1 accounted for 41.7% and 20.3% of the Company’s total accounts receivable, respectively. As of February 28, 2025, Honda Group2, Uni Electronics, and Denso Group accounted for 40.1%, 28.8%, and 13.0% of the Company’s total accounts receivable, respectively. There was no other customer that accounted for more than 10% of the Company’s total accounts receivable.

As of February 29, 2024, Honda Group and Toyota Group3 accounted for 83.7% and 10.1% of the Company’s total contract assets, respectively. As of February 28, 2025, Honda Group and Toyota Group accounted for 52.1% and 26.2 of the Company’s total contract assets, respectively. There was no other customer that accounted for more than 10% of the Company’s total contract assets.

For the fiscal year ended February 29, 2024, Honda Group and Uni Electronics accounted for 48.1% and 24.2% of the Company’s total revenue, respectively. For the fiscal year ended February 28, 2025, Honda Group, Toyota Group, and Uni Electronics accounted for 51.5%, 14.3%, and 14.0% of the Company’s total revenue, respectively. There was no other customer that accounted for more than 10% of the Company’s total revenue.

Concentration of vendors

For purposes of the following disclosure, vendors that are under common control are aggregated and presented on a combined basis.

As of February 29, 2024, Toyota Group and Telenav Inc. accounted for 16.8% and 11.1% of the total balance of accounts payable, respectively. As of February 28, 2025, Toyota Group accounted for 14.7% of the total balance of accounts payable. There was no other vendor that accounted for more than 10% of the Company’s total accounts payable.

For the fiscal year ended February 29, 2024, Toyota Group and Uni Electronics accounted for 14.1% and 12.6% of the Company’s total purchases, respectively. For the fiscal year ended February 28, 2025, Toyota Group and Telenav Inc. accounted for 10.1% and 10.0% of the Company’s total purchases, respectively. There was no other vendor that accounted for more than 10% of the Company’s total purchases.

Foreign currency risk

The Company’s global operations are conducted predominantly in JPY. Other than JPY, the Company generates revenue and incurs expenditures principally in US$, THB, and EUR. The Company’s international operations expose it to risk of adverse fluctuations in foreign currency exchange rates through the remeasurement of foreign currency denominated assets and liabilities (both third-party and intercompany) and translation of earnings and cash flows into JPY.

[1]	Including other entities under common control with Denso Corporation and with which the Company has transactions.
[2]	Including other entities under common control with Honda Motor Co., Ltd. and with which the Company has transactions.
[3]	Including other entities under common control with Toyota Motor Corporation and with which the Company has transactions.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recently Announced Accounting Standards

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the JOBS Act, the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they apply to private companies.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures to provide investors information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, selling, general, and administrative, and research and development). This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements.

In January 2025, the FASB issued ASU 2025-01— Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. The Company is currently evaluating the impact of this new standard on the Company’s consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of income, and consolidated statements of cash flows.

Note 3 — PREPAYMENTS AND OTHER ASSETS

Prepayments and other assets consisted of the following:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Prepaid expenses	208,139	216,761	1,439
Deposits	488,253	1,024,975	6,804
Deferred costs	824,425	1,027,921	6,824
Insurance reserve	187,873	221,912	1,473
Consumption tax receivable	61,151	648,644	4,306
Others	77,673	154,848	1,028
Total	1,847,514	3,295,061	21,874

Current	697,646	1,446,427	9,602

Non-current	1,149,868	1,848,634	12,272

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Land	295,496	295,496	1,962
Buildings	616,595	616,595	4,093
Leasehold improvements	958,886	1,371,345	9,103
Vehicle	49,221	52,520	349
Tools and equipment	691,606	998,867	6,632
Subtotal	2,611,804	3,334,823	22,139
Less: accumulated depreciation	(1,123,538)	(1,456,351)	(9,669)
Property and equipment, net	1,488,266	1,878,472	12,470

Depreciation expenses recognized for the fiscal years ended February 29, 2024 and February 28, 2025 amounted to JPY371.2 million and JPY387.1 million ($2.6 million), respectively.

Note 5 — INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the followings:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Software	40,427	110,942	736
Software in progress	37,000	-	-
Customer relationships	181,482	181,482	1,206
Subtotal	258,909	292,424	1,942
Less: accumulated amortization	(153,416)	(204,656)	(1,359)
Intangible assets, net	105,493	87,768	583

Amortization expenses recognized for the fiscal years ended February 29, 2024 and February 28, 2025 amounted to JPY52.4 million and JPY54.9 million ($0.4 million), respectively.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — BORROWINGS

Short-term borrowings consisted of the following:

	Maturity	Effective Interest Rate	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
			JPY	JPY	US$
				(In thousands)
The Awaji Shinkin Bank(1)	July 2024	0.60%	220,000	-	-

(1)	The borrowings are guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit.

Long-term borrowings consisted of the following:

	Maturity	Effective Interest Rate	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
			JPY	JPY	US$
				(In thousands)
The Awaji Shinkin Bank(1)	April 2025 - April 2030	0.60% - 0.95%	1,296,172	1,369,156	9,089
Sumitomo Mitsui Banking Corporation(2)	March 2025 - January 2030	0.53% - 1.19%	593,344	1,974,026	13,104
The Iyo Bank, Ltd.	June 2025 - March 2026	1.20% - 1.28%	183,335	83,339	553
The Bank of Fukuoka, Ltd.	September 2025	0.86%	158,339	58,343	387
MUFG Bank, Ltd.	March 2026 - March 2029	0.30% - 0.79%	875,005	1,591,683	10,566
The Minato Bank, Ltd.	December 2025 - June 2028	0.68% - 0.98%	617,136	417,540	2,772
The Hiroshima Bank, Ltd.	April 2026	1.00%	216,660	116,652	774
The San-in Godo Bank, Ltd.	November 2026	0.80%	274,998	174,990	1,162
The Kiyo Bank, Ltd.	January 2028	1.05%	391,671	291,675	1,937
Total long-term borrowings			4,606,660	6,077,404	40,344

Current portion of long-term borrowings			1,376,204	1,804,164	11,977

Non-current portion of long-term borrowings			3,230,456	4,273,240	28,367

(1)	As of February 29, 2024 and February 28, 2025, JPY98.6 million and JPY82.6 million ($0.5 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.
(2)	As of February 29, 2024 and February 28, 2025, JPY60.0 million and JPY60.0 million ($0.4 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expenses for the fiscal years ended February 29, 2024 and February 28, 2025 amounted to JPY36.4 million and JPY52.3 million ($0.3 million), respectively.

As of February 28, 2025, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

	JPY	US$
	(In thousands)
Fiscal year
2026	1,804,164	11,977
2027	1,956,369	12,987
2028	1,238,876	8,224
2029	823,555	5,467
2030	251,852	1,672
Thereafter	2,588	17
Total long-term borrowings	6,077,404	40,344

The Company’s loan agreements contain covenants, which require compliance with financial ratios. As of February 29, 2024 and February 28, 2025, the Company was in compliance with all the financial covenants under its existing loan agreements.

Note 7 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Payroll payable	119,054	277,988	1,845
Accrued vacation liability*	287,570	331,136	2,198
Accrued operating expenses	337,894	241,082	1,599
Asset retirement obligation	417,134	560,260	3,720
Finance lease liabilities	137,213	107,594	714
Consumption tax payables	2,553	418,181	2,776
Payables for purchasing long-lived assets	25,861	63,800	424
Employee reimbursement payables	12,139	11,836	79
Total	1,339,418	2,011,877	13,355

Current	728,367	1,351,874	8,974

Non-current	611,051	660,003	4,381

*	Accrued vacation liability represents the Company’s obligation for vested paid vacation benefits earned by employees and remaining unused.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

The Company’s selling, general, and administrative expenses consisted of the following:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
	(In thousands)
Salaries and welfare expenses	1,208,909	1,980,084	13,144
Professional fee - non-offering related	472,452	711,934	4,726
Non-income tax expenses	137,536	156,924	1,042
Rental expenses	145,640	451,725	2,999
Depreciation and amortization expenses	140,410	251,340	1,669
Travel expenses	76,790	133,921	889
Advertising expenses	48,364	91,881	610
Others*	239,868	393,646	2,613
Total	2,469,969	4,171,455	27,692

*	Others primarily consist of selling, general, and administrative expenses that are not individually material to the Company’s financial performance, including but not limited to entertainment fees, utilities, and administrative expenses.

Note 9 — TAXES

The Company generates taxable income primarily in Japan. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in a statutory rate of approximately 30.6% for the fiscal years ended February 29, 2024 and February 28, 2025.

The components of provision (benefit) for income taxes were as follows:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
	(In thousands)
Current	703,501	953,843	6,332
Deferred	(163,968)	(271,623)	(1,803)
Income tax provisions	539,533	682,220	4,529

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the effective income tax rates reflected in the accompanying consolidated statements of income and comprehensive income and Japanese statutory tax rate for the fiscal years ended February 29, 2024 and February 28, 2025 were as follows:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025
Japanese statutory tax rate	30.6%	30.6%
Non-deductible executive compensation	3.3%	7.2%
Changes in valuation allowance	(1.7)%	(2.7)%
Tax credits	(4.0)%	(0.2)%
Tax rate differences by jurisdiction	(0.6)%	(0.4)%
Other non-deductible expenses	0.2%	0.0%
Effect of true-up on NOL	0.0%	0.0%
Others	0.0%	(1.0)%
Effective tax rate	27.8%	33.5%

The statutory tax rate in effect for the fiscal year in which the temporary differences are expected to reverse are used to calculate the tax effects of temporary differences that are expected to reverse in the future years.

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities as of February 29, 2024 and February 28, 2025 are presented below:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Deferred tax assets
Net operating loss carry forward	66,537	42,664	283
Reserves and accruals	91,855	103,206	685
Investments	111,233	114,471	760
Property and equipment	211,559	324,129	2,152
Leases	654,132	1,440,267	9,561
Contract liabilities	375,690	426,987	2,834
Others	58,207	63,539	422
Valuation allowance	(213,318)	(116,210)	(771)
Total deferred tax assets	1,355,895	2,399,053	15,926
Net off against deferred tax liabilities	(940,156)	(1,711,688)	(11,363)
Net deferred tax assets	415,739	687,365	4,563

Deferred tax liabilities
Prepayments and other assets	(57,437)	(69,827)	(464)
Deferred costs	(252,108)	(314,337)	(2,086)
Leases	(595,334)	(1,279,764)	(8,496)
Others	(35,277)	(47,760)	(317)
Total deferred tax liabilities	(940,156)	(1,711,688)	(11,363)
Net off against deferred tax assets	940,156	1,711,688	11,363
Net deferred tax liabilities	-	-	-

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded net deferred tax assets of JPY415.7 million and JPY687.4 million ($4.6 million) as of February 29, 2024 and February 28, 2025, respectively. In valuing deferred tax assets, the Company uses judgment, considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Based on the weight of evidence, management has provided a valuation allowance on deferred tax assets in the amount of JPY213.3 million and JPY116.2 million ($0.8 million) as of February 29, 2024 and February 28, 2025, respectively, since it was determined that it was more likely than not that deferred tax assets would not be utilized in the foreseeable future. Based on the level of historical taxable income and projections for the future taxable income over the periods in which the deferred tax assets become deductible, management believes all remaining deferred tax assets as of February 29, 2024 and February 28, 2025, were fully realizable.

Interest and penalties related to income tax matters are recognized as a component of selling, general, and administrative expenses in the consolidated statements of income and comprehensive income, if applicable. The Company did not have any uncertain tax benefits, interest, or penalties associated with uncertain tax benefits that have been accrued or recognized as of and for the fiscal years ended February 29, 2024 and February 28, 2025.

Changes to valuation allowance for deferred tax assets were as follows for the fiscal years ended February 29, 2024 and February 28, 2025:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
	(In thousands)
Valuation allowance, beginning of year	240,934	213,318	1,416
Additions	(33,592)	(99,120)	(658)
Reversals	5,484	2,047	14
Foreign exchange translation adjustments	492	(35)	0
Valuation allowance, end of year	213,318	116,210	771

As of February 28, 2025, the Company had loss carryforwards of JPY138.3 million ($0.9 million) incurred in Japan, which will expire by the end of the fiscal year ending February 28, 2035.

The Company is subject to taxation and files income tax returns in Japan and several foreign jurisdictions. As of February 28, 2025, tax years from February 28, 2021 through February 28, 2025 remained open to examination by the Japanese tax authorities. In foreign jurisdictions, including but not limited to the United States, Thailand, and Germany, tax years generally remain subject to examination for a period of three to five years, depending on local statutory requirements. No material tax examinations are currently ongoing in any jurisdiction.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — LEASE

A. Lessee arrangements

As a lessee, the Company leases buildings, and other equipment to support operations. These leases can be categorized into operating and finance leases.

The balances for the operating leases and finance leases where the Company is the lessee are presented as follows:

	Classification	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
		(In thousands)
Assets
Operating lease assets	Operating lease right-of-use assets	1,711,086	3,909,012	25,949
Finance lease assets	Property and equipment, net	132,326	102,045	677
Total lease assets		1,843,412	4,011,057	26,626

Liabilities
Current
Operating	Operating lease liabilities, current	653,724	881,838	5,854
Finance	Accrued expenses and other current liabilities	52,676	49,423	328
Noncurrent
Operating	Operating lease liabilities, non-current	1,020,212	3,214,665	21,340
Finance	Other non-current liabilities	84,538	58,171	386
Total lease liabilities		1,811,150	4,204,097	27,908

The components of lease costs were as follows:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
	(In thousands)
Finance lease costs
Amortization of right-of-use assets	48,943	55,910	371
Interest on lease liabilities	900	1,019	7
Total Finance lease costs	49,843	56,929	378
Operating lease costs	666,229	953,253	6,328
Short-term lease costs	12,641	13,565	90
Total lease costs	728,713	1,023,747	6,796

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other supplemental information related to lease were as follows:

	For the Fiscal Years Ended
	February 29, 2024	February 28, 2025	February 28, 2025
	JPY	JPY	US$
	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cashflows from operating leases	671,453	715,265	4,748
Financing cashflows from finance leases	48,807	56,267	374
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	126,623	3,127,334	20,760
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	94,994	25,629	170
Remeasurement of operating lease liabilities and right-of-use assets due to modifications	8,092	-	-

Weighted average remaining lease term (years)
Operating leases	3.18	5.07	5.07
Finance leases	2.88	2.41	2.41

Weighted average discount rate (per annum)
Operating leases	0.76%	0.75%	0.75%
Finance leases	0.84%	0.86%	0.86%

As of February 28, 2025, future minimum lease payments under finance lease liabilities and operating lease liabilities were as follows:

	Operating Lease	Finance Lease	Operating Lease	Finance Lease
	JPY	JPY	US$	US$
	(In thousands)
Fiscal year
2026	909,290	50,116	6,036	333
2027	922,561	35,034	6,124	233
2028	723,770	19,624	4,805	130
2029	577,282	3,962	3,832	26
2030	461,070	-	3,061	-
Thereafter	582,327	-	3,866	-
Total lease payments	4,176,300	108,736	27,724	722
Less: Imputed Interest	(79,797)	(1,142)	(530)	(8)
Present value of lease liabilities	4,096,503	107,594	27,194	714

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — MEZZANINE EQUITY

On December 15, 2023, the Company entered into a share purchase agreement with third-party investors, under which it issued ordinary shares that are legally classified as equity but carry redemption rights upon the occurrence of events not within the Company’s control. The Company received total investment proceeds of JPY65 million ($0.4 million). These redeemable ordinary shareholders possess the same rights as non-redeemable ordinary shareholders of the Company, including voting rights, dividend rights, and the right to access financial statements.

The Company classified the redeemable ordinary shares as mezzanine equity in the consolidated balance sheets. At issuance the fair value of these redeemable ordinary shares was JPY65 million ($0.4 million), equal to the total investment proceeds received. As of February 29, 2024 and February 28, 2025, the mezzanine equity measured at fair value was JPY68.3 million and JPY71.5 million ($0.5 million) respectively representing redeemable ordinary shares. Refer to Note 2 for the assumptions applied in estimating these fair values.

During the fiscal years ended February 29, 2024 and February 28, 2025, the Company recognized fair value measurement adjustments of these redeemable ordinary shares into retained earnings of JPY3.3 million and JPY3.2 million ($0.0 million), respectively.

Note 12 — EQUITY

Ordinary shares

The total number of authorized shares of the Company’s ordinary shares was 125,320,000 as of February 29, 2024 (equivalent to 4,000 ordinary shares prior to the share split), and 125,320,000 as of February 28, 2025.

On January 22, 2024, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-130, which became effective on March 1, 2024, resulting in 240,890 ordinary shares issued and outstanding as of February 29, 2024, and February 28, 2025 giving effect of the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split pursuant to ASC 260. All references made to share numbers or share values in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-130 share split.

On February 16, 2026, in connection with the filing of the registration statement for an IPO, of which these financial statements are a part of, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-241, which is expected to become effective on March 31, 2026, resulting in 58,054,490 ordinary shares issued and outstanding as of February 29, 2024, and February 28, 2025 giving effect of the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split pursuant to ASC 260. All references made to share numbers or share values in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-241 share split.

For the fiscal years ended February 29, 2024 and February 28, 2025, the Company did not declare any dividend.

Increases/decreases and transfer of ordinary shares, reserve, and surplus

The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of ordinary shares. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that ordinary shares, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

Dividends

Under the Companies Act, companies can pay dividends at any time during the year in addition to the year-end dividends, provided that the Company’s articles of incorporation authorize such distributions, upon resolution at the shareholders’ meeting. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury shares. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than JPY3 million.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Treasury shares

The treasury shares account included 6,078,020 and 2,337,700 ordinary shares repurchased from certain shareholders as of February 29, 2024 and February 28, 2025, respectively.

On September 15, 2023, the Company repurchased 14,098,500 ordinary shares (equivalent to 450 ordinary shares prior to the share split) from a specific shareholder, Lisa Corporate Solution Fund 4, for a total consideration of JPY2,601,249,750. In connection with this transaction, and pursuant to the Companies Act of Japan, the Company also repurchased an additional 93,990 ordinary shares (equivalent to 3 ordinary shares prior to the share split) from an individual shareholder on November 10, 2023, for a total consideration of JPY17,341,665, in response to a statutory sell-out request. These transactions were approved by the board of directors. All repurchased shares were recorded as treasury shares.

During the fiscal years ended February 29, 2024 and February 28, 2025, the Company reissued 8,114,470 and 3,740,320 treasury shares, respectively, to multiple investors at a price of approximately JPY207 per share (equivalent to JPY6,500,000 per share prior to the share split). The excess of the reissuance price over the repurchase cost was recorded as additional paid-in capital, except for 313,300 treasury shares reissued during the fiscal year ended February 29, 2024, which were classified as mezzanine equity pursuant to the redemption rights described in Note 11.

Note 13 — SHARE-BASED COMPENSATION

Pre-IPO share option schemes

The Company adopted an Incentive Stock Plan on February 23, 2018. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as directors and employees of the Company by providing them opportunities to acquire the Company’s ordinary shares. While the plan terminates 10 years after the adoption date, issued options have their own schedule of termination. Options to acquire ordinary shares may be granted at no less than fair market value on the date of grant. Upon exercise, new ordinary shares are issued by the Company. The performance condition will be satisfied upon a liquidity event defined as a successful IPO on any of the financial exchanges.

The Company adopted an Incentive Stock Plan on October 20, 2020. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as directors and employees of the Company by providing them opportunities to acquire the Company’s ordinary shares. While the plan terminates eight years after the adoption date, issued options have their own schedule of termination. Options to acquire ordinary shares may be granted at no less than the fair market value on the date of grant. Upon exercise, new ordinary shares are issued by the Company. The performance condition will be satisfied upon a liquidity event defined as a successful IPO on any of the financial exchanges.

The share option awards contain both service and performance conditions. The service condition is satisfied upon the continuous employment, or continuous service as a member of the board of at exercise date. The performance condition is satisfied upon the occurrence of an IPO. Expense related to awards which contain both service and performance conditions is recognized using the accelerated attribution method. No expense will be recorded related to these awards until the performance condition becomes probable of occurring which is upon consummation of the IPO. As a result, no share-based compensation expenses were recognized for the fiscal years ended February 29, 2024 and February 28, 2025.

The total fair value of these share options at the grant date was JPY340,179,000. The total fair value of the outstanding share options as of February 29, 2024 and February 28, 2025 was JPY300,054,000 and JPY292,284,000 ($1,940,281), respectively, which also represents the amount of unrecognized share-based compensation expense as of those dates. Such unrecognized compensation expense will be recognized in full upon consummation of the IPO.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the share option activities and related information for the fiscal years ended February 29, 2024 and February 28, 2025:

	Number (shares)*	Weighted Average Exercise Price*	Weighted Average Exercise Price*	Weighted Average Remaining Contractual Term
		JPY	US$	Years
Outstanding as of March 1, 2023	9,962,940	39.35	0.26	5.00
Granted	-	-	-	-
Forfeited/cancelled	(313,300)	-	-	-
Exercised	-	-	-	-
Outstanding as of February 29, 2024	9,649,640	38.84	0.26	4.00
Granted	-	-	-	-
Forfeited/cancelled	(250,640)	-	-	-
Exercised	-	-	-	-
Outstanding as of February 28, 2025	9,399,000	38.85	0.26	3.00
Options exercisable as of February 28, 2025	-

*	The information is presented on a retroactive basis to reflect the share split from 1 to 130, which become effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The Company uses a binomial option pricing model to estimate the fair value of its share option awards. The calculation of the fair value of the awards using the binomial option pricing model is affected by the Company’s share price on the date of grant as well as assumptions regarding the following:

	February 23,	October 30,
	2018	2020
Expected volatility	42.90%	42.90%
Expected term	7.00 years	4.33 years
Risk-free interest rate	0.05%	(0.07)%
Forfeiture rate	9.2%	2.2%
Expected dividend yield	0.0%	0.0%

The expected volatility is calculated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies. The risk-free interest rate is estimated based on the yield to maturity of Japanese treasury bonds based on the expected term of the incentive shares. The forfeiture rate is estimated at the time of option issuance based on the historical turnover rates of directors and employees.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — RELATED PARTY BALANCES AND TRANSACTIONS

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Name of entity or individual	Relationship to the Company
Honda Motor Co., Ltd.	Significant shareholder of the Company with an ownership interest exceeding 10%
Toyota Motor Corporation	Significant shareholder of the Company with an ownership interest exceeding 10%
Daihatsu Motor Co., Ltd.	A subsidiary of Toyota Motor Corporation
Toyota Mapmaster Incorporated	A subsidiary of Toyota Motor Corporation
Honda Access Corporation	A subsidiary of Honda Motor Co., Ltd.
Honda Development and Manufacturing of America, LLC.	A subsidiary of Honda Motor Co., Ltd.
Mr. Kenji Narushima	Mr. Kenji Narushima is the Company’s representative director and Chief Executive Officer
Mr. Masahide Shigeno	Mr. Masahide Shigeno is the Company’s representative director and Chief Technology Officer

a.	Accounts receivable from related parties

Accounts receivable from related parties consisted of the following:

Name of related party	Nature of transactions	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Provided contracted software development services to a related party	29,048	958,698	6,364
Toyota Motor Corporation	Provided contracted software development services to a related party	-	-	-
Daihatsu Motor Co., Ltd.	Provided contracted software development services to a related party	112,133	-	-
Toyota Mapmaster Incorporated	Provided contracted software development services to a related party	4,000	2,993	20
Honda Access Corporation	Provided contracted software development services to a related party	22,887	17,685	117
Honda Development and Manufacturing of America, LLC.	Provided contracted software development services to a related party	32,445	39,981	265
	Total	200,513	1,019,357	6,766

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b.	Contract assets from related parties

Contract assets from related parties consisted of the following:

Name of related party	Nature of transactions	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Provided contracted software development services to a related party	3,049,791	1,046,854	6,949
Toyota Motor Corporation	Provided contracted software development services to a related party	278,743	387,242	2,571
Daihatsu Motor Co., Ltd.	Provided contracted software development services to a related party	90,371	139,293	925
	Total	3,418,905	1,573,389	10,445

c.	Other receivable from related parties

Other receivable consisted of the following:

Name of related party	Nature of transactions	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Reimbursements receivable for personnel expenses of employees seconded to a related party	4,952	5,728	38
Toyota Motor Corporation	Reimbursements receivable for personnel expenses of employees seconded to a related party	6,645	11,646	77
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	-	1,320	9
	Total	11,597	18,694	124

d.	Accounts payable to a related party

Accounts payable to a related party consisted of the following:

Name of related party	Nature of transactions	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
		(In thousands)
Toyota Mapmaster Incorporated	License fee payable	318,411	288,205	1,913
	Total	318,411	288,205	1,913

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

e.	Contract liabilities to a related party

Contract liabilities to a related party consisted of the following:

Name of related party	Nature of transactions	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
Toyota Mapmaster Incorporated	Provided contracted software development services to a related party	92	-	-
	Total	92	-	-

f.	Other payable to related parties

Other payable to related parties consisted of the following:

Name of related party	Nature of transactions	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Reimbursements receivable for personnel expenses of employees seconded to a related party	495	686	5
Toyota Motor Corporation	Reimbursements receivable for personnel expenses of employees seconded to a related party	-	861	6
	Total	495	1,547	11

g.	Revenue from related parties

Revenue from related parties consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Contracted software development revenue	8,027,680	10,123,402	67,203
Toyota Motor Corporation	Contracted software development revenue	1,063,292	2,257,986	14,989
Daihatsu Motor Co., Ltd.	Contracted software development revenue	548,346	746,075	4,953
Toyota Mapmaster Incorporated	Contracted software development revenue	12,794	14,094	94
Honda Access Corporation	Contracted software development revenue	67,050	213,263	1,416
Honda Development and Manufacturing of America, LLC.	Contracted software development revenue	321,004	488,005	3,240
	Total	10,040,166	13,842,825	91,895

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

h.	Other income from related parties

Other income from related parties consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	-	2,182	14
Mr. Masahide Shigeno	Rental payments by a director for use of the Company-owned property	-	2,000	13
	Total	-	4,182	27

i.	Reimbursement of personnel costs from related parties

Reimbursement of personnel costs from related parties consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Receivables for personnel cost reimbursements from a related party for seconded employees	20,474	31,677	210
Toyota Motor Corporation	Receivables for personnel cost reimbursements from a related party for seconded employees	116,301	39,519	262
	Total	136,775	71,196	472

j.	Reimbursement of personnel costs to a related party

Reimbursement of personnel costs to a related party consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Personnel costs incurred for seconded employees from a related party	3,354	8,418	56
	Total	3,354	8,418	56

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

k.	License fees to a related party

License fees to a related party consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Toyota Mapmaster Incorporated	Payment of license fees	1,176,289	1,015,686	6,742
	Total	1,176,289	1,015,686	6,742

l.	Other fee payments to a related party

Other fee payments to a related party consisted of the following:

		For the Fiscal Years Ended
Name of related party	Nature of transactions	February 29, 2024	February 28, 2025	February 28, 2025
		JPY	JPY	US$
		(In thousands)
Toyota Motor Corporation	Payment of data usage fees	750	-	-
	Total	750	-	-

Note 15 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the opinion of management, there were no pending or threatened claims and litigation as of February 28, 2025 and up through the issuance date of these consolidated financial statements.

Note 16 — SEGMENT REPORTING

The Company identifies reportable operating segments based on the structure of its operations and the financial information reviewed regularly by the Chief Operating Decision Maker (“CODM”), who is the Chief Executive Officer, to evaluate performance and allocate resources. The Company’s three reportable operating segments are as follows, all segments include software development services, licensing, and software-related service revenue:

●	SDV: relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	LBS: relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for B2B customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and B2C mobile app services unrelated to in-vehicle navigation.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The CODM assesses segment performances and allocates resources based on profitability. The CODM evaluates operating performance and decides how to allocate resources based on segment profit or loss, which is equivalent to segment income from operations. Expenses included in segment operating profit consist principally of certain costs, such as purchases, personnel expenses, and R&D expenses, as well as direct selling and delivery costs and an allocation of certain shared services expenses. The CODM uses segment operating income (loss) to allocate resources to the Company’s segments in the Company’s annual planning process and to assess the performance of the Company’s segments, primarily by monitoring actual results versus the annual plan. From time to time, the Company may revise the measurement of each segment’s operating income, including any corporate overhead allocations, and presentation of significant segment expenses, as determined by the information regularly reviewed by its CODM.

Certain corporate expenses are not allocated to specific segments as these expenses are not controllable at the segment level. Such expenses include certain types of professional fees, and compensation to non-employee directors. These unallocated amounts are combined with total segment operating income to arrive at consolidated operating income as reported below in the reconciliation of segment operating income. Additionally, management has determined that it is not practical to allocate identifiable assets by segment since such assets are used interchangeably among the segments.

The below tables contain revenue and certain expenses regularly presented to the CODM in order to make decisions regarding the Company’s business, including resource allocation and performance assessments, as well as the current focus in compliance with ASC 280, Segment Reporting, for the periods presented:

	For the Fiscal Year Ended February 29, 2024
	SDV	LBS	Other(1)	Total
	JPY	JPY	JPY	JPY
	(In thousands)
Revenue from external customers	11,382,408	6,046,972	87,351	17,516,731
Intersegment revenue	-	-	513,779	513,779
Total revenue	11,382,408	6,046,972	601,130	18,030,510
Elimination of intersegment revenue				(513,779)
Total consolidated revenue				17,516,731
Less:
Purchases(2)	4,962,845	3,134,693	-	8,097,538
Personnel expenses(2)	2,107,744	1,348,837	854,846	4,311,427
R&D expenses(2)	557,557	157,897	245,486	960,940
Other costs and expenses(3)	663,785	468,784	798,447	1,931,016
Intersegment costs and expenses(4)	317,454	196,325	-	513,779
Total costs and expenses	8,609,385	5,306,536	1,898,779	15,814,700
Elimination of intersegment costs and expenses				(513,779)
Total consolidated costs and expenses				15,300,921
Segment operating income	2,773,023	740,436	(1,297,649)	2,215,810
Corporate expenses(5)				(323,413)
Total operating income				1,892,397
Interest expenses, net				(36,978)
Loss from disposal of long-lived assets				(154)
Gain from change in fair market value of equity securities				71,165
Gain from foreign currency exchange				8,904
Other income, net				3,735
Income before income tax provision				1,939,069

(1)	Revenue and profit or loss from segments below the quantitative thresholds. None of those segments has ever met any of the quantitative thresholds for determining reportable segments.
(2)	Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.
(3)	Other costs and expenses include depreciation and amortization, rental fees, communication costs, and other administrative segment costs and expenses.
(4)	Intersegment costs and expenses primarily arise from transactions between segments for the provision of software development services, R&D activities, and advertising and promotional services, and are eliminated in consolidation.
(5)	Comprised primarily of expenses not allocated to reportable segments.

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the Fiscal Year Ended February 28, 2025
	SDV	LBS	Other(1)	Total	Total
	JPY	JPY	JPY	JPY	US$
	(In thousands)
Revenue from external customers	14,685,172	6,168,720	265,412	21,119,304	140,197
Intersegment revenue	711,487	675,197	3,796,576	5,183,260	34,408
Total revenue	15,396,659	6,843,917	4,061,988	26,302,564	174,605
Elimination of intersegment revenue				(5,183,260)	(34,408)
Total consolidated revenue				21,119,304	140,197
Less:
Purchases(2)	7,117,127	2,763,637	132,095	10,012,859	66,469
Personnel expenses(2)	2,240,713	1,386,309	1,141,557	4,768,579	31,655
R&D expenses(2)	722,948	226,056	108,693	1,057,697	7,021
Other costs and expenses(3)	762,192	386,530	1,266,854	2,415,576	16,036
Intersegment costs and expenses(4)	2,885,792	1,542,697	754,610	5,183,099	34,407
Total costs and expenses	13,728,772	6,305,229	3,403,809	23,437,810	155,588
Elimination of intersegment costs and expenses				(5,183,099)	(34,407)
Total consolidated costs and expenses				18,254,711	121,181
Segment operating income	1,667,887	538,688	658,179	2,864,593	19,016
Corporate expenses(5)				(704,292)	(4,675)
Total operating income				2,160,301	14,341
Interest expenses, net				(49,498)	(329)
Loss from disposal of long-lived assets				(1,370)	(9)
Loss from change in fair market value of equity securities				(44,352)	(294)
Loss from foreign currency exchange				(34,515)	(229)
Other income, net				5,981	40
Income before income tax provision				2,036,547	13,520

(1)	Revenue and profit or loss from segments below the quantitative thresholds. None of those segments has ever met any of the quantitative thresholds for determining reportable segments.
(2)	Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.
(3)	Other costs and expenses include depreciation and amortization, rental fees, communication costs, and other administrative segment costs and expenses.
(4)	Intersegment costs and expenses primarily arise from transactions between segments for the provision of software development services, R&D activities, and advertising and promotional services, and are eliminated in consolidation.
(5)	Comprised primarily of expenses not allocated to reportable segments.

Geographic Area Information

The Company operates primarily in Japan. All material revenue of the Company is derived from Japan. See Note 2 for information relating to revenue by geography.

Long-lived assets include property and equipment, net and operating lease assets, and management has determined that it is not practical to allocate these assets by segment since such assets are used interchangeably among the segments. Physical locations and values of the Company’s long-lived assets are presented below:

	As of February 29, 2024	As of February 28, 2025	As of February 28, 2025
	JPY	JPY	US$
	(In thousands)
Long-lived assets:
Japan	2,995,846	5,605,494	37,211
International	203,506	181,990	1,208
Total long-lived assets	3,199,352	5,787,484	38,419

MICWARE CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — SUBSEQUENT EVENTS

On March 31, 2025, the Company acquired the NaviCon business from Denso Co., Ltd. pursuant to an acquisition agreement dated April 26, 2024. The acquired business is a smartphone-to-car navigation connectivity application with related operations and is intended to enhance the Company’s mobility service portfolio by integrating the platform. The total consideration for the acquisition was JPY150.0 million ($995.8 thousand), which was paid in cash on March 31, 2025.

On April 1, 2025, the Company acquired a business relating to taxi dispatch system from Denso Ten Co., Ltd. pursuant to an acquisition agreement dated January 31, 2025. The acquired business is associated with the development, provision, and maintenance of taxi dispatch systems, and is intended to accelerate the Company’s existing business targeting at taxi companies under Micware Mobility Co., Ltd. The total consideration for the acquisition was JPY55.0 million ($365.1 thousand), which was paid in cash on April 1, 2025.

The Company evaluated all events and transactions from February 28, 2025 up through November 28, 2025, which is the date that these consolidated financial statements are available to be issued. Other than the events disclosed above, no other subsequent events have occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

MICWARE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Japanese yen (“JPY”), and in thousands of U.S. Dollars (“US$”), except for number of shares and per share data)

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
ASSETS
Current Assets
Cash and cash equivalents	7,670,463	8,663,665	58,977
Accounts receivable, net	1,518,878	736,603	5,014
Accounts receivable due from related parties, net	1,019,357	70,120	477
Contract assets	436,167	655,924	4,466
Contract assets due from related parties	1,573,389	1,994,305	13,576
Inventories	48,629	82,643	563
Tax receivable	344,813	10,991	75
Prepayments and other current assets	1,427,733	1,001,751	6,819
Prepayments and other current assets due from related parties	18,694	34,741	236
Total current assets	14,058,123	13,250,743	90,203

Non-current Assets
Property and equipment, net	1,878,472	1,770,977	12,056
Operating lease right-of-use assets, net	3,909,012	4,372,079	29,762
Intangible assets, net	87,768	202,585	1,379
Long-term investments	219,649	424,410	2,889
Goodwill	197,650	239,228	1,629
Deferred offering costs	86,174	168,531	1,147
Deferred tax assets, net	687,365	1,026,009	6,984
Long-term prepayments and other non-current assets	1,848,634	2,122,896	14,451
Total non-current assets	8,914,724	10,326,715	70,297
TOTAL ASSETS	22,972,847	23,577,458	160,500

LIABILITIES, MEZZANINE EQUITY, AND EQUITY
Current liabilities
Current portion of long-term borrowings	1,804,164	2,126,161	14,474
Accounts payable	1,362,985	1,203,590	8,194
Accounts payable due to a related party	288,205	283,985	1,933
Current portion of contract liabilities	708,035	880,255	5,992
Current portion of contract liabilities due to a related party	-	264,092	1,798
Operating lease liabilities, current	881,838	1,166,740	7,942
Taxes payable	922,102	495,419	3,372
Accrued expenses and other current liabilities	1,350,327	1,418,964	9,659
Accrued expenses and other current liabilities due to related parties	1,547	1,451	10
Total current liabilities	7,319,203	7,840,657	53,374

Non-current liabilities
Long-term borrowings	4,273,240	3,051,433	20,772
Contract liabilities, non-current	723,188	793,659	5,403
Operating lease liabilities, non-current	3,214,665	3,437,852	23,403
Deferred tax liabilities, net	-	60,455	412
Other non-current liabilities	660,003	761,122	5,181
Total non-current liabilities	8,871,096	8,104,521	55,171
TOTAL LIABILITIES	16,190,299	15,945,178	108,545

COMMITMENTS AND CONTINGENCIES

Mezzanine equity
Redeemable ordinary shares (313,300 shares issued and outstanding as of February 28, 2025 and August 31, 2025)*	71,500	110,500	752
TOTAL MEZZANINE EQUITY	71,500	110,500	752

Equity
Ordinary shares, 125,320,000 shares authorized; 58,054,490 shares issued and 55,403,490 shares outstanding as of February 28, 2025, and 58,054,490 shares issued and 55,828,614 shares outstanding as of August 31, 2025*	480,000	480,000	3,268
Treasury shares, 2,337,700 and 1,912,576 shares as of February 28, 2025 and August 31, 2025, respectively*	(489,121)	(410,683)	(2,796)
Additional paid-in capital	926,301	997,803	6,792
Retained earnings	5,540,108	6,204,041	42,233
Accumulated other comprehensive income	69,722	62,335	424
Total equity attributable to shareholders of the Company	6,527,010	7,333,496	49,921
Non-controlling interests	184,038	188,284	1,282
TOTAL EQUITY	6,711,048	7,521,780	51,203
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	22,972,847	23,577,458	160,500

*	The shares and per share information are presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICWARE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Amounts in thousands of JPY, and in thousands of US$, except for number of shares and per share data)

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
Revenue – third parties	3,255,599	3,368,257	22,929
Revenue – related parties	6,272,996	6,892,829	46,922
Total Revenue	9,528,595	10,261,086	69,851
Cost of revenue	6,470,247	7,040,540	47,927
Gross profit	3,058,348	3,220,546	21,924

Operating expenses
Selling, general, and administrative expenses	1,609,923	1,916,500	13,046
Research and development expenses	417,379	519,153	3,534
Total operating expenses	2,027,302	2,435,653	16,580

Operating profit	1,031,046	784,893	5,344

Other income (expense)
Interest expenses, net	(23,257)	(18,977)	(129)
Loss from disposal of long-lived assets	(324)	-	-
(Loss) gain from change in fair market value of equity securities	(3,629)	4,407	30
Loss from foreign currency exchange	(55,168)	(971)	(7)
Gain on bargain purchase	-	106,805	727
Other income, net	6,588	20,287	138
Total other income (expense), net	(75,790)	111,551	759
INCOME BEFORE INCOME TAX PROVISION	955,256	896,444	6,103

PROVISION (BENEFIT) FOR INCOME TAXES
Current	408,071	514,044	3,499
Deferred	(172,764)	(326,400)	(2,222)
Total provision for income taxes	235,307	187,644	1,277
Net income	719,949	708,800	4,826

Less: net income attributable to non-controlling interests	(23,519)	(5,867)	(40)
Net income attributable to the Company’s ordinary shareholders	696,430	702,933	4,786

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	(20,519)	(9,008)	(61)
Total comprehensive income	699,430	699,792	4,765
Less: comprehensive income attributable to non-controlling interests	(17,285)	(4,246)	(29)
Comprehensive income attributable to the Company	682,145	695,546	4,736

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic*	51,978,828	56,000,976	56,000,976
Diluted*	51,978,828	56,000,976	56,000,976
EARNINGS PER SHARE
Basic*	13.40	12.55	0.09
Diluted*	13.40	12.55	0.09

*	The shares and per share information are presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICWARE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Amounts in thousands of JPY, and in thousands of US$, except for number of shares and per share data)

	Attributable to shareholders of the Company
	Ordinary shares		Treasury shares		Additional		Accumulated Other	Non-
	No. of Shares*	Amount	No. of Shares*	Amount	Paid-in Capital	Retained Earnings	Comprehensive Income	controlling interests	Total Equity
		JPY		JPY	JPY	JPY	JPY	JPY	JPY
Balance as of February 29, 2024	58,054,490	480,000	6,078,020	(1,179,233)	840,413	4,212,700	69,337	160,466	4,583,683
Net income	-	-	-	-	-	696,430	-	23,519	719,949
Foreign currency translation adjustment	-	-	-	-	-	-	(14,285)	(6,234)	(20,519)
Reissuance of treasury shares	-	-	(433,800)	80,039	9,961	-	-	-	90,000
Adjustments to redeemable ordinary shares fair value measurement	-	-	-	-	-	690	-	-	690
Balance as of August 31, 2024	58,054,490	480,000	5,644,220	(1,099,194)	850,374	4,909,820	55,052	177,751	5,373,803

Balance as of February 28, 2025	58,054,490	480,000	2,337,700	(489,121)	926,301	5,540,108	69,722	184,038	6,711,048
Net income	-	-	-	-	-	702,933	-	5,867	708,800
Foreign currency translation adjustment	-	-	-	-	-	-	(7,387)	(1,621)	(9,008)
Reissuance of treasury shares	-	-	(425,124)	78,438	71,502	-	-	-	149,940
Adjustments to redeemable ordinary shares fair value measurement	-	-	-	-	-	(39,000)	-	-	(39,000)
Balance as of August 31, 2025	58,054,490	480,000	1,912,576	(410,683)	997,803	6,204,041	62,335	188,284	7,521,780
Balance as of August 31, 2025 (US$)		3,268		(2,796)	6,792	42,233	424	1,282	51,203

*	The shares and per share information are presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICWARE CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of JPY, and in thousands of US$)

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
Cash flows from operating activities
Net income	719,949	708,800	4,826
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	204,382	207,205	1,411
Amortization of operating lease right-of-use assets	362,203	561,048	3,819
Gain on disposal of property and equipment	(1,265)	-	-
Loss on disposal of intangible assets	1,589	-	-
Change in fair value of marketable securities	3,629	(4,407)	(30)
Gain on bargain purchase	-	(106,805)	(727)
Deferred tax benefit	(172,764)	(326,400)	(2,222)
Changes in operating assets and liabilities:
Accounts receivable	669,120	968,211	6,591
Accounts receivable due from related parties	127,038	949,237	6,462
Contract assets	(80,582)	(219,757)	(1,496)
Contract assets due from related parties	1,308,719	(420,916)	(2,865)
Inventories	(27,215)	(34,014)	(232)
Tax receivables	4,244	333,822	2,272
Prepayments and other assets	(838,449)	153,955	1,048
Prepayments and other assets due from related parties	(38,873)	(16,047)	(109)
Accounts payable	(149,766)	(159,395)	(1,085)
Accounts payable due to a related party	(71,767)	(4,220)	(29)
Contract liabilities	324,316	242,691	1,652
Contract liabilities due to a related party	-	264,092	1,798
Accrued expenses and other liabilities	238,122	150,496	1,025
Accrued expenses and other liabilities due to related parties	157	(96)	-
Operating lease liabilities	(335,739)	(516,075)	(3,513)
Taxes payable	(10,011)	(426,683)	(2,905)
Net cash provided by operating activities	2,237,037	2,304,742	15,691

Cash flows from investing activities
Payment for investment	-	(200,354)	(1,364)
Purchase of property and equipment	(82,562)	(33,485)	(228)
Proceeds from sale of property and equipment	1,108	464	3
Purchase of intangible assets	-	(277)	(2)
Acquisitions	-	(205,000)	(1,396)
Net cash used in investing activities	(81,454)	(438,652)	(2,987)

Cash flows from financing activities
Proceeds from borrowings	2,500,000	100,000	681
Repayment of borrowings	(1,010,698)	(999,810)	(6,806)
Payments on deferred offering costs	-	(82,357)	(561)
Repayments of finance lease obligation	(26,605)	(31,398)	(214)
Reissuance of treasury shares	90,000	149,940	1,021
Net cash provided by (used in) financing activities	1,552,697	(863,625)	(5,879)

Effect of foreign exchange rate changes on cash and cash equivalents	(19,501)	(9,263)	(63)

Net increase in cash and cash equivalents	3,688,779	993,202	6,762

Cash and cash equivalents at the beginning of the period	4,189,636	7,670,463	52,215
Cash and cash equivalents at the end of the period	7,878,415	8,663,665	58,977

Supplementary cash flow information
Cash paid for income taxes	422,742	80,715	549
Cash paid for interest expenses	24,405	25,987	177

Non-cash financing and investing activities
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	2,635,047	1,020,425	6,946
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	3,905	50,771	346
Adjustments to redeemable ordinary shares fair value measurement	(690)	39,000	265

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — NATURE OF BUSINESS AND COMPANY

Micware Co., Ltd. (“MICWARE,” or the “Company,” and where appropriate, the term “Company” also refers to its subsidiaries as a whole) was incorporated in Kobe city, Japan, on March 3, 2003. The Company is engaged in the planning, development, production, and sales of computer systems, with a particular focus on navigation systems for the automotive industry.

On March 1, 2024 (the “Reorganization Date”), the Company redistributed business operations across newly established and existing subsidiaries in order to optimize resource allocation and enhance business synergy (the “Reorganization”). As the shareholding in the Company immediately before the Reorganization was identical to the shareholding in the Company immediately after the Reorganization, the Reorganization was accounted for as a transaction between entities under common ownership, in a manner similar to a pooling of interests. The accompanying unaudited condensed consolidated financial statements were prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

As of August 31, 2025, the details of the Company’s subsidiaries are as follows:

Name	Date of incorporation / acquisition	Place of incorporation	Percentage of ownership	Principal activities
Micware Automotive Co., Ltd. (MAC)(1)	Acquired on March 1, 2021	Japan	100%	Provide the one-stop solution of in-vehicle infotainment (“IVI”) software development. Development environment, software and automatic quality test.
Micware Mobility Co., Ltd. (MMC)	Incorporated on March 4, 2024	Japan	100%	Provide the IVI related software, service of telephony embedded dashcam solution and software quality validation service.
Micware Navigations Co., Ltd. (MNC)(2)	Acquired on July 16, 2019	Japan	100%	Provide the Software to Mobility market. GPS software, cloud server service, IVI related software and smart phone app.
Micware Operation Co., Ltd. (MOP)	Incorporated on March 4, 2024	Japan	100%	Contracted human resources, general affairs, corporate planning, procurement/purchasing, intellectual property management, legal affairs, and other administrative tasks for group companies.
Micware Create Co., Ltd. (MCC)	Incorporated on March 1, 2024	Japan	100%	Assistance in software development for group companies and other clerical work on behalf of the company.
Micware North America, Inc. (MNA)	Incorporated on June 3, 2014	California, United States	70%	Provide the IVI related software and quality verification serve in North America.
Micware Asia Pacific Co., Ltd. (MAP)	Incorporated on October 3, 2016	Thailand	70.59%	Provide the mobility related software to Asia Pacific region and offshore base of software development in the Micware group.
Micware Europe GmbH (MEU)(3)	Acquired on March 28, 2024	Germany	100%	Provide the Mobility related software and services to EU and other regions.

(1)	On March 1, 2021, the Company acquired 100% of the equity interests in HI Corporation (HI), a company engages in middleware and content development. On March 1, 2024, upon Reorganization, the Company renamed HI to MAC.
(2)	On July 16, 2019, the Company acquired 100% of the equity interests in Databroad Co., Ltd. (DB), a company engages in broadcasting and on-demand media services. On March 1, 2024, upon Reorganization, the Company renamed DB to MNC.
(3)	On March 28, 2024, the Company acquired 100% of the equity interests in O-WELL GERMANY GmbH from O-WELL corporation in order to provide mobility-related software and services to the EU and other international markets.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities Exchange Commission (the “SEC”).

Segment Information

The Company operates in three operating segments. Operating segments are determined in accordance with ASC 280, Segment Reporting (“ASC 280”) and are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) to allocate resources and assess performance. The CODM reviews segment profit or loss as the measure of profitability, which is presented on an operating segment level for purposes of allocating resources and evaluating operating and financial performance.

The Company operates and manages its business units in the following three operating segments:

●	Software Defined Vehicles (“SDV”): relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	Location-Based Services (“LBS”): relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for Business-to-Business (“B2B”) customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and Business-to-Consumer (“B2C”) mobile app services unrelated to in-vehicle navigation.

For more information regarding segment reporting, see Note 16 - Segment Information.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power; has the power to appoint or remove the majority of the members of the board of directors; and has the power to cast majority of votes at the meeting of the board or to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders. All inter-company transactions have been eliminated upon consolidation.

Use of estimates and assumptions

In preparing the unaudited condensed consolidated financial statements in conformity with the U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates are based on information available as of the date of the unaudited condensed consolidated financial statements. Significant estimates include the progress rate under the input method for revenue recognition, and the allocation of standalone selling price (“SSP”) in multiple-obligation agreements. Actual results could differ from those estimates.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations

The Company accounts for all business combinations using the acquisition method of accounting. The fair value of consideration transferred in a business combination is allocated between tangible and intangible assets acquired and liabilities assumed from the acquired business based on their estimated fair values, with the residual of the purchase price recorded as goodwill. If the fair value of the consideration transferred is less than the fair value of the net identifiable assets acquired, the difference is recognized as a gain on bargain purchase. Transaction costs associated with business combinations are expensed as incurred and are included in general and administrative expenses in the Company’s unaudited condensed consolidated statements of income and comprehensive income. The results of operations of the acquired business are included in the Company’s results of operations from the date of acquisition.

During the six months ended August 31, 2025, the Company completed two business acquisitions. On March 31, 2025, the Company acquired the NaviCon business from Denso Co., Ltd. pursuant to an acquisition agreement dated April 26, 2024. The acquired business is a smartphone-to-car navigation connectivity application with related operations and is intended to enhance the Company’s mobility service portfolio by integrating the platform. The total consideration for the acquisition was JPY150.0 million ($1.0 million), which was paid in cash on March 31, 2025. Acquisition-related costs of JPY2.0 million ($0.0 million) were recognized as expenses when incurred. The fair value of the identifiable net assets acquired was JPY256.8 million ($1.7 million). As such amount exceeded the purchase consideration, the acquisition resulted in a bargain purchase and the Company recognized a gain of JPY106.8 million ($0.7 million).

On April 1, 2025, the Company acquired a business relating to taxi dispatch system from Denso Ten Co., Ltd. pursuant to an acquisition agreement dated January 31, 2025. The acquired business is associated with the development, provision, and maintenance of taxi dispatch systems, and is intended to accelerate the Company’s existing business targeting at taxi companies under Micware Mobility Co., Ltd. The total consideration for the acquisition was JPY55.0 million ($0.4 million), which was paid in cash on April 1, 2025. Acquisition-related costs of JPY6.5 million ($0.0 million) were recognized as expenses when incurred. The fair value of the identifiable net assets acquired was JPY13.5 million ($0.1 million). The excess of the purchase consideration over such net assets resulted in the recognition of goodwill of JPY41.5 million ($0.3 million), which has been assigned to the SDV reporting unit.

Non-controlling Interests

Non-controlling interests are classified as a separate component of equity in the unaudited condensed consolidated balance sheets and unaudited condensed consolidated statements of changes in equity. Additionally, net income attributable to non-controlling interests is reflected separately from consolidated net income in the unaudited condensed consolidated statements of income and comprehensive income and changes in equity.

Currency Translation for Financial Statements Presentation

Translations of amounts from Japanese yen (“JPY”) into U.S. dollars (“US$”) for the convenience of the reader have been calculated at the exchange rate of JPY146.90 per US$1.00 on August 29, 2025, as published on the website of the United States Federal Reserve Board. No representation is made that the JPY amounts could have been, or could be, converted into US$ at such rate.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency

The Company maintains its books and records in its local currency, JPY, which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. The Company’s subsidiaries in Thailand, the United States, and the Germany use their respective currencies Thailand Bhat (“THB”), US$, and Euro (“EUR”). The Company uses the JPY as its reporting currency.

Transactions denominated in foreign currencies are measured into the functional currency at the exchange rates at the end of the month preceding the transaction date. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses resulting from remeasurement are included in the unaudited condensed consolidated statements of income and comprehensive income.

The Company uses the average exchange rate for the six months and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive income, a component of equity.

Revenue Recognition

The Company recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company applies a five-step model that requires entities to exercise judgment when considering the terms of the contract(s), which include (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (vi) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue when each performance obligation is satisfied.

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company accounts for a customer contract when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration to which they are entitled. The Company evaluates its contracts with customers to identify the promised goods or services and recognizes revenue for the identified performance obligations at the amount the Company expects to be entitled to in exchange for those goods or services. A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. Revenue is recognized when, or as, performance obligations are satisfied, and control has transferred to the customer.

The Company disaggregates its revenue into three categories: (i) software development services, (ii) licensing, and (iii) other software-related services.

Software development services

The Company generates revenue from software development services. This includes the design and delivery of custom automotive software based on the Company’s proprietary IVI platform. The platform supports a range of functions, such as navigation, multimedia, and connectivity across Android- and Linux-based environments, and enables efficient, modular development for a variety of customer requirements.

Contracts are entered into for the development of defined software modules or functionalities in accordance with customer specifications. Development activities are primarily performed by internal engineering teams, with certain components or tasks subcontracted to third-party service providers when necessary. Contract durations are generally within one year.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Each contract is accounted for as a single performance obligation, with the transaction price fixed and stated in the contract.

Aside from individual contracts, the Company also engages in a long-term collaboration with a particular customer. While this collaboration spans multiple years, the customer’s procurement process follows an annual cycle. Within the same fiscal year, multiple purchase orders are issued under the umbrella of a broader development roadmap. These orders are scoped, reviewed, and approved within a limited timeframe, generally at the beginning of the fiscal year, and are aligned with a common commercial objective. Although formalized as separate purchase orders, these engagements are substantively designed and managed as an integrated delivery. Each fiscal year’s development plan is therefore accounted for as a single performance obligation, as the work is structured and executed as a complete package under a framework contract with corresponding quarterly payments.

Revenue is recognized over time using an input method based on the ratio of direct costs incurred to total direct costs. Development activities are carried out in accordance with contractually defined specifications and executed through continuous engineering efforts without interim transfers. The nature of the work includes iterative coding, integration, and system implementation, through which value is conveyed to the customer as services are performed. The costs included in the measure of progress consist primarily of internal labor and subcontracted development services that directly contribute to performance. The software being developed has no alternative use to the Company, and the Company has an enforceable right to payment for performance completed to date.

Licensing

Under licensing arrangements, the Company grants customers rights to use its software modules, such as navigation engines, for a fixed term, which is in most cases between a three- and five-year time frame. These modules are generally integrated into in-vehicle systems by Tier 1 suppliers and licensed on a per-unit basis.

For contracts that bundle software licenses with map update service, the Company identifies each as a separate performance obligation and allocates the transaction price based on their respective SSP. The SSP for the software license is estimated using a cost-plus margin approach, applying a representative mark-up ratio. The SSP for the map update service is determined by reference to observable prices from similar standalone contracts with the same or comparable customers.

Revenue allocated to the software license is recognized at a point in time, under a sales-based royalty arrangement, calculated by applying a fixed per-unit rate multiplied by shipment volumes to original equipment manufacturers (“OEMs”) as reported by Tier 1 suppliers. Revenue allocated to map update services is recognized over time as the updates are provided throughout the license term.

Other Software-Related Services

The Company generates other software-related revenue primarily from after-sales maintenance and support services provided to customers who have licensed or developed software with the Company. Revenue from maintenance and support services is recognized over time, typically on a straight-line basis over the contractual service period, which is generally within one year, as the services are provided continuously and the customer receives the benefit of the services throughout the term.

The Company also earns revenue from bundled equipment-and-software arrangements, primarily through the Company’s Mvcube service. These arrangements are classified as sales-type leases, generally with five-year terms and monthly payments, with revenue recognized upon equipment delivery.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of Revenue

The following table presents the Company’s revenue from contracts with customers by reportable segment, including a reconciliation of the disaggregated revenue with the Company’s reportable segments (see Note 16 – Segment Information) and disaggregated by major product and service lines, timing of revenue recognition, and geographical markets for the six months ended August 31, 2024 and 2025:

	For the Six Months Ended August 31, 2024
	SDV	LBS	Other and Eliminations	Total
	JPY	JPY	JPY	JPY
	(In thousands)
Major Product/Service Lines
Software Development Services	6,597,126	1,595,778	(352,217)	7,840,687
Licensing	247,192	1,043,270	4,434	1,294,896
Software-related Services	118,067	285,359	(10,414)	393,012
Total	6,962,385	2,924,407	(358,197)	9,528,595
Timing of Revenue Recognition
Transferred over time	6,650,618	1,860,557	49,030	8,560,205
Transferred at a point in time	311,767	1,063,850	(407,227)	968,390
Total	6,962,385	2,924,407	(358,197)	9,528,595
Geographical Markets
Japan	6,793,430	2,924,407	(524,489)	9,193,348
International	168,955	-	166,292	335,247
Total	6,962,385	2,924,407	(358,197)	9,528,595

	For the Six Months Ended August 31, 2025
	SDV	LBS	Other and Eliminations	Total	Total
	JPY	JPY	JPY	JPY	US$
	(In thousands)
Major Product/Service Lines
Software Development Services	7,200,099	1,459,873	(598,143)	8,061,829	54,879
Licensing	235,721	1,231,158	-	1,466,879	9,986
Software-related Services	200,962	468,433	62,983	732,378	4,986
Total	7,636,782	3,159,464	(535,160)	10,261,086	69,851
Timing of Revenue Recognition
Transferred over time	7,196,294	1,374,690	(598,143)	7,972,841	54,274
Transferred at a point in time	440,488	1,784,774	62,983	2,288,245	15,577
Total	7,636,782	3,159,464	(535,160)	10,261,086	69,851
Geographical Markets
Japan	7,533,554	3,158,864	(596,726)	10,095,692	68,725
International	103,228	600	61,566	165,394	1,126
Total	7,636,782	3,159,464	(535,160)	10,261,086	69,851

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Contract Assets and Contract Liabilities

Timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets are generated when contractual billing schedules differ from revenue recognition timing. An unbilled receivable is recorded in instances when revenue is recognized prior to invoicing, and amounts collected in advance of services being provided are recorded as contract liability.

Payment terms and conditions vary by contract type although standard billing terms are that payment is due upon receipt of invoice, generally payable within 30 to 60 days. The Company does not offer return rights for its products and services in the ordinary course of business, and contracts generally do not include customer acceptance clauses. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that contracts generally do not include a significant financing component if the period between when the payment is received and when the Company transfers the promised goods or services to the customer will be one year or less.

(a)	Contract balances

Information about receivables and contract liabilities from contracts with customers is as follows:

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
	(In thousands)
Receivables from contracts with customers:
Accounts receivable, net	2,538,235	806,723	5,491
Contract assets	2,009,556	2,650,229	18,042
Contract liabilities:
Current portion of contract liabilities	708,035	1,144,347	7,790
Contract liabilities, non-current	723,188	793,659	5,403

The contract assets are subject to credit risk and reviewed in accordance with ASC 326, Financial Instruments-Credit Losses. An allowance for expected credit losses reflects losses expected over the remaining term of the contract asset and is determined based upon historical losses, customer-specific factors, and current economic conditions. The potential impact of credit losses on contract assets was nil as of February 28, 2025 and August 31, 2025.

Changes in the Company’s contract liabilities for the six months ended August 31, 2024 and 2025 are as follows:

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
	(In thousands)
Balance at beginning of the period	1,261,174	1,431,223	9,743
Cash received in advance	862,627	3,504,946	23,859
Revenue recognized from opening balance of contract liabilities	(342,446)	(393,592)	(2,679)
Revenue recognized from contract liabilities arising during current period	(195,865)	(2,604,571)	(17,730)
Balance at end of the period	1,585,490	1,938,006	13,193

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(b)	Remaining performance obligations

Estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of August 31, 2025 is as follows:

	August 31, 2025	August 31, 2025
	JPY	US$
	(In thousands)
Within One Year	3,018,088	20,545
Two to Five Years	838,352	5,707
Greater than Five Years	66,250	451
	3,922,690	26,703

Warranty liability

Warranty liability provided to customers is accrued in accordance with management’s estimate. No claims were incurred for the six months ended August 31, 2024 and 2025.

As of February 28, 2025 and August 31, 2025, the warranty liability amounts were nil.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its bank accounts primarily in Japan. The Company’s cash and cash equivalents accounts may exceed Japanese government insured limits, up to JPY10,000 thousand, from time to time and could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. As of February 28, 2025 and August 31, 2025, the Company’s cash equivalents, including time deposit with an initial maturity date of three months, amounted to JPY100.0 million and JPY100.1 million ($0.7 million), respectively.

Accounts receivable, net

The Company’s accounts receivable consists primarily of receivables from automotive OEMs and Tier 1 suppliers, and receivables resulting from the implementation of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). The balance is presented net of an allowance for expected credit losses (that is, doubtful accounts).

The Company monitors the financial condition of its customers and records provisions for estimated credit losses on receivables when it believes customers are unable to make their required payments based on factors such as delinquencies and aging trends. The allowance for expected credit losses is the Company’s best estimate of the amount of probable credit losses incurred related to existing accounts receivable. The allowance for expected credit losses related to accounts receivable was nil as of February 28, 2025 and August 31, 2025.

Inventories, net

Inventories, net are comprised of finished goods, and raw materials, and are stated at the lower of cost or estimated net realizable value using the weighted-average method. Costs include mainly the cost of merchandise inventories such as intelligent transport systems connect onboard units. Any excess of the cost over the net realizable value of each item of merchandise inventories is recognized as a provision for diminution in the value of merchandise inventories. Net realizable value is the estimated selling price in the normal course of business less any costs to sell products. The Company periodically evaluates merchandise inventories for their net realizable value adjustments and reduces the carrying value of those merchandise inventories that are obsolete or in excess of the forecasted usage to their estimated net realizable value based on various factors including aging and expiration dates, as applicable, taking into consideration historical and expected future product sales. For the six months ended August 31, 2024 and 2025, the Company recognized no provision for inventory valuation in inventories.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Except for assets that are not subject to depreciation, such as land, depreciation and amortization of property and equipment are mainly provided using the straight-line method, which allocates an asset’s cost over the periods during which the Company benefits from the use of the asset. The expected economic useful lives of the Company’s assets are as follows:

Useful Life
Buildings	15 – 47 years
Leasehold improvements	Lesser of estimated useful life or the remaining lease term
Vehicle	3 – 6 years
Tools and equipment	2 – 15 years

Land has infinite useful life and is not subjected to amortization. Management reviews for impairment accordance with the accounting policy stated under impairment of long-lived assets.

Expenditures for maintenance and repair, which do not materially extend the useful lives of the assets, are charged to expenses as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of income and comprehensive income in other income or expenses.

Intangible assets, net

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated economic useful lives of the respective assets. Acquired intangible assets from a business combination are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives and are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets. The estimated useful life for the intangible assets is as follows:

Useful Life
Software	3 – 10 years
Customer relationships	4 years

Impairment for long-lived assets

Long-lived assets, including property and equipment and intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the six months ended August 31, 2024 and 2025, no impairment of long-lived assets was recognized.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Leases

The Company accounts for lease in accordance with ASC 842. The Company considers whether a contract is a lease or if it contains a lease element when a contract is executed. If a contract conveys the right to control the use of the identified asset for a period of time in exchange for consideration, such contract is determined to contain a lease element. When the contract contains a lease element, a lease is either classified as operating lease or finance lease when the Company is a lessee, and a sales-type lease or direct financing lease when the Company is a lessor.

1)	Lease as a lessee

Operating leases

The Company leases offices, employee dormitories, vehicles, and facilities under operating lease arrangements. The Company determines whether an arrangement is, or contains, a lease at contract inception. An arrangement contains a lease if the Company has the right to direct the use of and obtain substantially all of the economic benefits of an identified asset. Right-of-use assets and lease liabilities are recognized at lease commencement based on the present value of lease payments over the lease term. Leases with an initial term of 12 months or less are not recognized on the unaudited condensed consolidated balance sheets and are recorded as short-term lease expense. The discount rate used to calculate present value is the Company’s incremental borrowing rate based on the lease term and the economic environment.

Certain leases have renewal options or options to terminate prior to lease expiration, which are included in the measurement of right-of-use assets and lease liabilities when it is reasonably certain they will be exercised. The Company has elected to account for lease and non-lease components as a single lease component for its office facilities. The fixed portion of these payments is included in the measurement of right-of-use assets and lease liabilities at lease commencement, while the variable portion is recorded as variable lease expense. The Company’s leases do not contain material residual value guarantees or restrictive covenants. The Company recognizes sublease income on a gross basis over the sublease term in its unaudited condensed consolidated statements of income and comprehensive income, as the Company remains the primary obligor.

Finance leases

The Company also has a limited number of equipment leases that qualify as financing leases. Finance lease assets are subsequently amortized using the straight-line method from the lease commencement date to the earlier of the end of its useful life or the end of the lease term unless the lease transfers ownership of the underlying asset to the Company or the Company is reasonably certain to exercise an option to purchase the underlying asset. In those cases, the finance lease assets are amortized over the useful life of the underlying asset. Accordingly, the assets leased under the finance leases are included in property and equipment, and depreciation thereon is recognized in operating expenses in the unaudited condensed consolidated financial statements. When the Company makes its contractually required payments under finance leases, the Company allocates a portion to reduce the finance lease obligation and a portion is recognized as interest expenses.

2)	Lease as a lessor

The Company leases hardware products to some of its customers. The Company determines the existence of a lease when the customer controls the use of the identified hardware for a period of time defined in the lease agreement. The Company’s lease agreements typically have a duration of five years, with payments generally made in equal monthly installments. The Company’s leases do not include termination rights or variable pricing, and they typically do not include purchase rights at the end of the lease term. The Company classifies its leases as sales-type leases, with revenue and cost of sales recognized at the time of hardware delivery. As of February 28, 2025 and August 31, 2025, the gross lease receivables from sales-type leases were JPY39.9 million and JPY48.2 million ($0.3 million), respectively, and the net investment in sales-type leases, after deducting unearned interest income, was JPY39.1 million and JPY46.6 million ($0.3 million), respectively, recorded under prepayments and other assets on the unaudited condensed consolidated balance sheets.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Asset retirement obligations

The Company accounts for asset retirement obligations in accordance with ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the operation use of the leased assets. Asset retirement obligations consist of estimated restoration costs to be incurred by the Company in the future once the economic life of its leased assets is reached. The estimated fair value of the asset retirement obligation is based on the current cost escalated discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life. The liability is accreted until the Company settles the obligation.

Long-term investments

The Company’s long-term investments consist of equity investments with readily determinable fair value and equity investments without readily determinable fair value. The accompanying shareholding is less than 20% of the voting rights.

For equity securities without readily determinable fair value and do not qualify for the net asset value (“NAV”) practical expedient, the Company elects to use the measurement alternative to measure those investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer, if any. Significant judgments are required to determine (i) whether observable price changes are orderly transactions and identical or similar to an investment held by the Company; and (ii) the selection of appropriate valuation methodologies and underlying assumptions, including expected volatility and the probability of exit events as it relates to liquidation and redemption features used to measure the price adjustments for the difference in rights and obligations between instruments. Equity securities with readily determinable fair values are measured at fair value, and any changes in fair value are recognized in the unaudited condensed consolidated statements of income and comprehensive income.

For equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired. For equity investments that the Company elects to use the measurement alternative, the Company makes a qualitative assessment considering impairment indicators to evaluate whether investments are impaired at each reporting date. Impairment indicators considered include, but are not limited to, a significant deterioration in the earnings performance or business prospects of the investee, including factors that raise significant concerns about the investee’s ability to continue as a going concern, a significant adverse change in the regulatory, economic, or technologic environment of the investee and a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates. If a qualitative assessment indicates that the investment is impaired, the entity has to estimate the investment’s fair value in accordance with the principles of ASC 820. If the fair value is less than the investment’s carrying value, the Company recognizes an impairment loss in earnings equal to the difference between the carrying value and fair value.

As of February 28, 2025 and August 31, 2025, the initial cost basis of investments without readily determinable fair value was JPY451.2 million and JPY501.2 million ($3.4 million), respectively. As of February 28, 2025 and August 31, 2025, the total carrying value, net of accumulated impairment loss of JPY363.7 million recognized in prior periods, was JPY87.5 million and JPY137.5 million ($0.9 million), respectively. The Company did not recognize any additional impairment or observable price change adjustments for the six months ended August 31, 2024 and 2025.

Goodwill

Goodwill represents the excess of cost over fair value of identifiable net assets acquired and assumed in business combinations. The Company assesses goodwill for impairment in accordance with ASC Subtopic 350-20, Intangibles—Goodwill and Other: Goodwill (“ASC 350-20”), which requires goodwill to be tested for impairment at the reporting unit level at least annually and more frequently upon the occurrence of certain events, as defined by ASC 350-20. Goodwill impairment assessments are performed at the reporting unit level, which is the same as the Company’s operating segments.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company has the option to assess qualitative factors first to determine whether step one of the goodwill impairment analysis is necessary. If a step one test is considered necessary based on the qualitative factors, the Company compares the estimated fair value of a reporting unit to its carrying value. The carrying value of each reporting unit is based on the assets and liabilities associated with the operations of the reporting unit. The Company calculates estimated fair values of the reporting units based on discounted future cash flows utilizing estimates in annual revenue, gross margins, fixed expense rates, allocated corporate overhead, and long-term growth rates for determining terminal value. If the carrying amount of a reporting unit exceeds its fair value, a loss will be recorded for the excess of the carrying value of the reporting unit over the fair value of the reporting unit.

As of February 28, 2025, the goodwill balances for the SDV and LBS reporting units were JPY69.8 million and JPY127.9 million, respectively. As of August 31, 2025, the goodwill balances for the SDV and LBS reporting units were JPY111.3 million and JPY127.9 million, respectively. For the six months ended August 31, 2024 and 2025, the Company did not identify any triggering events or impairment indicators, primarily due to stable operating performance and no significant adverse changes in market conditions. Accordingly, no goodwill impairment was recognized.

Deferred offering costs

Pursuant to ASC 340-10-S99-1, initial public offering (“IPO”) costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs include legal fees related to the registration drafting and counsel, consulting fees related to the registration preparation, and the SEC filing and print related costs. During the six months ended August 31, 2024 and 2025, the Company recorded a charge of nil and JPY82.3 million ($0.6 million) related to the IPO. As of February 28, 2025 and August 31, 2025, the Company had capitalized deferred offering costs of JPY86.2 million and JPY168.5 million ($1.1 million), respectively.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement, and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments; and

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The Company utilizes fair value measurements to account for certain items and account balances within the unaudited condensed consolidated financial statements. Fair value measurements may also be utilized on a non-recurring basis, such as for the impairment of long-lived assets. The fair value of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and certain accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The Company’s Level 1 assets consist of cash and cash equivalents and investments in marketable securities in the accompanying unaudited condensed consolidated balance sheets. The carrying value of the Company’s long-term debt and operating lease liabilities approximates fair value at each balance sheet date because the stated rate of interest of the debt approximates the market interest rate at which the Company can borrow similar debt, and the discount rates used for the lease liabilities approximate market interest rates.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company’s Level 3 assets include mezzanine equity, for which fair value is determined using EBITDA multiples from comparable companies with management’s judgment in selecting the appropriate point within the observed range, which represents an unobservable input, and outstanding share options, for which fair value is determined using the binomial option pricing model incorporating some unobservable inputs. These inputs include expected exercise behavior of award holders, employee and director’s turnover rates, and the probability of satisfying performance conditions (e.g., completion of an initial public offering). Other assumptions used in the model include the fair value of our ordinary share, expected volatility, expected dividend yield, and risk-free interest rates. Refer to Note 11 and 13 for additional information on fair value measurements. As of February 28, 2025 and August 31, 2025, the Company did not have any assets or liabilities measured at fair value classified as Level 2.

Cost of revenue

Cost of revenue mainly consists of personnel expenses, license fees, material costs, outsourcing costs, depreciation expenses, and other related expenses directly used in the provision of services to customers.

Selling, general, and administrative expenses

Selling, general, and administrative expenses include all operating costs of the Company, except cost of revenue, as described above. As a result, the majority of the cost of directors and employee compensation, commission fees, depreciation, office supplies, travelling fees, advertisement and membership promotion fees, and operating lease expenses are included in selling, general, and administrative expenses. Since these expenses serve similar functions and pertain to the same aspects of the business, the Company has consolidated them into a single line item under this title.

Research and development (R&D) expenses

Research and development expenses include costs directly attributable to the conduct of research and development programs, including employee compensation and related expenses of employees involved, office rent, utilities, travel expenses, professional service fees, and raw materials or other supplies consumed in the course of research and development activities. All costs associated with research and development are expensed as incurred.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the unaudited condensed consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as a component of selling, general, and administrative expenses in the period incurred. No significant penalties or interest relating to income taxes was incurred during the six months ended August 31, 2024 and 2025, and there was no uncertain tax provision as of February 28, 2025 and August 31, 2025.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Mezzanine equity

Where equity interests are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of the Company, and upon such event, the shares would become redeemable at the option of the holders, they are classified as mezzanine equity (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash or other assets of the entity in the future. This redeemable ordinary share was historically recorded at its fair value in the mezzanine equity section of the unaudited condensed consolidated balance sheets and changes in fair value were recorded in retained earnings.

Historically, the fair value of an ordinary share was determined by management using an industry-appropriate EBITDA multiples approach. Guideline public companies were selected based on business and financial similarity through a multi-step screening process that considered both qualitative and quantitative factors such as revenue growth, profitability, and market capitalization.

Multiples were derived from this peer group and applied to the Company’s actual EBITDA to estimate enterprise value. Equity value was calculated by adjusting for non-operating assets and interest-bearing liabilities, followed by a 30% illiquidity discount reflecting the Company’s non-listed status. An increase in the selected EBITDA multiple would increase the fair value of the redeemable ordinary shares. The categorization of the framework used to price this temporary equity was considered a Level 3, due to the reliance on observable market inputs derived from comparable publicly traded companies and management’s judgment in selecting the appropriate point within the observed range.

The redemption feature of the redeemable ordinary share, allowing the holder to put its shares to the Company for cash, was in effect prior to the IPO. As a result, the redeemable ordinary share was recorded as mezzanine equity at fair value on the unaudited condensed consolidated balance sheets, and changes in fair value were recorded in retained earnings during that period. Refer to Note 11 for further information.

Treasury shares

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account in shareholders’ equity.

When a treasury share is reissued at an amount higher than its cost, the difference is recorded as a component of capital in excess of par in the unaudited condensed consolidated statements of changes in equity. When a treasury share is reissued at an amount lower than its cost, the difference is recorded as a component of capital in excess of par to the extent that gains exist to offset the losses. For the six months ended August 31, 2024 and 2025, the treasury shares were reissued at an amount higher than their acquisition cost, and the difference of JPY10.0 million and JPY71.5 million ($0.5 million) was recorded as additional paid-in capital.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share.” ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (for instance, convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (that is, those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended August 31, 2024 and 2025, there were nil dilutive shares.

Prior to the effective date of the IPO, the Company’s redeemable ordinary share was included in the weighted-average number of common shares outstanding for calculating basic and diluted net income per share. For the six months ended August 31, 2024 and 2025, there were 1,300 redeemable ordinary shares.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Share-based compensation

The Company grants share options to members of the board of directors, and employees based on the estimated fair values of the awards at grant date using the binomial option pricing model. This model requires the Company to use certain estimates and assumptions such as:

●	fair value of the Company’s ordinary share;

●	expected volatility of its ordinary shares – based on the volatility of comparative publicly traded companies;

●	expected dividend yield;

●	risk-free interest rates based on the Japanese Government Bond yields; and

●	expected exercise behavior, which reflects management’s estimates of when awards will be exercised.

If any of the assumptions used in the binomial option pricing model changes significantly, share options for future awards may differ materially compared with the awards granted previously.

The share option awards contain both service and performance conditions. The service condition will be satisfied upon the continuous employment, or continuous service as a member of the board of directors at exercise date. The performance condition will be satisfied upon the occurrence of an IPO. Expense related to awards which contain both service and performance conditions is recognized using the accelerated attribution method. No expense will be recorded related to these awards until the performance condition becomes probable of occurring which is upon consummation of the IPO.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, a shareholder, or a related corporation.

Commitments and contingencies

In the ordinary course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such a contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Risks and uncertainties

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash with financial institutions with high credit ratings and quality.

Accounts receivable primarily comprise of amounts receivable from the service customers. To reduce credit risk, the Company performs ongoing credit evaluations of the financial condition of these service customers. The Company establishes a provision for expected credit loss based upon estimates, factors surrounding the credit risk of specific service customers and other information.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Concentration of customers

For purposes of the following disclosure, customers that are under common control are aggregated and presented on a combined basis.

As of February 28, 2025, Honda Group1, Uni Electronics Inc. (“Uni Electronics”), and Denso Group2 accounted for 40.1%, 28.8%, and 13.0% of the Company’s total accounts receivable, respectively. As of August 31, 2025, Uni Electronics and Denso Group accounted for 48.0% and 28.3% of the Company’s total accounts receivable, respectively. There was no other customer that accounted for more than 10% of the Company’s total accounts receivable.

As of February 28, 2025, Honda Group and Toyota Group3 accounted for 52.1% and 26.2% of the Company’s total contract assets, respectively. As of August 31, 2025, Honda Group and Toyota Group accounted for 57.1% and 18.2% of the Company’s total contract assets, respectively. There was no other customer that accounted for more than 10% of the Company’s total contract assets.

For the six months ended August 31, 2024, Honda Group, Toyota Group, and Uni Electronics accounted for 50.7%, 15.5%, and 14.3% of the Company’s total revenue, respectively. For the six months ended August 31, 2025, Honda Group, Toyota Group, and Uni Electronics accounted for 51.7%, 15.5%, and 13.0% of the Company’s total revenue, respectively. There was no other customer that accounted for more than 10% of the Company’s total revenue.

Concentration of vendors

For purposes of the following disclosure, vendors that are under common control are aggregated and presented on a combined basis.

As of February 28, 2025, Toyota Group accounted for 14.7% of the total balance of accounts payable. As of August 31, 2025, Toyota Group and Telenav Inc. accounted for 16.0% and 10.6% of the total balance of accounts payable, respectively. There was no other vendor that accounted for more than 10% of the Company’s total accounts payable.

For the six months ended August 31, 2024, Toyota Group accounted for 11.4% of the Company’s total purchases. There was no other vendor that accounted for more than 10% of the Company’s total purchases for the six months ended August 31, 2024 and 2025.

Foreign currency risk

The Company’s global operations are conducted predominantly in JPY. Other than JPY, the Company generates revenue and incurs expenditures principally in US$, THB, and EUR. The Company’s international operations expose it to risk of adverse fluctuations in foreign currency exchange rates through the remeasurement of foreign currency denominated assets and liabilities (both third-party and intercompany) and translation of earnings and cash flows into JPY.

[1]	Including other entities under common control with Honda Motor Co., Ltd. and with which the Company has transactions.
[2]	Including other entities under common control with Denso Corporation and with which the Company has transactions.
[3]	Including other entities under common control with Toyota Motor Corporation and with which the Company has transactions.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recently Announced Accounting Standards

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the JOBS Act, the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they apply to private companies.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures to provide investors information to better assess how an entity’s operations and related tax risks and tax planning and operational opportunities affect its tax rate and prospects for future cash flows. This new guidance is effective for the Company for its fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of adoption of the new standard on its unaudited condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) to improve the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, selling, general, and administrative, and research and development). This ASU is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this new standard on the Company’s unaudited condensed consolidated financial statements.

In January 2025, the FASB issued ASU 2025-01—Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) to clarify that all public business entities are required to adopt the guidance in annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption of Update 2024-03 is permitted. The Company is currently evaluating the impact of this new standard on the Company’s unaudited condensed consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated balance sheets, unaudited condensed consolidated statements of income, and unaudited condensed consolidated statements of cash flows.

Note 3 — PREPAYMENTS AND OTHER ASSETS

Prepayments and other assets consisted of the following:

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
	(In thousands)
Prepaid expenses	216,761	314,317	2,140
Deposits	1,024,975	1,126,621	7,669
Deferred costs	1,027,921	1,264,868	8,609
Insurance reserve	221,912	239,001	1,627
Consumption tax receivable	648,644	125,028	851
Others	154,848	89,553	610
Total	3,295,061	3,159,388	21,506

Current	1,446,427	1,036,492	7,055

Non-current	1,848,634	2,122,896	14,451

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
	(In thousands)
Land	295,496	295,496	2,012
Buildings	616,595	616,595	4,197
Leasehold improvements	1,371,345	1,359,038	9,251
Vehicle	52,520	52,570	358
Tools and equipment	998,867	1,058,662	7,207
Subtotal	3,334,823	3,382,361	23,025
Less: accumulated depreciation	(1,456,351)	(1,611,384)	(10,969)
Property and equipment, net	1,878,472	1,770,977	12,056

Depreciation expenses recognized for the six months ended August 31, 2024 and 2025 amounted to JPY177.7 million and JPY189.4 million ($1.3 million), respectively.

Note 5 — INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the followings:

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
	(In thousands)
Software	110,942	234,037	1,593
Customer relationships	181,482	181,482	1,235
Subtotal	292,424	415,519	2,828
Less: accumulated amortization	(204,656)	(212,934)	(1,449)
Intangible assets, net	87,768	202,585	1,379

Amortization expenses recognized for the six months ended August 31, 2024 and 2025 amounted to JPY26.7 million and JPY17.8 million ($0.1 million), respectively.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — BORROWINGS

Long-term borrowings consisted of the following:

	Maturity	Effective Interest Rate	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
			JPY	JPY	US$
			(In thousands)
The Awaji Shinkin Bank(1)	January 2026 – April 2030	0.60% – 0.95%	1,369,156	1,150,724	7,833
Sumitomo Mitsui Banking Corporation(2)	November 2026 – January 2030	0.54% – 1.19%	1,974,026	1,764,690	12,013
The Iyo Bank, Ltd.	March 2026	1.28%	83,339	44,460	303
The Bank of Fukuoka, Ltd.	September 2025	0.86%	58,343	8,345	57
MUFG Bank, Ltd.	March 2026 – March 2029	0.30% – 0.79%	1,591,683	1,441,689	9,814
The Minato Bank, Ltd.	December 2025 – June 2028	0.68% – 0.98%	417,540	334,375	2,276
The Hiroshima Bank, Ltd.	April 2026	1.00%	116,652	66,648	454
The San-in Godo Bank, Ltd.	November 2026	0.80%	174,990	124,986	851
The Kiyo Bank, Ltd.	January 2028	1.05%	291,675	241,677	1,645
Total long-term borrowings			6,077,404	5,177,594	35,246

Current portion of long-term borrowings			1,804,164	2,126,161	14,474

Non-current portion of long-term borrowings			4,273,240	3,051,433	20,772

(1)	As of February 28, 2025 and August 31, 2025, JPY82.6 million and JPY74.6 million ($0.5 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.
(2)	As of February 28, 2025 and August 31, 2025, JPY60.0 million and JPY60.0 million ($0.4 million) were guaranteed by Credit Guarantee Association, a Japanese governmental affiliate agency which supplements private companies with credit, respectively.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Interest expenses for the six months ended August 31, 2024 and 2025 amounted to JP23.6 million and JPY25.1 million ($0.2 million), respectively.

As of August 31, 2025, the Company’s future loan obligations according to the terms of the loan agreement were as follows:

	JPY	US$
	(In thousands)
Years ending August 31,
2026	2,126,161	14,474
2027	1,384,146	9,422
2028	1,058,455	7,205
2029	534,870	3,641
2030	73,962	504
Thereafter	-	-
Total long-term borrowings	5,177,594	35,246

The Company’s loan agreements contain covenants, which require compliance with financial ratios. As of February 28, 2025 and August 31, 2025, the Company was in compliance with all the financial covenants under its existing loan agreements.

Note 7 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
	(In thousands)
Payroll payable	277,988	243,925	1,660
Accrued vacation liability*	331,136	323,047	2,199
Accrued operating expenses	241,082	245,737	1,673
Asset retirement obligation	560,260	544,281	3,705
Finance lease liabilities	107,594	126,967	864
Consumption tax payables	418,181	677,648	4,613
Payables for purchasing long-lived assets	63,800	-	-
Employee reimbursement payables	11,836	19,932	136
Total	2,011,877	2,181,537	14,850

Current	1,351,874	1,420,415	9,669

Non-current	660,003	761,122	5,181

*	Accrued vacation liability represents the Company’s obligation for vested paid vacation benefits earned by employees and remaining unused.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

The Company’s selling, general, and administrative expenses consisted of the following:

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
	(In thousands)
Salaries and welfare expenses	686,996	772,524	5,259
Professional fee - non-offering related	350,475	326,773	2,224
Non-income tax expenses	78,160	96,012	654
Rental expenses	144,627	216,304	1,472
Depreciation and amortization expenses	101,271	123,239	839
Travel expenses	57,939	83,754	570
Advertising expenses	59,746	98,325	669
Others*	130,709	199,569	1,359
Total	1,609,923	1,916,500	13,046

*	Others primarily consist of selling, general, and administrative expenses that are not individually material to the Company’s financial performance, including but not limited to entertainment fees, utilities, and administrative expenses.

Note 9 — TAXES

The Company generates taxable income primarily in Japan. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 24.63% and 20.93% for the six months ended August 31, 2024 and 2025, respectively. The Company’s income tax expenses were JPY235.3 million and JPY187.6 million ($1.3 million) for the six months ended August 31, 2024 and 2025, respectively. The decrease in income tax expenses was primarily attributable to lower income before taxes during the six months ended August 31, 2025, compared to the six months ended August 31, 2024.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — LEASE

A.	Lessee arrangements

As a lessee, the Company leases buildings, and other equipment to support operations. These leases can be categorized into operating and finance leases.

The balances for the operating leases and finance leases where the Company is the lessee are presented as follows:

	Classification	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
		(In thousands)
Assets
Operating lease assets	Operating lease right-of-use assets	3,909,012	4,372,079	29,762
Finance lease assets	Property and equipment, net	102,045	120,963	823
Total lease assets		4,011,057	4,493,042	30,585

Liabilities
Current
Operating	Operating lease liabilities, current	881,838	1,166,740	7,942
Finance	Accrued expenses and other current liabilities	49,423	53,159	362
Noncurrent
Operating	Operating lease liabilities, non-current	3,214,665	3,437,852	23,403
Finance	Other non-current liabilities	58,171	73,808	502
Total lease liabilities		4,204,097	4,731,559	32,209

The components of lease costs were as follows:

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
	(In thousands)
Finance lease costs
Amortization of right-of-use assets	26,783	31,853	217
Interest on lease liabilities	526	558	4
Total Finance lease costs	27,309	32,411	221
Operating lease costs	369,631	577,552	3,932
Short-term lease costs	7,547	3,656	25
Total lease costs	404,487	613,619	4,178

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Other supplemental information related to lease were as follows:

	For the Six Months Ended August 31,
	2024	2025	2025
	JPY	JPY	US$
	(In thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cashflows from operating leases	343,585	508,067	3,459
Financing cashflows from finance leases	27,131	31,957	218
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	2,635,047	1,020,425	6,946
Finance lease right-of-use assets obtained in exchange for finance lease liabilities	3,905	50,771	346

Weighted average remaining lease term (years)
Operating leases	5.36	4.55	4.55
Finance leases	2.49	2.63	2.63

Weighted average discount rate (per annum)
Operating leases	0.72%	0.79%	0.79%
Finance leases	0.85%	0.85%	0.85%

As of August 31, 2025, future minimum lease payments under finance lease liabilities and operating lease liabilities were as follows:

	Operating Lease	Finance Lease	Operating Lease	Finance Lease
	JPY	JPY	US$	US$
	(In thousands)
Years ending August 31,
2026	1,198,733	53,986	8,160	368
2027	1,113,074	42,193	7,577	287
2028	887,863	22,685	6,044	154
2029	634,897	9,520	4,322	65
2030	504,398	-	3,434	-
Thereafter	349,247	-	2,377	-
Total lease payments	4,688,212	128,384	31,914	874
Less: Imputed Interest	(83,620)	(1,417)	(569)	(10)
Present value of lease liabilities	4,604,592	126,967	31,345	864

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — MEZZANINE EQUITY

On December 15, 2023, the Company entered into a share purchase agreement with third-party investors, under which it issued ordinary shares that are legally classified as equity but carry redemption rights upon the occurrence of events not within the Company’s control. The Company received total investment proceeds of JPY65 million ($0.4 million). These redeemable ordinary shareholders possess the same rights as non-redeemable ordinary shareholders of the Company, including voting rights, dividend rights, and the right to access financial statements.

The Company classified the redeemable ordinary shares as mezzanine equity in the unaudited condensed consolidated balance sheets. At issuance the fair value of these redeemable ordinary shares was JPY65 million ($0.4 million), equal to the total investment proceeds received. As of February 28, 2025 and August 31, 2025, the mezzanine equity measured at fair value was JPY71.5 million and JPY110.5 million ($0.8 million), respectively, representing redeemable ordinary shares. Refer to Note 2 for the assumptions applied in estimating these fair values.

During the six months ended August 31, 2024 and 2025, the Company recognized fair value measurement adjustments of these redeemable ordinary shares into retained earnings of JPY(0.7) million and JPY39.0 million ($0.3 million), respectively.

Note 12 — EQUITY

Ordinary shares

The total number of authorized shares of the Company’s ordinary shares was 125,320,000 as of February 28, 2025 and August 31, 2025, respectively.

On January 22, 2024, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-130, which became effective on March 1, 2024, resulting in 240,890 ordinary shares issued and outstanding as of February 28, 2025 and August 31, 2025 giving effect of the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split pursuant to ASC 260. All references made to share numbers or share values in the accompanying unaudited condensed consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-130 share split.

On February 16, 2026, in connection with the filing of the registration statement for an IPO, of which these financial statements are a part of, the Company’s board of directors approved a share split of the Company’s outstanding ordinary shares at a ratio of 1-to-241, which is expected to become effective on March 31, 2026, resulting in 58,054,490 ordinary shares issued and outstanding as of February 28, 2025 and August 31, 2025 giving effect of the share split. The Company believes it is appropriate to reflect the above transactions on a retroactive basis similar to a share split pursuant to ASC 260. All references made to share numbers or share values in the accompanying consolidated financial statements and applicable disclosures have been retroactively adjusted to reflect the 1-to-241 share split.

For the fiscal years ended February 29, 2024 and February 28, 2025, and the six months ended August 31, 2025, the Company did not declare any dividend.

Increases/decreases and transfer of ordinary shares, reserve, and surplus

The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of ordinary shares. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that ordinary shares, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

Dividends

Under the Companies Act, companies can pay dividends at any time during the year in addition to the year-end dividends, provided that the Company’s articles of incorporation authorize such distributions, upon resolution at the shareholders’ meeting. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury shares. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than JPY3 million.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Treasury shares

The treasury shares account included 2,337,700 and 1,912,576 ordinary shares repurchased from certain shareholders as of February 28, 2025 and August 31, 2025, respectively.

On September 15, 2023, the Company repurchased 14,098,500 ordinary shares (equivalent to 450 ordinary shares prior to the share split) from a specific shareholder, Lisa Corporate Solution Fund 4, for a total consideration of JPY2,601,249,750. In connection with this transaction, and pursuant to the Companies Act of Japan, the Company also repurchased an additional 93,990 ordinary shares (equivalent to 3 ordinary shares prior to the share split) from an individual shareholder on November 10, 2023, for a total consideration of JPY17,341,665, in response to a statutory sell-out request. These transactions were approved by the board of directors. All repurchased shares were recorded as treasury shares.

During the fiscal years ended February 29, 2024 and February 28, 2025, the Company reissued 8,114,470 and 3,740,320 treasury shares, respectively, to multiple investors at a price of approximately JPY207 per share (equivalent to JPY6,500,000 per share prior to the share split). During the six months ended August 31, 2025, the Company reissued 425,124 treasury shares, respectively, to an investor at a price of approximately JPY353 per share (equivalent to JPY85,000 per share prior to the share split). The excess of the reissuance price over the repurchase cost was recorded as additional paid-in capital, except for 313,300 treasury shares reissued during the fiscal year ended February 29, 2024, which were classified as mezzanine equity pursuant to the redemption rights described in Note 11.

Note 13 — SHARE-BASED COMPENSATION

Pre-IPO share option schemes

The Company adopted an Incentive Stock Plan on February 23, 2018. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as directors and employees of the Company by providing them opportunities to acquire the Company’s ordinary shares. While the plan terminates 10 years after the adoption date, issued options have their own schedule of termination. Options to acquire ordinary shares may be granted at no less than fair market value on the date of grant. Upon exercise, new ordinary shares are issued by the Company. The performance condition will be satisfied upon a liquidity event defined as a successful IPO on any of the financial exchanges.

The Company adopted an Incentive Stock Plan on October 20, 2020. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as directors and employees of the Company by providing them opportunities to acquire the Company’s ordinary shares. While the plan terminates eight years after the adoption date, issued options have their own schedule of termination. Options to acquire ordinary shares may be granted at no less than the fair market value on the date of grant. Upon exercise, new ordinary shares are issued by the Company. The performance condition will be satisfied upon a liquidity event defined as a successful IPO on any of the financial exchanges.

The share option awards contain both service and performance conditions. The service condition is satisfied upon the continuous employment, or continuous service as a member of the board of at exercise date. The performance condition is satisfied upon the occurrence of an IPO. Expense related to awards which contain both service and performance conditions is recognized using the accelerated attribution method. No expense will be recorded related to these awards until the performance condition becomes probable of occurring which is upon consummation of the IPO. As a result, no share-based compensation expenses were recognized for the six months ended August 31, 2024 and 2025.

The total fair value of these share options at the grant date was JPY340,179,000. The total fair value of the outstanding share options as of February 28, 2025 and August 31, 2025 was JPY292,284,000 and JPY292,284,000 ($1,989,680), respectively, which also represents the amount of unrecognized share-based compensation expense as of those dates. Such unrecognized compensation expense will be recognized in full upon consummation of the IPO.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the share option activities and related information for the six months ended August 31, 2024 and 2025:

	Number (shares)*	Weighted Average Exercise Price*	Weighted Average Exercise Price*	Weighted Average Remaining Contractual Term
		JPY	US$	Years
Outstanding as of February 29, 2024	9,649,640	38.84	0.26	4.00
Granted	-	-	-	-
Forfeited/cancelled	(250,640)	-	-	-
Exercised	-	-	-	-
Outstanding as of August 31, 2024	9,399,000	38.85	0.26	3.50

Outstanding as of February 28, 2025	9,399,000	38.85	0.26	3.00
Granted	-	-	-	-
Forfeited/cancelled	-	-	-	-
Exercised	-	-	-	-
Outstanding as of August 31, 2025	9,399,000	38.85	0.26	2.50
Options exercisable as of August 31, 2025	-

*	The information is presented on a retroactive basis to reflect the share split from 1 to 130, which became effective on March 1, 2024, and reflect the share split from 1 to 241, which is expected to become effective on March 31, 2026 (Note 1 and Note 12).

The Company uses a binomial option pricing model to estimate the fair value of its share option awards. The calculation of the fair value of the awards using the binomial option pricing model is affected by the Company’s share price on the date of grant as well as assumptions regarding the following:

	February 23, 2018	October 30, 2020
Expected volatility	42.90%	42.90%
Expected term	7.00 years	4.33 years
Risk-free interest rate	0.05%	(0.07)%
Forfeiture rate	9.2%	2.2%
Expected dividend yield	0.0%	0.0%

The expected volatility is calculated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable companies. The risk-free interest rate is estimated based on the yield to maturity of Japanese treasury bonds based on the expected term of the incentive shares. The forfeiture rate is estimated at the time of option issuance based on the historical turnover rates of directors and employees.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — RELATED PARTY BALANCES AND TRANSACTIONS

The Company’s relationships with related parties who had transactions with the Company are summarized as follows:

Name of entity or individual	Relationship to the Company
Honda Motor Co., Ltd.	Significant shareholder of the Company with an ownership interest exceeding 10%
Toyota Motor Corporation	Significant shareholder of the Company with an ownership interest exceeding 10%
Daihatsu Motor Co., Ltd.	A subsidiary of Toyota Motor Corporation
Toyota Mapmaster Incorporated	A subsidiary of Toyota Motor Corporation
Honda Access Corporation	A subsidiary of Honda Motor Co., Ltd.
Honda Development and Manufacturing of America, LLC.	A subsidiary of Honda Motor Co., Ltd.
Mr. Kenji Narushima	Mr. Kenji Narushima is the Company’s representative director and Chief Executive Officer
Mr. Masahide Shigeno	Mr. Masahide Shigeno is the Company’s representative director and Chief Technology Officer

a.	Accounts receivable from related parties

Accounts receivable from related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Provided contracted software development services to a related party	958,698	32,175	219
Toyota Mapmaster Incorporated	Provided contracted software development services to a related party	2,993	14,610	99
Honda Access Corporation	Provided contracted software development services to a related party	17,685	12,239	83
Honda Development and Manufacturing of America, LLC.	Provided contracted software development services to a related party	39,981	11,096	76
	Total	1,019,357	70,120	477

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

b.	Contract assets from related parties

Contract assets from related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Provided contracted software development services to a related party	1,046,854	1,483,571	10,099
Toyota Motor Corporation	Provided contracted software development services to a related party	387,242	286,513	1,950
Daihatsu Motor Co., Ltd.	Provided contracted software development services to a related party	139,293	195,783	1,333
Honda Access Corporation	Provided contracted software development services to a related party	-	28,438	194
	Total	1,573,389	1,994,305	13,576

c.	Other receivable from related parties

Other receivable consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Reimbursements receivable for personnel expenses of employees seconded to a related party	5,728	1,972	13
Toyota Motor Corporation	Reimbursements receivable for personnel expenses of employees seconded to a related party	11,646	9,511	65
Daihatsu Motor Co., Ltd.	Reimbursements receivable for personnel expenses of employees seconded to a related party	-	1,819	12
Toyota Mapmaster Incorporated	Receivables related to the unsettled portion of annual server operating expenses for connected navigation systems	-	21,439	146
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	1,320	-	-
	Total	18,694	34,741	236

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

d.	Accounts payable to a related party

Accounts payable to a related party consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
		(In thousands)
Toyota Mapmaster Incorporated	License fee payable	288,205	283,985	1,933
	Total	288,205	283,985	1,933

e.	Contract liabilities to a related party

Contract liabilities to a related party consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
Honda Motor Co., Ltd.	Provided contracted software development services to a related party	-	264,092	1,798
	Total	-	264,092	1,798

f.	Other payable to related parties

Other payable to related parties consisted of the following:

Name of related party	Nature of transactions	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Reimbursements receivable for personnel expenses of employees seconded to a related party	686	1,449	10
Toyota Motor Corporation	Reimbursements receivable for personnel expenses of employees seconded to a related party	861	2	-
	Total	1,547	1,451	10

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

g.	Revenue from related parties

Revenue from related parties consisted of the following:

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Contracted software development revenue	4,363,164	5,078,975	34,574
Toyota Motor Corporation	Contracted software development revenue	1,047,602	1,026,324	6,987
Daihatsu Motor Co., Ltd.	Contracted software development revenue	424,122	543,341	3,699
Toyota Mapmaster Incorporated	Contracted software development revenue	7,557	17,534	119
Honda Access Corporation	Contracted software development revenue	118,250	79,999	545
Honda Development and Manufacturing of America, LLC.	Contracted software development revenue	312,301	146,656	998
	Total	6,272,996	6,892,829	46,922

h.	Other income from related parties

Other income from related parties consisted of the following:

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Mr. Kenji Narushima	Rental payments by a director for use of the Company-owned property	873	1,309	9
Mr. Masahide Shigeno	Rental payments by a director for use of the Company-owned property	800	1,200	8
	Total	1,673	2,509	17

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

i.	Reimbursement of personnel costs from related parties

Reimbursement of personnel costs from related parties consisted of the following:

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Receivables for personnel cost reimbursements from a related party for seconded employees	14,338	12,246	83
Toyota Motor Corporation	Receivables for personnel cost reimbursements from a related party for seconded employees	19,412	18,331	125
Daihatsu Motor Co., Ltd.	Receivables for personnel cost reimbursements from a related party for seconded employees	-	5,933	40
	Total	33,750	36,510	248

j.	Reimbursement of personnel costs to a related party

Reimbursement of personnel costs to a related party consisted of the following:

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Honda Motor Co., Ltd.	Personnel costs incurred for seconded employees from a related party	3,497	6,947	47
	Total	3,497	6,947	47

k.	License fees to a related party

License fees to a related party consisted of the following:

		For the Six Months Ended August 31,
Name of related party	Nature of transactions	2024	2025	2025
		JPY	JPY	US$
		(In thousands)
Toyota Mapmaster Incorporated	Payment of license fees	538,497	434,391	2,957
	Total	538,497	434,391	2,957

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the opinion of management, there were no pending or threatened claims and litigation as of August 31, 2025 and up through the issuance date of these unaudited condensed consolidated financial statements.

Note 16 — SEGMENT REPORTING

The Company identifies reportable operating segments based on the structure of its operations and the financial information reviewed regularly by the Chief Operating Decision Maker (“CODM”), who is the Chief Executive Officer, to evaluate performance and allocate resources. The Company’s three reportable operating segments are as follows, all segments include software development services, licensing, and software-related service revenue:

●	SDV: relates to the development and sale of software systems designed for SDV, including IVI system software and other mobility-enhancing software products, conducted by Japanese subsidiaries.

●	LBS: relates to the development and licensing of in-vehicle navigation software systems, and other geographic data-based services for B2B customers, mainly serving end users.

●	Other: primarily comprises software development services conducted by overseas subsidiaries designed for SDV, and B2C mobile app services unrelated to in-vehicle navigation.

The CODM assesses segment performances and allocates resources based on profitability. The CODM evaluates operating performance and decides how to allocate resources based on segment profit or loss, which is equivalent to segment income from operations. Expenses included in segment operating profit consist principally of certain costs, such as purchases, personnel expenses, and R&D expenses, as well as direct selling and delivery costs and an allocation of certain shared services expenses. The CODM uses segment operating income (loss) to allocate resources to the Company’s segments in the Company’s annual planning process and to assess the performance of the Company’s segments, primarily by monitoring actual results versus the annual plan. From time to time, the Company may revise the measurement of each segment’s operating income, including any corporate overhead allocations, and presentation of significant segment expenses, as determined by the information regularly reviewed by its CODM.

Certain corporate expenses are not allocated to specific segments as these expenses are not controllable at the segment level. Such expenses include certain types of professional fees, and compensation to non-employee directors. These unallocated amounts are combined with total segment operating income to arrive at consolidated operating income as reported below in the reconciliation of segment operating income. Additionally, management has determined that it is not practical to allocate identifiable assets by segment since such assets are used interchangeably among the segments.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The below tables contain revenue and certain expenses regularly presented to the CODM in order to make decisions regarding the Company’s business, including resource allocation and performance assessments, as well as the current focus in compliance with ASC 280, Segment Reporting, for the periods presented:

	For the Six Months Ended August 31, 2024
	SDV	LBS	Other(1)	Total
	JPY	JPY	JPY	JPY
	(In thousands)
Revenue from external customers	6,625,563	2,731,124	171,908	9,528,595
Intersegment revenue	336,822	193,283	1,577,290	2,107,395
Total revenue	6,962,385	2,924,407	1,749,198	11,635,990
Elimination of intersegment revenue				(2,107,395)
Total consolidated revenue				9,528,595
Less:
Purchases(2)	3,330,498	1,384,623	15,590	4,730,711
Personnel expenses(2)	977,175	636,238	474,604	2,088,017
R&D expenses(2)	290,056	76,659	50,664	417,379
Other costs and expenses(3)	366,301	181,674	641,271	1,189,246
Intersegment costs and expenses(4)	1,121,540	629,107	356,983	2,107,630
Total costs and expenses	6,085,570	2,908,301	1,539,112	10,532,983
Elimination of intersegment costs and expenses				(2,107,630)
Total consolidated costs and expenses				8,425,353
Segment operating income	876,815	16,106	210,086	1,103,242
Corporate expenses(5)				(72,196)
Total operating income				1,031,046
Interest expenses, net				(23,257)
Loss from disposal of long-lived assets				(324)
Loss from change in fair market value of equity securities				(3,629)
Loss from foreign currency exchange				(55,168)
Other income, net				6,588
Income before income tax provision				955,256

(1)	Revenue and profit or loss from segments below the quantitative thresholds. None of those segments has ever met any of the quantitative thresholds for determining reportable segments.
(2)	Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.
(3)	Other costs and expenses include depreciation and amortization, rental fees, communication costs, and other administrative segment costs and expenses.
(4)	Intersegment costs and expenses primarily arise from transactions between segments for the provision of software development services, R&D activities, and advertising and promotional services, and are eliminated in consolidation.
(5)	Comprised primarily of expenses not allocated to reportable segments.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	For the Six Months Ended August 31, 2025
	SDV	LBS	Other(1)	Total	Total
	JPY	JPY	JPY	JPY	US$
	(In thousands)
Revenue from external customers	7,265,051	2,934,191	61,844	10,261,086	69,851
Intersegment revenue	371,731	225,273	2,375,704	2,972,708	20,236
Total revenue	7,636,782	3,159,464	2,437,548	13,233,794	90,087
Elimination of intersegment revenue				(2,972,708)	(20,236)
Total consolidated revenue				10,261,086	69,851
Less:
Purchases(2)	3,757,958	1,314,767	337,236	5,409,961	36,828
Personnel expenses(2)	1,079,806	660,797	648,979	2,389,582	16,267
R&D expenses(2)	235,010	189,329	94,814	519,153	3,534
Other costs and expenses(3)	451,937	134,979	432,018	1,018,934	6,936
Intersegment costs and expenses(4)	1,574,339	925,972	472,717	2,973,028	20,238
Total costs and expenses	7,099,050	3,225,844	1,985,764	12,310,658	83,803
Elimination of intersegment costs and expenses				(2,973,028)	(20,238)
Total consolidated costs and expenses				9,337,630	63,565
Segment operating income	537,732	(66,380)	451,784	923,456	6,286
Corporate expenses(5)				(138,563)	(942)
Total operating income				784,893	5,344
Interest expenses, net				(18,977)	(129)
Gain from change in fair market value of equity securities				4,407	30
Loss from foreign currency exchange				(971)	(7)
Gain on bargain purchase				106,805	727
Other income, net				20,287	138
Income before income tax provision				896,444	6,103

(1)	Revenue and profit or loss from segments below the quantitative thresholds. None of those segments has ever met any of the quantitative thresholds for determining reportable segments.
(2)	Represents the significant expense categories and amounts for each reportable operating segment that are regularly provided to the chief operating decision maker.
(3)	Other costs and expenses include depreciation and amortization, rental fees, communication costs, and other administrative segment costs and expenses.
(4)	Intersegment costs and expenses primarily arise from transactions between segments for the provision of software development services, R&D activities, and advertising and promotional services, and are eliminated in consolidation.
(5)	Comprised primarily of expenses not allocated to reportable segments.

MICWARE CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Geographic Area Information

The Company operates primarily in Japan. All material revenue of the Company is derived from Japan. See Note 2 for information relating to revenue by geography.

Long-lived assets include property and equipment, net and operating lease assets, and management has determined that it is not practical to allocate these assets by segment since such assets are used interchangeably among the segments. Physical locations and values of the Company’s long-lived assets are presented below:

	As of February 28, 2025	As of August 31, 2025	As of August 31, 2025
	JPY	JPY	US$
	(In thousands)
Long-lived assets:
Japan	5,605,494	5,982,525	40,725
International	181,990	160,531	1,093
Total long-lived assets	5,787,484	6,143,056	41,818

Note 17 — SUBSEQUENT EVENTS

The Company evaluated all events and transactions from August 31, 2025 up through January 14, 2026, which is the date that these unaudited condensed consolidated financial statements are available to be issued. No subsequent events have occurred that would require recognition or disclosure in the Company’s unaudited condensed consolidated financial statements.

3,750,000 American Depositary Shares
Representing 3,750,000 Ordinary Shares

Micware Co., Ltd.

Prospectus dated [   ], 2026

Sole Book-Running Manager

A.G.P.

Until [   ], 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	if a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)	if a director of a company has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	if a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 430-2, paragraph 1 of the Companies Act, we may enter into an agreement with our directors providing that we promise to indemnify our directors for all or part of the expenses set forth below by a resolution of the board of directors meeting.

(1)	expenses disbursed by the officers, etc. to address alleged violations of the provisions of laws and regulations concerning the execution of duties or requests received in relation to pursuing liability;

(2)	the losses set forth below when our directors are liable to pay compensation for damage caused to a third party in relation to the execution of duties:

(a)	losses arising as a result of paying compensation for the damage by the relevant directors; or

(b)	if a settlement is reached between the parties in relation to a dispute concerning compensation for damage, losses arising as a result of paying monies pursuant to the settlement by the relevant directors, etc.

Pursuant to Article 430-3, paragraph 1 of the Companies Act, we may enter into an insurance policy with an insurer under which the insurer promises to pay compensation for damage arising from our directors bearing liability in relation to the execution of duties or the receipt of a demand pursuing relevant liability where our directors are the insureds (excluding policies specified by the applicable Order of the Ministry of Justice as policies where there is no likelihood of substantial impairment of the appropriateness of the execution of duties by directors, etc. who are insured as a result of the execution of the insurance policies) by a by a resolution of the board of directors meeting.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors and corporate auditors providing that such person’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance, or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

The share numbers have been retroactively restated to account for (i) the 130-for-1 forward share split that became effective on March 1, 2024, and (ii) the 241-for-1 share split that is expected to become effective on March 31, 2026.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On December 15, 2023, Micware reissued its treasury shares to the following parties for an aggregate consideration of JPY1.44 billion:

-	O-Well for 2,224,430 Ordinary Shares;

-	Uni Electronics for 1,190,540 Ordinary Shares;

-	Brison Inc. for 657,930 Ordinary Shares;

-	Awaji Shinkin Bank for 626,600 Ordinary Shares;

-	Mitsubishi UFJ Capital IX, Limited Partnership for 1,441,180Ordinary Shares;

-	HiCAP No. 3 Limited Partnership for 313,300 Ordinary Shares; and

-	Minato Business Relay Fund No. 3 Limited Partnership for 501,280 Ordinary Shares.

On February 29, 2024, Micware reissued its treasury shares of 1,159,210 Ordinary Shares to ITEC Hankyu Hanshin Co., Ltd., for an aggregate consideration of JPY240.5 million.

On August 30, 2024, Micware reissued its treasury shares of 433,800 Ordinary Shares to Dai Nihon Printing Co., Ltd. for an aggregate consideration of JPY90 million.

On February 28, 2025, Micware reissued its treasury shares to the following parties for an aggregate consideration of JPY686 million:

-	Kinden Corporation for 1,378,520 Ordinary Shares; and

-	Automotive Industry Support Fund 2021 Limited Partnership for 1,928,000 Ordinary Shares.

On April 30, 2025, Micware reissued its treasury shares of 425,124 Ordinary Shares to Morpho Inc. for an aggregate consideration of JPY150 million.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offerings.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act (15 U.S.C. 77j(a)(3)) need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	if the issuer is relying on Rule 430B:

(A)	each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offerings described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the issuer is relying on Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned Registrant relating to the offerings required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offerings prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	the portion of any other free writing prospectus relating to the offerings containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	any other communication that is an offer in the offerings made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that:

(1)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement
3.1*	Articles of Incorporation of the Registrant (English translation)
4.1**	Form of the American depositary receipt (included in Exhibit 4.2)
4.2**	Form of Deposit Agreement among the Registrant, the [*], as depositary, and the owners and holders of ADSs issued thereunder
5.1**	Opinion of City-Yuwa Partners regarding the validity of Ordinary Shares being registered
10.1*	Form of Limitation of Liability Agreement by and between the Registrant and its outside director or outside corporate auditor (English translation)
10.2*	Form of Series One Stock Acquisition Rights Allotment Agreement by and between the Registrant and its employees (English translation)
10.3*	Form of Series Two Stock Acquisition Rights Allotment Agreement by and between the Registrant and its employees (English translation)
10.4*†#	Copyright License Agreement between the Registrant and Toyota Mapmaster Incorporated, dated November 30, 2011 (English translation)
10.5*#	Master Outsourcing Agreement between the Registrant and Uni Electronics Inc., dated January 1, 2023, pursuant to which the Registrant outsources certain works to Uni Electronics Inc. (English translation)
10.6*†#	Basic Agreement for Long-Term Development Commission between the Registrant and Honda R&D Co., Ltd., dated September 24, 2019 (English translation)
10.7*#	Amendment Memorandum between the Micware Automotive Co., Ltd. and Honda Motor Co., Ltd., dated February 6, 2025 (English translation)
10.8*#	Master Outsourcing Agreement between the Registrant and Uni Electronics Inc., dated August 18, 2003, pursuant to which Uni Electronics Inc. outsources certain works to the Registrant (English translation)
10.9*†#	Basic System Development Agreement between the Registrant and Toyota Motor Corporation, dated August 20, 2024 (English translation)
21.1*	Subsidiaries of the Registrant
23.1*	Consent of Marcum Asia CPAs LLP
23.2**	Consent of City-Yuwa Partners (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2*	Consent of Frost and Sullivan Limited
99.3*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

*	Filed herewith
**	To be filed by amendment
†	Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and attachments have been omitted. A copy of any omitted schedule or attachment will be furnished supplementally to the Securities and Exchange Commission upon request.
#	Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted portion to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyogo, Japan, on March 6, 2026.

Micware Co., Ltd.

By:	/s/ Kenji Narushima
Mr. Kenji Narushima
Representative Director, President, Chairman, and Chief Executive Officer.

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant, a Japanese joint stock corporation, which is filing this registration statement on Form F-1 with the U.S. Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, and the Registrant’s Authorized Representative in the United States, hereby constitutes and appoints either of Kenji Narushima or Takuma Segawa, and each of them, as such individual’s true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenji Narushima	Representative Director, President, Chairman, and Chief Executive Officer	March 6, 2026
Name: Kenji Narushima	(Principal Executive Officer)

/s/ Masahide Shigeno	Representative Director, Deputy President, and Chief Technology Officer	March 6, 2026
Name: Masahide Shigeno

/s/ Takuma Segawa	Chief Financial Officer	March 6, 2026
Name: Takuma Segawa	(Principal Financial and Accounting Officer)

/s/ Kazuyuki Kawabata	Independent Director	March 6, 2026
Name: Kazuyuki Kawabata

/s/ Asami Sadoi	Independent Director	March 6, 2026
Name: Asami Sadoi

/s/ Yuko Osumi	Independent Director	March 6, 2026
Name: Yuko Osumi

/s/ Rieko Okada	Independent Director	March 6, 2026
Name: Rieko Okada

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Micware Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on March 6, 2026.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.